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As filed with the Securities and Exchange Commission on December 17, 2004

No. 333-117700

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-1297589 (I.R.S. Employer Identification No.)
90 North Broadway Irvington, New York 10533 (914) 524-6810 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter C. Mann
President and Chief Executive Officer
Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
(914) 524-6810
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C. Andrew J. Terry Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000	Richard L. Muglia Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public:     As soon as practicable after this Registration Statement becomes effective.

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

              The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Preliminary Prospectus dated December 17, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                      Shares

Prestige Brands Holdings, Inc.

Common Stock

              Prestige Brands Holdings, Inc. is offering                         shares of common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $          and $          per share. After the offering, the market price for our shares may be outside this range.

              We have applied to list our common stock on the New York Stock Exchange under the symbol "PBH."

              Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 19.

	Per Share	Total
Offering price	$	$
Discount and commissions to underwriters	$	$
Offering proceeds to us, before expenses	$	$

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

              Certain of our existing stockholders have granted the underwriters the right to purchase up to            additional shares of common stock at the public offering price, less underwriting discounts and commissions, to cover any over-allotments. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the shares of common stock to investors on or about                , 2005.

Merrill Lynch & Co.	Goldman, Sachs & Co.	JPMorgan

William Blair & Company	Piper Jaffray	SunTrust Robinson Humphrey

                        , 2005

Over the Counter

Household Cleaning

Personal Care

TABLE OF CONTENTS

Summary	1
Risk Factors	19
Cautionary Statement Regarding Forward-Looking Statements	30
Use of Proceeds	31
Reorganization as a Corporation	32
Capitalization	33
Dilution	34
Dividend Policy	35
Unaudited Pro Forma Combined Financial Data	36
Selected Financial Data	45
Management's Discussion and Analysis of Financial Condition and Results Of Operations	49
Market, Ranking and Other Data	74
Business	75
Management	89
Principal and Selling Stockholders	102
Certain Relationships and Related Transactions	104
Description of Principal Indebtedness	108
Description of Capital Stock	114
Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of our Common Stock	117
Shares Eligible for Future Resale	120
Underwriting	122
Legal Matters	126
Experts	126
Where You Can Find Additional Information	127

Trademarks and Trade Names

              Trademarks and tradenames used in this prospectus are the property of their respective owners. We have utilized the ® and ™ symbols the first time each brand appears in this prospectus.

i

SUMMARY

              This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision. In this prospectus, unless the context requires otherwise, the terms "we," "us," "our," the "Company" and "Prestige Holdings" for periods prior to the completion of this offering refer to Prestige International Holdings, LLC, a Delaware limited liability company, and as of the completion of this offering and thereafter, to Prestige Brands Holdings, Inc., a Delaware corporation, together in each case with our consolidated subsidiaries and any predecessor entities unless the context requires otherwise.

Our Business

              We sell well-recognized, brand name over-the-counter drug, household cleaning and personal care products. We operate in niche segments of these categories where we can use the strength of our brands, our established retail distribution network, a low-cost operating model and our experienced management team as a competitive advantage to grow our presence in these categories and, as a result, grow our sales and profits. Our ten major brands, set forth in the table below, have strong levels of consumer awareness and retail distribution across all major channels. These brands accounted for approximately 89% of our pro forma gross sales for the fiscal year ended March 31, 2004.

	Gross Sales for Fiscal Year Ended(1)
Major Brands				Gross Sales for the Six Months Ended September 30, 2004	Percentage of Gross Sales for Fiscal Year Ended 2004(1)
	2003		2004
	($ thousands)				(%)
Over-the-Counter Drug:
Chloraseptic® (sore throat relief)	$30,967		$40,067	$15,319	12.5%
Clear eyes® (eye redness relief)	N/A	(2)	32,502	20,254	10.2
Compound W® (wart remover)	16,822		29,163	24,856	9.1
Murine® (ear/eye care treatment)	N/A	(2)	16,089	8,425	5.0
Little Remedies® (pediatric medicine)	10,062		14,241	6,813	4.5
New-Skin® (liquid bandage)	9,919		11,830	6,721	3.7
Household Cleaning:
Comet® (household cleaning products)	80,563		84,279	45,200	26.3
Spic and Span® (household cleaning products)	23,422		24,978	14,658	7.8
Personal Care:
Cutex® (nail care products)	15,886		15,872	9,182	5.0
Denorex® (medicated shampoo)	16,661		14,706	5,865	4.6

(1)
Year ended December 31 of prior year for Chloraseptic, Clear eyes, Murine, Little Remedies, Comet and Spic and Span and year ended March 31 for Compound W, New-Skin, Cutex and Denorex.

(2)
Brand level sales not available for period when brand was under prior ownership.

              Our products are sold through multiple channels, including mass merchants and drug, grocery, dollar and club stores. This balanced channel mix allows us to effectively launch new products across all distribution channels and reduces our exposure to any single customer. We focus our internal resources on marketing, sales, customer service and product development. While we perform the production planning and oversee the quality control aspects of the manufacturing, warehousing and distribution of our products, we outsource the operating elements of these functions to well-established, lower-cost third party providers. This operating model allows us to focus our resources on marketing and product development, which we believe enables us to achieve attractive margins while minimizing capital expenditures and working capital investment.

              We have grown our brand portfolio by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies, as well as other brands from smaller private companies. While the brands we have purchased from larger consumer products and pharmaceutical companies have long histories of support and brand development, we believe that at the time we acquired them they were considered non-core by their previous owners and did not benefit from the focus of senior level management or strong marketing support. We believe that the brands we have purchased from smaller private companies have been constrained by the limited resources of their prior owners. After acquiring a brand we seek to increase its sales, market share and distribution in both existing and new channels. We pursue this growth through increased spending on advertising and promotion, new marketing strategies, improved packaging and formulations and innovative new products.

              Our pro forma net sales for the fiscal year ended March 31, 2004 and the six months ended September 30, 2004 were $285.5 million and $155.3 million, respectively.

Competitive Strengths

              Diversified Portfolio of Recognized and Established Brands.    We own and market well-recognized brands with long histories in the marketplace. On average, each of our ten major brands were established over 60 years ago and are widely recognized by consumers. Our diverse portfolio of products provides us multiple sources of growth and minimizes our reliance on any one single category. We provide significant marketing support to our brands in order to grow our sales and our long-term profitability. The industry categories in which we sell our products, however, are highly competitive. These markets include numerous national manufacturers, distributors, marketers and retailers, many of which have greater resources than we do and may be able to spend more aggressively on advertising and marketing, which may have an adverse effect on our competitive position.

              Strong Competitor in Attractive, Niche Categories.    We strategically choose to compete in niche product categories that address recurring consumer needs and that we believe are considered non-core to larger consumer and pharmaceutical companies. We believe we are well positioned in these categories due to the long history and consumer awareness of our brands, our strong market positions and our low-cost operating model. However, a significant increase in the number of product introductions by our competitors in these niche markets could have an adverse effect on our sales and operating results.

              Proven Ability to Develop and Introduce New Products.    We focus our marketing and product development efforts on identifying underserved consumer needs and then designing products that directly address those needs. Recent new products where we have identified and addressed a consumer need include: Compound W Freeze Off™, a cryogenic wart removal product which allows consumers to use a wart freezing treatment similar to that used by doctors; Chloraseptic Relief Strips™, which combine popular dissolvable strips with Chloraseptic's sore throat relief medicine; New-Skin Scar Therapy™; Cutex Twister™, a portable and spill-proof nail polish remover; and Spic and Span Everyday™ disposable wipes. Although line extensions and new product introductions are important to the overall growth of a brand, our efforts in this regard sometimes have the effect of reducing sales of existing products within that brand. In addition, some of our product introductions may not be successful, such as Comet Clean and Flush™, which we introduced in August 2003.

              Efficient Operating Model.    We focus our internal resources on marketing, sales, customer service and product development. While we directly manage the production planning and quality control aspects of the manufacturing, warehousing and distribution of our products, we outsource the operating elements of these functions to well-established, lower-cost third-party providers. This approach allows us to benefit from third-party economies of scale and maintain a highly variable cost structure, with low overhead, limited working capital investment and minimal capital expenditures. On a pro forma basis for the fiscal year ended March 31, 2004, our gross margin was approximately 53%, while our general and administrative expenses and our capital expenditures represented less than 10% and 1% of net sales, respectively. Our operating model, however, requires us to depend on third-party providers for manufacturing and logistics services. In the event that our third-party providers are unable or unwilling to supply or ship our products, our inventory levels, sales, gross margins and, ultimately, our results of operations, could be adversely affected.

              Experienced Senior Management Team with Proven Ability to Acquire, Integrate and Grow Brands.    We have an experienced senior management team averaging over 30 years of consumer products experience in marketing, sales, customer service and product development. Since joining our company, this senior management team has increased our sales and integrated several brands into our portfolio. Unlike many large consumer products companies, which we believe often entrust their smaller brands to rotating junior employees, our experienced managers are dedicated to specific brands and remain with those brands as they grow and evolve. Prior to managing our company, Peter Mann, our chief executive officer, Peter Anderson, our chief financial officer, and several other members of our management team previously held senior positions at a publicly traded company.

Growth Strategy

              Our growth strategy is to focus on our marketing, sales, customer service and product development efforts in order to continue to enhance our brands and drive growth. We plan to execute this strategy through:

  •
  Investing in Advertising and Promotion. We will continue to invest in advertising and promotion that drive the growth of our brands. Our marketing strategy is focused primarily on consumer-oriented programs that include media advertising, targeted couponing programs and in-store advertising. While the absolute level of marketing expenditure differs by brand and category, we typically have increased the amount of investment in our brands after acquiring them. For example, after the acquisition of Clear eyes in 2002, we introduced new packaging and increased advertising and promotion, which has resulted in growth in domestic annual brand sales of approximately 15% during calendar year 2003. Given the competition in our industry, however, there is a risk that our marketing efforts may not result in increased sales and profitability.

  •
  Growing our Categories and Market Share with Innovative New Products. Our strategy is to grow the number of categories in which we participate, the size of those categories, and our share within those categories through ongoing product innovation. For example, we are developing a Compound W product which will combine Freeze Off-branded cryogenic wart treatment with subsequent medication administered via adhesive pads, which will be the first such combination product in the wart treatment category. We are also in the process of launching an artificial tears product under the Clear eyes brand, which we expect to increase Clear eyes' market share in the eye care category. While there is a risk that new product introductions may at times be offset to varying degrees by reduced sales of existing products, our goal is to grow the overall sales of our brands.

  •
  Increasing Distribution Across Multiple Channels. Our broad distribution ensures that our products are well positioned across all available channels and that we are able to participate in changing consumer retail trends. Recently, we have expanded our sales in dollar and club stores, introducing customized packaging and sizes of our products for these higher growth channels. For example, Comet and Spic and Span have grown approximately 11% and 189%, respectively, in these channels during the calendar year ended December 31, 2003. There is a risk that we may not able to maintain or enhance our relationships across distribution channels, which could adversely impact our sales and profitability.

  •
  Growing Our International Business. We intend to increase our focus on growing our international business. International sales represent approximately 7% of our pro forma net sales for the year ended March 31, 2004. Management believes that international sales can become a significant percentage of our business. Clear eyes, Murine and Chloraseptic are currently sold internationally, and a number of our other brands have previously been sold internationally. Management intends to expand the number of our brands sold through our existing international distribution network and is actively negotiating with additional distribution partners for further expansion into other international markets. There is a risk that increasing our focus on international growth may divert attention and resources from implementing our domestic business strategy.

  •
  Pursuing Strategic Acquisitions. We have an active corporate development program and intend to continue to pursue strategic add-on acquisitions that enhance our product portfolio. We seek to acquire highly complementary, recognized brands in attractive categories and channels. For example, we recently purchased the Little Remedies brand, which competes in the pediatric over-the-counter drug category, where we previously had a limited presence. Our management team has a long track record of successfully identifying, acquiring and integrating new brands. We believe we have a strong pipeline of attractive acquisition candidates, and that our strong cash flow will enhance our ability to successfully pursue these acquisitions. We believe our business model will allow us to integrate these future acquisitions in an efficient manner, while also providing opportunities to realize significant cost savings. There is a risk, however, that our operating results could be adversely affected in the event we do not realize all of the anticipated operating synergies and cost savings from any future acquisitions. In addition, provisions in our senior credit facility and the indenture governing our senior notes may limit our ability to engage in strategic acquisitions.

Market Position

              Approximately 67% of our pro forma gross sales from the fiscal year ended March 31, 2004 are from brands with a number one or number two market position, which include Chloraseptic, Clear eyes, Comet, Compound W, Cutex and New-Skin.

              The foregoing information with respect to our market share and the market share of our competitors is provided by the independent market research firm Information Resources. Information Resources data reports retail sales in the food, drug and mass merchandise markets. Information Resources data for the mass merchandise market, however, does not include Wal-Mart, which ceased providing sales data to Information Resources in 2001. Although Wal-Mart represents a significant portion of the mass merchandise market for us, as well as our competitors, we believe that Wal-Mart's exclusion from Information Resources data does not significantly change our market share or ranking relative to our competitors. Unless otherwise indicated, all references in this prospectus to "market share" or "market position" are based on sales in the United States, as calculated by Information Resources for the 52 weeks ended August 8, 2004.

Our History

              Originally formed in 1996 as a joint venture of Medtech Labs and The Shansby Group to acquire over-the-counter drug brands from American Home Products, our company has been led by chief executive officer Peter Mann and chief financial officer Peter Anderson since 2001. Since that time, our company's portfolio of brand name products has expanded from over-the-counter drugs to include household cleaning and personal care products. We have principally added brands to our portfolio by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies. In February 2004, GTCR Golder Rauner II, LLC, a private equity firm, acquired our business from the original founders, as well as the Spic and Span business, with Peter

Mann and Peter Anderson continuing to lead the management team. In this prospectus, we refer to this acquisition as the "Medtech acquisition."

              In April 2004, we acquired Bonita Bay Holdings, Inc. Bonita Bay was the parent holding company of Prestige Brands International, Inc. and conducted its business under the "Prestige" name. After we completed this acquisition, we began to conduct our business under the "Prestige" name. In this prospectus, we refer to the acquisition of Bonita Bay as the "Bonita Bay acquisition." The Bonita Bay portfolio included the following major brands: Chloraseptic, Comet, Clear eyes and Murine. Since the Bonita Bay acquisition, we have successfully integrated its operations and realized approximately $12 million of annual cost savings, exceeding our initial estimates.

              In October 2004, we acquired the rights to the Little Remedies brands through our purchase of Vetco, Inc. Vetco is engaged in the development, distribution and marketing of pediatric over-the-counter healthcare products, primarily marketed under the Little Remedies brand name. Vetco's products include Little Noses® nasal products, Little Tummy's® digestive health products, Little Colds® cough/cold remedies and Little Remedies New Parents Survival Kits. The Little Remedies products deliver relief of common childhood ailments without unnecessary additives such as saccharin, alcohol, artificial flavors, coloring dyes or harmful preservatives. In this prospectus, we refer to the acquisition of Vetco as the "Vetco acquisition."

              Since completing the Bonita Bay acquisition, we have operated through a holding company that is a limited liability company. As described in "Reorganization as a Corporation," our new holding company will be a Delaware corporation upon completion of this offering.

Risk Factors

              Our business is subject to numerous risks, as discussed more fully in the section entitled "Risk Factors" immediately following this prospectus summary.

Corporate Information

              Our principal executive office is located at 90 North Broadway, Irvington, New York 10533, and our telephone number is (914) 534-6810. Our website is www.prestigebrandsinc.com. Information on our website is not a part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

Common stock offered by us	shares
Over-allotment shares of common stock offered by the selling stockholders	shares
Common stock outstanding after this offering	shares
Use of proceeds	We intend to use the net proceeds of this offering as follows:
• $ million to repay the tranche C term loan under our senior credit facility, plus a $ million premium associated with this repayment;
• $ million to redeem a portion of our outstanding 9 1/4% senior subordinated notes, plus an $ million premium associated with this redemption;
• $ million to repurchase all the outstanding senior preferred units of Prestige International Holdings, LLC; and
•
$ million to repurchase all the outstanding class B preferred units of Prestige International Holdings, LLC. % of the class B preferred units are held by our affiliates and we expect that they will receive approximately $ million of the net proceeds from this offering, including $ million that will be paid to our senior officers in respect of class B preferred units they own.
See "Use of Proceeds" and "Certain Relationships and Related Transactions."
Dividend policy
We do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will depend on our earnings, financial condition, operating results, capital requirements and contractual, regulatory and other restrictions on the payment of dividends and other factors our board of directors deems relevant.
Proposed New York Stock Exchange symbol	"PBH"

              The number of shares of our common stock to be outstanding after this offering excludes            shares reserved for future issuance under our equity incentive and stock purchase plans.

              Except as otherwise indicated, all of the information presented in this prospectus assumes the following:

  •
  Prestige Brands Holdings, Inc. becoming the top-tier holding company of our business prior to the closing of this offering with all limited liability company common units of Prestige International Holdings, LLC being exchanged for shares of common stock of Prestige Brands Holdings, Inc.;

  •
  the effectiveness of a        -for-        stock split of our common stock, which will occur prior to the completion of the offering;

  •
  the effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective prior to the completion of the offering; and

  •
  an initial public offering price of $                   per share, the mid-point of the range set forth on the cover page of this prospectus.

Summary Unaudited Pro Forma Financial Data

              The following table sets forth our summary unaudited pro forma combined financial data for the fiscal year ended March 31, 2004 and as of and for the six months ended September 30, 2004.

              The summary unaudited pro forma income statement and other financial data for the fiscal year ended March 31, 2004 and the six months ended September 30, 2004 have been prepared to illustrate the effects of the Medtech acquisition, the Bonita Bay acquisition, the Vetco acquisition, the corporate reorganization and the sale of             shares of common stock at an assumed initial public offering price of $             per share, less the estimated underwriting discounts, commissions and estimated offering expenses payable by us, and the application of the proceeds therefrom as described under "Use of Proceeds," as if they had occurred on April 1, 2003. Bonita Bay, Spic and Span and Vetco historically utilized a December 31 fiscal year. For purposes of the year ended March 31, 2004 data presented herein, the historical December 31, 2003 period was used for these businesses. The summary unaudited pro forma balance sheet as of September 30, 2004 gives effect to the Vetco acquisition, the corporate reorganization and the sale of            shares of common stock at an assumed initial public offering price of $        per share, and the application of the net proceeds therefrom as described under "Use of Proceeds," as if they had occurred on that date.

              The summary unaudited pro forma financial data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition been consummated on the dates indicated above, nor are they necessarily indicative of our future results of operations.

              Management believes that the summary unaudited pro forma financial data is a meaningful presentation because the issuer's ability to satisfy debt and other obligations is dependent upon cash flow from the businesses acquired in the Medtech, Bonita Bay and Vetco acquisitions.

              The following information is qualified by reference to and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Combined Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

Pro Forma, As Adjusted
	Year Ended March 31, 2004	Six Months Ended September 30, 2004
(unaudited) (dollars in thousands, except per share data)
Income Statement Data:
Net sales	$	$
Cost of sales (includes $ and $ , respectively, of charges related to the step-up of inventory)

Gross profit
Advertising and promotion expenses
Depreciation and amortization expenses
General and administrative expenses
Interest expense, net
Other expense (income), net

Income before taxes
Provision for income taxes

Net income	$	$

Net income applicable to common stockholders
Net income per share:
Basic
Diluted
Other Financial Data:
EBITDA(1)(2)	$	$
Cash interest expense(3)
Capital expenditures(4)
Cash taxes paid(5)
Pro Forma, As Adjusted as of September 30, 2004
(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$
Total assets
Total long-term debt, including current maturities
Members'/stockholders' equity

(1)
"EBITDA" represents net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We present EBITDA because we understand that it is used by some investors and lenders to determine a company's historical ability to service and/or incur indebtedness and to fund ongoing capital expenditures. This belief is based in part on our negotiations with our lenders, who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should not consider EBITDA as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Prestige Holdings, Bonita Bay and Spic and Span statements of cash flows set forth in the financial statements included elsewhere in this prospectus. The following is a reconciliation of pro forma cash flows from operations to pro forma EBITDA.

	Pro Forma, As Adjusted Combined Year Ended March 31, 2004	Pro Forma, As Adjusted Combined Six Months Ended September 30, 2004
(unaudited) (dollars in thousands)
Cash flows from operations	$	$
Interest expense, net of non-cash interest
Net change in operating assets and liabilities
Income tax provision
Gain on sale of trademark
Other

EBITDA	$	$

(2)
In connection with the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition, we identified significant historical expenses which management believes will not be incurred on a going forward basis. In addition, we identified cash cost reductions that we have realized as a result of our integration plans with respect to the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition that have resulted in a positive annualized effect on pro forma EBITDA when compared to recent operating history of the separate companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—General—Acquisition-Related Synergies." In addition, covenants in our senior credit facility and indenture relating to our outstanding notes provide for adjustments to EBITDA when calculating important ratios. Permitted adjustments include, but are not limited to, the purchase accounting impact of acquisitions, the exclusion of certain transaction costs, cost savings associated with acquisitions and other non-cash gains and losses. While we believe the expenses set forth below will not recur in future periods after implementation of such cost reduction measures, we may incur other expenses similar to the expenses described below in future periods. Therefore, the following items should not be viewed as indicative of future results.

	Combined Year Ended March 31, 2004		Combined Six Months Ended September 30, 2004
	(unaudited) (dollars in thousands)
Historical adjustments:
Purchase accounting impact of Medtech acquisition, Bonita Bay acquisition and Vetco acquisition	$1,805	(a)	$5,249	(a)
Purchase accounting impact of Clear eyes and Murine acquisitions	2,957	(a)	—
Loss on forgiveness of loan	1,404	(b)	—
Gain on sale of Spic and Span license in Italy	(2,900	)(c)	—
Clear eyes and Murine international acquisitions	900	(d)	—
Incremental Clear eyes and Murine transition services agreement costs	300	(e)	—
Cost savings:
Permanent headcount reductions	5,645	(f)	1,287	(f)
Consolidation of warehousing and distribution	3,546	(f)	645	(f)
Consolidation of sales, marketing, and other programs	3,025	(f)	819	(f)
Facilities rationalization	394	(f)	123	(f)

Total(g)	$17,076		$8,123

  (a)
  In connection with the Medtech acquisition, Bonita Bay acquisition and Vetco acquisition and Bonita Bay's acquisition of Clear eyes and Murine, inventory was written up to its estimated selling price, less cost of disposal and a reasonable profit allowance for the selling effort. This adjustment represents the amount by which the cost of goods sold recorded exceeded the original inventory costs.

  (b)
  Reflects the loss incurred, prior to the acquisition of Spic and Span, in connection with the forgiveness of a loan to Spic and Span.

  (c)
  In November 2003, we sold the exclusive right to use the Spic and Span brand name in Italy and recognized a one-time gain of $2.9 million.

  (d)
  During fiscal 2003, Bonita Bay completed its transition of the exclusive rights to sell Clear eyes and Murine products from Abbott Laboratories in the following countries:

  •
  Australia (Sept. 2003);

  •
  Canada (Sept. 2003);

  •
  Hong Kong (July 2003);

  •
  Venezuela (Nov. 2003);

  •
  United Kingdom (Oct. 2003);

  •
  Ireland (Dec. 2003); and

  •
  New Zealand (Sept. 2003).

  Prior to this transition in 2003, under the terms of the original purchase agreement with Abbott Laboratories, we received a percentage of sales on the Clear eyes and Murine products in these international markets with an option to transition such rights in the future once we met applicable regulatory requirements. We continue to operate under this royalty arrangement for smaller countries for which the international rights have not yet been transitioned. This adjustment reflects the approximate net impact on the statement of operations had these seven countries' rights been fully transitioned on January 1, 2003.

  (e)
  Represents costs charged to us during the transition services period with Abbott Laboratories that were duplicative in nature. The domestic transition services agreement extended through March 2003 and the international transition services agreement extended through December 2003. During this same time period, we had hired internal resources to perform the same services.

  (f)
  We have undertaken a detailed review of the combined operations of Medtech, Denorex, Spic and Span, Bonita Bay and Vetco and identified areas of overlap and cost savings. Set forth below is a summary of these savings:

  (i)
  We have eliminated approximately 14 full-time equivalent positions as part of a permanent headcount reduction of our employees in connection with the Medtech acquisition and the Bonita Bay acquisition. In addition, we plan to eliminate approximately 13 full-time equivalent positions at Vetco upon integrating Vetco's operations.

  (ii)
  We have contracted with one logistics services provider, which provides warehouse services such as receiving, storage, processing, tracking and shipping, that has allowed us to consolidate from the three logistics services providers, including three warehouses, that historically served the companies. This adjustment represents the cost savings of placing all of our warehouse and distribution needs with this service provider.

  (iii)
  We have contracted with one advertising agency, one brokerage agency and one media buying group that are handling the collective sales and marketing needs for the combined companies following the Medtech acquisition and the Bonita Bay acquisition. These service providers will also handle the Vetco operations once integration is complete. Additionally, we have eliminated certain corporate overhead costs, principally legal, banking and insurance, that upon completion of the Medtech acquisition and the Bonita Bay acquisition were no longer required for each of the separate companies. This adjustment represents the net impact of placing all of our advertising and media buying needs under Medtech's existing contracts, moving the existing brokerage arrangements for all of our other subsidiaries under Medtech's brokerage contract or in-house and the elimination of certain historical overhead costs.

  (iv)
  We have eliminated one leased location, and identified two additional leased locations that will be eliminated, in connection with the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition. This amount represents the direct and indirect costs associated with maintaining these three redundant facilities.

  (g)
  The cost savings set forth above specifically exclude $2.4 million in one-time costs incurred in order to achieve the cost savings.

(3)
Cash interest expense represents total interest expense less amortization of deferred financing fees.

(4)
Capital expenditures for the year ended March 31, 2004 represents the sum of Prestige Holdings of $108, Bonita Bay of $370, Spic and Span of $59 and Vetco of $75. Capital expenditures for the six months ended September 30, 2004 represents the sum of Prestige Holdings of $143 and Vetco of $0.

(5)
Cash taxes paid for the year ended March 31, 2004 represents the sum of Prestige Holdings of $128, Bonita Bay of $5,167, Spic and Span of $10 and Vetco of $22. Cash taxes paid for the six months ended September 30, 2004 represents the sum of Prestige Holdings of $388 and Vetco of $0.

Summary Historical Financial Data of Prestige Holdings and Predecessor

              Summary historical financial data for the fiscal years ended March 31, 2001, 2002, 2003, for the period from April 1, 2003 to February 5, 2004 and for the six months ended September 30, 2003 is referred to as the "predecessor" information. On February 6, 2004, an indirect subsidiary of Prestige Holdings acquired Medtech Holdings, Inc. and the Denorex Company, which at the time were both under common control and management, in a transaction accounted for using the purchase method. On April 6, 2004, an indirect subsidiary of Prestige Holdings acquired Bonita Bay Holdings, Inc. in a transaction accounted for using the purchase method. The summary financial data after such dates includes the financial statement impact of recording fair value adjustments arising from such acquisitions. The income statement and other financial data of Prestige Holdings and its predecessor for the fiscal years ended March 31, 2002 and 2003, the period from April 1, 2003 to February 5, 2004 and the period from February 6, 2004 to March 31, 2004 and the balance sheet data at March 31, 2003 and March 31, 2004 are derived from audited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data of Prestige Holdings and its predecessor for the six months ended September 30, 2003 and 2004 and the balance sheet data at September 30, 2003 and 2004 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data for predecessor for the fiscal year ended March 31, 2001 are derived from audited consolidated financial statements not included in this prospectus.

              The summary historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the headings "Selected Financial Data—Prestige Holdings and Predecessor" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor				Prestige Holdings	Predecessor	Prestige Holdings
	Fiscal Year Ended March 31,			Period From April 1, 2003 to February 5, 2004	Period From February 6, 2004 to March 31, 2004	Six Months Ended September 30,
	2001	2002	2003			2003	2004
						(unaudited)
	(dollars in thousands)
Income Statement Data:
Net revenues	$8,655	$46,201	$76,439	$69,059	$18,861	$43,158	$149,103
Cost of sales(1)	3,075	18,699	27,475	26,254	10,023	16,087	73,966

Gross profit	5,580	27,502	48,964	42,805	8,838	27,071	75,137
Advertising and promotion expenses	149	5,230	14,274	12,601	1,689	9,254	24,075
Depreciation and amortization expenses	305	3,992	5,274	4,498	931	2,630	4,543
General and administrative expenses	560	8,576	12,075	12,068	1,649	4,934	9,423
Interest expense, net	2,051	8,766	9,747	8,157	1,725	4,388	21,883
Other expense	124	—	685	1,404	—	—	7,567

Income from continuing operations before taxes	2,391	938	6,909	4,077	2,844	5,865	7,646
Provision/(benefit) for income taxes	(77)	311	3,902	1,684	1,054	2,312	3,110

Income from continuing operations	2,468	627	3,007	2,393	1,790	3,553	4,536
Income/(loss) from discontinued operations	60	(67)	(5,644)	—	—	—	—
Cumulative effect of change in accounting principle	—	—	(11,785)	—	—	—	—

Net income/(loss)	$2,528	$560	$(14,422)	$2,393	$1,790	$3,553	$4,536

Other Financial Data:
EBITDA(2)	$4,747	$13,696	$21,930	$16,732	$5,500	$12,884	$34,072
Capital expenditures	123	95	421	66	42	63	143
Cash provided by (used in):
Operating activities	1,978	3,940	12,519	7,843	(1,706)	3,541	26,405
Investing activities	(37,542)	(4,412)	(2,165)	(576)	(166,874)	(465)	(373,393)
Financing activities	36,491	5,526	(14,708)	(8,629)	171,973	(1,022)	372,404
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,830	$7,884	$3,530		$3,393		$28,809
Total assets	151,292	174,783	143,910		326,622		977,428
Total long-term debt, including current maturities	80,918	93,530	81,021		148,694		663,225
Members'/Stockholders' equity	46,030	59,201	44,797		126,509		189,624

(1)
For the period from February 6, 2004 to March 31, 2004 and the six months ended September 30, 2004, cost of sales includes $1,805 and $5,249, respectively, of charges related to the step-up of inventory.

(2)
"EBITDA" represents net income (loss) before loss (income) from discontinued operations, cumulative effect of change in accounting principle, interest expense, income taxes and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We present EBITDA because we understand that it is used by some investors and lenders to determine a company's historical ability to service and/or incur indebtedness and to fund ongoing capital expenditures. This belief is based, in part, on our negotiations with our lenders, who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    •
    EBITDA does not reflect our capital expenditures, or future requirements for capital expenditures or contractual commitments;

    •
    EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

    •
    other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should not consider EBITDA as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Combined Statements of Cash Flow of predecessor and Prestige Holdings set forth in the financial statements included elsewhere herein. The following is a reconciliation of cash flows from operating activities to EBITDA:

	Predecessor				Prestige Holdings	Predecessor	Prestige Holdings
	Fiscal Year Ended March 31,			Period From April 1, 2003 to February 5, 2004	Period From February 6, 2004 to March 31, 2004	Six Months Ended September 30,
	2001	2002	2003			2003	2004
						(unaudited)
	(dollars in thousands)
Cash flows from operating activities	$1,978	$3,940	$12,519	$7,843	$(1,706)	$3,541	$26,405
Loss (income) from discontinued operations net of non-cash amortization of goodwill	(1,540)	(1,413)	5,644	—	—	—	—
Interest expense, net of non-cash interest	1,901	7,870	7,505	6,443	1,591	3,348	20,381
Net change in operating assets and liabilities	1,901	3,365	(5,242)	2,480	5,328	6,188	(37)
Income tax provision	(77)	311	3,902	1,684	1,054	2,312	3,110
Deferred income taxes	708	(377)	(1,622)	(1,718)	(696)	(2,505)	(8,220)
Loss on extinguishment of debt	(124)	—	(685)	—	—	—	(7,567)
Loss on disposal of property and equipment	—	—	(91)	—	—	—	—
Other	—	—	—	—	(71)	—	—

EBITDA	$4,747	$13,696	$21,930	$16,732	$5,500	$12,884	$34,072

Summary Historical Financial Data of Bonita Bay Holdings, Inc.

              The following table sets forth summary historical financial data of Bonita Bay Holdings, Inc., the parent of Prestige Brands International,  Inc., which was acquired in the Bonita Bay acquisition. We have derived the summary historical consolidated financial data as of and for the fiscal years ended December 31, 2001, 2002 and 2003 from the audited financial statements of Bonita Bay which are included elsewhere in this prospectus. We have derived the selected historical financial data for the three month periods ended March 31, 2003 and 2004 from the unaudited financial statements and the related notes of Bonita Bay included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results. The results of operations for the three month period ended March 31, 2004 are not necessarily indicative of the operating results to be expected for the full year. The summary historical financial data set forth below should be read in conjunction with the discussion under the headings "Selected Financial Data—Bonita Bay Holdings, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Bonita Bay Holdings, Inc. and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$54,968	$110,566	$167,070	$35,978	$35,075
Cost of sales	26,489	58,448	82,663	19,528	19,101

Gross profit	28,479	52,118	84,407	16,450	15,974
Advertising and promotion expenses	7,425	10,133	19,525	4,061	4,690
Depreciation and amortization expenses	4,156	745	1,745	531	406
General and administrative expenses	4,138	5,556	9,733	2,516	2,012
Interest expense, net	6,199	8,008	17,308	4,627	3,951
Other expense (income)	1,604	—	—	(159)	—

Income before taxes	4,957	27,676	36,096	4,874	4,915
Provision for income taxes	1,874	11,107	13,823	1,767	1,910

Net income	$3,083	$16,569	$22,273	$3,107	$3,005

Other Financial Data:
EBITDA(1)	$15,312	$36,429	$55,149	$10,032	$9,272
Capital expenditures	120	242	370	85	114
Cash provided by (used in):
Operating activities	9,903	22,009	34,964	8,412	7,574
Investing activities	(144,926)	(110,942)	(875)	(189)	(114)
Financing activities	134,220	95,587	(34,398)	(7,711)	(6,921)
Balance Sheet Data (at period end):
Cash and cash equivalents	$809	$7,464	$7,154		$7,693
Total assets	230,486	362,827	363,490		359,143
Total long-term debt, including current maturities and warrants	114,425	201,375	181,432		175,245
Stockholders' equity	107,965	138,491	148,138		150,999

(1)
"EBITDA" represents net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We present EBITDA because we understand that it is used by some investors and lenders to determine a company's historical ability to service and/or incur indebtedness and to fund ongoing capital expenditures. This belief is based on our negotiations with our lenders, who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
EBITDA does not reflect our capital expenditures, or future requirements for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•
Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should not consider EBITDA as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Consolidated Statement of Cash Flow of Bonita Bay included in the financial statements included elsewhere herein. The following is a reconciliation of cash flows from operating activities to EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
	(dollars in thousands)
Cash flows from operating activities	$9,903	$22,009	$34,964	$8,412	$7,574
Interest expense, net of non-cash interest	4,219	7,069	14,345	4,001	3,340
Net change in operating assets and liabilities	2,307	1,655	1,448	(2,062)	(1,344)
Income tax provision	1,874	11,107	13,823	1,767	1,910
Deferred income taxes	(1,387)	(5,411)	(8,688)	(2,086)	(2,208)
Loss on extinguishment of debt	(1,604)	—	—	—	—
Other	—	—	(743)	—	—

EBITDA	$15,312	$36,429	$55,149	$10,032	$9,272

RISK FACTORS

              You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision to invest in our common stock.

Risks Relating to Our Business

              The high level of competition in our industry could adversely affect our sales, operating results and profitability.

              The business of selling brand name consumer products in the over-the-counter drug, household cleaning and personal care categories is highly competitive. These markets include numerous manufacturers, distributors, marketers and retailers that actively compete for consumers' business both in the United States and abroad.

              Our principal competitors vary by industry category. Competitors in the over-the counter drug category include Pfizer, maker of Visine®, which competes with our Clear eyes brand; McNeill-PPC, maker of Tylenol® Sore Throat, which competes with our Chloraseptic brand; Schering-Plough, maker of Dr Scholl's®, which competes with our Compound W brand; Johnson & Johnson, maker of BAND-AID® Brand Liquid Bandage, which competes with our New-Skin brand; and GlaxoSmithKline, maker of Debrox®, which compete with our Murine brand. Competitors in the household cleaning category include Clorox, maker of Soft Scrub® and Tilex®, which competes with our Comet brand, and Pine Sol®, which competes with our Spic and Span brand. Competitors in the personal care category include Johnson & Johnson, maker of T-Gel® shampoo, which competes with our Denorex brand, and Del Laboratories, maker of Sally Hansen®, which competes with our Cutex brand. Many of these competitors are larger and have substantially greater resources than we do, and may therefore have the ability to spend more aggressively on advertising and marketing and to respond more effectively to changing business and economic conditions than us. If this were to occur, our sales, operating results and profitability would be adversely affected.

              Some of our product lines that account for a large percentage of our sales have a relatively small market share relative to our competitors. For example, while Clear eyes has a number two market share position of 16.9%, its top competitor, Visine®, has a market share of 39.8%. In contrast, some of our brands with number one market positions have competitors with very similar market share. For example, while Compound W has a number one market position of 34.3%, its chief competitor, Dr. Scholl's Clear Away®, has a market position of 33.7%. Similarly, while Cutex is the number one brand name nail polish remover with a market share of 28.5%, non-branded, private label nail polish removers account in the aggregate for 50.9% of the market. Finally, while our New-Skin liquid bandage product has a number one market position of 35.4%, the size of the liquid bandage market is relatively small, particularly when compared to the much larger bandage category. See "Market, Ranking and Other Data" at page 74 of this prospectus for information regarding market share calculations.

              We compete on the basis of numerous factors, including brand recognition, product quality, performance, price and product availability at retail stores. Advertising, promotion, merchandising and packaging, the timing of new product introductions and line extensions also have a significant impact on customer's buying decisions and, as a result, on our sales. The structure and quality of the sales force, as well as consumption of our products affects in-store position, wall display space and inventory levels in retail outlets. If we are unable to maintain or improve the inventory levels and in-store positioning of our products in retail stores, our sales and operating results will be adversely affected. Our markets also are highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. An increase in the amount of product introductions by our competitors could have a material adverse effect on our sales and operating results.

              In addition, competitors may attempt to gain market share by offering products at prices at or below those typically offered by us. Competitive pricing may require us to reduce prices and may result in lost sales or reduction in our profit margins. Future price or product changes by our competitors may have a material adverse effect on us or we may be unable to react with price or product changes of our own to maintain our current market position.

              We depend on a limited number of customers for a large portion of our gross sales and the loss of one or more of these customers could reduce our gross sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

              For the year ended March 31, 2004, on a pro forma basis, excluding the Vetco acquisition, our top five and ten customers accounted for approximately 38.6% and 49.7% of our gross sales, respectively. Wal-Mart, which itself accounted for approximately 22.5% of our gross sales, is our only customer that accounted for 10% or more of our gross sales for the year ended March 31, 2004. We expect that for the year ended March 31, 2005 and future periods our top five and ten customers, including Wal-Mart, will, in the aggregate, continue to account for a large portion of our gross sales. The loss of one or more of our top customers that may account for a significant portion of our gross sales, any significant decrease in sales to these customers, or any significant decrease in our retail display space in any of these customers' stores, could reduce our gross sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

              In addition, our business is based primarily upon individual sales orders, and we typically do not enter into long-term contracts with our customers. Accordingly, our customers could cease buying our products from us at any time and for any reason. The fact that we do not have long-term contracts with our customers means that we have no recourse in the event a customer no longer wants to purchase products from us. If a significant number of our customers elect not to purchase products from us, our business, prospects, financial condition and results of operations could be adversely affected.

              We depend on third parties to manufacture the products we sell. If we are unable to maintain these manufacturing relationships or enter into additional or different arrangements, we may fail to meet customer demand and our sales and profitability may suffer as a result.

              All of our products are manufactured by third parties. Without adequate supplies of merchandise to sell to our customers, sales would decrease materially and our business would suffer. In the event that manufacturers are unable or unwilling to ship products to us in a timely manner or continue to manufacture products for us, we would have to rely on other current manufacturing sources or identify and qualify new manufacturers. We might not be able to identify or qualify such manufacturers for existing or new products in a timely manner and such manufacturers might not allocate sufficient capacity to us in order to meet our requirements. In addition, identifying alternative vendors without adequate lead times can compromise required product validation and stability work, which may involve additional manufacturing expense, delay in production or product disadvantage in the marketplace. The consequences of not securing adequate and timely supplies of merchandise would negatively impact inventory levels, sales and gross margin rates, and ultimately our results of operations.

              In addition, even if our current manufacturers continue to manufacture our products, they may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards or applicable regulatory requirements. If we are forced to rely on products of inferior quality, then our brand recognition and customer satisfaction would likely suffer, which would likely lead to reduced sales. These manufacturers may also increase the cost of the products we purchase from them. If our manufacturers increase our costs, our margins would be adversely affected if we cannot pass along these increased costs to our customers.

              As of March 31, 2004, we sold 73 types of individual products. We do not have long-term contracts with the manufacturers of 38 of those types of individual products. These 38 products accounted for approximately 25.0% of our gross sales for the year ended March 31, 2004. The fact that we do not have long-term contracts with these manufacturers means that they could cease manufacturing these products for us at any time and for any reason.

              Disruption in our main distribution center may prevent us from meeting customer demand and our sales and profitability may suffer as a result.

              We manage our product distribution in the continental United States through a main distribution center in St. Louis, Missouri. A serious disruption, such as a flood or fire, to our main distribution center could damage our inventory and could materially impair our ability to distribute our products to customers in a timely manner or at a reasonable cost. We could incur significantly higher costs and experience longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace our distribution center. As a result, any such disruption could have a material adverse effect on our sales and profitability.

              Efforts to acquire other companies, brands or product lines may divert our managerial resources away from our business operations, and if we complete an acquisition, we may incur or assume additional liabilities or experience integration problems.

              Part of our growth has been driven by acquiring other companies and, at any given time, we may be engaged in discussions with respect to possible material acquisitions or other business combinations that are intended to enhance our product portfolio, enable us to realize cost savings and further diversify our category, customer and channel focus. Our ability to successfully grow through acquisitions depends on our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. These efforts could divert the attention of our management and key personnel from our business operations. If we complete acquisitions, we may also experience:

  •
  difficulties in integrating any acquired companies, personnel and products into our existing business;

  •
  delays in realizing the benefits of the acquired company or products;

  •
  diversion of our management's time and attention from other business concerns;

  •
  higher costs of integration than we anticipated;

  •
  difficulties in retaining key employees of the acquired business who are necessary to manage these businesses;

  •
  difficulties in maintaining uniform standards, controls, procedures and policies throughout our acquired companies; or

  •
  adverse customer reaction to the business combination.

              In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses and acquired assets.

              Regulatory matters governing our industry could have a significant negative effect on our sales and operating costs.

              In both our U.S. and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at analogous levels of government in foreign jurisdictions.

              The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products are subject to extensive regulation by various federal agencies, including the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the Environmental Protection Agency, or EPA, and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. If we or our manufacturers fail to comply with those regulations, we could become subject to significant penalties or claims, which could materially adversely affect our operating results or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.

              In accordance with the Federal Food, Drug and Cosmetic Act, or FDC Act, and FDA regulations, the manufacturing processes of our third party manufacturers must also comply with the FDA's current Good Manufacturing Practices, or cGMPs. The FDA inspects our facilities and those of our third party manufacturers periodically to determine if we and our third party manufacturers are complying with cGMPs. A history of past compliance is not a guarantee that future cGMPs will not mandate other compliance steps and associated expense.

              If we or our third party manufacturers fail to comply with federal, state or foreign regulations, we could be required to:

  •
  suspend manufacturing operations;

  •
  change product formulations;

  •
  suspend the sale of products with non-complying specifications;

  •
  initiate product recalls; or

  •
  change product labeling, packaging or advertising or take other corrective action.

              Any of these actions could materially and adversely affect our financial results.

              In addition, our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise materially and adversely affect the distribution and sale of our products.

              Product liability claims could adversely affect our sales and operating results.

              We may be required to pay for losses or injuries purportedly caused by our products. We have been and may again be subjected to various product liability claims. Claims could be based on allegations that, among other things, our products contain contaminants, include inadequate instructions regarding their use or inadequate warnings concerning side effects and interactions with other substances. For example, Denorex products contain coal tar which the State of California has determined causes cancer and our packaging contains a warning to this effect. In addition, any product liability claims may result in negative publicity that may adversely affect our sales and operating results. Also, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense and adverse publicity and adversely affect our sales and operating results. Although we maintain, and require our material suppliers and manufacturers to maintain, product liability insurance coverage, potential product liability claims may exceed the amount of insurance coverage or potential product liability claims may be excluded under the terms of the policy, which could hurt our financial condition. In addition, we may also become required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

              If we are unable to protect our intellectual property rights our ability to compete effectively in the market for our products could be negatively impacted.

              The market for our products depends to a significant extent upon the goodwill associated with our trademarks and tradenames. The trademarks and tradenames on our products are how we convey that the products we sell are "brand name" products, and we believe consumers ascribe value to our brands. We own the material trademark and tradename rights used in connection with the packaging, marketing and sale of our products. This ownership is what prevents our competitors or new entrants to the market from using our valuable brand names. Therefore, trademark and tradename protection is critical to our business. Although most of our trademarks are registered in the United States and in foreign countries, we may not be successful in asserting trademark or tradename protection. If we were to lose the exclusive right to use our brand names, our sales and operating results would be materially and adversely affected. We could also incur substantial costs to defend legal actions relating to the use of our intellectual property, which could have a material adverse effect on our business, results of operations or financial condition.

              Other parties may infringe on our intellectual property rights and may thereby dilute the value of our brands in the marketplace. If our brands become diluted, or if our competitors are able to introduce brands that cause confusion with our brands in the marketplace, it could adversely affect the value that our customers associate with our brands, and thereby negatively impact our sales. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. In addition, third parties may assert claims against our intellectual property rights and we may not be able to successfully resolve these claims. In that event, we may lose our ability to use the brand names that were the subject of these claims, which could have a material adverse impact on our sales and operating results.

              We depend on third parties for intellectual property relating to some of the products we sell, and our inability to maintain or enter into additional or future license agreements may result in our failure to meet customer demand, which would adversely affect our operating results.

              We have licenses or manufacturing agreements with third parties that own intellectual property (e.g., formulae, copyrights, trade dress, patents and other technology) used in the manufacture and sale of some of our products. In the event that any such license or manufacturing agreement is terminated as a result of our breach (e.g., by our failure to pay royalties or breach of confidentiality), we may lose the right to use or have reduced rights to use the intellectual property covered by such agreement and may have to develop or obtain rights to use other intellectual property. Similarly, our rights could be reduced if the applicable licensor or contract manufacturer fails to maintain the licensed patents or trade secrets because in such event our competitors could obtain the right to use the intellectual property without restriction. If this were to occur, we might not be able to develop or obtain replacement intellectual property in a timely manner and the products modified as a result of this development may not be well-received by customers. The consequences of losing the right to use or having reduced rights to such intellectual property could negatively impact our results of operations through failure to meet customer demand for the affected products, the cost of developing or obtaining different intellectual property and possible reduction in sales of the affected products. In addition, development of replacement products may be time-consuming, expensive and ultimately may not be feasible.

              We depend on our key personnel and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.

              Our success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. These employees may voluntarily terminate their employment with us at any time. We may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. While we believe we have developed depth and experience among our key personnel, our business may be adversely affected if one or more of these key individuals left. We do not maintain any key-man or similar insurance policies covering any of our senior management or key personnel.

              Our substantial indebtedness could adversely affect our financial health and the significant amount of cash we must generate to service our debt will not be available to reinvest in our business.

              We have a significant amount of indebtedness. As of November 30, 2004, on a pro forma, as adjusted basis giving effect to this offering and the application of net proceeds therefrom, our total indebtedness, including current maturities, would have been $        , and we would have been able to borrow an additional $     million under our amended revolving credit facility. The following table sets forth on an as adjusted basis the aggregate amount of our debt payment obligations, including estimated interest, for the current fiscal year and each of the next five subsequent fiscal years (dollars in thousands):

	2005	2006	2007	2008	2009	2010	6 Year Total
Scheduled principal payments	$
Projected interest payments	$

Total debt service	$

              Our substantial indebtedness could have important consequences to you as an investor in our common stock. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, among other things, our ability to borrow additional funds.

              The terms of the indenture governing the notes and the senior credit facility will allow us to issue and incur additional debt upon satisfaction of conditions set forth in the indenture and credit agreement. If new debt is added to current debt levels, the related risks described above could intensify.

              Our operating flexibility is limited in significant respects by the restrictive covenants in the senior credit facility and the indenture governing the notes.

              The senior credit facility and the indenture governing the notes impose restrictions on us that could increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in planning for and reacting to changes in our business and industry. Specifically, these restrictions limit our ability to:

  •
  borrow money or issue guarantees;

  •
  pay dividends or purchase stock;

  •
  make investments and other restricted payments;

  •
  use assets as security in other transactions;

  •
  sell assets or merge with or into other companies;

  •
  enter into transactions with affiliates;

  •
  sell stock in our subsidiaries; and

  •
  create or permit restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to our company.

              Our ability to engage in these types of transactions is generally limited by the terms of the senior credit facility and the indenture governing the notes, even if we believe that a specific transaction would positively contribute to our future growth, operating results or profitability. However, if we are able to enter into these types of transactions under the terms of the senior credit facility and the indenture, or if we obtain a waiver with respect to any specific transaction, that transaction may cause our indebtedness to increase, may not result in the benefits we anticipate or may cause us to incur greater costs or suffer greater disruptions in our business than we anticipate, and could therefore negatively impact our business and operating results.

              In addition, the senior credit facility requires us to meet specified financial ratios. For example, we must:

  •
  have a leverage ratio of less than 6.85 to 1.0 for the quarter ended September 30, 2004, and decreasing over time to 3.75 to 1.0 for the quarter ending September 30, 2010 and remaining level thereafter. Our leverage ratio was less than 6.85 to 1.0 for the quarter ended September 30, 2004;

  •
  have an interest coverage ratio of greater than 2.25 to 1.0 for the quarter ended September 30, 2004, and increasing to 3.25 to 1.0 for the quarter ending March 31, 2011. Our interest coverage ratio was greater than 2.25 to 1.0 for the quarter ended September 30, 2004; and

  •
  have a fixed charge coverage ratio of greater than 1.5 to 1.0 for the quarter ended September 30, 2004, and for each quarter thereafter until the quarter ending March 31, 2011. Our fixed charge coverage ratio was greater than 1.5 to 1.0 for the quarter ended September 30, 2004.

              Although we believe we are on track to meet and/or maintain these financial ratios, our ability to do so may be affected by events outside our control. Covenants in our senior credit facility also require us to use 100% of the proceeds we receive from debt issuances and up to 50% of the proceeds we receive from equity issuances to repay outstanding borrowings under our senior credit facility.

              The senior credit facility and the indenture governing the notes contain cross-default provisions that may result in the acceleration of all our indebtedness.

              The senior credit facility and the indenture governing the notes contain provisions that allow the respective creditors to declare all outstanding borrowings under one agreement to be immediately due and payable as a result of a default under the other agreement. The result is that upon our default under one debt agreement, all indebtedness may become immediately due and payable under the senior credit facility and the indenture. Under the senior credit facility, failure to make a payment required by the indenture, among other things, may lead to an event of default under the credit agreement. Similarly, an event of default or failure to make a required payment at maturity under the senior credit facility, among other things, may lead to an event of default under the indenture. If the debt under the senior credit facility and indenture were to both be accelerated, the aggregate amount immediately due and payable as of November 30, 2004 would have been approximately $         million

on a pro forma, as adjusted basis giving effect to this offering and the application of net proceeds therefrom. We presently do not have sufficient liquidity to repay these borrowings if they were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance the indebtedness. As of November 30, 2004, on a pro forma, as adjusted basis, the value of our current assets would have been $       million. Although the book value of our total assets was $         million at November 30, 2004, on a pro forma, as adjusted basis, approximately $       million was in the form of intangible assets, a significant portion of which are illiquid and may not be available to satisfy our creditors in the event our debt is accelerated.

              Any failure to comply with the restrictions of the senior credit facility, the indenture related to the notes or any other subsequent financing agreements may result in an event of default. Such default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provisions applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

Risks Relating to the Offering

              The price of our common stock may be volatile and you may not be able to sell your shares at or above the initial offering price.

              Prior to this offering, there has been no public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. We will establish the initial public offering price through negotiations with the representatives of the underwriters. You should not view the price they and we establish as any indication of the price that will prevail in the trading market. The market price for our common stock may decline below the initial public offering price and our stock price is likely to be volatile. You may not be able to sell your shares at or above the initial public offering price.

              Price declines in our common stock could result from general market and economic conditions and a variety of other factors, including:

  •
  actual or anticipated fluctuations in our operating results;

  •
  our announcements or our competitors' announcements regarding new products, significant contracts, acquisitions or strategic investments;

  •
  loss of any of our key management personnel;

  •
  conditions affecting consumer products companies or the consumer products industry generally;

  •
  changes in our growth rates or our competitors' growth rates;

  •
  failure to protect our intellectual property or proprietary rights;

  •
  conditions in the financial markets in general or changes in general economic conditions;

  •
  our inability to raise additional capital;

  •
  changes in stock market analyst recommendations regarding our common stock, other comparable companies or the consumer products industry generally, or lack of analyst coverage of our common stock;

  •
  sales of our common stock by our executive officers, directors and five percent stockholders or sales of substantial amounts of common stock; and

  •
  changes in accounting principles.

              In the past, following periods of volatility in the market price of a particular company's securities, litigation has often been brought against that company. If litigation of this type is brought against us, it could be extremely expensive and divert management's attention and the company's resources.

              If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

              If you purchase shares in this offering, the value of your shares based on our actual book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our earlier investors paid substantially less than the initial public offering price when they purchased their shares. Investors purchasing common stock in this offering will incur immediate dilution of $            in net tangible book value per share of common stock, based on an assumed initial public offering price of $                  per share, the mid point of the range on the cover of this prospectus. Investors will incur additional dilution upon the exercise of stock options we may issue in the future under our equity incentive plans. In addition, if we raise funds by issuing additional securities, the newly issued shares will further dilute your percentage ownership of our company.

              Requirements associated with being a public company will require significant company resources and management attention.

              We only recently became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the other rules and regulations of the SEC. We are also subject to various other regulatory requirements, including the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. If we or our independent registered public accounting firm determine that we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We have dedicated a significant amount of time and resources to ensuring compliance, but we or our independent registered public accounting firm may not be able to complete the necessary work in a timely manner. In addition, upon completion of this offering, we will become subject to the rules of the New York Stock Exchange.

              We are working with our independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

              In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management's attention to these matters will have on our business.

              In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

              After the offering, our principal stockholders will still have the ability to control us and significantly influence our business, which may be disadvantageous to other stockholders and adversely affect the trading price of our common stock.

              Upon completion of the offering, entities affiliated with GTCR collectively will beneficially own approximately            % of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. Our officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. Moreover, this concentration of stock ownership may make it difficult for stockholders to replace management. In addition, this significant concentration of stock ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. This concentration of control could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders and the trading price of shares of our common stock could be adversely affected. See "Principal and Selling Stockholders" for a more detailed description of our stock ownership.

              A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. If there are substantial sales of our common stock or the perception that these sales could occur, the price of our common stock could decline.

              Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have outstanding              million shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, the             million shares of common stock sold in this offering will be freely tradable, without restriction, in the public market. After the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus, an additional             million shares will be eligible for sale in the public market, subject to applicable manner of sale and other limitations under Rule 144 under the Securities Act. Following the expiration of the lock up period, parties to our registration rights agreement will be entitled, subject to specified exceptions, to demand registration rights with respect to the registration of shares under the Securities Act. If this right is exercised, holders of all shares subject to the registration rights agreement will be entitled to participate in such registration. By exercising their registration rights, and selling a large number of shares, these holders could cause the price of our common stock to decline. An estimated              million shares of common stock will be subject to our registration rights agreement upon completion of the offering. See "Shares Eligible for Future Resale" and "Certain Relationships and Related Transactions."

              Our certificate of incorporation, our by-laws and Delaware law contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

              Provisions of the Delaware General Corporation Law, our certificate of incorporation and our by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

  •
  eliminating the ability of stockholders to call special meetings of stockholders;

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

  •
  the authority of the board of directors to issue, without stockholder approval, up to             shares of preferred stock with such terms as the board of directors may determine and an additional             shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus may contain "forward-looking statements" that reflect, when made, our expectations or beliefs concerning future events that involve risks and uncertainties, including

  •
  general economic conditions affecting our products and their respective markets,

  •
  the high level of competition in our industry and markets,

  •
  our dependence on a limited number of customers for a large portion of our sales,

  •
  disruptions in our distribution center,

  •
  acquisitions or other strategic transactions diverting managerial resources, or incurrence of additional liabilities or integration problems associated with such transactions,

  •
  changing consumer trends, pricing pressures which may cause us to lower our prices,

  •
  increases in supplier prices,

  •
  changes in our senior management team,

  •
  our ability to protect our intellectual property rights,

  •
  our dependency on the reputation of our brand names,

  •
  shortages of supply of sourced goods or interruptions in the manufacturing of our products,

  •
  our level of debt,

  •
  our ability to obtain additional financing,

  •
  the restrictions in our senior credit facility and the indenture on our operations, and

  •
  our ability to service our debt.

              All statements other than statements of historical facts included in this prospectus, including, without limitation, the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove not to have been correct. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbor provided by the Private Securities Litigation Reform Act of 1995 does not apply to the statements made in connection with this offering.

              These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and our plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and our business in general is subject to risks that could affect the value of the notes. For more information, see "Risk Factors."

USE OF PROCEEDS

              We estimate that our net proceeds from the sale of                         shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering costs payable by us, will be approximately $       million, assuming an initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus. We intend to use approximately $       million of the net proceeds from this offering to repay a portion of our existing senior indebtedness, $       million to redeem a portion of our existing 9 1/4% senior subordinated notes and $       million to contribute to Prestige International Holdings, LLC, which will then use such proceeds to repurchase all of its outstanding senior preferred units and class B preferred units. Prestige International Holdings, LLC is repurchasing the senior preferred units and class B preferred units to eliminate them from our post-offering capital structure and to provide liquidity to their holders. We will not receive any of the proceeds from the sale of shares by the selling stockholders if the underwriters' over-allotment option is exercised.

              As of September 30, 2004, the existing indebtedness to be repaid from a portion of the net proceeds from this offering and the senior preferred units and class B preferred units to be repurchased from a portion of the net proceeds consisted of the following:

  •
  approximately $       million of our senior subordinated notes, which bear interest at a rate of 9 1/4% per annum and mature in April 2012 (together with a redemption premium of approximately $       million);

  •
  approximately $       million under our tranche C term loan (together with a repayment premium of approximately $       million), which bears interest at a variable rate (      % weighted average interest rate at                        , 2004) and has a final maturity of October 2011;

  •
  approximately $       million in aggregate liquidation value, including accrued but unpaid yield which accrues at a rate of 8% per annum, subject to adjustment, on the sum of the liquidation value plus all accumulated and unpaid yield, of senior preferred units; and

  •
  approximately $       million in aggregate liquidation value, including accrued but unpaid yield which accrues at a rate of 8% per annum on the sum of the liquidation value plus all accumulated and unpaid yield, of class B preferred units.

              As of September 30, 2004, the number, aggregate liquidation value, including accrued but unpaid yield, and holders of shares of our senior preferred units and class B preferred units outstanding that we will purchase with a portion of the net proceeds of this offering were as follows:

  •
  approximately             shares of senior preferred units outstanding with an aggregate liquidation value, including accrued but unpaid yield, of $       million held by TSG3 L.P. and related individuals;

  •
  approximately             shares of class B preferred units outstanding with an aggregate liquidation value, including accrued but unpaid yield, of $       million held by the GTCR funds;

  •
  approximately       shares of class B preferred units outstanding with an aggregate liquidation value, including accrued but unpaid yield, of $       million held by the TCW/Crescent funds; and

  •
  approximately             shares of class B preferred units with an aggregate liquidation value, including accrued but unpaid yield, of $             million held by our senior officers.

              Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our existing credit facility and as such will receive a portion of the proceeds of this offering, which will be used to repay a portion of the amounts outstanding under the senior credit facility, and affiliates of each of the underwriters have also provided commitments under the new revolving credit facility. See "Certain Relationships and Related Transactions—Other Relationships."

REORGANIZATION AS A CORPORATION

              Prestige Brands Holdings, Inc., a Delaware corporation, the shares of which are being sold to the public in this offering, will be the direct parent company of Prestige International Holdings, LLC, a Delaware limited liability company, which was our former top-tier holding company. We refer to Prestige Brands Holdings, Inc. as "Prestige Inc." and Prestige International Holdings, LLC as "Prestige LLC" in this section of the prospectus. Prestige Inc. will become the direct parent of Prestige LLC pursuant to a reorganization that will take place prior to the completion of this offering. The reorganization will not affect our operations, which we will continue to conduct through our operating subsidiaries.

              The reorganization will be effected under the terms of an exchange and redemption agreement among Prestige Inc., Prestige LLC and each unitholder of Prestige LLC. Pursuant to the agreement, each holder of common units of Prestige LLC will exchange all their common units for a proportionate number of shares of common stock of Prestige Inc. After completion of this offering, Prestige Inc. will contribute a portion of the net proceeds therefrom to Prestige LLC, which will then use such proceeds to repurchase all of its senior preferred units and class B preferred units, thus causing Prestige LLC to become a wholly owned subsidiary of Prestige Inc. See "Use of Proceeds."

              After completion of this offering and the application of net proceeds therefrom as described under "Use of Proceeds," the existing equity investors will own         shares of our common stock, representing approximately        % of the voting power of our outstanding capital stock, and we will have no shares of preferred stock issued and outstanding. In the event that the underwriters elect to exercise the over-allotment option in full, the existing equity investors will sell         shares of common stock they receive in connection with the reorganization. See "Principal and Selling Stockholders" for more information regarding the ownership of our common stock.

CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the Vetco acquisition; and

  •
  on a pro forma, as adjusted basis to give effect to (1) our reorganization as a corporation and the resultant conversion of all outstanding limited liability company common units into shares of common stock prior to the completion of this offering and (2) our receipt of the estimated net proceeds from the sale of                        shares of common stock offered in this offering at an assumed initial public offering price of $                      per share (the mid-point of the range set forth on the cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds as described under "Use of Proceeds."

	As of September 30, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited) (dollars in thousands)
Cash and cash equivalents	$28,809	$9,009	$

Long-term debt, including current portion:
Senior credit facility:
Revolving credit facility	$—	$12,000	$
Tranche B term loan facility	353,225	371,225
Tranche C term loan facility	100,000	100,000
9 1/4% notes	210,000	210,000

Total long-term debt	663,225	693,225
Members'/Stockholders' (deficit) equity:
Senior preferred units, 22,500 units issued and outstanding, actual; 22,500 units issued and outstanding, pro forma; no units issued and outstanding, pro forma, as adjusted	17,768	17,768
Class B preferred units, 162,864 units issued and outstanding, actual; 162,864 units issued and outstanding, pro forma; no units issued and outstanding, pro forma, as adjusted	155,283	155,283
Common units, 57,772,786 units issued and outstanding, actual; 57,772,786 units issued and outstanding, pro forma; no units issued and outstanding, pro forma, as adjusted	5,376	5,376
Preferred stock, par value $0.01 per share, no shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma; shares authorized and no shares issued and outstanding, pro forma, as adjusted	—	—
Common stock, par value $0.01 per share, no shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma, as adjusted	—	—
Members'/Stockholders' contributed capital	—	—
Additional paid-in capital	4,871	4,871
Retained earnings	6,326	6,326
Accumulated other comprehensive gain (loss)	—	—

Total stockholders'/members' equity	189,624	189,624

Total capitalization	$852,849	$882,849	$

              Our capitalization information above excludes            shares of common stock reserved for future issuance under our 2005 Long-Term Equity Incentive Plan and            shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

DILUTION

              Our pro forma net tangible book value (deficit) as of            , 2004 was $(    ) million, or $(    ) per share of common stock. Pro forma net tangible book value per share represents, prior to the sale of the            shares of common stock offered in this offering, the amount of our total tangible assets less the amount of our total liabilities, divided by the pro forma number of shares of common stock outstanding at            , 2004. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

              After giving effect to our sale of the                        shares of common stock offered in this offering, based upon an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of            , 2004 would have been approximately $                   million, or $                  per share of common stock. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $                  per share and an immediate dilution to new investors in this offering of $                  per share. The following table illustrates this per share dilution in pro forma net tangible book value to new investors:

Assumed initial public offering price per share			$
Pro forma net tangible book value (deficit) per share as of , 2004	(	)
Increase per share attributable to new investors
Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors

              The following table summarizes, as of                        , 2004 on an as adjusted basis, the differences between our existing stockholders and investors in this offering with respect to the total number of shares of common stock purchased from us, the aggregate cash consideration paid to us, the average price per share paid by existing stockholders and the average price per share paid by new investors purchasing shares of common stock in this offering before deducting estimated underwriting discounts and commissions and our estimated offering expenses. The calculation below is based on an offering price of $                  per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting estimated underwriting and offering expenses payable by us:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%		%
New public investors
Total			%		%

              The foregoing discussion and tables assume no exercise of the            shares of our common stock reserved for future issuance under our equity incentive and stock purchase plans. In addition, you will incur additional dilution if we grant options, warrant or other rights to purchase our common stock in the future with exercise prices below the initial public offering price.

              If the underwriters exercise their over-allotment option in full, our existing stockholders would own approximately            % and our new investors would own approximately            % of the total number of shares of our common stock outstanding after this offering.

DIVIDEND POLICY

              We have not in the past paid, and do not expect for the foreseeable future, to pay dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions, including restrictions under our senior credit facility and the indenture governing our 9 1/4% senior subordinated notes, and any other considerations our board of directors deems relevant.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              The following tables set forth unaudited pro forma combined financial data for the fiscal year ended March 31, 2004 and as of and for the six months ended September 30, 2004.

              The unaudited pro forma balance sheet as of September 30, 2004 gives effect to the Vetco acquisition, the corporate reorganization and the receipt of the estimated net proceeds from the sale of                        shares of common stock offered in this offering at an assumed initial public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred on that date. The historical balance sheet as of September 30, 2004 already reflects the Medtech acquisition, the Bonita Bay acquisition and related financing transactions. The unaudited pro forma statement of operations for the fiscal year ended March 31, 2004 has been prepared to illustrate the effects of the Medtech acquisition, the Bonita Bay acquisition, the Vetco acquisition, the corporate reorganization and the receipt of the estimated net proceeds from the sale of                        shares of common stock offered in this offering and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred on April 1, 2003. The unaudited pro forma statement of operations for the six months ended September 30, 2004 has been prepared to illustrate the effects of the Bonita Bay acquisition, the Vetco acquisition, the corporate reorganization and the receipt of the estimated net proceeds from the sale of                        shares of common stock offered in this offering and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred on April 1, 2003. Bonita Bay, Spic and Span and Vetco have historically utilized a December 31 fiscal year; for purposes of the fiscal year ended March 31, 2004 data presented herein, a historical December 31, 2003 period was used for these businesses. There were no significant unusual charges or adjustments during the three month period ended March 31, 2004 for Spic and Span, Prestige Holdings or Vetco that would have had a material effect on the pro forma results of operations.

              The unaudited pro forma financial data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition been consummated on the dates indicated above, nor are they necessarily indicative of our future results of operations.

              The adjustments to the unaudited pro forma combined financial data are based upon available information and assumptions that we believe are reasonable and exclude the following non-recurring charges that will be incurred in connection with the reorganization and offering and recognized in the 12 months following the offering:

  •
  the estimated debt breakage costs of $10.8 million related to the early repayment of the senior subordinated notes; and

  •
  the write-off of deferred financing charges of $9.1 million.

              The following information is qualified by reference to and should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in this prospectus.

 PRESTIGE BRANDS HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2004
(unaudited)
(dollars in thousands)

	Historical Prestige Holdings	Historical Vetco	Vetco Acquisition Adjustments		Pro Forma for the Vetco Acquisition	Reorganization and Offering Adjustments	Pro Forma As Adjusted for Reorganization and Offering
ASSETS
Current assets:
Cash	$28,809	$177	$(19,977	)(a)	$9,009
Accounts receivable net	40,328	1,738			42,066
Other receivables	988	—			988
Inventories, net	17,862	849	61	(b)	18,772
Deferred income tax asset	6,059	—			6,059
Prepaid expenses and other current assets	1,183	37			1,220

Total current assets	95,229	2,801	(19,916)		78,114
Property and equipment, net	3,067	68			3,135
Goodwill	271,952	—	21,018	(b)	292,970
Other long-term assets, net	607,180	—	27,000 158	(b) (b)	634,338

Total assets	$977,428	$2,869	$28,260		$1,008,557

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$18,970	$402			$19,372	$	$
Accounts payable—related parties	1,000	—			1,000
Accrued expenses	24,583	—	727	(b)	25,310
Current portion of long-term debt	3,550	—			3,550

Total current liabilities	48,103	402	727		49,232
Long-term debt	659,675	—	30,000	(a)	689,675
Deferred income tax liability	80,026	—			80,026

Total liabilities	787,804	402	30,727		818,933
Members'/Stockholders' (deficit) equity:
Senior preferred units, 22,500 units issued and outstanding, actual; units issued and outstanding, pro forma; no units issued and outstanding, pro forma, as adjusted	17,768	—			17,768
Class B preferred units, 162,464 units issued and outstanding, actual; units issued and outstanding, pro forma; no units issued and outstanding, pro forma, as adjusted	155,283	—			155,283
Common units, 57,772,786 units issued and outstanding, actual; units issued and outstanding, pro forma; no units issued and outstanding, pro forma, as adjusted	5,376	—			5,376
Authorized, issued and outstanding, actual; shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	—	—			—
Common stock, par value $0.01 per share, no shares authorized, issued, and outstanding, actual; shares authorized and shares issued and outstanding, poro forma; shares authorized and shares issued and outstanding; pro forma as adjusted	—	—			—
Members'/Stockholders' equity	—	182	(182	)(c)	—
Additional paid-in capital	4,871	—			4,871
Accumulated deficit/Retained earnings	6,326	2,285	(2,285	)(c)	6,326
Accumulated other comprehensive gain (loss)	—	—			—

Total stockholders'/members' equity	189,624	2,467	(2,467)		189,624

Total liabilities and members'/stockholders' equity	$977,428	$2,869	$8,260		$1,008,557

PRESTIGE BRANDS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(dollars in thousands)

(a)
The unaudited pro forma combined balance sheet gives effect to the following pro forma adjustments and reflects incurrence of debt, payment of acquisition consideration to the sellers of Vetco and fees and expenses incurred in connection with the Vetco acquisition, all presented as if they had occurred on September 30, 2004.

Sources of funds
Cash on hand	$19,977
Term loan facility	18,000
Revolving credit facility	12,000

Total sources of funds	$49,977

Uses of funds
Consideration paid to selling shareholders	$49,250
Estimated fees and expenses	727

Total uses of funds	$49,977

(b)
Assumes the Vetco acquisition had been consummated on September 30, 2004 and was accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, the estimated acquisition consideration is allocated to assets and liabilities based on their relative fair values. Any consideration remaining is allocated to goodwill, which will be evaluated on an annual basis to determine impairment and adjusted accordingly.

Total acquisition consideration allocation
Consideration paid to selling shareholders	$49,250
Estimated fees and expenses	727

Total acquisition consideration	49,977
Less book value of net assets acquired	(2,467)

Step-up to be allocated	$47,510

Preliminary allocation
Inventory	$61
Identifiable intangible assets(1)	27,000
Non-compete agreement(2)	158
Accrued liabilities(3)	(727)
Goodwill	21,018

Total	$47,510

  (1)
  Represents the adjustment necessary to reflect the value of finite-lived trademarks with an average useful life of 20.0 years.

  (2)
  Represents the adjustment necessary to reflect the value of a non-compete agreement amortizable over 5.0 years.

  (3)
  Represents direct costs of the transaction not paid at closing.

(c)
Represents the elimination of Vetco's equity accounts upon the application of purchase accounting.

PRESTIGE BRANDS HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MARCH 31, 2004
(dollars in thousands, except per share data)

	Historical							Historical				Historical
															Pro Forma for the Medtech Acquisition, the Bonita Bay Acquisition and the Vetco Acquisition (a)
	Prestige Holdings From February 6, 2004 through March 31, 2004	Combined Medtech and Denorex From April 1, 2003 to February 5, 2004	Spic and Span Year Ended December 31, 2003(a)	Spic and Span Adjustments (b)	Medtech Acquisition Adjustments		Pro Forma for the Medtech Acquisition	Bonita Bay Year Ended December 31, 2003(a)	Bonita Bay Acquisition Adjustments		Pro Forma for the Medtech Acquisition and the Bonita Bay Acquisition (a)	Vetco Year Ended December 31, 2003(a)	Vetco Acquisition Adjustments			Reorganization and Offering Adjustments	Pro Forma As Adjusted for Reorganization and Offering
Income Statement Data:
Net sales	$18,861	$69,059	$20,173	$(2,076)	$(387	)(c)	$105,630	$167,070			$272,700	$12,821			$285,521
Cost of sales (Prestige Holdings from February 6, 2004 through March 31, 2004 includes $1,805 of charges related to the step-up of inventory	10,023	26,254	11,191	(1,206)			46,262	82,663			128,925	4,849			133,774

Gross profit	8,838	42,805	8,982	(870)	(387)		59,368	84,407	—		143,775	7,972	—		151,747
Advertising and promotion expenses	1,689	12,601	4,506	(217)			18,579	19,525			38,104	1,827			39,931
Depreciation and amortization expenses	931	4,498	1,261		(955	)(d)	5,735	1,745	1,872	(e)	9,352	6	1,382	(f)	10,740
General and administrative expenses	1,649	12,068	4,776	(57)	(390 (1,059 (2,629 880	)(c) )(j) )(k) (l)	15,238	9,733			24,971	1,659	(300)	(m)	26,330
Interest expense, net	1,725	8,157	2,327	—	(1,407	)(g)	10,802	17,308	15,101	(h)	43,211	(35)	1,133	(i)	44,309
Other expense (income), net	—	1,404	(3,085)	—			(1,681)	—			(1,681)	(56)			(1,737)

Income/(loss) from continuing operations before taxes	2,844	4,077	(803)	(596)	5,173		10,695	36,096	(16,973)		29,818	4,571	(2,215)		32,174
Provision (benefit) for income taxes	1,054	1,684	(226)	(241)	1,793	(o)	4,064	13,823	(6,556	)(o)	11,331		(842) 1,737	(o) (p)	12,226

Net income (loss) applicable to common stockholders	$1,790	$2,393	$(577)	$(355)	$3,380		$6,631	$22,273	$(10,417)		$18,487	$4,571	$(3,110)		$19,948

Net income (loss) per share:
Basic
Diluted

The accompanying notes are an integral part of the unaudited pro forma combined statement of operations

PRESTIGE BRANDS HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004
(unaudited)
(dollars in thousands, except per share data)

	Prestige Holdings	Bonita Bay Acquisition Adjustments		Pro Forma for the Bonita Bay Acquisition	Vetco	Vetco Acquisition Adjustments		Pro Forma for the Bonita Bay Acquisition and the Vetco Acquisition	Reorganization and Offering Adjustments	Pro Forma As Adjusted for Reorganization and Offering
Net sales	$149,103			$149,103	$6,216			$155,319	$	$
Cost of sales (Prestige Holdings includes $5,249 of charges related to the step-up of inventory)	73,966			73,966	2,283			76,249

Gross profit	75,137	—		75,137	3,933	—		79,070
Advertising and promotion expenses	24,075			24,075	321			24,396
Depreciation and amortization expenses	4,543			4,543	10	692	(f)	5,245
General and administrative expenses	9,423	66	(l)	9,489	668			10,157
Interest expense, net	21,883	(258)	(h)	21,625	(42)	476	(i)	22,059
Other expense (income), net	7,567	(7,567)	(n)	—	(134)			(134)

Income/(loss) from continuing operations before taxes	7,646	7,759		15,405	3,110	(1,168)		17,347
Provision/(benefit) for income taxes	3,110	2,744	(o)	5,854	—	(444) 1,182	(o) (p)	6,592

Net income/(loss) applicable to common stockholders	$4,536	$5,015		$9,551	$3,110	$(1,906)		$10,755	$	$

Net income/(loss) per share:
Basic
Diluted

PRESTIGE BRANDS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(dollars in thousands)

(a)
The unaudited pro forma consolidated financial statements have been prepared to reflect the application of purchase accounting under SFAS No. 141, "Business Combinations" for the acquisitions of Medtech/Denorex, Spic and Span, Bonita Bay and Vetco. Spic and Span's, Bonita Bay's and Vetco's audited financial statements for the year ended December 31, 2003 have been combined with the audited financial statements of the predecessor for the period April 1, 2003 through February 5, 2004 and the audited financial statements of Prestige Holdings for the period from February 6, 2004 through March 31, 2004 in arriving at the pro forma fiscal year ended March 31, 2004. There were no significant unusual charges or adjustments during the three month period ended March 31, 2004 for Spic and Span, Bonita Bay or Vetco that would have had a material effect on the pro forma results of operations.

(b)
Medtech acquired Spic and Span on March 5, 2004. Therefore, the operating results for Spic and Span are included in the operating results of Prestige Holdings for the period from March 6, 2004 through March 31, 2004. Because Spic and Span's audited financial statements for the year ended December 31, 2003 are included in the pro forma fiscal year ended March 31, 2004, a full year of Spic and Span operating results are already included in the pro forma presentation. The adjustment reflects the elimination of Spic and Span's operating results from March 6, 2004 through March 31, 2004.

(c)
Reflects the elimination of revenue and the associated expense related to a service agreement between Medtech and Spic and Span in place prior to Medtech's acquisition of Spic and Span.

(d)
Represents the difference between pro forma annual amortization expense of intangible assets and the historical amortization amounts for the Medtech/Denorex and Spic and Span acquisitions.

Fiscal Year Ended March 31, 2004
New amortization of finite-life intangible assets(1)	$5,338
Less: Historical Medtech/Denorex amortization	(5,141)
Less: Historical Spic and Span amortization	(1,152)

Adjustment to amortization	$(955)

  (1)
  Represents amortization of $56.1 million of identifiable assets over their estimated weighted average useful life of approximately 10.7 years.

(e)
Represents the increase in pro forma annual amortization expense of intangible assets associated with the Bonita Bay acquisition.

Fiscal Year Ended March 31, 2004
New amortization of finite-life intangible assets(1)	$1,872
Historical Bonita Bay amortization of trademarks	—

Adjustment to amortization	$1,872

  (1)
  Represents amortization of $11.8 million of identifiable intangible assets over their estimated weighted average useful life of approximately 7.0 years.

(f)
Represents the increase in pro forma annual amortization expense of intangible assets associated with the Vetco acquisition.

	Fiscal Year Ended March 31, 2004	Six Months Ended September 30, 2004
New amortization of finite-life intangible assets(1)	$1,382	$692
Historical Vetco amortization of trademarks	—	—

Adjustment to amortization	$1,382	$692

  (1)
  Represents amortization of $27.0 million of identifiable intangible assets and $0.2 million of a non-compete agreement over their estimated weighted average useful life of approximately 20.0 years and 5.0 years, respectively.

(g)
Reflects the interest expense as a result of the Medtech/Denorex and Spic and Span acquisitions which is calculated as follows:

Fiscal Year Ended March 31, 2004
Interest on borrowings:(1)
Medtech revolving credit facility	$680
Medtech term loan facility	4,680
Medtech senior subordinated debt	5,153

Total cash interest from the debt requirements of the acquisitions	10,513
Amortization of deferred financing costs(2)	337

Total pro forma interest expense(3)	$10,850
Less: Historical interest expense	(12,257)

Net adjustment to interest expense	$(1,407)

  (1)
  Represents the interest on the outstanding and unused balance on the Medtech revolving credit facility (6.0%), the outstanding Medtech term loan (4.6%) and the outstanding Medtech subordinated loan (12.0%).

  (2)
  Represents annual amortization expense on estimated $2.8 million of deferred financing fees, utilizing a weighted average maturity of 8.3 years, which approximates amortization under the effective interest rate method.

  (3)
  A 1/8% change in interest rates on both the Medtech revolving credit facility and the Medtech term loan would amount to a change in pro forma interest expense of $0.1 million.

(h)
Reflects the interest expense in connection with the Bonita Bay acquisition, including the refinancing of debt incurred to consummate the Medtech/Denorex and Spic and Span acquisitions described above, which is calculated as follows:

	Fiscal Year Ended March 31, 2004	Six Months Ended September 30, 2004
Total cash interest from the debt requirements of the Transaction (1)	$40,333	$20,164
Amortization of deferred financing costs(2)	3,101	1,548

Total pro forma interest expense(3)	$43,434	$21,712
Less: Historical interest expense	(17,483)	(21,970)
Less: Pro forma interest for the Medtech Acquisition	(10,850)	—

Net adjustment to interest expense	$15,101	$(258)

  (1)
  Represents the interest on the outstanding and unused balance on the new revolving credit facility (variable rate), the outstanding balance on the Tranche B term loan (variable rate), the outstanding balance on the Tranche C term loan (variable rate) and the outstanding balance on senior subordinated notes, together assuming a weighted average interest rate of 6.0%.

  (2)
  Represents annual amortization expense on estimated $22.7 million of deferred financing fees, utilizing a weighted average maturity of 7.3 years, which approximates amortization under the effective interest rate method.

  (3)
  A 1/8% change in interest rates on borrowings with variable interest rates would amount to a change in pro forma interest expense of $0.6 million.

(i)
Reflects the interest expense as a result of the Vetco acquisition. Total pro forma interest expense below includes the impact of the debt incurred in conjunction with the Bonita Bay acquisition and the refinancing of the debt incurred to consummate the Medtech/Denorex and Spic and Span acquisitions described above, which is calculated as follows:

	Fiscal Year Ended March 31, 2004	Six Months Ended September 30, 2004
Total cash interest from the debt requirements of the transaction(1)	$41,466	$20,640
Amortization of deferred financing costs(2)	3,101	1,548

Total pro forma interest expense(3)	44,567	22,188
Less: Historical interest expense	—	—
Less: Pro forma interest for the Bonita Bay acquisition	(43,434)	(21,712)

Net adjustment to interest expense	$1,133	$476

  (1)
  Represents the interest on the outstanding and unused balance on the revolving credit facility (variable rate), the outstanding balance on the Tranche B term loan (variable rate), the outstanding balance on the Tranche C term loan (variable rate) and the outstanding balance on the senior subordinated notes, together assuming a weighted average interest rate of 6.0%.

  (2)
  Represents annual amortization expense on $22.7 million of deferred financing fees, utilizing a weighted average maturity of 7.3 years, which approximates amortization under the effective interest method.

  (3)
  A 1/8% change on borrowings with variable interest rates would amount to a change in pro forma interest expense of $0.6 million.

(j)
Represents license fees historically paid to Medtech IP L.L.C., or "Labs LLC," which owned the rights to certain brands utilized by Medtech prior to the Medtech acquisition. In connection with the Medtech acquisition, Medtech acquired the rights to the brands owned by Labs LLC. Accordingly, monthly license fees will no longer exist.

(k)
Reflects the elimination of transaction bonuses paid to members of management as a direct result of successfully completing the Medtech/Denorex and Spic and Span transactions. This adjustment eliminates the expense recognized for pro forma presentation purposes as it is directly attributable to the Medtech acquisition and the Bonita Bay acquisition and is not expected to recur in the future.

(l)
Reflects the elimination of the aggregate management and advisory fees paid by Medtech/Denorex and Spic and Span to the Shansby Group ($2,480) and by Bonita Bay to its former investors ($640). Offsetting the elimination are management and advisory fees of $4.0 million that will be paid on a prospective basis to the new equity investors of the combined entities.

(m)
Reflects the elimination of an annual bonus paid to the former owner of Vetco. In connection with the Vetco acquisition, the former owner of Vetco entered into an employment contract with us. The terms of the contract preclude a bonus of this nature to be paid in the future.

(n)
Reflects the elimination of the expense associated with the write-off of Medtech acquisition financing fees. The write-off of these fees was directly attributable to the refinancing of existing debt in conjunction with the Bonita Bay acquisition.

(o)
Reflects the adjustment necessary to arrive at an effective tax rate of 38%.

(p)
Prior to its acquisition, Vetco had elected to be treated as an S corporation for tax purposes. As a result, the tax effects of Vetco's operations were passed directly to its shareholders. Therefore, no provision for income taxes has been recorded in the historical Vetco financial statements. The adjustment reflects the estimated tax effect on Vetco's pre-tax income, assuming a 38% effective rate.

SELECTED FINANCIAL DATA

Prestige Holdings and Predecessor

              Summary historical financial data for the fiscal years ended March 31, 2001, 2002, 2003, for the period from April 1, 2003 to February 5, 2004 and the six months ended September 30, 2003 is referred to as the "predecessor" information. On February 6, 2004, an indirect subsidiary of Prestige Holdings acquired Medtech Holdings, Inc. and The Denorex Company, which at the time were both under common control and management, in a transaction accounted for using the purchase method. The summary financial data after such dates includes the financial statement impact of recording fair value adjustments arising from such acquisitions. The income statement and other financial data of Prestige Holdings and its predecessor for the fiscal years ended March 31, 2002 and 2003, the period from April 1, 2003 to February 5, 2004 and the period from February 6, 2004 to March 31, 2004 and the balance sheet data at March 31, 2003 and March 31, 2004 are derived from audited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data of Prestige Holdings and its predecessor for the six months ended September 30, 2003 and 2004 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data for the predecessor for the fiscal year ended March 31, 2001 are derived from audited consolidated financial statements not included in this prospectus.

              The summary historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor					Prestige Holdings	Predecessor	Prestige Holdings
	Period From August 6, 1999 to March 31, 2000	Fiscal Year Ended March 31,			Period From April 1, 2003 to February 5, 2004	Period From February 6, 2004 to March 31, 2004	Six Months Ended September 30,
		2001	2002	2003			2003	2004
							(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$—	$8,655	$46,201	$76,439	$69,059	$18,861	$43,158	$149,103
Cost of sales(1)	—	3,075	18,699	27,475	26,254	10,023	16,087	73,966

Gross profit	—	5,580	27,502	48,964	42,805	8,838	27,071	75,137
Advertising and promotion expenses	—	149	5,230	14,274	12,601	1,689	9,254	24,075
Depreciation and amortization expenses	—	305	3,992	5,274	4,498	931	2,630	4,543
General and administrative expenses	—	560	8,576	12,075	12,068	1,649	4,934	9,423
Interest expense, net	—	2,051	8,766	9,747	8,157	1,725	4,388	21,883
Other expense	—	124	—	685	1,404	—	—	7,567

Income from continuing operations before taxes	—	2,391	938	6,909	4,077	2,844	5,865	(7,646)
Provision/(benefit) for income taxes	—	(77)	311	3,902	1,684	1,054	2,312	3,110

Income from continuing operations	—	2,468	627	3,007	2,393	1,790	3,553	4,536
Income/(loss) from discontinued operations	(42)	60	(67)	(5,644)	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	(11,785)	—	—	—	—

Net income/(loss)	$(42)	$2,528	$560	$(14,422)	$2,393	$1,790	$3,553	$4,536

Other Financial Data:
Capital expenditures	$9	$123	$95	$421	$66	$42	$63	$143
Cash provided by (used in):
Operating activities	1,422	1,978	3,940	12,519	7,843	(1,706)	3,541	26,405
Investing activities	(9)	(37,542)	(4,412)	(2,165)	(576)	(166,874)	(465)	(373,393)
Financing activities	(636)	36,491	5,526	(14,708)	(8,629)	171,973	(1,022)	372,404
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,903	$2,830	$7,884	$3,530		$3,393		$28,809
Total assets	29,702	151,292	174,783	143,910		326,622		977,428
Total long term debt, including current maturities	13,364	80,918	93,530	81,021		148,694		663,225
Stockholders' equity	12,533	46,030	59,201	44,797		126,509		189,624

(1)
For the period from February 6, 2004 to March 31, 2004 and the six months ended September 30, 2004, cost of sales includes $1,805 and $5,249, respectively, of charges related to the step-up of inventory.

Bonita Bay Holdings, Inc.

              The following table sets forth selected historical financial data of Bonita Bay Holdings, Inc., the direct parent of Prestige Brands International, Inc. We have derived the selected historical consolidated financial data as of and for the fiscal years ended December 31, 2001, 2002 and 2003 from the audited financial statements of Bonita Bay contained elsewhere in this prospectus. The selected historical consolidated financial data as of and for the fiscal year ended December 31, 2000 have been derived from the audited consolidated financial statements for such period, which are not included in this prospectus. The audited consolidated financial statements not appearing in this prospectus were audited by Arthur Andersen LLP, which ceased practicing before the SEC on August 31, 2002. As a result of its conviction in June 2002 for obstruction of justice and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy any claims made by investors or by us relating to any alleged material misstatement or omission with respect to such audited consolidated financial statements. We have derived the selected historical financial data for the three month periods ended March 31, 2003 and 2004 from the unaudited financial statements and the related notes of Bonita Bay included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,				Three Months Ended March 31,
	2000	2001	2002	2003	2003	2004
					(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$27,728	$54,968	$110,566	$167,070	$35,978	$35,075
Cost of sales	7,708	26,489	58,448	82,663	19,528	19,101

Gross profit	20,020	28,479	52,118	84,407	16,450	15,974
Advertising and promotion expenses	4,768	7,425	10,133	19,525	4,061	4,690
Depreciation and amortization expenses	3,348	4,156	745	1,745	531	406
General and administrative expenses	5,328	4,138	5,556	9,733	2,516	2,012
Interest expense, net	2,465	6,199	8,008	17,308	4,627	3,951
Other expense (income), net	—	1,604	—	—	(159)	—

Net income before taxes	4,111	4,957	27,676	36,096	4,874	4,915
Provision / (benefit) for income taxes	1,555	1,874	11,107	13,823	1,767	1,910

Net income	$2,556	$3,083	$16,569	$22,273	$3,107	$3,005

Other Financial Data and Ratios:
Capital expenditures	$312	$120	$242	$370	85	114
Cash proved by (used in):
Operating activities	(1,339)	9,903	22,009	34,964	8,412	7,574
Investing activities	(60,566)	(144,926)	(110,942)	(875)	(189)	(114)
Financing activities	62,580	134,220	95,587	(34,398)	(7,711)	(6,921)
Cash taxes paid	485	1,392	4,295	5,167	1,583	2,342
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,612	$809	$7,464	$7,154		$7,693
Total assets	82,385	230,486	362,827	363,490		359,143
Total long term debt, including current maturities and warrants	27,550	114,425	201,375	181,432		175,245
Stockholders' equity	50,201	107,965	138,491	148,138		150,999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion of our financial condition and results of operations should be read together with the "Selected Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and the related notes included elsewhere in this prospectus. Future results could differ materially from the discussion below for many reasons, including the factors described in "Risk Factors" and elsewhere in this prospectus. Tables and other data in this section may not total due to rounding.

General

              Overview.    We sell well-recognized, brand name consumer products in the over-the-counter drug, household cleaning and personal care categories. Our products are sold by mass merchandisers, and in drug, grocery, dollar and club stores.

              Since completing the Medtech acquisition and the Bonita Bay acquisition, we conduct our operations through three principal business segments: over-the-counter drug, household cleaning and personal care. The following table identifies and sets forth historical gross sales information with respect to the major brands within each of our segments:

			Gross Sales for the Fiscal Year Ended(1)
Business Segment	Major Brands	Date Acquired				Gross Sales for the Six Months Ended September 30, 2004
			2002	2003	2004
			(unaudited) (dollars in thousands)
Over-the-Counter Drug:	Chloraseptic(2)	03/00	$30,713	$30,967	$40,067	$15,319
	Clear eyes(2)(3)	12/02	N/A	N/A	32,502	20,254
	Compound W	10/96	13,944	16,822	29,163	24,856
	Murine(2)(3)	12/02	N/A	N/A	16,089	8,425
	Little Remedies brands(4)	10/04	8,413	10,062	14,241	6,813
	New-Skin	08/79	4,544	9,919	11,830	6,721
Household Cleaning:	Comet(2)(3)	10/01	N/A	80,563	84,279	45,200
	Spic and Span	01/01	22,742	23,422	24,978	14,658
Personal Care:	Cutex	12/98	14,792	15,886	15,872	9,182
	Denorex(3)	02/02	N/A	16,661	14,706	5,865

(1)
The data for the fiscal years 2002, 2003 and 2004 is derived from the financial data for the fiscal year ended December 31 of the prior year for Bonita Bay (Chloraseptic, Clear eyes, Murine and Comet), Spic and Span and Vetco (Little Remedies brands) and March 31 for Medtech (Compound W, New-Skin and Cutex) and Denorex. Prestige Holdings and each of its subsidiaries currently operate on a 52-week fiscal year ending on March 31.

(2)
Except for the six months ended September 30, 2004, gross sales for these brands are not included in the historical financial statements of Prestige Holdings because we acquired Bonita Bay on April 6, 2004, which is after our most recent fiscal year end.

(3)
Brand level sales not available for period when brand was under prior ownership.

(4)
Gross sales for this brand are not included in the historical financial statements of Prestige Holdings because we acquired Vetco on October 6, 2004, which is after our most recent fiscal year end.

              Acquisition-Related Synergies.    We have implemented a number of transaction-related cost reductions that have resulted in a positive annualized effect on our operating results when compared to recent operating history of Medtech, Denorex, Spic and Span, Bonita Bay and Vetco as separate companies. We believe these expenses will not recur in future periods after implementation of such cost reduction measures. These adjustments are reflected in note (2) to the table in "Summary—Summary Unaudited Pro Forma Financial Data." These cost savings include those items set forth in the table below. The cost savings shown in note (2) referenced above are given effect as if they had occurred on April 1, 2003 and have not been adjusted to reflect additional expenses that we expect also to incur in future periods, including interest expense, depreciation and amortization and other expenses, $2.4 million of estimated one-time integration costs, and $4.0 million of management fees to GTCR. Our agreement to pay management fees to GTCR will be terminated prior to the completion of this offering. In addition, while we believe the following estimated expenses will not recur in future periods after implementation of these cost saving measures, we may incur other expenses similar to the expenses set forth below in future periods.

	Year Ended March 31, 2004	Six Months Ended September 30, 2004
	(unaudited) (dollars in thousands)
Implemented cost savings initiatives:
Permanent headcount reductions(a)	$5,645	$1,287
Consolidation of warehousing and distribution(a)	3,546	645
Consolidation of sales, marketing and other programs(a)	3,025	819
Facilities rationalization(a)	394	123

Total cost savings	$12,610	$2,874

(a)
We have undertaken a detailed review of the combined operations of Medtech, Denorex, Spic and Span and Bonita Bay and identified areas of overlap and cost savings. Set forth below is a summary of such savings:

(i)
We have eliminated approximately 14 full-time equivalent positions as part of a permanent headcount reduction of our employees in connection with the Medtech acquisition and the Bonita Bay acquisition. In addition, we have a formal plan in place to eliminate approximately 13 full-time equivalent positions at Vetco upon integrating Vetco's operations.

(ii)
We have contracted with one logistics services provider, which provides warehouse services such as receiving, storage, processing, tracking and shipping, that has allowed us to consolidate from the three logistics services providers, including three warehouses, that historically served the companies. This adjustment represents the cost savings of placing all our collective warehouse and distribution needs with this service provider.

(iii)
We have contracted with one advertising agency, one brokerage structure and one media buying group that are handling the collective sales and marketing needs for the combined companies following the Medtech acquisition and the Bonita Bay acquisition. These service providers will also handle the Vetco operations once integration is complete. Additionally, we have eliminated certain corporate overhead costs, principally legal, banking and insurance, that upon completion of the Medtech acquisition and the Bonita Bay acquisition were no longer required for each of the separate companies. This adjustment represents the net impact of placing all of our advertising and media buying needs under Medtech's existing contracts, moving the existing brokerage arrangements for all our other subsidiaries under Medtech's brokerage contract or in-house and the elimination of certain historical overhead costs.

  (iv)
  We have eliminated one leased location, and identified one additional leased location that will be eliminated, in connection with the Medtech acquisition and the Bonita Bay acquisition. This amount represents the direct and indirect costs associated with maintaining these two redundant facilities.

              Purchase Accounting Effects.    The acquisitions of Medtech, Spic and Span, Bonita Bay and Vetco have been accounted for using the purchase method of accounting under SFAS No. 141, "Business Combinations." As a result, these acquisitions will affect our future results of operations in significant respects. The aggregate acquisition consideration has been allocated to the tangible and intangible assets acquired and liabilities assumed by us based upon their respective fair values as of the acquisition date. In addition, due to the effects of the increased borrowings to finance the acquisitions, our interest expense will increase significantly in the periods following the acquisitions. For more information, see "Liquidity and Capital Resources."

Results of Operations of Prestige International Holdings, LLC

              The following table sets forth the net sales, gross profit and contribution margin (i.e., gross profit less advertising and promotion, or A&P) by segment. The balances in the table below exclude the Little Remedies brands as the Vetco transaction was not consumated until October 2004:

	Six Months Ended September 30,
	2004	2003	2003
	(successor basis)	(predecessor basis) unaudited)	(pro forma basis)
Net sales:
Over-the-Counter Drug	$77,155	$26,777	$67,344
Personal Care	18,028	16,186	19,980
Household Cleaning	53,920	—	50,991
Other	—	195	195

Total	$149,103	$43,158	$138,510

Gross profit:
Over-the-Counter Drug	$46,597	$18,147	$44,622
Personal Care	8,884	8,729	10,482
Household Cleaning	19,656	—	22,191
Other	—	195	195

Total	$75,137	$27,071	$77,490

Contribution margin:
Over-the-Counter Drug	$31,947	$13,009	$30,224
Personal Care	4,442	4,613	4,958
Household Cleaning	14,673	—	15,856
Other	—	195	195

Total	$51,062	$17,817	$51,233

Six months ended September 30, 2004 compared to the six months ended September 30, 2003

              Use of the term "pro forma" throughout the following discussion reflects the unaudited results of our operations as if the Spic and Span acquisition and the Bonita Bay acquisition had both been completed on April 1, 2003, without giving effect to the Vetco acquisition.

              Net Sales.    Net sales increased by $106.0 million, or 245.5%, from $43.2 million for the six months ended September 30, 2003 to $149.1 million for the six months ended September 30, 2004. On a pro forma basis, net sales increased by $10.6 million, or 7.6%, from $138.5 million for the six months ended September 30, 2003 to $149.1 million for the six months ended September 30, 2004. The sales increase is driven by the acquisitions of Bonita Bay and Spic and Span in April 2004 and March 2004, respectively. The Over-the-Counter Drug Category had net sales of $77.2 million for the six months ended September 30, 2004, an increase of $50.4 million over net sales of $26.8 million for the six months ended September 30, 2003. The Personal Care Category had net sales of $18.0 million for the six months ended September 30, 2004 compared to net sales of $16.2 million for the six months ended September 30, 2003. The Household Cleaning Category, which was acquired as part of the Spic and Span and Bonita Bay acquisitions, had sales of $53.9 million for the six months ended September 30, 2004 compared to no sales during the same quarter of the prior year.

              Over-the-Counter Drug Category.    On a pro forma basis, the increase in overall net sales was driven by the Over-the-Counter Drug Category which had net sales of $77.2 million for the six months ended September 30, 2004 compared to net sales of $67.3 million in the prior year. The Compound W (+$9.8 million) and Clear Eyes (+$4.4 million) brands exhibited strong sales growth for the six months ended September 30, 2004. Partially offsetting the strong sales performance for those two brands were declines in sales for the Murine (-$2.3 million) and Chloraseptic (-$0.8 million) brands.

              Personal Care Category.    On a pro forma basis, the Personal Care Category of the business showed a sales decline of $2.0 million, or 9.8%, from $20.0 million for the six months ended September 30, 2003 to $18.0 million for the six months ended September 30, 2004. The decrease in sales was driven by declines for Cutex of $0.7 million and Denorex of $0.8 million. The Cutex decline reflects a decline for the entire nail polish category in 2004 versus the prior year. The decline in Denorex sales reflects market share losses from 2003.

              Household Cleaning Category.    On a pro forma basis, the Household Cleaning Category of the business had a sales increase of $2.9 million, or 5.7% from $51.0 million for the six months ended September 30, 2003 to $53.9 million for the six months ended September 30, 2004. The increase in sales was due to increases for both Comet and Spic and Span. Comet sales increased by $1.6 million, or 3.9%, from $40.9 million for the six months ended September 30, 2003 to $42.5 million for the six months ended September 30, 2004. Spic and Span sales increased by $1.3 million, or 13.4% from $10.0 million for the six months ended September 30, 2003 to $11.3 million for the six months ended September 30, 2004. The strong performance for both household cleaning brands reflected strong sales to our mass merchandiser and dollar store accounts.

              Gross Profit.    Gross profit increased by $48.1 million, or 177.6%, from $27.1 million for the six months ended September 30, 2003 to $75.1 million for the six months ended September 30, 2004. This increase is driven primarily by the sales increase. As a percentage of sales, gross profit declined from 62.7% for the six months ended September 30, 2003 to 50.4% for the six months ended September 30, 2004. This decrease in gross margin as a percent of sales is driven by two factors. The six months ended September 30, 2004 included $5.2 million of charges due to step-ups in inventory related to purchase accounting. The second reason for the deterioration in gross margin percentage is the addition of the Household Cleaning Category in the current year. Gross margins in the Household Cleaning Category are significantly lower than gross margins for the Over-the-Counter Drug Category and Personal Care Category.

              On a pro forma basis, gross profit decreased by $2.4 million, or 3.0%, from $77.5 million for the six months ended September 30, 2003 to $75.1 million for the six months ended September 30, 2004. The decrease in gross profit on a pro forma basis is due primarily to charges related to inventory step-up of $5.2 million for the six months ended September 30, 2004 compared to an inventory step-up of $1.0 million in the six months ended September 30, 2003. Excluding the effect of inventory step-ups, gross profit would have increased by $1.8 million, or 2.3%, from $78.5 million for the six months ended September 30, 2003 to $80.3 million for the six months ended September 30, 2004.

              Over-the-Counter Drug Category.    On a pro forma basis, the OTC drug segment's gross profit increased by $2.0 million, or 4.4%, from $44.6 million for the six months ended September 30, 2003 to $46.6 million for the six months ended September 30, 2004. The increase in gross profit was due to the sales increase. Excluding the inventory step-up of $1.0 million for the six months ended September 30, 2003 and $2.6 million for the six months ended September 30, 2004, gross profit would have increased by $3.6 million, or 7.9%, from $45.6 million for the six months ended September 30, 2003 to $49.2 million for the six months ended September 30, 2004. The increase (excluding inventory step-up) was due to the sales increase.

              Personal Care Category.    On a pro forma basis, the Personal Care Category's gross profit declined by $1.6 million, or 15.2%, from $10.5 million for the six months ended September 30, 2003 to $8.9 million for the six months ended September 30, 2004. The decline in gross profit was due to the decrease in sales.

              Household Cleaning Category.    On a pro forma basis, the Household Cleaning Category's gross profit decreased by $2.5 million, or 11.4%, from $22.2 million for the six months ended September 30, 2003 to $19.7 million for the six months ended September 30, 2004. Excluding the charges related to the inventory step-up of $2.3 million during the current year, gross profit declined by $0.2 million, or 1.4%, from $22.2 million for the six months ended September 30, 2003 to $22.0 million for the six months ended September 30, 2004. The slight decline in gross profit was due to an unfavorable sales mix.

              Contribution Margin.    Contribution margin increased by $33.2 million, or 186.6%, from $17.8 million for the six months ended September 30, 2003 to $51.1 million for the six months ended September 30, 2004. The increase in contribution margin was due to the increased gross profit discussed above, partially offset by increased advertising and selling expenses associated with the acquisition of the Spic and Span and Bonita Bay brands.

              On a pro forma basis, contribution margin decreased by $0.1 million, or 0.3%, from $51.2 million for the six months ended September 30, 2003 to $51.1 million for the six months ended September 30, 2004. As discussed above, the primary reason for the decrease in contribution margin was the charge related to the inventory step-up. Excluding the inventory step-up in each period, contribution margin for the six months ended September 30, 2004 would have been $56.3 million, an increase of $4.1 million, or 7.9%, compared to the contribution margin of $52.2 million for the six months ended September 30, 2003.

              Over-the-Counter Drug Category.    Pro forma contribution margin for the Over-the-Counter Drug Category increased by $1.7 million, or 5.7%, from $30.2 million for the six months ended September 30, 2003 to $31.9 million for the six months ended September 30, 2004. Excluding the inventory step-up in each period, pro forma contribution margin increased by $3.3 million, or 10.5%, from $31.2 million for the six months ended September 30, 2003 to $34.5 million for the six months ended September 30, 2004.

              Personal Care Category.    Pro forma contribution margin for the Personal Care Category decreased by $0.5 million, or 10.4%, from $5.0 million for the six months ended September 30, 2003 to

$4.4 million for the six months ended September 30, 2004. The decrease in contribution margin was driven by the gross profit decline discussed above.

              Household Cleaning Category.    Pro forma contribution for the Household Cleaning Category decreased by $1.2 million, or 7.5%, from $15.9 million for the six months ended September 30, 2003 to $14.7 million for the quarter ended September 30, 2004. The decline was driven by the amortization of inventory step-up in the current year. Excluding the inventory step-up, the pro forma contribution margin was $17.0 million for the six months ended September 30, 2004, a $1.1 million, or 7.5%, increase over the $15.9 million contribution margin for the six months ended September 30, 2003.

              General and Administrative Expenses.    General and administrative expenses increased by $4.5 million, or 91.0%, from $4.9 million for the six month ended September 30, 2003 to $9.4 million for the six months ended September 30, 2004. The increase was due to the additional expenses associated with adding the brands acquired in the Bonita Bay and Spic and Span acquisitions to the portfolio. The acquisitions resulted in increases to most general and administrative line items including the number of employees, office space, insurance costs, legal and accounting expenses.

              Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $1.9 million, or 72.7%, from $2.6 million for the six months ended September 30, 2003 to $4.5 million for the six months ended September 30, 2004. The increase is due primarily to amortization of intangible assets related to the acquisitions and an increase in depreciation related to the Bonita Bay acquisition.

              Net Interest Expense.    Net interest expense increased by $17.5 million, or 398.7%, from $4.4 million for the six months ended September 30, 2003 to $21.9 million for the six months ended September 30, 2004. The increase in interest expense is due primarily to the increased levels of indebtedness outstanding after completion of the Bonita Bay and Spic and Span acquisitions.

              Other Expense.    Other expense of $7.6 million for the six months ended September 30, 2004 was comprised of a loss on extinguishment of debt related to the write-off of deferred financing costs and discount on debt associated with the borrowings we incurred to finance the Medtech acquisition.

              Income Taxes.    The income tax provision for the six months ended September 30, 2004 was $3.1 million, with an effective rate of 40.7% compared to a provision of $2.3 million for the six months ended September 30, 2003, with an effective rate of 39.4%. The difference between the U.S. federal statutory rate of 34% and the effective rates is primarily due to state tax considerations.

Results of Operations of Combined Medtech Holdings, Inc. and The Denorex Company (the "predecessor") and Prestige International Holdings, LLC

              The following table sets forth the net sales, gross profit and contribution margin (i.e., gross profit less advertising and promotion, or A&P) by segment:

	Predecessor			Prestige Holdings
	Fiscal Year Ended March 31,
			Period from April 1, 2003 to February 5, 2004	Period from February 6, 2004 to March 31, 2004	Total for Twelve Months ended March 31, 2004
	2002	2003
	(dollars in thousands)				(unaudited)
Net Sales:
Over-the-Counter Drug	$31,084	$43,260	$43,577	$12,010	$55,587
Personal Care	14,571	32,788	25,149	4,721	29,870
Household Cleaning	—	—	—	2,076	2,076
Other(1)	546	391	333	54	387

Total	$46,201	$76,439	$69,059	$18,861	$87,920

Gross profit:
Over-the-Counter Drug	$21,620	$30,640	$28,892	$6,029	$34,921
Personal Care	5,336	17,933	13,580	1,885	15,465
Household Cleaning	—	—	—	870	870
Other	546	391	333	54	387

Total	$27,502	$48,964	$42,805	$8,838	$51,643

Contribution margin:
Over-the-Counter Drug	$17,291	$23,220	$22,425	$5,160	$27,585
Personal Care	4,435	11,079	7,446	1,282	8,728
Household Cleaning	—	—	—	653	653
Other	546	391	333	54	387

Total	$22,272	$34,690	$30,204	$7,149	$37,353

(1)
Represents revenues related to the provision of administrative, technology and support services to Spic and Span prior to our acquisition of Spic and Span.

The period from April 1, 2003 through February 5, 2004 (the predecessor period) and the period from February 6, 2004 through March 31, 2004 (the successor period) compared to the fiscal year ended March 31, 2003

              The information presented above for net sales, gross profit and contribution margin for the period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 through March 31, 2004 compared to the fiscal year ended March 31, 2003 is derived from comparing (1) the historical financial statements of the predecessor company for the fiscal year ended March 31, 2003 to (2) the sum of the historical financial statements of the predecessor company for the period from April 1, 2003 to February 5, 2004 plus the results of Prestige Holdings for the period from February 6, 2004 through March 31, 2004.

              Net Sales.    Net sales increased by $11.5 million, or 15.0%, from $76.4 million for the fiscal year ended March 31, 2003 to $87.9 million for the twelve months ended March 31, 2004. The increase in net sales included a $12.3 million increase in the Over-the-Counter Drug Category, and the $2.1 million impact of Spic and Span (Household Cleaning Category) from the acquisition date of March 5, 2004, partially offset by a $2.9 million decrease in the Personal Care Category.

              Over-the-Counter Drug Category.    Net sales increased by $12.3 million, or 28.5%, from $43.3 million for the fiscal year ended March 31, 2003 to $55.6 million for the year ended March 31, 2004. The increase in net sales was primarily due to new products introduced during the twelve months ended March 31, 2004. New products, led by Compound W Freeze Off, contributed $10.6 million of the increase. The remainder of the increase was driven by increased domestic sales of: (i) Compound W of $0.7 million, or 5.2%, from $13.4 million for the fiscal year ended March 31, 2003 to $14.1 million for the fiscal year ended March 31, 2004 due to increasing market share; and (ii) New-Skin of $0.8 million, or 9.2%, from $8.7 million for the fiscal year ended March 31, 2003 to $9.5 million for the fiscal year ended March 31, 2004 driven by high levels of advertising by Johnson & Johnson in support of their liquid bandage product. These increases were partially offset by a decrease in Dermoplast® sales of $0.6 million, or 6.9%, from $8.7 million for the fiscal year ended March 31, 2003 to $8.1 million for the fiscal year ended March 31, 2004. The decrease was due to lower demand in the beginning of fiscal 2004 following a very strong March 2003 due to wholesale accounts purchasing heavily in advance of a price increase.

              Personal Care Category.    Net sales decreased by $2.9 million, or 8.9%, from $32.8 million for the fiscal year ended March 31, 2003 to $29.9 million for the twelve months ended March 31, 2004. The decrease was primarily due to Denorex, which experienced a sales decline of $2.7 million, or 17.4%, from $15.5 million for the fiscal year ended March 31, 2003 to $12.8 million for the fiscal year ended March 31, 2004. The sales decline resulted from a decrease in market share.

              Gross Profit.    Gross profit increased by $2.6 million, or 5.5%, from $49.0 million for the fiscal year ended March 31, 2003 to $51.6 million for the twelve months ended March 31, 2004. The increase in gross profit included a $4.3 million increase in the Over-the-Counter Drug Category and a $0.9 million increase due to the impact of Spic and Span within the new Household Cleaning segment effective March 5, 2004, partially offset by a $2.5 million decrease in the Personal Care Category. Included in the cost of goods sold for the period from February 6, 2004 through March 31, 2004 was a $1.8 million charge related to the step-up of inventory at the time of the acquisition of the business by GTCR.

              Over-the-Counter Drug Category.    Gross profit increased by $4.3 million, or 14.0%, from $30.6 million for the fiscal year ended March 31, 2003 to $34.9 million for the twelve months ended March 31, 2004. The increase in gross profit was due to the sales increase partially offset by the increased cost of goods related to the inventory step-up at the time of the acquisition. Excluding the acquisition related expenses of $1.2 million, gross profit as a percent of net sales declined from 70.8% for the fiscal year ended March 31, 2003 to 64.8% for the twelve months ended March 31, 2004. The percentage decline is due to the very strong sales of Compound W Freeze Off, which has a higher cost of goods as a percent of sales than the other products in the category.

              Personal Care Category.    Gross profit decreased by $2.5 million, or 13.8%, from $17.9 million for the fiscal year ended March 31, 2003 to $15.5 million for the twelve months ended March 31, 2004. Excluding the acquisition related expenses of $0.6 million, gross profit as a percent of sales decreased slightly, from 54.6% for the fiscal year ended March 31, 2003 to 53.8% for the fiscal year ended March 31, 2004. The decline is due to product mix as the Denorex line, which experienced a sales decline of $2.7 million as previously discussed, has a higher gross profit margin than the rest of the products in the Personal Care line.

              Contribution Margin.    Contribution margin increased by $2.7 million, or 7.7%, from $34.7 million for the fiscal year ended March 31, 2003 to $37.4 million for the twelve months ended March 31, 2004. The net increase in contribution margin included a $4.4 million increase in the Over-the-Counter Drug Category and $0.7 million of contribution margin related to Spic and Span (Household Cleaning Category), partially offset by a $2.4 million decrease in the Personal Care Category.

              Over-the-Counter Drug Category.    Contribution margin increased by $4.4 million, or 18.8%, from $23.2 million for the fiscal year ended March 31, 2003 to $27.6 million for the twelve months ended March 31, 2004. The increase in contribution margin was due to the gross profit increase discussed above.

              Personal Care Category.    Contribution margin decreased by $2.4 million, or 21.2%, from $11.1 million for the fiscal year ended March 31, 2003 to $8.7 million for the twelve months ended March 31, 2004. The decrease in contribution margin was due to the gross profit decrease discussed above.

              General and Administrative Expenses.    General and administrative expenses were $12.1 million (15.9% of net sales) for the fiscal year ended March 31, 2003, $9.4 million (13.7% of net sales) for the period from April 1, 2003 through February 5, 2004 and $1.6 million (8.8% of net sales) for the period from February 6, 2004 through March 31, 2004. The overall decrease in gross general and administrative dollars and as a percentage of sales over each period is due primarily to the company's ability to add Spic and Span with virtually no incremental overhead and the impact of increased sales on a relatively fixed base of general and administrative costs.

              Depreciation and Amortization Expense.    Depreciation and amortization expense was $5.3 million (6.9% of net sales) for the fiscal year end March 31, 2003, $4.5 million (6.5% of net sales) for the period from April 1 2003 through February 5, 2004 and $0.9 million (5.0% of net sales) for the period from February 6, 2004 through March 31, 2004. The increase in gross dollars is due primarily to amortization of intangible assets related to the acquisitions of Medtech/Denorex and Spic and Span.

              Interest Expense, net.    Interest expense, net was $9.7 million for the fiscal year ended March 31, 2003, $8.2 million for the period from April 1, 2003 through February 5, 2004 and $1.7 million for the period from February 6, 2004 through March 31, 2004. The overall increase in interest expense, net, during the twelve months ended March 31, 2004 is due primarily to the increase in net indebtedness due to the Medtech/Denorex and Spic and Span acquisitions.

              Other Expense.    Other expense was $0.7 million for the fiscal year ended March 31, 2003. The other expense in fiscal year 2003 was comprised of a loss on extinguishment of debt.

              Income Taxes.    The tax provision for the period from April 1, 2003 through February 5, 2004 was $1.7 million with an effective rate of 41.3%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to changes in the valuation allowance, state income taxes (net of federal income tax benefit) and the amortization of intangible assets. The tax provision for the period from February 6, 2004 through March 31, 2004 was $1.1 million with an effective rate of 37.1%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of federal income tax benefit.

Fiscal year ended March 31, 2003 compared to fiscal year ended March 31, 2002

              Net Sales.    Net sales increased by $30.2 million, or 65.4%, from $46.2 million for the fiscal year ended March 31, 2002 to $76.4 million for the fiscal year ended March 31, 2003. The increase in net sales included a $12.2 million increase in the Over-the-Counter Drug Category, and a $18.2 million increase in the Personal Care Category.

              Over-the-Counter Drug Category.    Net sales increased by $12.2 million, or 39.2%, from $31.1 million for the year ended March 31, 2002 to $43.3 million for the year ended March 31, 2003. The increase in net sales primarily relates to the impact of new products and management focus on the base business. Due to product enhancements such as Compound W One-Step pads and water proof pads combined with higher impact packaging and increased media and consumer promotion support, net sales for Compound W grew 29.2% from $11.5 million in fiscal year 2002 to $14.9 million in fiscal year 2003. New-Skin net sales more than doubled from $3.9 million in fiscal year 2002 to $9.2 million in fiscal year 2003. This increase was the result of increased levels of television advertising from previous years and heightened category awareness due to the introduction of Johnson & Johnson's Liquid Bandage. Dermoplast net sales increased 53.2% from $5.7 million in fiscal year 2002 to $8.7 million in fiscal year 2003. Of this increase $1.2 million resulted from a 5% price increase which was implemented for the hospital channel effective April 1, 2003. The anticipated price increase resulted in increased sales in March. The remaining $1.8 million increase in Dermoplast net sales resulted from increased distribution at retail.

              Personal Care Category.    Net sales increased by $18.2 million, or 125.0%, from $14.6 million for the fiscal year ended March 31, 2002 to $32.8 million for the fiscal year ended March 31, 2003. The increase in net sales primarily relates to the acquisition of the Denorex brand in February 2002. Due to the timing of the acquisition, less than two months of sales activity was included in the fiscal year 2002 operating results, compared to a full year in 2003. Net sales attributable to Denorex increased $13.6 million, from $1.9 million for the fiscal year ended March 31, 2002 to $15.5 million for the fiscal year ended March 31, 2003. The remaining net sales increase is due to moderate organic growth within all brands, primarily Cutex.

              Gross Profit.    Gross profit increased by $21.5 million, or 78.0%, from $27.5 million for the fiscal year ended March 31, 2002 to $49.0 million for the fiscal year ended March 31, 2003. The increase in gross profit included a $9.0 million increase in the Over-the-Counter Drug Category, and a $12.6 million increase in the Personal Care Category. Gross margin increased from 59.5% for the fiscal year ended March 31, 2002 to 64.1% for the fiscal year ended March 31, 2003. This is due in part to the increase in sales for the Over-the-Counter Drug Category that has a higher gross margin.

              Over-the-Counter Drug Category.    Gross profit increased by $9.0 million, or 41.7%, from $21.6 million for the fiscal year ended March 31, 2002 to $30.6 million for the fiscal year ended March 31, 2003. The increase in gross profit was due to the significant net sales increase, as well as an improvement in gross profit as a percentage of net sales. Gross margin increased from 69.6% for the fiscal year ended March 31, 2002 to 70.8% for the fiscal year ended March 31, 2003 primarily due to favorable product mix as New-Skin has the highest profit margin of all products in the segment.

              Personal Care Category.    Gross profit increased by $12.6 million, or 236.1%, from $5.3 million for the fiscal year ended March 31, 2002 to $17.9 million for the fiscal year ended March 31, 2003. The increase in gross profit was due to the acquisition of the Denorex brand in February 2002. Denorex generated incremental gross profit of $8.7 million for the fiscal year ended March 31, 2003. The remaining gross profit increase is due to an increase in Cutex sales. As a percentage of net sales, gross profit improved from 36.6% in fiscal year 2002 to 54.7% in fiscal year 2003. The improvement is due to favorable product mix in fiscal year 2003, primarily resulting from the acquisition of Denorex.

              Contribution Margin.    Contribution margin increased by $12.4 million, or 55.8%, from $22.3 million for the fiscal year ended March 31, 2002 to $34.7 million for the fiscal year ended March 31, 2003. The net increase in contribution margin profit included a $5.9 million increase in the Over-the-Counter Drug Category, and a $6.7 million increase in the Personal Care Category.

              Over-the-Counter Drug Category.    Contribution margin increased by $5.9 million, or 34.3%, from $17.3 million for the fiscal year ended March 31, 2002 to $23.2 million for the fiscal year ended March 31, 2003. The increase in contribution margin was due to the improved gross profit discussed above, partially offset by a $3.1 million increase in A&P expenses. The increased A&P expenses are due to higher levels of television advertising, primarily related to the Compound W and New-Skin brands, as well as increased levels of consumer promotion across all brands. As a percentage of sales, contribution margin decreased from 55.6% in fiscal year 2002 to 53.7% in fiscal year 2003.

              Personal Care Category.    Contribution margin increased by $6.6 million, or 149.8%, from $4.4 million for the fiscal year ended March 31, 2002 to $11.1 million for the fiscal year ended March 31, 2003. The increase in contribution margin is primarily due to the Denorex acquisition, which generated incremental contribution margin of $6.2 million in fiscal year 2003, as well as the reduced level of product returns at Cutex. As a percentage of sales, contribution margin increased from 30.4% in fiscal year 2002 to 33.8% in fiscal year 2003, which is due to favorable product mix, partially offset by increased A&P expenses associated with Denorex.

              General and Administrative Expenses.    General and administrative expenses increased by $3.5 million, or 40.8%, from $8.6 million for the fiscal year ended March 31, 2002 to $12.1 million for the fiscal year ended March 31, 2003. The increase in general and administrative expenses was primarily due to a full year of Denorex activity during 2003 compared to approximately two months in 2002.

              Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $1.3 million, or 32.1%, from $4.0 million for the fiscal year ended March 31, 2002 to $5.3 million for the fiscal year ended March 31, 2003. The increase relates to the acquisition of Denorex.

              Interest Expense, net.    Interest expense increased by $0.9 million, or 11.2% from $8.8 million for the fiscal year ended March 21, 2002 to $9.7 million for the fiscal year ended March 31, 2003. The increase was due to inclusion of a full year of Denorex debt interest expense, as compared to approximately two months in 2002.

              Other Expense.    Other expenses of $0.7 million during fiscal year 2003 were comprised of a loss on extinguishment of debt.

              Income Taxes.    The tax provision for fiscal year 2003 was $3.9 million with an effective tax rate of 56.5%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to changes in the valuation allowance, the federal benefit of deductible state taxes, a change in the effective state tax rate and the amortization of intangible assets. The tax provision for fiscal year 2002 was $0.3 million with an effective tax rate of 33.2%. The difference between the U.S. federal statutory rate of 34% relates primarily to the change in the effective state tax rate and the impact of placing a valuation allowance on the usage of the Denorex net operating loss carryforward.

              Discontinued Operations.    Results of discontinued operations was a loss of $5.6 million (net of tax) in fiscal year 2003 compared to a loss of less than $0.1 million (net of tax) in fiscal year 2002. The loss in fiscal year 2003 was attributed to loss from the discontinued Pecos reporting unit of $3.4 million (net of tax) coupled with a loss on disposal of Pecos of $2.2 million (net of tax).

Results of Operations for Bonita Bay Holdings, Inc.

              The following table sets forth the net sales, gross profit and contribution margin (i.e., gross profit less A&P) by segment:

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
	(dollars in thousands)
Net sales:
Over-the-Counter Drug	$27,245	$26,812	$83,251	$17,368	$16,875
Personal Care	9,225	8,384	6,646	1,783	1,504
Household Cleaning	18,498	75,370	77,173	16,827	16,696

Total	$54,968	$110,566	$167,070	$35,978	$35,075

Gross profit:
Over-the-Counter Drug	$17,007	$17,172	$51,219	$9,594	$11,201
Personal Care	3,485	2,735	2,605	569	654
Household Cleaning	7,987	32,211	30,582	6,287	4,119

Total	$28,479	$52,118	$84,406	$16,450	$15,974

Contribution margin:
Over-the-Counter Drug	$12,934	$12,261	$39,193	$6,376	$9,087
Personal Care	432	902	1,363	337	533
Household Cleaning	7,688	28,822	24,325	5,676	1,664

Total	$21,054	$41,985	$64,881	$12,389	$11,284

Three months ended March 31, 2004 compared to three months ended March 31, 2003

              Net Sales.    Net sales declined by $0.9 million, or 2.5%, from $36.0 million for the quarter ended March 31, 2003 to $35.1 million for the quarter ended March 31, 2004. The decrease in net sales included decreases of $0.5 million in the Over-the-Counter Drug Category, $0.3 million in the Personal Care Category and $0.1 million in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Net sales decreased by $0.5 million, or 2.8%, from $17.4 million for the quarter ended March 31, 2003 to $16.9 million for the quarter ended March 31, 2004. The decrease in net sales was primarily due to Chloraseptic, which experienced a sales decline of $0.7 million, or 11.9%, from $5.8 million to $5.1 million. The decline in sales was attributable to the abrupt end of the cold and flu season in December 2003, resulting in declines for the sore throat category in the January to March 2004 period.

              Partially offsetting the Chloraseptic decline was an increase in sales for the Clear Eyes and Murine brands. Sales increased by $0.2 million, or 1.7%, from $11.6 million for the quarter ended March 31, 2003 to $11.8 million for the quarter ended March 31, 2004.

              Personal Care Category.    Net sales declined by $0.3 million, or 15.6%, from $1.8 million for the quarter ended March 31, 2003 to $1.5 million for the quarter ended March 31, 2004. The decline in net sales was primarily the result of the discontinuation of the Prell® Spa product line in late 2002.

              Household Cleaning Category.    Net sales decreased by $0.1 million, or 0.8%, from $16.8 million for the quarter ended March 31, 2003 to $16.7 million for the quarter ended March 31,

2004 due to an increase in allowances and coupon expenses related to new product introductions, partially offset by an increase in gross sales.

              Gross Profit.    Gross profit decreased by $0.5 million, or 2.9%, from $16.5 million for the quarter ended March 31, 2003 to $16.0 million for the quarter ended March 31, 2004. The net decrease in gross profit included an increase of $1.6 million in the Over-the-Counter Drug Category and an increase of $0.1 million in the Personal Care Category, offset by a decrease of $2.2 million in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Gross profit increased by $1.6 million, or 16.8%, from $9.6 million for the quarter ended March 31, 2003 to $11.2 million for the quarter ended March 31, 2004. The increase in gross profit was due to the increased costs of goods related to Clear Eyes and Murine in the quarter ended March 31, 2003 attributable to an inventory write up of $1.8 million at the time of the acquisition from Abbott in December of 2002. Gross profit as a percent of net sales for the quarter ended March 31, 2004 was 66.4%. Excluding the $1.8 million of Clear Eyes and Murine inventory write up, the gross profit as a percent to sales for the quarter ended March 31, 2003 was 65.6%. The improvement in the current quarter is due to product mix, as Clear Eyes/Murine generates a higher gross profit margin than Chloraseptic.

              Personal Care Category.    Gross profit increased by $0.1 million, or 14.9%, from $0.6 million for the quarter ended March 31, 2003 to $0.7 million for the quarter ended March 31, 2004 despite the sales decrease. The increase in gross profit resulted from the lack of close-out sales in 2004. Sales for the quarter ended March 31, 2003 included a significant amount of the discontinued Prell Spa Shampoo and Conditioner which were sold at low margins.

              Household Cleaning Category.    Gross profit decreased by $2.2 million, or 34.5%, from $6.3 million for the quarter ended March 31, 2003 to $4.1 million for the quarter ended March 31, 2004. The decline in gross profit was primarily due to the increase in couponing and trade promotion expenses discussed in net sales, above, and an increase in the reserve for obsolescence of $1.2 million over the reserve at the quarter ended March 31, 2003.

              Contribution Margin.    Contribution margin decreased by $1.1 million, or 8.9%, from $12.4 million for the quarter ended March 31, 2003 to $11.3 million for the quarter ended March 31, 2004. The net decrease in contribution margin included a $2.7 million increase in the Over-the-Counter Drug Category and a $0.2 million increase in the Personal Care Category, offset by a $4.0 million decrease in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Contribution margin increased by $2.7 million, or 42.5%, from $6.4 million for the quarter ended March 31, 2003 to $9.1 million for the quarter ended March 31, 2004. The increase in contribution is attributed to the $1.6 million increase in gross profit plus a decrease in Chloraseptic advertising of $0.9 million from $2.3 million in the quarter ended March 31, 2003 to $1.4 million in the quarter ended March 31, 2004.

              Personal Care Category.    Contribution margin increased by $0.2 million, or 58.2%, from $0.3 million for the quarter ended March 31, 2003 to $0.5 million for the quarter ended March 31, 2004. The increase in contribution margin was due to the gross margin increase plus a reduction of $0.1 million in consumer promotion due to a change in advertising programs.

              Household Cleaning Category.    Contribution margin decreased by $4.0 million, or 70.7%, from $5.7 million for the quarter ended March 31, 2003 to $1.7 million for the quarter ended March 31, 2004. The decrease in margin was due to the gross profit decline of $2.2 million and an increase in advertising and coupon placement expenses of $1.8 million from $0.6 million for the quarter ended March 31, 2003 to $2.4 million for the quarter ended March 31, 2004. The increase in advertising in 2004 was in support of the new products launched in the fall of 2003.

              General and Administrative Expenses.    General and administrative expenses decreased by $0.5 million, or 20.0%, from $2.5 million for the quarter ended March 31, 2003 to $2.0 million for the quarter ended March 31, 2004. The decrease was primarily due to the discontinuation of the Clear Eyes and Murine transition services agreement during the latter part of 2003. The transition services expense decreased from $0.5 million in the quarter ended March 31, 2003 to $0 in the quarter ended March 31, 2004.

              Depreciation and Amortization Expenses.    Depreciation and amortization expenses decreased by $0.1 million, or 23.5%, from $0.5 million for the quarter ended March 31, 2003 to $0.4 million for the quarter ended March 31, 2004. The decrease in depreciation and amortization was due to a reduction in depreciation expenses.

              Interest Expense, net.    Interest expense, net decreased by $0.6 million, or 14.6%, from $4.6 million for the quarter ended March 31, 2003 to $4.0 million for the quarter ended March 31, 2004. The decrease in interest expense is a function of the outstanding debt, which decreased as a result of using excess cash flow to pay down debt since the quarter ended March 31, 2003.

              Income Taxes.    The tax provision for the three months ended March 31, 2004 was $1.9 million with an effective rate of 38.9%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of federal income tax benefit. The tax provision for the three months ended March 31, 2003 was $1.8 million with an effective rate of 36.3%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of federal tax benefit.

Year ended December 31, 2003 compared to year ended December 31, 2002

              Net Sales.    Net sales increased by $56.5 million, or 51.1%, from $110.6 million for the year ended December 31, 2002 to $167.1 million for the year ended December 31, 2003. The increase in net sales included a $56.5 million increase in the Over-the-Counter Drug Category, a $1.8 million decrease in the Personal Care Category and a $1.8 million increase in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Net sales increased by $56.5 million, or 210.5%, from $26.8 million for the year ended December 31, 2002 to $83.3 million for the year ended December 31, 2003. The increase in net sales was primarily due to the acquisition of Clear eyes and Murine, which was effective December 30, 2002 and contributed $47.8 million of net sales to the year ended December 31, 2003. New product introductions, which increased market share and a strong cold and flu season attributed to an increase in Chloraseptic net sales of $8.7 million, or 32.6% from 2002 to 2003. The introduction of Relief Strips and the Pocket Pump contributed $3.7 million and $1.2 million to net sales, respectively.

              Personal Care Category.    Net sales declined by $1.8 million, or 20.7% from $8.4 million for the year ended December 31, 2002 to $6.6 million for the year ended December 31, 2003. The decline in net sales was primarily the result of the 2002 discontinuation of the Prell Spa product line.

              Household Cleaning Category.    Net sales increased by $1.8 million, or 2.4%, from $75.4 million for the year ended December 31, 2002 to $77.2 million for the year ended December 31, 2003. The increase in net sales was primarily the result of the introduction of Comet Clean and Flush in October 2003 representing $2.8 million of net sales for the year ended December 31, 2003. Bonita Bay also introduced the Comet Orange Brite™ Bathroom Spray and Orange Oxygenated Soft Powder in 2003, which generated $0.7 million of net sales in the year ended December 31, 2003. The increases related to new products were partially offset by a decline in overall industry net sales for Comet's core category.

              Gross Profit.    Gross profit increased by $32.3 million, or 62.0%, from $52.1 million for the year ended December 31, 2002 to $84.4 million for the year ended December 31, 2003. The net increase in gross profit included a $34.0 million increase in the Over-the-Counter Drug Category, a $0.1 million decrease in the Personal Care Category and a $1.6 million decrease in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Gross profit increased by $34.0 million, or 198.3%, from $17.2 million for the year ended December 31, 2002 to $51.2 million for the year ended December 31, 2003. The increase in gross profit was due, in part, to inclusion of a full fiscal year of Clear eyes and Murine sales in 2003. New product introductions contributed $2.4 million to 2003 gross profit with Relief Strips and Pocket Pump contributing $1.9 million and $0.5 million, respectively. Increased gross profit of Chloraseptic contributed $3.2 million. Overall gross margin declined from 64.0% for the year ended December 31, 2002 to 61.5% for 2003. This decline was due to lower margins on Chloraseptic as a result of higher than normal product liquidations, which generated lower margins as well as higher costs associated with the new Chloraseptic products.

              Personal Care Category.    Gross profit decreased by $0.1 million, or 4.8%, from $2.7 million for the year ended December 31, 2002 to $2.6 million for the year ended December 31, 2003. The decline in gross profit was due to a decline in sales. Gross margin increased from 32.6% to 39.2% for the year ended December 31, 2003.

              Household Cleaning Category.    Gross profit decreased by $1.6 million, or 5.1%, from $32.2 million for the year ended December 31, 2002 to $30.6 million for the year ended December 31, 2003. The gross profit attributable to Comet Clean and Flush was $1.1 million in 2003, which was more than offset by lower gross profit margins on other products. Gross profit as a percent of net sales decreased from 42.7% for the year ended December 31, 2002 to 39.6% for the year ended December 31, 2003 as a result of changes in product mix and higher discounts.

              Contribution Margin.    Contribution margin increased by $22.9 million, or 54.5%, from $42.0 million for the year ended December 31, 2002 to $64.9 million for the year ended December 31, 2003. The net increase in contribution margin included a $26.9 million increase in the Over-the-Counter Drug Category, a $0.5 million increase in the Personal Care Category and a $4.5 million decrease in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Contribution margin increased by $26.9 million, or 219.6%, from $12.3 million for the year ended December 31, 2002 to $39.2 million for the year ended December 31, 2003. A&P expenses increased $7.1 million, or 144.9%, from $4.9 million to $12.0 million, which was attributable to $6.3 million for Clear eyes and Murine as well as $0.8 million for Chloraseptic. Overall contribution margin as a percentage of net sales increased from 45.7% to 47.1% for the year ended December 31, 2002 versus 2003. This increase was the result of adding the Clear eyes and Murine product line.

              Personal Care Category.    Contribution margin increased by $0.5 million, or 51.1%, from $0.9 million for the year ended December 31, 2002 to $1.4 million for the year ended December 31, 2003. A&P expenses declined $0.6 million, or 32.2%, from $1.8 million to $1.2 million during the period, which was due to an overall reduction in Prell brand spending.

              Household Cleaning Category.    Contribution margin decreased by $4.5 million, or 15.6%, from $28.8 million for the year ended December 31, 2002 to $24.3 million for the year ended December 31, 2003. The decrease in contribution margin was primarily due to an increase in A&P expenses of $2.9 million, or 84.6%, from $3.4 million to $6.3 million. Comet Clean and Flush product development and marketing costs totaling $1.2 million as well as a mid-year advertising campaign for Comet Spray contributed to the higher A&P expenses. Overall contribution margin as a percentage of net sales declined from 38.2% to 31.5% for these reasons.

              General and Administrative Expenses.    General and administrative expenses increased by $4.1 million, or 75.2%, from $5.6 million for the year ended December 31, 2002 to $9.7 million for the year ended December 31, 2003. This increase was primarily the result of the Clear eyes and Murine acquisition.

              Depreciation and Amortization Expenses.    Depreciation and amortization expenses increased by $1.0 million, or 134.3%, from $0.7 million for the year ended December 31, 2002 to $1.7 million for the year ended December 31, 2003. The increase in depreciation and amortization was primarily the result of the Clear eyes and Murine acquisition.

              Interest Expense, net.    Interest expense, net increased by $9.3 million, or 116.1%, from $8.0 million for the year ended December 31, 2002 to $17.3 million for the year ended December 31, 2003. The increase in interest expense is a function of the outstanding debt, which increased as a result of the Clear eyes and Murine acquisition.

              Income Taxes.    The tax provision for fiscal year 2003 was $13.8 million with an effective tax rate of 38.3%. The tax provision for fiscal year 2002 was $11.1 million with an effective tax rate of 40.1%. The difference in both instances between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of the federal benefit.

Year ended December 31, 2002 compared to year ended December 31, 2001

              Net Sales.    Net sales increased by $55.6 million, or 101.1%, from $55.0 million for the year ended December 31, 2001 to $110.6 million for the year ended December 31, 2002. The net increase in net sales was comprised of a $0.4 million decrease in the Over-the-Counter Drug Category, a $0.8 million decrease in the Personal Care Category and a $56.9 million increase in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Net sales decreased by $0.4 million, or 1.6%, from $27.2 million for the year ended December 31, 2001 to $26.8 million for the year ended December 31, 2002. The decrease in net sales was primarily a result of a very weak cough and cold season.

              Personal Care Category.    Net sales decreased $0.8 million, or 9.1%, from $9.2 million for the year ended December 31, 2001 to $8.4 million for the year ended December 31, 2002. The decline in net sales was primarily attributable to the strong opening orders for the launch of Prell Spa formula in 2001.

              Household Cleaning Category.    Net sales increased by $56.9 million, or 307.4%, from $18.5 million for the year ended December 31, 2001 to $75.4 million for the year ended December 31, 2002. The increase in net sales was due to the acquisition of Comet by Bonita Bay Holdings, Inc. effective October 2, 2001, which resulted in the inclusion of only three months of post-acquisition results in 2001 compared with a full year in 2002.

              Gross Profit.    Gross profit increased by $23.6 million, or 83.0%, from $28.5 million for the year ended December 31, 2001 to $52.1 million for the year ended December 31, 2002. The net increase in gross profit included a $0.2 million increase in the Over-the-Counter Drug Category, a $0.8 million decrease in the Personal Care Category and a $24.2 million increase in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Gross profit increased by $0.2 million, or 1.0%, from $17.0 million for the year ended December 31, 2001 to $17.2 million for the year ended December 31, 2002. The increase in gross profit was due to a slight cost reduction in 2002, which resulted in a gross margin increase from 62.4% to 64.0%.

              Personal Care Category.    Gross profit decreased $0.8 million, or 21.5%, from $3.5 million for the year ended December 31, 2001 to $2.7 million for the year ended December 31, 2002. Gross margin, as a percentage of net sales, declined from 37.8% in 2001 to 32.6% in 2002. The decline in gross margin was due to the discontinuation of the Prell Spa line and the liquidation of excess inventory.

              Household Cleaning Category.    Gross profit increased by $24.2 million, or 303.3%, from $8.0 million for the year ended December 31, 2001 to $32.2 million for the year ended December 31, 2002. The increase in gross profit was primarily the result of a full year of Comet sales in 2002 compared to three months in 2001. Gross margin decreased slightly from 43.2% for the period ended December 31, 2001 to 42.7% for the year ended December 31, 2002.

              Contribution Margin.    Contribution margin increased by $20.9 million, or 99.4%, from $21.1 million for the year ended December 31, 2001 to $42.0 million for the year ended December 31, 2002. The net increase in gross profit was comprised of a $0.6 million decrease in the Over-the-Counter Drug Category, a $0.5 million increase in the Personal Care Category and a $21.1 million increase in the Household Cleaning Category.

              Over-the-Counter Drug Category.    Contribution margin decreased by $0.6 million, or 5.2%, from $12.9 million for the year ended December 31, 2001 to $12.3 million for the year ended December 31, 2002. The decline in contribution margin was due to an increase in A&P expenses of $0.8 million, or 20.5%, from $4.1 million in 2001 to $4.9 million in 2002, which was due to increased spending for TV media and promotion. The remaining fluctuation in contribution margin was the result of factors previously discussed.

              Personal Care Category.    Contribution margin increased by $0.5 million, or 108.8%, from $0.4 million for the year ended December 31, 2001 to $0.9 million for the year ended December 31, 2002. The increase in contribution margin was due, in part, to a decline in A&P expenses of $1.3 million, or 40.0%, from $3.1 million in 2001 to $1.8 million in 2002, which was due to the elimination of the Prell Spa line A&P spending.

              Household Cleaning Category.    Contribution margin increased by $21.1 million, or 274.9%, from $7.7 million for the year ended December 31, 2001 to $28.8 million for the year ended December 31, 2002. The increase in A&P expenses related to a full year of expenses related to Comet as the seller funded Comet's A&P commitment for the three months that would have been included in 2001.

              General and Administrative Expenses.    General and administrative expenses increased by $1.5 million, or 34.3%, from $4.1 million for the year ended December 31, 2001 to $5.6 million for the year ended December 31, 2002. The increase was primarily due to the full year impact of the Comet acquisition in October 2001.

              Depreciation and Amortization Expenses.    Depreciation and amortization expenses decreased by $3.4 million, or 82.1%, from $4.2 million for the year ended December 31, 2001 to $0.7 million for the year ended December 31, 2002. The decline was the result of the adoption of SFAS No. 142, the discontinuation of the amortization of goodwill.

              Interest Expense, net.    Interest expense, net increased by $1.8 million, or 29.2%, from $6.2 million for the year ended December 31, 2001 to $8.0 million for the year ended December 31, 2002. The increase in interest expense is a function of the outstanding debt, which increased as a result of the Comet acquisition.

              Other Expense (Income), net.    Other expense of $1.6 million for the year ended December 31, 2001 relates to loss on the extinguishment of debt.

              Income Taxes.    The tax provision for fiscal 2002 was $11.1 million with an effective tax rate of 40.1%. The tax provision for fiscal 2001 was $1.9 million with an effective tax rate of 37.8%. The difference in both instances between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of the federal benefit.

Liquidity and Capital Resources

              We have historically financed our operations with a combination of internally generated funds and borrowings. Our principal uses of cash are for operating expenses, servicing long-term debt, acquisitions, working capital, payment of income taxes and capital expenditures.

Prestige International Holdings, LLC

Operating Activities

              Six months ended September 30, 2004 compared to the six months ended September 30, 2003. Net cash provided by operating activities was $26.4 million for the six months ended September 30, 2004, compared to $3.5 million for the six months ended September 30, 2003. The increase in net cash provided by operating activities for the six months ended September 30, 2004 was due primarily to net income of $4.5 million, adjusted for non-cash items of $21.8 million, compared to net income of $3.6 million, adjusted for non-cash items of $6.2 million for the six months ended September 30, 2003. The non-cash items are comprised of depreciation and amortization ($6.0 million and $3.5 million for the six months ended September 30, 2004 and 2003, respectively) and loss on extinquishment of debt ($7.6 million and $0 for the six months end September 30, 2004 and 2003, respectively). Working capital was unchanged for the six months ended September 30, 2004 primarily due to an increase in accounts receivable related to an increase in net sales during the period of $11.6 million, offset by a reduction of inventories of $8.2 million and an increase in accounts payable of $3.1 million.

Investing Activities

              Six months ended September 30, 2004 compared to the six months ended September 30, 2003. Net cash used in investing activities was $373.4 million for the six months ended September 30, 2004, compared to net cash used of $0.5 million for the six months ended September 30, 2003. The net cash used in the six months ended September 30, 2004 was primarily for the acquisition of Bonita Bay on April 6, 2004.

Financing Activities

              Six months ended September 30, 2004 compared to the six months ended September 30, 2003. Net cash provided by financing activities was $372.4 million for the six months ended September 30, 2004, compared to $1.0 million cash used in financing activities for the six months ended September 30, 2003. Net cash provided by financing activities for the six months ended September 30, 2004 was primarily a result of proceeds of borrowings ($668.5 million) and the issuance of preferred and common units ($58.5 million) related to the Bonita Bay acquisition, partially offset by repayment of the debt ($331.7 million) incurred in February 2004 at the time of the Medtech acquisition and deferred financing costs ($22.9 million). Net cash used in financing activities in the six months ended September 30, 2003 was attributed to the scheduled pay down of Medtech's senior bank facilities.

Medtech

Operating Activities

              Period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 to March 31, 2004.    Net cash provided by (used in) operating activities was $7.8 million for the period from April 1, 2003 through February 5, 2004, compared to $(1.7) million for the period from

February 6, 2004 through March 31, 2004. The cash flows provided by operating activities for the period from April 1, 2003 through February 5, 2004 were primarily the result of net income of $2.4 million adjusted for non-cash items of $7.9 million, partially offset by net changes in working capital of ($2.5) million. The $2.5 million net increase in working capital can be attributed to a $3.4 million decrease in accounts payable and accrued expenses due primarily to reductions in the reserve for Pecos returns, an increase of $2.3 million in inventory due primarily to new product launches and a decrease of $3.1 million in accounts receivable. The cash flows used in operating activities for the period from February 6, 2004 through March 31, 2004 were primarily the result of changes in working capital of ($5.3) million partially offset by net income of $1.8 million adjusted for non-cash items of $1.8 million. The $5.3 million net increase in working capital can be attributed to an increase in accounts receivable of $4.0 million, a $3.1 million decrease in accounts payable and accrued liabilities due to the payment of $2.7 million of bonuses to management in connection with the acquisition of Medtech, and a $1.1 million decrease in inventory.

              Fiscal year 2003 compared to fiscal year 2002.    Net cash provided by operating activities was $12.5 million for the year ended March 31, 2003, compared to $3.9 million for the year ended March 31, 2002. The cash flows provided by operating activities for the fiscal year 2003 were primarily the result of a net loss of $14.4 million adjusted for non-cash items of $21.7 million, coupled with net changes in working capital of $5.2 million. The $5.2 million net decrease in working capital can be attributed to a $3.9 million decrease in inventory due to better supply chain management and a $2.6 million increase in accrued expenses. The cash flows provided by operating activities for fiscal year 2002 were primarily the result of $0.6 million of net income adjusted for non-cash items of $6.7 million. The remaining net decrease of $3.3 million is due to an increase in inventory of $2.8 which is attributed to the acquisition of Denorex in February 2002.

Investing Activities

              Period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 to March 31, 2004.    Net cash used in investing activities was $0.6 million for the period from April 1, 2003 through February 5, 2004, compared to $166.9 million for the period from February 6, 2004 through March 31, 2004. Net cash used in investing activities for the period from April 1, 2003 through February 5, 2004 is primarily the result of expenditures of $0.5 million related to payments for an option to purchase the rights to certain Medtech products. Net cash used in investing activities for the period from February 6, 2004 through March 31, 2004 is the result of the acquisitions of Medtech/Denorex and Spic and Span during the period partially offset by the release of $0.7 million of previously restricted cash related to the Pecos divestiture in March 2003.

              Fiscal year 2003 compared to fiscal year 2002.    Net cash used in investing activities of Medtech was $2.2 million for the year ended March 31, 2003, compared to net cash used of $4.4 million for the year ended March 31, 2002. Net cash used in investing activities during fiscal year 2003 is primarily the result of restricted cash ($0.7 million) related to the Pecos divestiture in March 2003, capital expenditures of $0.4 million, expenditures of $0.2 million for an option to purchase the rights to certain Medtech products and expenditures of $0.8 million related to direct acquisition costs of Denorex. Net cash used in investing activities during the fiscal year ended March 31, 2002 is the result of property and equipment purchases ($0.1 million), intangible purchases ($0.2 million) and costs related to Denorex ($4.1 million).

Financing Activities

              Period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 to March 31, 2004.    Net cash provided by (used in) financing activities was ($8.6) million for the period from April 1, 2003 through February 5, 2004, compared to $172.0 million for the period from February 6, 2004 through March 31, 2004. Net cash used in financing activities for the period from April 1, 2003 through February 5, 2004 is primarily the result of a net paydown of Medtech's senior bank facilities. Net cash provided by financing activities for the period from February 6, 2004 through March 31, 2004 is primarily the result of capital contributions received of $100.4 million and a net increase in indebtedness of $74.6 million directly as a result of the acquisitions of Medtech/Denorex and Spic and Span.

              Fiscal year 2003 compared to fiscal year 2002.    Net cash provided by (used in) financing activities for the year ended March 31, 2003 was $(14.7) million compared to $5.5 million for the year ended March 31, 2002. Cash flows used in financing activities during fiscal year 2003 were attributed to scheduled pay down of the Medtech's senior bank facilities. The cash flows provided by financing activities during fiscal year 2002 were attributed to a $13.0 million stock issuance in connection with the Denorex acquisition in February 2002 partially offset by scheduled payments on outstanding debt.

Bonita Bay Holdings, Inc.

Operating Activities

              Three months ended March 31, 2004 compared to three months ended March 31, 2003.    Net cash provided by operating activities was $7.6 million for the three months ended March 31, 2004, compared to $8.4 million for the three months ended March 31, 2003. The cash flows provided by operating activities for the three months ended March 31, 2004 were primarily the result of net income of $3.0 million adjusted for non cash items of $3.2 million and net changes in working capital of $1.3 million. The $1.3 million net decrease in working capital can be attributed to a decrease in accounts receivable of $8.5 million offset by increases in inventory, prepaid expenses and decreases in accrued expenses. The decrease in accounts receivable is attributable to stricter credit terms and lower sales. The cash flows used in operating activities for the three months ended March 31, 2003 were primarily the result of net income of $3.1 million adjusted for non cash items of $3.2 million and a net change in working capital of $2.1 million. The $2.1 million net decrease in working capital can be attributed to an increase in accrued expenses and a decrease in inventories offset by a decrease in accounts payable.

              Fiscal year 2003 compared to fiscal year 2002.    Net cash provided by operating activities of Bonita Bay was $35.0 million for the year ended December 31, 2003, compared to $22.0 million for the year ended December 31, 2002. The cash flows provided by operating activities for the fiscal year 2003 were primarily the result of net income of $22.3 million adjusted for non-cash items of $12.1 million, coupled with net changes in working capital of $0.6 million. The $0.6 million net increase in working capital can be attributed to a $7.5 million increase in accounts receivable primarily as a result of the acquisition of the Clear eyes and Murine brands. Offsetting the increase in receivables are decreases in inventory of $1.8 million and increases in accrued expenses of $2.1 million. The cash flows provided by operating activities for fiscal year 2002 were primarily the result of $16.6 million of net income adjusted for non-cash items of $6.1 million. The remaining net decrease of $0.7 million is primarily due to increases in accounts receivable ($5.5 million) and inventory ($3.6 million) offset by increases in accounts payable ($6.6 million) resulting from the acquisition of the Clear eyes and Murine brands.

              Fiscal year 2002 compared to fiscal year 2001.    Net cash provided by operating activities of Bonita Bay was $22.0 million for the year ended December 31, 2002, compared to $9.9 million for the year ended December 31, 2001. Cash flows provided by operating activities for the year ended March 31, 2002 were the result of the factors described above. The cash flows provided by operating activities for fiscal year 2001 were primarily the result of $3.1 million of net income adjusted for non-cash items of $7.6 million. The remaining net decrease of $0.8 million is due to increases in accounts receivable ($1.5 million) and inventory ($2.1 million) offset by increases in accounts payable and accrued expenses of $3.0 million resulting from the acquisition of the Comet brand from Procter & Gamble on October 2, 2001.

Investing Activities

              Three months ended March 31, 2004 compared to three months ended March 31, 2003.    Net cash used in investing activities was $0.1 million for the three months ended March 31, 2004, compared to $0.2 million for the three months ended March 31, 2003. Net cash used in investing activities for the three months ended March 31, 2004 is primarily the result of capital expenditures of $0.1 million. Net cash used in investing activities for the three months ended March 31, 2003 is the result of capital expenditures of $0.1 million and the acquisition of Clear Eyes/Murine brands of $0.1 million.

              Fiscal year 2003 compared to fiscal year 2002.    Net cash used in investing activities of Bonita Bay was $0.9 million for the year ended December 31, 2003, compared to net cash used of $110.9 million for the year ended December 31, 2002. The decrease in cash used in investing activities is primarily the result of the 2002 acquisition of the Clear eyes and Murine brands.

              Fiscal year 2002 compared to fiscal year 2001.    Net cash used in investing activities of Bonita Bay was $110.9 million for the year ended December 31, 2002, compared to net cash used of $144.9 million for the year ended December 31, 2001. The decrease in cash used in investing activities is primarily the result of cash used for the 2002 acquisition of Clear eyes and Murine brands as compared to the 2001 acquisition of the Comet brand.

Financing Activities.

              Three months ended March 31, 2004 compared to three months ended March 31, 2003.    Net cash used in financing activities was $6.9 million for the three months ended March 31, 2004, compared to $7.7 million for the three months ended March 31, 2003. Net cash used in financing activities for the three months ended March 31, 2004 is primarily the result of payments on long term debt. Net cash used in financing activities for the three months ended March 31, 2003 is primarily the result of the repurchase and retirement of common stock for $13.3 million offset by net borrowings of $6.4 million.

              Fiscal year 2003 compared to fiscal year 2002.    Net cash used in financing activities for the year ended December 31, 2003 was $34.4 million, compared to cash provided of $95.6 million for the year ended December 31, 2002. Cash flows used in financing activities during fiscal year 2003 were primarily attributable to a net pay down of Bonita Bay's senior bank facilities of $20.6 million and repurchases of common stock in the amount of $13.3 million. The cash flows provided by financing activities during fiscal year 2002 were primarily attributable to debt and equity issuances associated with the 2002 Clear eyes and Murine brand acquisition.

              Fiscal year 2002 compared to fiscal year 2001.    Net cash provided by financing activities for the year ended December 31, 2002 was $95.6 million, compared to $134.2 million for the year ended December 31, 2001. Cash flows provided by financing activities during the fiscal year ended December 31, 2002 were the result of the factors described above. This cash provided by financing activities during fiscal year 2001 is primarily attributable to debt and equity issuances associated with the October 2001 Comet brand acquisition.

Tax Attributes

              We have significant tax attributes in the form of amortizable intangibles, with varying remaining lives of between 7 and 15 years, related to the structuring of our brand acquisitions, and net operating loss carry-forwards (NOLs), subject to Section 382 of the Internal Revenue Code. These tax attributes may be used to offset future taxable income. At September 30, 2004 we have available beneficial tax attributes, in the form of $395.9 million of amortizable intangibles and $21.9 million of net operating loss carryforwards.

Pro Forma Capital Resources After the Bonita Bay and Vetco Acquisitions

              In connection with the Bonita Bay acquisition, our subsidiary, Prestige Brands, Inc., entered into a senior credit facility and issued senior subordinated notes. We used borrowings under the senior credit facility and proceeds from the issuance of the senior subordinated notes, as well as proceeds from the issuance of additional equity securities to fund the acquisition purchase price, refinance existing indebtedness and provide funds for working capital and general corporate purposes. Prestige Brands borrowed approximately $458.5 million under the senior credit facility in connection with the Bonita Bay acquisition and $30.0 million in connection with the Vetco acquisition.

              The senior credit facility provides for an aggregate principal amount of up to $523.0 million, which includes:

  •
  a senior secured term loan facility in an aggregate principal amount of up to $373.0 million, which we refer to as the "term loan facility";

  •
  a second lien term loan facility in an aggregate principal amount of up to $100.0 million, which we refer to as the "tranche C term loan facility"; and

  •
  a non-amortizing senior secured revolving credit facility in an aggregate principal amount of up to $50.0 million.

              As of September 30, 2004, giving effect to the Vetco acquisition, we had an aggregate of $693.2 million of outstanding indebtedness, which consisted of the following:

  •
  $12.0 million of revolving credit borrowings and an aggregate of $471.2 million term loan borrowings under the senior credit facility; and

  •
  $210 million of 9 1/4% senior subordinated notes due 2012.

              We had $38.0 million of borrowing capacity under the revolving credit facility at such time.

              All loans under the senior credit facility bear interest at floating rates, which can be either a base rate, or at our option, a LIBO rate, plus in some instances, an applicable margin. As of September 30, 2004, after giving effect to the Vetco acquisition, an aggregate of $471.2 was outstanding under the term loans at a weighted average interest rate of 4.5%. As of September 30, 2004, after giving effect to the Vetco acquisition, there were $12.0 million of borrowings outstanding under the revolving credit facility at a weighted average interest rate of 3.8%.

              The term loan facility, other than the tranche C term loan facility, matures in April 2011, and the tranche C term loan facility matures 180 days later. We must make a quarterly amortization payment on each loan under the term loan facility, other than the tranche C term loan facility, equal to 0.25% of the initial principal amount of the term loans. The revolving credit facility matures, and the commitments relating to the revolving credit facility terminate, in April 2009. The obligations under the senior credit facility are guaranteed on a senior basis by Prestige Brands International, LLC, our intermediate holding company, and all of its domestic subsidiaries, other than the borrower, and are secured by substantially all of our assets.

              The senior credit facility contains various financial covenants, including covenants with respect to leverage ratio, interest coverage ratio and fixed charge coverage ratio, as well as covenants restricting us from undertaking specified corporate actions, including, asset dispositions, acquisitions, payment of dividends and other specified payments, changes of control, incurrence of indebtedness, creation of liens, making loans and investments and transactions with affiliates. We were in compliance with our financial and restrictive covenants under the credit facility at September 30, 2004.

              In connection with the Bonita Bay acquisition, Prestige Brands also issued $210.0 million of 9 1/4% senior subordinated notes due 2012. The notes are guaranteed by Prestige Brands International, LLC and all of its domestic subsidiaries, other than the issuer, on a senior subordinated basis. The indenture governing the notes contains covenants restricting specified corporate actions, including, incurrence of indebtedness, payment of dividends and other specified payments, making loans and investments, creating liens, asset dispositions, acquisitions, changes of control and transactions with affiliates. We were in compliance with the covenants under the indenture governing the notes at September 30, 2004.

              We anticipate using $            million of the net proceeds from this offering to repay borrowings under the senior credit facility's tranche C term loan and $             million of net proceeds from this offering to redeem a portion of the 9 1/4% notes. We anticipate that we will incur a pre-tax charge of approximately $     million on the early extinguishment of debt with the proceeds of this offering. This relates primarily to the write-off of unamortized debt issuance costs and redemption premiums. In addition, we expect to amend the senior credit facility in connection with this offering to, among other things, increase available borrowings under the revolving credit facility from $50.0 million to $        million. For more information, see "Description of Principal Indebtedness—Prestige Brands Senior Credit Facility."

              Our principal sources of funds are anticipated to be cash flows from operating activities and available borrowings under the revolving credit facility. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, as well as to provide funds for working capital, capital expenditures and other needs for at least the next 12 months. However, this may not be the case. Also, additional financing may not be available when required or, if available, may not be on terms satisfactory to us. We regularly review acquisition opportunities and other potential strategic transactions, which may require additional debt or equity financing.

Commitments

              After giving effect to the Vetco acquisition, we had ongoing commitments under various contractual and commercial obligations as of September 30, 2004, as follows:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
			(in millions)
Long-term debt	$693.2	$3.6	$7.1	$7.1	$675.4
Interest on long-term debt(1)	309.2	44.9	89.0	87.7	87.6
Operating leases	0.8	0.5	0.3	—	—

Total contractual cash obligations	$1,003.2	$49.0	$96.4	$94.8	$763.0

(1)
Represents the estimated interest obligations on the outstanding revolving credit facility, the outstanding balance on the Tranche B term loan, and the outstanding balance on the Tranche C term loan, together, assuming scheduled principal payments (based on the terms of the loan agreements) were made and assuming a weighted average interest rate of 5.2%. Estimated interest obligations would be different under different assumptions regarding interest rates or timing of principal payments. If interest rates on borrowings with variable rates increased by 1/8%, interest expense would increase approximately $0.6 million, in the first year.

Off-Balance Sheet Arrangements

              We do not have any off-balance sheet arrangements or financing activities with special-purpose entities.

Inflation

              Inflationary factors such as increases in the costs of raw materials, packaging materials, purchased product and overhead may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations for the periods referred to above, a high rate of inflation in the future may have an adverse effect on us and our operating results.

Quantitative and Qualitative Disclosures About Market Risk

              We are exposed to changes in interest rates because our senior credit facility with Citicorp North America, Inc., Bank of America, N.A. and Merrill Lynch Capital, is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. As of September 30, 2004, giving effect to the Vetco acquisition, we had variable rate debt of approximately $483.2 million. Holding other variables constant, including levels of indebtedness, a one percentage point increase in interest rates on our variable debt would have had an estimated impact on pre-tax earnings and cash flows for the next year of approximately $4.8 million.

Critical Accounting Policies

              The significant accounting policies are described in the notes of each of the audited financial statements included elsewhere in this prospectus. All companies presented herein utilize the same critical accounting policies, except as otherwise stated. While all significant accounting policies are important to our consolidated financial statements, some of these policies may be viewed as being critical. Such policies are those that are both most important to the portrayal of our financial condition and require our most difficult, subjective and complex estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. These estimates are based upon our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. The most critical accounting policies are as follows:

              Reserve for returns, allowance for doubtful accounts and the allowance for obsolete and damaged inventory.    We must make estimates of potential future product returns related to current period sales. In order to do this, we analyze historical returns, current economic trends and changes in customer demand and acceptance of our products when evaluating the adequacy of our reserve for returns in any accounting period. If actual future returns are greater than estimated by management, our financial statements in future periods would be adversely affected.

              In the ordinary course of business, we grant non-interest bearing trade credit to our customers on normal credit terms. To reduce our credit risk, we perform ongoing credit evaluations of our customers' financial condition. In addition, we maintain an allowance for doubtful accounts receivable based upon our historical collection experience and expected collectibility of our accounts receivable. If uncollectible account balances exceed our estimates, our financial statements would be adversely affected.

              We write down our inventory for estimated obsolescence or damage equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

              Valuation of long-lived and intangible assets and goodwill.    Under SFAS 142, "Goodwill and Other Intangible Assets", goodwill and indefinite-lived intangible assets are no longer amortized, but must be tested for impairment at least annually. Other long-lived assets must also be evaluated for impairment when management believes that the carrying value of the asset will not be recovered. Future adverse changes in market conditions or poor operating results could result in an impairment charge in the future. There were no impairments of goodwill, indefinite-lived intangible assets or other long-lived assets during the year ended March 31, 2004 or the quarter ended September 30, 2004. Goodwill and other long-term assets, net totaled $879.1 million as of September 30, 2004.

              Revenue Recognition.    For sales transactions, we comply with the provisions of Staff Accounting Bulletin 104 "Revenue Recognition", which states that revenue should be recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. These criteria are satisfied upon shipment of product and revenues are recognized accordingly.

              Revenue is recorded on a net basis for international sales of the Clear eyes and Murine brands under transition service agreements with the prior owner and prior to satisfaction of regulatory requirements for the years ended December 31, 2003 and 2002, as Bonita Bay was not the primary obligor under this arrangement.

Recent Accounting Pronouncements

              In December 2003, the FASB issued FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (revised December 2003)," FIN 46R addresses consolidation by business enterprises of variable interest entities, as defined. For entities created after December 31, 2003, the Company will be required to apply FIN 46R as of the date it first becomes involved with the entity. FIN 46R is effective for the Company for entities created before December 31, 2003, for year ending March 31, 2004. The adoption of FIN 46R had no impact on the Company's financial position, results of operations or cash flows.

              In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, an issuer is required to classify financial instruments issued in the form of shares that are mandatorily redeemable, financial instruments that, at inception, embody an obligation to repurchase the issuer's equity shares and financial instruments that embody an unconditional obligation, as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for the Company for the year ended March 31, 2004. On November 7, 2003, the FASB indefinitely deferred the classification and measurement provisions of SFAS No. 150 as they apply to some mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The adoption of SFAS No. 150 had no impact on the Company's financial position, results of operations or cash flows.

              In November 2004, the FASB issued SFAS No. 151 "Inventory Costs—an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current period charges and that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We do not expect the adoption of this standard to have a significant impact on our financial position, results of operations or cash flows.

MARKET, RANKING AND OTHER DATA

              The data included in this prospectus regarding market share and ranking, including our position and the position of our competitors within these markets are based on data generated by the independent market research firm Information Resources, Inc., which we refer to as "Information Resources." Information Resources data reports retail sales in the food, drug and mass merchandise markets. Information Resources data for the mass merchandise market, however, does not include Wal-Mart, which ceased providing sales data to Information Resources in 2001. Although Wal-Mart represents a significant portion of the mass merchandise market for us, as well as our competitors, we believe that Wal-Mart's exclusion from Information Resources data does not significantly change our market share or ranking relative to our competitors.

              Unless otherwise indicated, all references in this prospectus to:

  •
  "market share" or "market position" are based on sales in the United States, as calculated by Information Resources for the 52 weeks ended August 8, 2004.

  •
  "ACV" refer to the All Commodity Volume Food Drug Mass Index, as calculated by Information Resources for the 52 weeks ended August 8, 2004. ACV measures the weighted sales volume of stores that sell a particular product out of all the stores that sell products in that market segment generally. For example, if a product is sold by 50% of the stores that sell products in that market segment, but those stores account for 85% of the sales volume in that market segment, that product would have an ACV of 85%. We believe that ACV is a measure of a product's importance to major retailers. We believe that a high ACV evidences a product's attractiveness to consumers, as major retailers will try and carry products which are demanded by its customers. Lower ACV measures would indicate that a product is not as available to consumers because major national and regional retailers do not carry products for which consumer demand may not be as high. For these reasons, we believe that ACV is an important measure to investors in brand name consumer product companies like Prestige.

BUSINESS

              We sell well-recognized, brand name over-the-counter drug, household cleaning and personal care products. We operate in niche segments of these categories where we can use the strength of our brands, our established retail distribution network, a low cost operating model and our experienced management team as a competitive advantage to grow our presence in these categories and, as a result, our sales and profits. Our ten major brands, set forth in the table below, have strong and established levels of consumer awareness and retail distribution across all major channels. On a pro forma basis, approximately 67% of our sales for the year ended March 31, 2004 are from brands that have a number one or number two market share position. The following table outlines the leadership position of our major brands:

Major Brands	Market Position(1)	Market Segment	Market Share(1)	ACV(1)
			(%)	(%)
Over-the-Counter Drug:
Chloraseptic	#1	Liquid Sore Throat Relief	47.3%	95%
Clear eyes	#2	Redness Relief	16.9	95
Compound W	#1	Wart Removal	34.3	88
Murine	#3	Personal Ear Care	16.8	63
Little Remedies(2)	N/A		N/A	N/A
New-Skin	#1	Liquid Bandages	35.4	89
Household Cleaning:
Comet	#2	Abrasive Tub and Tile Cleaner	29.4	99
Spic and Span	#6	All Purpose Cleaner	2.6	68
Personal Care:
Cutex	#1	Nail Polish Remover	28.5	91
Denorex	#4	Medicated Shampoo	10.9	75

(1)
Source: Information Resources, Inc. See "Market, Ranking and Other Data" at page 74 of this prospectus for information regarding market share calculations and ACV.

(2)
Market share and ACV information for market segments in which Little Remedies products compete is not available from Information Resources or any other independent third party researcher that we have been able to identify.

              Some of our product lines that account for a large percentage of our sales have a relatively small market share relative to our competitors. For example, while Clear eyes has a number two market share position of 16.9%, its top competitor, Visine®, has a market share of 39.8%. In contrast, some of our brands with number one market positions have competitors with very similar market share. For example, while Compound W has a number one market position of 34.3%, its chief competitor, Dr. Scholl's Clear Away, has a market position of 33.7%. Similarly, while Cutex is the number one brand name nail polish remover with a market share of 28.5%, non-branded, private label nail polish removers account for 50.9% of the market. Finally, while our New-Skin liquid bandage product has a number one market position of 35.4%, the size of the liquid bandage market is relatively small, particularly when compared to the much larger bandage category.

Our History

              Originally formed in 1996 as a joint venture of Medtech Labs and The Shansby Group to acquire over-the-counter drug brands from American Home Products, our company has been led by chief executive officer Peter Mann and chief financial officer Peter Anderson since 2001. Since that time, our company's portfolio of brand name products has expanded from over-the-counter drugs to include household cleaning and personal care products. We have principally added brands to our portfolio by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies. In 2004, GTCR Golder Rauner II, LLC, a private equity firm, acquired our business from the original founders and continued to move forward with Peter Mann and Peter Anderson leading the management team. In this prospectus, we refer to this acquisition as the "Medtech acquisition."

              In April 2004, we acquired Bonita Bay Holdings, Inc. Bonita Bay was the parent holding company of Prestige Brands International, Inc. and conducted its business under the "Prestige" name. The Prestige business was established in October 1999 to acquire leading brands being divested by major consumer products and pharmaceuticals companies. Since that date, Prestige has acquired Comet (2001), Chloraseptic (2000) and Prell from Procter & Gamble. In December 2002, Prestige purchased Clear eyes and Murine from Abbott Laboratories. After we completed the acquisition of Bonita Bay, including its Prestige subsidiary, we began to conduct our business under the "Prestige" name. We acquired all of the brands listed above in this acquisition. We refer to this acquisition as the "Bonita Bay acquisition."

              In October 2004, we acquired the rights to the Little Remedies brands through our purchase of Vetco, Inc. Vetco is engaged in the development, distribution and marketing of pediatric over-the-counter healthcare products, primarily marketed under the Little Remedies brand name. Vetco's products include Little Noses nasal products, Little Tummy's digestive health products, Little Colds cough/cold remedies and Little Remedies New Parents Survival Kits. The Little Remedies products provide relief for common childhood ailments without unnecessary additives such as saccharin, alcohol, artificial flavors, coloring dyes or harmful preservatives. We refer to this acquisition as the "Vetco acquisition."

              Our company has grown by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies, as well as other brands from smaller private companies. While the brands we have purchased from larger consumer products and pharmaceutical companies have long histories of support and brand development, we believe that at the time we acquired them they were considered non-core by their previous owners and did not benefit from the focus of senior level management or strong marketing support. We believe that the brands we have purchased from smaller private companies had been constrained by the limited resources of their prior owners.

              Our products are sold by mass merchandisers and in drug, grocery, dollar and club stores. Our senior management team and dedicated sales force maintain long-standing relationships with our top 50 customers, which accounted for approximately 81% of our gross sales, on a pro forma basis, excluding the Vetco acquisition, for the year ended March 31, 2004.

              Since completing the Bonita Bay acquisition, we have operated through a holding company that is a limited liability company. As described in "Reorganization as a Corporation," our new holding company will be a Delaware corporation upon completion of this offering.

Competitive Strengths

              Diversified Portfolio of Recognized and Established Brands.    We own and market well-recognized brands with long histories in the marketplace. On average, each of our ten major brands were established over 60 years ago and are widely recognized by consumers. For example:

  •
  Comet, our largest household cleaning brand, was originally introduced in 1956. Comet products have a 29.4% market share in the abrasive tub/tile cleaner category and an ACV of 99%. Comet's 14 ounce and 21 ounce containers of cleanser powder are the number one and number two selling products in the abrasive tub/tile cleaner category. See "Market, Ranking and Other Data" on page 74 of this prospectus for more information on market share and ACV.

  •
  Chloraseptic, our largest over-the-counter drug brand, was originally introduced in 1957. Chloraseptic has a 47.3% market share in the sore throat relief sprays/liquids category and an ACV of 95%.

  •
  Cutex, our largest personal care brand, was originally introduced in 1916. It has no significant brand name competition and is the market leader in the nail polish remover category, with a market share of 28.5% and an ACV of 91%.

              Our diverse portfolio of products provides us multiple sources of growth and minimizes our reliance on any one single category. We provide significant marketing support to our brands in order to grow our long-term profitability.

              Strong Competitor in Attractive, Niche Categories.    We strategically choose to compete in niche product categories that address recurring consumer needs and that we believe are considered non-core to larger consumer and pharmaceutical companies. We believe we are well positioned in these categories due to the long history and consumer awareness of our brands, our strong market positions and our low-cost operating model.

              Proven Ability to Develop and Introduce New Products.    We focus our marketing and product development efforts on identifying underserved consumer needs and then designing products that directly address those needs. Recent new products include:

  •
  Compound W Freeze Off, a cryogenic wart removal product which allows consumers to use a wart freezing treatment similar to that used by doctors. Compound W Freeze Off has generated $26.3 million in gross sales since its introduction in July 2003 through September 30, 2004.

  •
  Chloraseptic Relief Strips, which combine popular dissolvable strips and Chloraseptic's sore throat relief medicine for the treatment of mouth pain. The Chloraseptic Relief Strip product has generated $7.5 million in gross sales since its introduction in July 2003 through September 30, 2004.

  •
  Our introduction of New-Skin Scar Therapy. We introduced this product in January 2004. The New-Skin Scar Therapy product has generated $1.5 million in gross sales since its introduction in January 2004 through September 30, 2004.

  •
  Our introduction of Twister, a portable and spill-proof nail polish remover under the Cutex brand. The Twister product has generated $1.2 million in gross sales since its introduction in May 2004 through September 30, 2004.

  •
  Our introduction of Spic and Span disinfecting wipes. Spic and Span disinfecting wipes have generated $0.4 million in gross sales since their introduction in July 2003 through September 30, 2004.

              Efficient Operating Model.    We focus our internal resources on marketing, sales, customer service and product development. While we directly manage the production planning and quality control aspects of the manufacturing, warehousing and distribution of our products, we outsource the operating elements of these functions to well-established, lower-cost third-party providers. This approach allows us to benefit from third-party economies of scale and maintain a highly variable cost structure, with low overhead, limited working capital investment and minimal capital expenditures. On a pro forma basis for the fiscal year ended March 31, 2004, our gross margin was approximately 53%, while our general and administrative expenses and our capital expenditures represented less than 10% and 1% of net sales, respectively.

              Experienced Senior Management Team with Proven Ability to Acquire, Integrate and Grow Brands.    We have an experienced senior management team averaging over 30 years of consumer products experience in marketing, sales, customer service and product development. Since joining our company, this senior management team has increased our sales and integrated several brands into our portfolio. Unlike many large consumer products companies, which we believe often entrust their smaller brands to rotating junior employees, our experienced managers are dedicated to specific brands and remain with those brands as they grow and evolve. Prior to managing our company, Peter Mann, our chief executive officer, Peter Anderson, our chief financial officer, and several other members of our management team previously held senior positions at a publicly traded company.

Growth Strategy

              Our growth strategy is to focus on our marketing, sales, customer service and product development efforts in order to continue to enhance our brands and drive growth. We plan to execute this strategy through:

  •
  Investing in Advertising and Promotion. We will continue to invest in advertising and promotion that drive the growth of our brands. Our marketing strategy is focused primarily on consumer-oriented programs that include media advertising, targeted couponing programs and in-store advertising. While the absolute level of marketing expenditure differs by brand and category, we typically have increased the amount of investment in our brands after acquiring them. For example, after the acquisition of Clear eyes in 2002, we introduced new packaging and increased advertising and promotion, which has resulted in growth in domestic brand sales of approximately 15% during calendar year 2003.

  •
  Growing our Categories and Market Share with Innovative New Products. Our strategy is to grow the number of categories in which we participate, the size of those categories, and our share within those categories through ongoing product innovation. For example, we are developing a Compound W product which will combine Freeze Off-branded cryogenic wart treatment with subsequent medication administered via adhesive pads, which will be the first such combination product in the wart treatment category. We are also in the process of launching an artificial tears product under the Clear eyes brand, which we expect to increase Clear eyes' market share in the eye care category.

  •
  Increasing Distribution Across Multiple Channels. Our broad distribution ensures that our products are well positioned across all available channels and that we are able to participate in changing consumer retail trends. Recently, we have expanded our sales in dollar and club stores, introducing customized packaging and sizes of our products for these higher growth channels. For example, Comet and Spic and Span have grown approximately 11% and 189%, respectively, in these channels during the calendar year ended December 31, 2003.

  •
  Growing Our International Business. We intend to increase our focus on growing our international business. International sales represent approximately 7% of our pro forma net sales for the year ended March 31, 2004. Management believes that international sales can become a significant percentage of our business. Clear eyes, Murine and Chloraseptic are currently sold internationally, and a number of our other brands have previously been sold internationally. Management intends to expand the number of our brands sold through our existing international distribution network and is actively negotiating with additional distribution partners for further expansion into other international markets.

  •
  Pursuing Strategic Acquisitions. We have an active corporate development program and intend to continue to pursue strategic add-on acquisitions that enhance our product portfolio. We seek to acquire highly complementary, recognized brands in attractive categories and channels. For example, we recently purchased the Little Remedies brand, which competes in the pediatric over-the-counter drug category, where we previously had a limited presence. Our management team has a long track record of successfully identifying, acquiring and integrating new brands. We believe we have a strong pipeline of attractive acquisition candidates, and that our strong cash flow generation will enhance our ability to successfully pursue these acquisitions. We believe our business model will allow us to integrate these future acquisitions in an efficient manner, while also providing opportunities to realize significant cost savings.

Products

              We conduct our operations through three principal business segments: over-the-counter drug, household cleaning and personal care. The following table identifies and sets forth certain historical gross sales information with respect to the major brands within each of our segments:

			Gross Sales for the Fiscal Year Ended(1)
Business Segment	Major Brands	Date Acquired				Gross Sales for the Six Months Ended September 30, 2004
			2002	2003	2004
			(unaudited)
			(dollars in thousands)
Over-the-Counter	Chloraseptic(2)(3)	03/00	$30,713	$30,967	$40,067	$15,319
Drug:	Clear eyes(2)(3)(4)	12/02	N/A	N/A	32,502	20,254
	Compound W	10/96	13,944	16,822	29,163	24,856
	Murine(2)(4)	12/02	N/A	N/A	16,089	8,425
	Little Remedies brands(5)	10/04	8,413	10,062	14,241	6,813
	New-Skin	08/97	4,544	9,919	11,830	6,721
Household	Comet(2)(3)(4)	10/01	N/A	80,563	84,279	45,200
Cleaning:	Spic and Span	01/01	22,742	23,422	24,978	14,658
Personal Care:	Cutex	12/98	14,792	15,886	15,872	9,182
	Denorex(4)	02/02	N/A	16,661	14,706	5,865

(1)
The data for the fiscal years 2002, 2003 and 2004 is derived from the financial data for the fiscal year ended December 31 of the prior year for Bonita Bay (Chloraseptic, Clear eyes, Murine and Comet), Spic and Span and Vetco (Little Remedies brands) and March 31 for Medtech (Compound W, New-Skin and Cutex) and Denorex.

(2)
Except for the six months ended September 30, 2004, gross sales for these brands are not included in the historical financial statements of Prestige Holdings because we acquired Bonita Bay on April 6, 2004, which is after its most recent fiscal year end.

(3)
These brands each accounted for over 10% of our gross sales for the last fiscal year.

(4)
Brand level sales not available for period when brand was under prior ownership.

(5)
Gross sales for this brand are not included in the historical financial statements of Prestige Holdings because we acquired Vetco on October 6, 2004, which is after our most recent fiscal year end.

    Over-the Counter Drug Category.

              Our portfolio of over-the-counter drugs consists of Clear eyes, Murine, Chloraseptic, the Compound W wart removal products, the Little Remedies line of pediatric over-the-counter healthcare products and first aid products such as New-Skin and Dermoplast. Other niche brands in this category include Percogesic® and Momentum®, Freezone®, Mosco® and Outgro®, Sleep-Eze®, Compoz® and Heet®. For the year ended March 31, 2004, the over-the-counter drugs category accounted for 50.7% of our net sales.

              Clear eyes and Murine.    Bonita Bay purchased the Clear eyes and Murine brands from Abbott Laboratories in December 2002. Since its introduction in 1968, the Clear eyes brand has been marketed as an effective eye care product that helps take redness away and helps moisturize the eye. Clear eyes has an ACV of 95%. The Murine brand is over 100 years old. Murine products consist of both lubricating and soothing eye drops and ear wax removal aids.

              Clear eyes, Murine Tears and Murine Ear Care are leading brands in the over-the-counter personal eye and ear care categories. The 0.5 oz. container of Clear eyes redness relief eye drops is the number one selling product in the eye redness relief category and Clear eyes is the number two brand in that category with 16.9% market share. The ear drop category is composed of products that loosen earwax, treat trapped water (swimmer's ear) and treat ear aches. Murine is the number three ear care brand with 16.8% market share.

              Chloraseptic.    Bonita Bay acquired Chloraseptic in March 2000 from Procter & Gamble. Chloraseptic was originally developed by a dentist in 1957 to relieve sore throats and mouth pain. Chloraseptic's 6 oz. cherry liquid sore throat spray is the number one selling product in the sore throat liquids/sprays segment. The Chloraseptic brand has an ACV of 95% and is number one in sore throat liquids/sprays with 47.3% market share.

              Historically, Chloraseptic products were limited to sore throat lozenges and traditional sore throat sprays that were stored and used at home. Since its acquisition by Bonita Bay, the Chloraseptic product line has been expanded to also include portable sprays, gargle, mouth pain sprays and relief strips introduced in July 2003 that combine popular dissolvable strips with Chloraseptic's professionally recommended medicine. These product introductions enable us to market Chloraseptic products as a system, encourage consumers to buy multiple types of Chloraseptic products and increase volume for the entire product line.

              Compound W.    Medtech acquired Compound W from American Home Products in 1996. The Compound W brand has a long heritage; its wart removal products having been introduced almost 50 years ago. Compound W products are specially designed to provide relief of common and plantar warts and are sold in multiple forms of treatment depending on the consumer's need, including Fast-Acting Liquid, Fast-Acting Gel, One Step Pads for Kids, One Step Pads for Adults and Freeze Off. We believe that Compound W is one of the most trusted names in wart removal, as evidenced by "the pharmacist recommended solution for removing common skin warts" recognition to its Fast-Acting Liquid product.

              Compound W is the number one wart removal brand in the United States with a 34.3% market share and an ACV of 88%.

              Since Compound W's acquisition, we have successfully expanded the wart remover category and enhanced the value associated with the Compound W brand by introducing several new products. On July 1, 2003, we introduced a cryogenic wart removal product, Compound W Freeze Off, which allows consumers to use a wart freezing treatment similar to that used by doctors. Compound W Freeze Off has achieved high trade acceptance and achieved $23.5 million in sales for the twelve months ended September 30, 2004. We have also extended the Compound W brand by introducing Fast Acting Liquid, One Step Pads for Kids and Waterproof One Step Pads.

              Little Noses.    Little Noses was first introduced to the market in 1992 and is marketed as a product for the relief of childhood nasal discomfort containing no alcohol, saccharin, artificial flavors or coloring dyes. The Little Noses product line consists of saline nasal spray/drops, decongestant nose drops, a nasal aspirator for the removal of mucous from nasal passages and moisturizing nasal gel.

              Little Colds.    Little Colds was first introduced to the market in 2001 and is marketed as a product for the relief of childhood cold symptoms containing no alcohol, saccharin, artificial flavors or coloring dyes. The Little Colds product line includes six different products consisting of a multi-symptom cold relief formula, dissolvable sore throat relief strips, sore throat relief Saf-T-Pops®, cough relief formula, decongestant formula and a combined decongestant plus cough relief formula.

              Little Tummy's.    Little Tummy's was first introduced to the market in 1994 and is marketed as a product for the relief of childhood stomach discomfort containing no alcohol, saccharin, artificial flavors or coloring dyes. The Little Tummy's product line consists of gas relief drops, laxative drops and a nausea relief aid.

              New-Skin.    The brand has a long heritage, with the core product believed by management to be over 100 years old. New-Skin products consist of liquid bandages for small cuts and scrapes that are designed to replace traditional bandages in an effective and easy to use form. The New-Skin line has three products: New-Skin Liquid Bandage, New-Skin Burn Relief and New-Skin Wound and Blister Dressing. Each product works by drying and creating a thin, clear, protective covering when applied to the skin. The New-Skin brand has a 89% ACV.

              New-Skin competes in the liquid bandage segment of the first aid bandage category. Within this segment, New-Skin has a 35.4% market share.

              Dermoplast.    Medtech acquired Dermoplast from American Home Products in 1996. Dermoplast is an aerosol spray anesthetic for minor topical pain that was traditionally a "hospital-only" brand dispensed to mothers after giving birth. The primary use in hospitals is for post episiotomy pain, post-partum hemorrhoidal pain, and for the relief of female genital itching. Dermoplast enjoys broad distribution across the drug and mass merchandise channels, with an ACV of 63%.

              Since Dermoplast's acquisition, Medtech introduced retail versions of the products, a move that effectively doubled the size of the business. In addition to the traditional hospital uses mentioned above, Dermoplast offers sanitary, convenient first aid relief for pain and itching from minor skin irritations, sunburn, insect bites, minor cuts, scrapes and burns. The products are currently offered in two formulas: regular strength and antibacterial strength.

    Household Cleaning Category.

              Our portfolio of household cleaning brands includes the Comet and Spic and Span brands. For the year ended March 31, 2004, the household cleaning category accounted for 36.2% of our net sales.

              Comet.    Bonita Bay acquired Comet from Procter & Gamble in October 2001. Comet was originally introduced in 1956 and is one of the most widely recognized household cleaning brands, with an ACV of 99%. Comet products include different varieties of cleaning powders, sprays, gels, creams and toilet cleaners, some of which are abrasive and some of which are non-abrasive. Comet competes in the abrasive and non-abrasive tub/tile cleaner sub-category of the household cleaning category. The tub/tile cleaner sub-category includes abrasive powders and non-abrasive liquids, sprays, creams and gels. The abrasive tub/tile cleaner sub-category is Comet's primary market. The top three brands in this market are Clorox's Soft Scrub®, Comet and Colgate Palmolive's Ajax®. Comet is the number two brand in this sub-category with 29.4% market share behind Clorox's Soft Scrub, which has 44.6% market share. The non-abrasive tub and tile cleaner segment is more fragmented and competitive than the abrasive segment and Comet has been attempting to build momentum in its efforts to increase its market share in the non-abrasive tub and tile cleaner segment through focused advertising and promotions, including free-standing insert coupons, hang collar coupons and television advertising.

              Since Comet's acquisition, Bonita Bay has expanded the brand's distribution, increased advertising and promotion and implemented focused marketing initiatives. Further, under Bonita Bay ownership, Comet has seen multiple new product introductions to extend the brand into new categories and increase usage. Some of the significant recent product launches include Comet Orange Brite Bathroom Spray and Comet Orange Oxygenated Soft Powder products introduced in June 2003 as line extensions for existing Comet sprays and powders. These and other new products are aimed at extending Comet's brand value by promoting Comet as a comprehensive cleaning system of powders, sprays and creams.

              Spic and Span.    Spic and Span was introduced to the market in 1925 and is marketed as the complete home cleaner with four product lines consisting of dilutables, hard surface sprays, soft powder and disinfecting wipes, all of which can be used for multi-room and multi-surface cleaning. Since its acquisition from Procter & Gamble in January 2001, the product line has grown from eight to 34 separate products and we have increased advertising and promotional efforts supporting the products.

    Personal Care Category.

              Our portfolio of personal care brands includes the brands of Denorex dandruff shampoo, Cutex nail products and Prell shampoo. Other brands in this category include EZO® denture cushion, Oxipor VHC® skin-care lotion, Cloverine® skin salve, Zincon® shampoo and Kerodex® barrier cream. For the year ended March 31, 2004, the personal care category accounted for 13.1% of our net sales.

              Denorex.    Denorex was acquired by Medtech from American Home Products in February 2002. The Denorex brand was originally launched in 1971 by American Home Products to compete in the then new "therapeutic" segment of the medicated shampoo category. The Denorex brand has strong consumer awareness as an effective solution to scalp problems, as illustrated by its ACV of 75%. The current lineup of Denorex products includes Extra Strength and Extra Strength with Conditioner, Therapeutic Strength and Therapeutic Strength with Conditioner, and the Advanced Formula that was recently renamed as the Everyday Formula to attract moderate dandruff sufferers.

              Denorex competes in the therapeutic segment of the dandruff shampoo category. Within the therapeutic shampoo segment Denorex has a 10.9% market share competing with McNeil-PPC's Nizoral®, Chattem's Selsun Blue® and Neutrogena's T-Gel.

              Cutex.    Cutex is an old and, we believe, trusted brand, synonymous with its core products' key function: nail polish removal. Cutex has an ACV rating of 91%. Cutex has four product lines: Quick and Gentle Liquid Nail Polish Remover, Cutex Essential Care® Advanced Liquid, Essential Care Advanced Nail Polish Remover Pads and Quick and Gentle Instant Jar Nail Polish Removers.

              Cutex is the number one brand in the nail polish remover category and has a leading 28.5% market share of the category. The main competition is private label, which collectively has 50.9% market share.

              Cutex is currently introducing a nail treatment line with a variety of new and innovative products designed to meet consumer needs. The nail treatment category is similar to that of nail polish remover, but offers a higher retail selling price and profitability compared to the nail polish remover category.

              Prell.    Prestige acquired Prell from Procter & Gamble in November 1999. Prell was launched in 1947 and is a highly recognized shampoo brand. We believe Prell has a loyal base of consumers seeking shampoo at the mid-price point segment.

              Prell competes in the shampoo segment in the United States. The shampoo category is fragmented and populated by hundreds of brands. The fragmented nature of the shampoo segment places a premium on distribution and brand recognition and positioning.

Marketing and Sales

              Our marketing approach is based upon the acquisition and rebuilding of established, mass market brands that possess what we believe to be significant brand value and unrealized potential. Our marketing objective is to increase sales and market share by developing and executing professionally designed, creative and cost-effective advertising and promotional programs. Once we acquire a brand, we implement a brand building strategy that uses the brand's existing consumer awareness to maximize sales of current products and grows the brand through product innovation. This brand building process involves the evaluation and enhancement of the existing brand name, the development and introduction of innovative new products and the professional execution of support programs. All new product concepts are thoroughly researched before launch. To ensure consistent growth, the brands are supported by an integrated trade, consumer and advertising effort, although advertising is used selectively. Recognizing that financial resources are limited, we allocate our resources to focus on those brands that show the greatest opportunities for growth and financial success. Brand priorities vary from year to year and generally revolve around the introduction of new items.

Customers

              Our senior management team and dedicated sales force maintain long-standing relationships with our top 50 customers, accounting for approximately 81% of our combined gross sales on a pro forma basis, excluding the Vetco acquisition, for the year ended March 31, 2004. Our sales force consists of 10 people and is also complemented by third-party sales management organizations who focus on key client relationships by interfacing directly with the remaining accounts and report directly to members of management.

              We enjoy broad distribution across each of the major retail channels, including mass merchandisers and drug, food, dollar and club stores. The following table sets forth the percentage of gross sales to our top 50 customers for the last two fiscal years and the six months ended September 30, 2004 across our five major distribution channels:

	Percentage of Gross Sales to Top 50 Customers(1)
Channel of Distribution	2003	2004	Six Months Ended September 30, 2004
Mass	36.2%	37.8%	39.1%
Food	28.8	26.1	23.6
Drug	23.1	23.4	22.5
Dollar	5.9	7.2	9.6
Club	5.6	4.6	3.0
Other	0.4	0.9	2.2

(1)
Includes estimates for some of our wholesale customers that service more than one distribution channel.

              Due to the diversity of our product line, we believe that each of these channels is important to our business and we continue to seek opportunities for growth in each sector. We have recently expanded our sales in dollar and club stores by introducing customized packaging and sizes of our brand name products for these channels.

              Our principal customer relationships include Wal-Mart, Walgreens, Target, CVS and Kroger. For the year ended March 31, 2004, on a pro forma basis, excluding the Vetco acquisition, our top five and ten customers accounted for approximately 38.6% and 49.7% of our gross sales. No single customer other than Wal-Mart accounted for more than 10% of our gross sales in the most recent fiscal year and none of our other top five customers accounted for less than 3.0% of our gross sales for the most recent fiscal year. Our top fifteen customers each purchase products from virtually every major product line.

              Our strong customer relationships provide us with a number of important benefits including minimizing slotting fees and shortening payment time after invoicing. In addition, these relationships help us by facilitating new product introductions and ensuring prominent shelf space. Management's emphasis on strong personal and professional relationships, speed and flexibility, leading sales technology capabilities, including electronic data interchange, e-mail, the internet, integrated retail coverage, consistent marketing support programs and ongoing product innovation we believe will continue to maximize our competitiveness in the increasingly complex retail environment.

              The following table sets forth a list of our primary distribution channels and our principal customers for each channel.

Channels of Distribution	Customers
Mass	Kmart Meijer Target Wal-Mart
Drug	CVS Eckerd Rite Aid Walgreens
Food	Albertson's Food Lion Kroger Publix Safeway Winn Dixie
Dollar	Dollar General Family Dollar Dollar Tree
Club	Costco Sam's Club BJ's Wholesale Club

Outsourcing and Manufacturing

              In order to maximize our competitiveness and efficiently allocate our resources, third-party manufacturers provide us with all of our manufacturing needs. We have found that contract manufacturing maximizes our flexibility and responsiveness to industry and consumer trends while minimizing the need for capital expenditures. We select contract manufacturers based on what we believe to be the best overall value, and we take into account factors such as depth of services, the management team, manufacturing flexibility, regulatory compliance and competitive pricing. We also conduct thorough reviews of each potential manufacturer's facilities, quality standards, capacity and financial stability. We generally only purchase finished products from our manufacturers, and none of those products require unique raw materials.

              Our primary contract manufacturers provide comprehensive services from product development through manufacturing of finished goods and are responsible for such matters as production planning, product research and development, procurement, production and quality testing through product release. The manufacturer is responsible for all capital expenditures and works with us to develop improved packaging and promotional offers. In most instances, we provide our contract manufacturers with guidance and management in the form of product development, performance criteria, regulatory guidance, sourcing of packaging materials, overall project management and monthly master production schedules. This management approach results in minimal capital expenditures and maximizes our cash flow, which is reinvested to support our marketing initiatives and to repay outstanding indebtedness.

              We have relationships with over 20 third-party manufacturers. As of March 31, 2004, we sold 73 types of individual products. We do not have long-term contracts with the manufacturers of 38 of those types of individual products. These 38 products accounted for approximately 25.0% of our gross sales for the year ended March 31, 2004. Not having manufacturing agreements for these products exposes us to the risk that the manufacturer could stop producing our products at any time, for any reason or fail to provide us with the level of products we need to meet our customers' demand.

              Our largest suppliers of manufactured goods for the year ended March 31, 2004 included Vijon Laboratories, Abbott Laboratories, Kolmar Canada, Procter & Gamble, OraSure Technologies and Humco Holdings. We enter into manufacturing agreements for a majority of our products, each of which vary based on the third-party producer and the types of products being supplied. These agreements explicitly outline the manufacturer's obligations and product specifications with respect to the brand or brands being produced. The manufacturing agreements are typically one to seven years in duration and prices under these agreements generally are established annually and subject to quarterly adjustments for actual raw material and packaging cost changes. Labor cost increases are generally limited to increases in the consumer price index. All of our other products are manufactured on a purchase order basis. Orders are generally based on batch sizes and result in no long-term obligations or commitments.

Warehousing and Distribution

              We store virtually all of our finished inventory in one distribution warehouse in St. Louis, Missouri. While consolidating our storage and distribution into one facility enables us to reduce our costs, there are risks associated with this strategy. If a disaster, such as a flood or fire, were to occur at the distribution center, we could incur significant costs and experience significant delays in distributing our products. We could incur significantly higher costs and experience longer lead times during the time it takes us to reopen or replace our distribution center, which may adversely affect our sales and profitability.

              We receive orders from retailers and/or brokers primarily by electronic data interchange, or EDI, which automatically enters each order into our systems and then routes the order to our distribution center. The distribution center will, in turn, send a confirmation that the order was received, fill the order, and ship the order to the customers, while sending a shipment confirmation to us. Upon receipt of the confirmation, we send an invoice to the customer.

              We manage product distribution in the mainland United States through one facility located in St. Louis and leased and operated by Ozburn-Hessey Logistics. Ozburn-Hessey handles all finished goods storage and all customer shipments, as well as, counting and disposition of customer returns. Our agreement with Ozburn-Hessey expires in May, 2007, although either party may terminate it upon 120 days advance written notice. We believe our relationship with Ozburn-Hessey is good. However, there are numerous other national and regional logistics services providers of similar quality that could be engaged on similar terms on short notice in the event our agreement with Ozburn-Hessey is not renewed or terminated. If Ozburn-Hessey abruptly stopped providing its logistics services to us, our business operations could suffer a temporary disruption while a new services provider was engaged. We believe this process could be completed quickly and any temporary disruption resulting therefrom would have an insignificant effect on our operating results and financial condition. For the Over-the-Counter Drug and Personal Care product lines, freight and warehousing costs are a relatively small portion of our expenses (5% of sales) due to the high value and low weight of the product line. For the Household category, the freight costs were approximately 7% due to the products' higher weight. We pay a fixed lease on the warehouse space and a handling fee per case of product shipped from the facility. Canadian brands are warehoused and distributed by Canadian-based distribution companies.

Regulation

              Product Regulations.    The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products are subject to extensive regulation by various federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the EPA and by

various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Regulatory issues are handled internally by management and an experienced FDA consultant. Our operations team works closely with our co-packers on quality and makes frequent site visits. When and if the FDA chooses to audit a particular facility that is manufacturing one of our products, we are notified immediately and updated on the process of the audit as it proceeds. To prepare manufacturers for audits, we perform "mock" FDA inspections at least biannually. Our management intends to continue this procedure across all of our brands. This continual evaluation process ensures that our manufacturing processes and products are of the highest quality and in compliance with all regulatory needs. If we or our manufacturers fail to comply with these regulations, we could become subject to significant claims or penalties, which could materially and adversely affect our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant additional compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, which could result in a significant loss of sales revenues.

              All of our over-the-counter drug products are regulated pursuant to the FDA's monograph system. The monographs, both tentative and final, set out the active ingredients and labeling indications that are permitted for certain broad categories of over-the-counter drug products. Where the FDA has finalized a particular monograph, it has concluded that a properly labeled product formulation is generally recognized as safe and effective and not misbranded. A tentative final monograph indicates that the FDA has not made a final determination about products in a category to establish safety and efficacy for a product and its uses. However, unless there is a serious safety or efficacy issue, the FDA will typically exercise enforcement discretion and permit companies to sell products conforming to a tentative final monograph until the final monograph is published. Products that comply with either final or tentative final monograph standards do not require pre-market approval from the FDA.

              In accordance with the FDC Act and FDA regulations, the manufacturing processes of our third party manufacturers must also comply with the FDA's cGMPs. The FDA inspects our facilities and those of our third party manufacturers periodically to determine if we and our third party manufacturers are complying with cGMPs.

              Other Regulations.    We are also subject to a variety of other regulations in various foreign markets, including regulations pertaining to import/export regulations and antitrust issues. To the extent we decide to commence or expand operations in additional countries, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. We must also comply with product labeling and packaging regulations that vary from country to country. Government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products. Our failure to comply with these regulations can result in a product being removed from sale in a particular market, either temporarily or permanently. In addition, we are subject to FTC and state regulations, as well as foreign regulations, relating to our product claims and advertising. If we fail to comply with these regulations, we could be subject to enforcement actions and the imposition of penalties.

Intellectual Property

              We own a number of trademark registrations and applications in the United States, Canada and other foreign countries. The following are some of the most important trademarks registered in the United States: APF®, Chloraseptic, Clear eyes, Cinch®, Cloverine, Comet, Compound W, Compoz, Cutex, Denorex, Dermoplast, Essential Care, Freezone, Heet, Kerodex, Momentum, Mosco, Murine, New-Skin, Outgro, Oxipor VHC, Percogesic, Prell, Simple Pad®, Simplegel®, Sleep-Eze, Spic and Span, Vacuum Grip® and Zincon. In addition, we have an exclusive royalty bearing license to use the EZO trademark in the United States for a term of 10 years from January 1, 2003 at the end of which we shall have the right to purchase the trademark for $1,000. While we own the U.S. trademark registration for Kerodex, we have an obligation to pay royalties to Unilever/Scientific with respect to the manufacture and sale of barrier creams sold in the United States under the Kerodex trademark. This royalty obligation will continue so long as we make, use or sell these products in the United States.

              Our trademarks and tradenames are how we convey that the products we sell are "brand name" products. Our ownership of these trademarks and tradenames enables us to prevent others from using them and allows us to compete based on the value associated with them. Enforcing our proprietary rights in these trademark and tradenames, however, is expensive. If we are not able to effectively enforce our rights, others may be able to dilute our trademarks and tradenames and hurt the value that our customers associate with our brands, which could adversely affect our sales and operating results.

              As part of our acquisition of the Clear eyes and Murine product lines from Abbott Laboratories in 2002, specified country closings were scheduled to take place after 2003 in order for the parties to obtain the necessary regulatory approvals in those countries. While a number of those closings have occurred and the trademark registrations and applications in such countries have been assigned to us, we and Abbott are still in the process of executing separate agreements to effect assignments of trademark registrations and applications for the Clear eyes and Murine trademarks in some countries that represent smaller markets for us.

              We acquired other intellectual property rights from Procter & Gamble and Abbott Laboratories when we acquired the trademarks related to the Comet, Chloraseptic, Clear eyes, Murine and Prell product lines; however, we did not in each case obtain title to all of the intellectual property used to manufacture and sell those products. Therefore, we are dependent upon Procter & Gamble, Abbott Laboratories and other third parties for intellectual property used in the manufacture and sale of some of our products. For example, we rely on third parties for intellectual property relating to Comet products, Chloraseptic strips, Prell shampoo, Spic and Span dilutables, Cinch spray and Spic and Span soft powder. We have licenses for such intellectual property or manufacturing agreements with the owners of such intellectual property. However, if we are unable to maintain these arrangements, we would have to establish new arrangements with different licensors or manufacturers. If this were to occur, we could experience disruptions in our business, our ability to meet customer demand could be constrained and our sales and operating results could be adversely affected.

              We have granted MF Distributions, Inc. an exclusive license (with an option to purchase) to sell Spic and Span and Cinch products in Canada for a royalty. In 2003, we assigned our Italian trademark applications and registrations for Spic and Span and Cinch to Conter, S.p.A., and entered into a concurrent use agreement with Conter with respect to such marks.

              We have granted Procter & Gamble the right to use the Comet and Chlorinol® trademarks in the commercial/institutional/industrial segment in the United States and Canada until 2010 and in all of its segments in specified Eastern European countries until 2006. In addition, we have granted to Procter & Gamble the right to use the Spic and Span trademark in connection with cleaning products for use primarily outside the home and in a business or institution until 2009.

Information Technology

              We use ACCPAC as our business management system. The system handles our accounts receivables, accounts payable, inventory control, purchase orders, order entry and general ledger transactions. We are currently running three separate entities on the system and plan to integrate other entities on the system in connection with the Bonita Bay acquisition. Because this system gives us the ability to manage several different companies at the same time, we anticipate that such integration will be completed without disruption to our daily operations.

              For EDI transactions, we use Gentran, a software from Sterling Commerce which is one of the most widely used packages for EDI in the United States. The above systems, along with our highly experienced staff located in Jackson, Wyoming, gives us the capability to add brands or entire companies to the portfolio in a seamless fashion.

Employees

              We employed 73 individuals as of September 30, 2004. None of our employees are party to collective bargaining agreements. Management believes that its relations with its employees are good.

Properties

              Our corporate headquarters are located in Irvington, New York, a suburb of New York City. Primary functions undertaken at the Irvington facility include senior management, marketing, sales, operations and finance. The lease on the Irvington facility expires on July 31, 2008. We also have a secondary administrative center in Jackson, Wyoming. Primary functions undertaken at the Jackson facility include back office functions such as invoicing, credit and collection, general ledger and customer service. The lease on the Jackson facility expires on December 31, 2005.

Legal Proceedings

              In June 2003, Dr. Theodosakis filed a lawsuit, Theodosakis v. Walgreens, et al., in Federal District Court in Arizona, alleging that two of our subsidiaries, Medtech Products and Pecos Pharmaceutical, as well as other unrelated parties, infringed the trade dress of two of his published books. Specifically, Dr. Theodosakis published "The Arthritis Cure" and "Maximizing the Arthritis Cure" regarding the use of dietary supplements to treat arthritis patients. Dr. Theodosakis alleges that his books have a distinctive trade dress, or cover layout, design, color and typeface, and that products that the defendants sold under the ARTHx trademarks infringed the books' trade dress and constituted unfair competition and false designation of origin. Additionally, Dr. Theodosakis alleges that the defendents made false endorsements of the products by referencing his books on the product packaging and that the use of his name, books and trade dress invaded his right to publicity. We sold the ARTHx trademarks, goodwill and inventory to a third-party, Contract Pharmacal Corporation, in March 2003.

              We are vigorously defending all the claims asserted against us in this matter and have filed a motion for summary judgment requesting that all claims against us be dismissed. Because of the inherent uncertainties related to this type of lawsuit, we are unable to predict the ultimate outcome of this matter, or the likelihood or amount of its potential liability, if any.

              We are also involved from time to time in routine legal matters and other claims incidental to our business. When it appears probable in management's judgment that we will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonable estimated, liabilities are recorded in the financial statements and charges are recorded against earnings. We believe the resolution of such routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on our financial condition or results of operation.

MANAGEMENT

Directors and Executive Officers

              Our directors and executive officers are as follows:

Name	Age	Position
Peter C. Mann	62	President, Chief Executive Officer and Director
Peter J. Anderson	50	Chief Financial Officer
Gerard F. Butler	55	Chief Sales Officer
Michael A. Fink	60	Senior Vice President of Marketing
David A. Donnini	39	Director
Vincent J. Hemmer	36	Director
Gary E. Costley	61	Director
L. Dick Buell	53	Director

              The following sets forth biographical information with respect to our executive officers and directors.

              Peter C. Mann, President, Chief Executive Officer and Director, has been the President and CEO since inception and previously served as President and CEO of Medtech since June 2001. Mr. Mann is a senior consumer and pharmaceutical products business executive with over 35 years of general management, marketing and sales experience. From 1973 to 2001, Mr. Mann served as the President of the Americas Division within Block Drug Company, Inc. and the only non-family member within the Office of Chief Executive. At Block Drug Company, Inc., Mr. Mann was responsible for the overall strategic and financial direction for the corporation and directly managed all business conducted in the United States, Canada, Mexico and South America. Mr. Mann joined Block Drug Company, Inc. in 1973 as a Group Product Manager and subsequently served in numerous key positions including Vice President—New Products, Vice President—Consumer Products & Oral Care Division, Senior Vice President—U.S. Consumer Marketing & Sales, and President—U.S. Division during his career with the company. Prior to his joining Block Drug Company, Inc. he held senior management positions for such leading consumer products companies as The Mennen Company, Swift & Co. and Chemway, Inc. Mr. Mann is a graduate of Brown University.

              Peter J. Anderson, Chief Financial Officer, has served as Chief Financial Officer since inception and has been Medtech's Chief Financial Officer since joining in April 2001. Mr. Anderson is a senior financial executive with extensive experience in the branded consumer goods and over-the-counter pharmaceutical industries, both domestically and internationally. Prior to joining Medtech, Mr. Anderson served as the Chief Financial Officer for Block Drug Company, Inc. from April, 1999 to March, 2001, the Coach and Aris/Isotoner divisions of the Sara Lee Corporation from June 1996 to April 1999 and Lancaster Group USA, a division of Benckiser from March 1994 to June 1996. Other prior positions include Vice President of Finance of the International Division at Sterling Winthrop Inc. and Vice President of Finance at Sterling Health-USA. Mr. Anderson received his BA and MBA from Fairleigh Dickinson University and is a certified public accountant.

              Gerard F. Butler, Chief Sales Officer, has served as Chief Sales Officer since inception and has served as the Chief Sales Officer of Medtech since joining in September 2001. Mr. Butler is a senior management executive with over 30 years of consumer products experience. Prior to joining Medtech, Mr. Butler served from April 1983 to April 2001 as the Vice President of Consumer Products Sales for Block Drug Company, Inc. where, at the age of 34, he was named their youngest ever Vice President. In the latter part of his 26 year career at Block, Mr. Butler reported directly to the president of the company and provided sales, marketing and strategic leadership for all of Block's consumer brands. Previously, he held sales management positions with Procter & Gamble and Purex Corporation. Mr. Butler has a BS and an MBA from Manhattan College.

              Michael A. Fink, Senior Vice President of Marketing, has been the Senior Vice President of Marketing since joining Medtech in February 2002. Mr. Fink is an executive with extensive experience in marketing over-the-counter personal care and consumer products. Prior to joining Medtech, Mr. Fink served as Vice President & General Manager Business & Marketing Development for Block Drug from March 1998 to May 2001 where he reported directly to the president of the company. Mr. Fink left Block Drug in May 2001 in connection with its sale to GlaxoSmithKline and worked as an independent consultant until joining Medtech in February 2002. In his 25 year career at Block Drug Company, Inc. Mr. Fink held various executive positions including Vice President—General Manager of the Household Products Division, where he oversaw such brands as 2000 Flushes, X-14, Carpet Fresh and Lava. Mr. Fink is a graduate of American University.

              David A. Donnini, Director, has served as a director since inception. Mr. Donnini is currently a Principal of GTCR Golder Rauner, LLC, which he joined in 1991. He previously worked as an associate consultant with Bain & Company. Mr. Donnini earned a BA in Economics summa cum laude, Phi Beta Kappa with distinction, from Yale University and an MBA from Stanford University where he was the Robichek Finance Award recipient and an Arjay Miller Scholar. Mr. Donnini is a director of various companies including American Sanitary, Inc., Cardinal Logistics Management, InfoHighway Communications Corporation, InteCap (formerly Technology Dispute & Resolution Consulting), Coinmach Corporation, Synagro Technologies, Keystone Group Holdings, Fairmount Food Group, LLC, Syniverse Technologies (formerly TSI Telecommunications Services) and Polypore, Inc.

              Vincent J. Hemmer, Director, has served as a director since inception. Mr. Hemmer is currently a Principal with GTCR Golder Rauner, LLC and has been with GTCR since 1996. Mr. Hemmer previously worked as a consultant with the Monitor Company and an investment banker with Credit Suisse First Boston. He earned a BS in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania. Mr. Hemmer received his MBA from Harvard University. Mr. Hemmer is currently a director of Fairmount Food Group and Synagro Technologies.

              Gary E. Costley Ph.D., Director, has served as a director since November 2004. Dr. Costley is currently managing partner at C&G Capital and Management, a private investment company, which he joined in July 2004. He previously served from 2001 to June 2004 as chairman and chief executive officer of International Multifoods Corporation and from 1997 to 2001 as its chairman, president and chief executive officer. From 1995 to 1996, Dr. Costley served as dean of the Graduate School of Marketing at Wake Forest University. Prior to that time, Dr. Costley spent 24 years with the Kellogg Company where he held various positions of increasing responsibility, including his most recent role as president of Kellogg North America. Dr. Costley earned a BS in Animal Science and both an MS and PhD in Nutrition from Oregon State University. Dr. Costley is currently a director of Principal Financial Group and Accelrys, Inc.

              L. Dick Buell, Director, has served as a director since November 2004. Mr. Buell is currently chief executive officer and director of Catalina Marketing Corporation, which he joined in March 2004. From January 2002 to January 2004, Mr. Buell was chief executive officer of WS Brands, a portfolio company of Willis Stein & Partners. From February 2000 to December 2001, Mr. Buell was president and chief operating officer of Foodbrands America, Inc., a unit of Tyson Foods. Prior to that time, Mr. Buell spent 10 years at Griffith Laboratories, Inc. and served as chief executive officer from 1992 to 1999. Mr. Buell earned his BS in Engineering from Purdue University and his MBA from the University of Chicago.

Family Relationships

              There are no family relationships between any of our executive officers and directors.

Board Composition

              Our amended and restated certificate of incorporation provides that our board of directors shall consist of such number of directors as determined from time to time by resolution of the board. Initially, our board of directors will consist of five members. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will last until his successor is elected or appointed, with election for each directorship being held annually. Within one year of the completion of this offering, a majority of our board of directors will be "independent" as defined under the rules of the New York Stock Exchange.

Committees of the Board

              Prior to the consummation of this offering, we intend to establish an audit committee, a compensation committee and a corporate governance and nominating committee. Each committee will consist of three persons, at least one of whom is not employed by us, and is "independent" as defined under the rules of the New York Stock Exchange. Within one year of the consummation of this offering, all the members of these committees will be independent.

Audit Committee.

              The audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board of directors in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press release, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

              Upon the completion of this offering, our audit committee will consist of Messrs.             ,             and    . Our board of directors will adopt a written charter for the audit committee, which will be available on our website.

              Compensation Committee.    The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Upon the completion of this offering, our compensation committee will consist of

Messrs.             ,            and            . Our board of directors will adopt a written charter for the compensation committee, which will be available on our website.

              Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee's purpose will be to assist our board of directors by identifying individuals qualified to become members of our board consistent with criteria set by our board and to develop our corporate governance principles. This committee's responsibilities will include: (1) evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our board of directors, (3) recommending ways to enhance communications and relations with our stockholders, (4) evaluating and recommending candidates for election to our board of directors, (5) overseeing our board of directors performance and self-evaluation process and developing continuing education programs for our directors, (6) reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes, and (7) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Upon the completion of this offering, our corporate governance and nominating committee will consist of Messrs.             ,             and            . Our board of directors will adopt a written charter for the corporate governance and nominating committee, which will be available on our website.

              Other Committees.    Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation of Directors

              Our directors are currently not entitled to receive any compensation for serving on the board of directors. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services. Following this offering, directors who are not our employees will receive compensation that is commensurate with arrangements offered to directors of companies that are similar to us. Compensation arrangements for independent directors established by our board of directors may be in the form of cash payments and/or option grants or other equity securities.

Compensation Committee Interlocks and Insider Participation

              The compensation arrangements for our Chief Executive Officer and each of our Named Executive Officers were established pursuant to the terms of the respective employment agreements between us and each executive officer, with the exception of Richard Thome who does not have an employment agreement. The terms of the employment agreements were established pursuant to arms-length negotiations between a representative of our existing equity investors and each executive officer.

              Prior to the completion of this offering, we plan to form a compensation committee of our board of directors to oversee executive compensation issues. We anticipate that no member of our compensation committee will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive Compensation

              The following table sets out the compensation for fiscal 2004 for our President and Chief Executive Officer and our other four most highly compensated officers, who are collectively referred to as the "Named Executive Officers":

		Annual Compensation
Name and Principal Position					All Other Compensation ($)
	Year	Salary ($)	Bonus ($)
Peter C. Mann President, Chief Executive Officer and Director	2004	464,640	2,457,326	(1)	12,000	(6)
Peter J. Anderson Chief Financial Officer	2004	295,962	237,602	(2)	12,000	(6)
Gerard F. Butler Chief Sales Officer	2004	218,000	169,363	(3)	12,000	(6)
Michael A. Fink Senior Vice President of Marketing	2004	195,000	93,600	(4)	12,000	(6)
Richard Thome Senior Vice President of Operations	2004	193,100	175,338	(5)	4,500	(6)

(1)
Includes bonus of $2,251,663 paid in connection with the Medtech acquisition and bonuses of $50,688 and $154,975 related to the performance of Medtech and Spic and Span, respectively. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(2)
Includes bonus of $123,852 paid in connection with the Medtech acquisition and bonuses of $28,250 and $85,500 related to the performance of Medtech and Spic and Span, respectively. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(3)
Includes bonus of $82,363 paid in connection with the Medtech acquisition and bonuses of $21,600 and $65,400 related to the performance of Medtech and Spic and Span, respectively. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(4)
Includes bonus related to performance of Medtech. This bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(5)
Includes bonus of $82,650 paid in connection with the Medtech acquisition and bonus of $92,688 related to the performance of Medtech. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(6)
Such amounts include a matching contribution to our 401(k) plan in April 2004 for contributions made in 2003.

Option Grants in 2004

              There were no options granted to our Named Executive Officers in fiscal year 2004.

Aggregate Options Exercised in the Year and Year-End Values

              There were no options outstanding in fiscal year 2004.

Senior Management Agreements

              In connection with the Medtech acquisition, we entered into senior management agreements, dated February 6, 2004, with the following members of our management team: Peter C. Mann, Peter J. Anderson, Gerald F. Butler and Michael A. Fink.

              Employment Terms.    Under their respective senior management agreements, each of Messrs. Mann, Anderson, Butler and Fink will serve in the following positions and receive the following annual base salary, subject to increase by the board of directors:

Name	Position	Annual Base Salary
Peter C. Mann	Chief Executive Officer	$425,000
Peter J. Anderson	Chief Financial Officer	297,000
Gerard F. Butler	Chief Sales Officer	227,000
Michael A. Fink	Senior Vice President of Marketing	203,000

In addition to the above compensation, each executive is eligible for an annual bonus to be determined by the board of directors for each fiscal year of employment and is entitled to any other benefits approved by the board of directors and made available to other senior managers.

              Each executive's employment will continue until his:

  •
  resignation without good reason, or his disability or death,

  •
  termination of employment with cause,

  •
  termination of employment without cause or

  •
  resignation with good reason.

              If an executive's employment is terminated by us without cause or by executive for good reason, then during the one-year period following the termination we will be obligated to pay him, in equal installments on regular payroll dates, an aggregate amount equal to his annual base salary and his prior annual bonus.

              Each executive has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions, methods and other work product relating to his employment belong to us. Also, during the one-year period following an executive's termination of employment, he agrees not to engage in any manner in any business in the United States that competes with one of our significant revenue-producing brands or with respect to which we conducted discussions relating to the acquisition of such business during the year preceding executive's termination and during his receipt of any severance payments. Furthermore, during the non-compete period, executive agrees not to solicit our employees or customers or hire our key employees.

              Equity Purchase.    In connection with the Medtech acquisition and as contemplated by their respective senior management agreements, Messrs. Mann, Anderson, Butler and Fink each acquired (1) a strip of class B preferred units and/or common units of Prestige Holdings, which are referred to as "co-invest units," and (2) additional common units, which are available only for issuance to management investors and which are referred to as "carried units." A description of the class B preferred units and the common units is set forth below under "Limited Liability Company Agreement." The purchase price of the class B preferred units and the common units was $1000 per unit and $0.10 per unit, respectively.

              Co-invest units were fully vested when purchased. Carried units, however, are subject to vesting. Fifteen percent of Mr. Mann's carried units were vested when purchased and 17% will vest annually over a period of five years from the date of purchase, subject to acceleration in the event of a sale of Prestige Holdings. Twenty percent of Messrs. Anderson, Butler and Fink's carried units will vest annually over a period of five years from the date of purchase, subject to acceleration in the event of a sale of Prestige Holdings. The senior management agreements prohibit a management investor from transferring any of his co-invest units or carried units, subject to specified exceptions. The transfer restrictions terminate with respect to specified securities upon such securities being transferred in a public sale and with respect to all securities upon the sale of Prestige Holdings.

              As part of the Medtech and Denorex acquisition, each of the executives listed in the table below sold (1) the number of shares of Medtech common stock indicated below to us in exchange for $4.93 per share and (2) the number of shares of Denorex common stock indicated below to Prestige Personal Care, Inc. in exchange for $128.75 per share. In addition, each of Messrs. Mann, Anderson, Butler and Fink contributed the remainder of their respective Medtech common stock and Denorex common stock to Prestige Holdings in exchange for a number of class B preferred units and common units of Prestige Holdings based on a price of $1,000 per unit and $0.10 per unit, respectively.

Name	Number of Shares of Medtech Common Sold to Prestige Brands	Number of Shares of Denorex Common Sold to Prestige Personal Care	Gross Proceeds from Sale	Number of Shares of Medtech Common Contributed to Prestige Holdings	Number of Shares of Denorex Common Contributed to Prestige Holdings
Peter C. Mann	195,258	3,424	$1,403,433	161,989	1,565
Peter J. Anderson	161,801	1,363	973,158	52,547	508
Gerard F. Butler	107,867	909	648,769	35,031	338
Michael A. Fink	37,301	2,494	505,028	34,148	0
Name	Aggregate Value of Shares Contributed	Number of Class B Preferred Units received in Exchange for Contribution	Number of Common Units received in Exchange for Contribution	Aggregate Value of Class B Preferred Units and Common Units Received in Exchange for Contribution
Peter C. Mann	$1,000,000	749.569	2,504,310	$1,000,000
Peter J. Anderson	324,387	202.683	1,217,032	324,387
Gerard F. Butler	216,257	125.520	907,367	216,257
Michael A. Fink	168,343	107.368	609,746	168,343

              As part of the Spic and Span acquisition, Mr. Mann received 27,667 common units of Prestige Holdings in exchange for 8,305 shares of Spic and Span class A common stock, Mr. Anderson received 6,914 common units of Prestige Holdings in exchange for 2,074 shares of Spic and Span class A common stock and Mr. Butler received 9,233 common units of Prestige Holdings in exchange for 2,768 shares of Spic and Span class A common stock.

              In connection with GTCR's follow-on equity investment on April 6, 2004, to partially finance the Bonita Bay acquisition, each executive's holdings of common units were reduced pursuant to anti-dilution provisions in the senior management agreements. See "Unit Purchase Agreement" below.

              Equity Repurchase.    Prestige Holdings may be required to purchase an executive's vested units in the event of the termination of his employment:

  •
  due to death or disability,

  •
  by us without cause, provided that, at such time, financial targets are being met and defaults are not existing under our financing arrangements or

  •
  by the executive for good reason, provided that, at such time, financial targets are being met and defaults are not existing under our financing arrangements.

              In addition, Prestige Holdings may be required to purchase a portion of an executive's class B preferred units at the fair market value of such securities if the investors that are a party to the unit purchase agreement elect not to purchase all of the class B preferred units contemplated to be purchased by them under such agreement, or, all of such class B preferred units have not been purchased by them under the unit purchase agreement prior to a sale of Prestige Holdings or an initial public offering of the equity of Prestige Holdings or any corporate successor thereto.

              In addition, Prestige Holdings and the investors that are party to the unit purchase agreement will have the right to purchase all or any portion of an executive's unvested units if his employment is terminated and all or any portion of the executive's vested units in the event of the termination of his employment:

  •
  due to death or disability,

  •
  by us with cause,

  •
  by him without good reason or

  •
  at a time when financial targets are not being met or defaults are existing under our financing arrangements.

If Prestige Holdings elects to purchase any units pursuant to the call option described in the preceding sentence, the purchase price of any such units may, among other alternatives, be paid by issuing class A preferred units to the executive. The aggregate capital contributions deemed made to Prestige Holdings in respect of such class A preferred units will be equal to the aggregate repurchase price of the units being repurchased with such class A preferred units. The purchase price for securities purchased pursuant to the call option will be:

  •
  in the case of unvested carried units, the lesser of the original cost and the fair market value of such units;

  •
  in the case of vested carried units and common units, the fair market value of such units, provided that, if the executive's employment is terminated with cause, then the purchase price shall be the lesser of the original cost and the fair market value of such units; and

  •
  in the case of the class B preferred units, the fair market value of such units, provided that, if the executive's employment is terminated with cause, then the purchase price shall be the lesser of the original cost and the fair market value of such units.

Repurchases by Prestige Holdings under the put and call options described above are subject to:

  •
  Prestige Holdings' ability to pay the purchase price from its readily available cash resources,

  •
  restrictions contained in laws applicable to Prestige Holdings or its subsidiaries and

  •
  restrictions contained in Prestige Holdings' and its subsidiaries' debt and equity financing agreements, including the senior credit facility and the indenture governing the 9 1/4% notes.

Prestige Holdings may therefore defer repurchases while such restrictions apply.

2005 Long-Term Equity Incentive Plan

              Prior to the completion of this offering, we intend to adopt the Prestige Brands Holdings, Inc. 2005 Long-Term Equity Incentive Plan. The equity incentive plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Directors, officers and other employees of Prestige Holdings and its subsidiaries, as well as others performing services for us, will be eligible for grants under the plan. The purpose of the equity incentive plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. The following is a summary of the material terms of the equity incentive plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the complete copy of the equity incentive plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

              Administration.    The compensation committee of our board of directors will administer the equity incentive plan. Our board of directors also has the authority to administer the plan and to take all actions that the compensation committee is otherwise authorized to take under the plan.

              Available Shares.    A total of        shares of our common stock, representing approximately     % of our outstanding common stock after the offering, will be available for issuance under the equity incentive plan. The number of shares available for issuance under the equity incentive plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, authorized and unissued or held as treasury shares.

              Eligibility.    Directors, officers and employees of Prestige Holdings and its subsidiaries, as well as other individuals performing services for us, or to whom we have extended an offer of employment, will be eligible to receive grants under the equity incentive plan. However, only employees may receive grants of incentive stock options. In each case, the compensation committee will select the actual grantees.

              Stock Options.    Under the equity incentive plan, the compensation committee or the board of directors may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The compensation committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than    % of the total number of shares authorized under the plan, and it may not award incentive options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

              The exercise price of an option granted under the plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of Prestige Holdings' voting power may not be less than 110% of such fair market value on such date.

              Unless the compensation committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

  •
  in cash,

  •
  by delivery of shares of common stock with a fair market value equal to the exercise price, and/or

  •
  by simultaneous sale through a broker of shares of common stock acquired upon exercise.

              If a participant elects to deliver shares of common stock in payment of any part of an option's exercise price, the compensation committee may in its discretion grant the participant a "reload option." The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the compensation committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of the Company's tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

              The compensation committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of the Company, five years from the date of grant. In addition, all options under the equity incentive plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its subsidiaries. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with the Company during the 30-day period.

              There are, however, exceptions depending upon the circumstances of cessation. In the case of a grantee's death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability. In the event of retirement, a grantee's vested options will remain exercisable for up to 90 days after the date of retirement, while his or her unvested options may become fully vested and exercisable in the discretion of the compensation committee. In each of the foregoing circumstances, the board of directors or compensation committee may elect to further extend the applicable exercise period in its discretion. Upon termination for cause, all options will terminate immediately. If we undergo a change in control and a grantee is terminated from service within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the compensation committee has the authority to grant options that will become fully vested and exercisable automatically upon a change in control of the Company, whether or not the grantee is subsequently terminated.

              Restricted Stock.    Under the equity incentive plan, the compensation committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Unless the compensation committee determines otherwise, all restrictions on a grantee's restricted stock will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its subsidiaries, if the cessation occurs due to a termination within one year after a change in control of the Company or due to death, disability or, in the discretion of the compensation committee, retirement. In addition, the compensation committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control of the Company, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee's restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

              Restricted Stock Units; Deferred Stock Units.    Under the equity incentive plan, the compensation committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. Unless the compensation committee determines otherwise, all restrictions on a grantee's restricted stock units will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its subsidiaries, if the cessation occurs due to a termination within one year after a change in control of the Company or due to death, disability or, in the discretion of the compensation committee, retirement. In addition, the compensation committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon a change in control of the Company, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee's restricted stock units as to which the applicable restrictions have not lapsed will be forfeited immediately. Prior to the later of (i) the close of the tax year preceding the year in which restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period.

              Performance Awards.    Under the equity incentive plan, the compensation committee may grant performance awards contingent upon achievement by the grantee, the Company and/or its subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as, for example, return on equity, over a specified performance cycle, as designated by the compensation committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the compensation committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of our common stock or other securities.

              Unless the compensation committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its subsidiaries prior to completion of a performance cycle due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change in control.

              Vesting, Withholding Taxes and Transferability of All Awards.    The terms and conditions of each award made under the equity incentive plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee. Except in limited circumstances, no award under the equity incentive plan may vest and become exercisable within six months of the date of grant, unless the compensation committee determines otherwise.

              Unless the compensation committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

              Unless the compensation committee determines otherwise, no award made under the equity incentive plan will be transferable other than by will or the laws of descent and distribution or to a grantee's family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

              Amendment and Termination of the Equity Incentive Plan.    The board of directors may amend or terminate the equity incentive plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the equity incentive plan without the affected participant's consent. If not previously terminated by the board of directors, the equity incentive plan will terminate on the tenth anniversary of its adoption.

2005 Employee Stock Purchase Plan

              Prior to the completion of this offering, we intend to adopt the 2005 Employee Stock Purchase Plan. The purpose of the stock purchase plan is to provide an incentive for our employees to purchase our common stock and acquire a proprietary interest in us. The following is a summary of the material terms of the stock purchase plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the complete copy of the stock purchase plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

              Administration.    A committee designated by our board of directors will administer the plan. The plan vests the committee with the authority to interpret the plan, to prescribe, amend, and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable for the administration of the plan, although our board of directors may exercise any such authority in lieu of the committee. In all cases, the plan will be required to be administered in such a manner as to comply with applicable requirements of Rule 16b-3 of the Exchange Act, and Section 423 of the Code.

              Eligibility and Participation.    As of the date of this offering, each person who is employed either by us or by one of our designated subsidiaries and is expected on a regularly-scheduled basis to work more than 20 hours per week for more than five months per calendar year, automatically will be enrolled in the plan. Persons who subsequently become employed by us or one of our designated subsidiaries will be eligible once they have completed three months of service, provided they are expected on a regularly- scheduled basis to work more than 20 hours per week for more than five months per calendar year.

              Options to Purchase/Purchase of Shares.    Each participant will be granted an option to purchase shares of our common stock at the beginning of each 24-month "offering period" under the plan, on each "exercise date," during the offering period. Exercise dates will occur on each September 30 and March 31. Participants will purchase the shares of our common stock through after-tax payroll deductions, not to exceed 10% of the participant's total base salary on each payroll date. No participant may purchase more than 750 shares of common stock on any one exercise date, or more than $25,000 of common stock in any one calendar year. The purchase price for each share will generally be the lower of 85% of the fair market value of a share on the first day of the offering period, or 85% of the fair market value on the exercise date. If the fair market value on any exercise date during an offering period is lower than it was on the first day of the offering period, that offering period will automatically terminate and a new 24-month offering period will commence on the next October 1 or April 1, as applicable. If a participant's employment with us or one of our designated subsidiaries terminates, any outstanding option of that participant also will terminate.

              Share Reserve.                shares of our common stock will be reserved for issuance over the term of the plan. That amount will be increased each year by the lowest of            shares, 1% of all shares outstanding at the end of the previous year, or a lower amount determined by our board of directors. If any option to purchase reserved shares is not exercised by a participant for any reason or if the option terminates, the shares that were not purchased shall again become available under the plan. The number of shares available under the plan also will be subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes affecting our outstanding common stock.

              Amendment and Termination.    Our board of directors or the compensation committee generally will have the power and authority to amend the plan from time to time in any respect without the approval of our stockholders. However, no amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulation, including Rule 16b-3 under the Exchange Act, Section 423 of the Code or any listing requirement of the principal stock exchange on which our common stock is then listed. Additionally, no amendment may make any change to an option already granted that adversely affects the rights of any participant. The plan will terminate at the earliest of the tenth anniversary of its implementation, the time when there are no remaining reserved shares available for purchase under the plan, or an earlier time that our board of directors may determine.

              Change of Control.    In the event of a proposed sale of all or substantially all of our assets, or the merger with or into another corporation, each option under the plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the compensation committee determines, in lieu of such assumption or substitution, to set a new exercise date upon 10 days prior notice, in which case each participant's option will be automatically exercised on the new exercise date unless the participant has withdrawn from the plan prior thereto.

PRINCIPAL AND SELLING STOCKHOLDERS

              The following table shows information regarding the beneficial ownership of shares of our common stock before and after our reorganization and the completion of this offering and shows the number of and percentage owned by:

  •
  each person who is known by us to own beneficially more than 5% of our outstanding common stock;

  •
  each member of our board of directors;

  •
  each of our named executive officers;

  •
  each of our nominees to our board of directors; and

  •
  all members of our board of directors and our executive officers as a group.

              In addition, up to            shares of common stock owned by the GTCR funds, the TCW/Crescent funds and senior management may be sold if the underwriters exercise their over-allotment option. No other stockholder is selling common stock as part of this offering.

Shares Beneficially Owned
	Prior to Offering		After Offering
	Number	%	Number	%
(Share numbers in thousands)
GTCR Funds(1)
TCW/Crescent Funds(2)
David A. Donnini(1)(3)
Vincent J. Hemmer(1)(3)
Peter C. Mann(4)
Peter J. Anderson(4)
Gerard F. Butler(4)
Michael A. Fink(4)
Richard Thome(4)
All directors and executive officers as a group (7 persons)(3)

(1)
Amounts shown reflect the aggregate interests held by GTCR Fund VIII, L.P. ("Fund VIII"), GTCR Fund VIII/B, L.P. ("Fund VIII/B"), GTCR Co-Invest II, L.P. ("Co-Invest II") and GTCR Capital Partners, L.P. ("Capital Partners") (collectively, the "GTCR Funds"). The address of each such person and/or entity is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

(2)
Amounts shown reflect the aggregate interests held by TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (collectively, the "TCW/Crescent Funds"). The address of each such person and/or entity is c/o TCW/Crescent Mezzanine, L.L.C., 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

(3)
Messrs. Donnini and Hemmer are each principals and/or members of GTCR Golder Rauner, L.L.C. ("GTCR") and GTCR Golder Rauner II, L.L.C. ("GTCR II"). GTCR is the general partner of GTCR Partners VI, L.P., the general partner of Capital Partners. GTCR II is the general partner of GTCR Partners VIII, L.P. ("Partners VIII") and Co-Invest II. Partners VIII is the general partner of Fund VIII and Fund VIII/B. Accordingly Messrs. Donnini and Hemmer may be deemed to beneficially own the shares owned by the GTCR Funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

(4)
The address of each such person is 90 North Broadway, Irvington, NY 10533.

              The following table sets forth information regarding the ownership of shares of our common stock assuming the underwriters' option is exercised in full:

Common Stock Owned After the Offering(1)
Name	Number of Shares Offered in Over-Allotment Option	Number of Shares	Percentage of Shares
GTCR Funds
TCW/Crescent Funds
David A. Donnini(2)
Vincent J. Hemmer(2)
Peter C. Mann
Peter J. Anderson
Gerald F. Butler
Michael A. Fink
Richard Thome

(1)
Assumes the underwriters' over-allotment option is exercised in full.

(2)
Messrs. Donnini and Hemmer are each principals and/or members of affiliates of the GTCR Funds, as set forth in note (3) of the preceding table, and therefore may be deemed to beneficially own the shares owned by the GTCR Funds. Messrs. Donnini and Hemmer each disclaim beneficial ownership of any such shares in which he does not have a pecuniary interest.

              We have agreed to pay all the expenses of the selling stockholders in the offering other than underwriting discounts and commissions. In the event the underwriters' over-allotment is not exercised in full, the number of shares to be sold by the selling stockholders named above will be reduced proportionally.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Repurchase of Class B Preferred Units

              We intend to contribute approximately $         million of the net proceeds from the offering to Prestige International Holdings, LLC, which will then use such proceeds to repurchase the following shares of its outstanding Class B preferred units held by some of our directors, executive officers and security holders who beneficially own more than five percent of any class of our voting securities. We refer to Prestige International Holdings, LLC as "Prestige LLC" in this section of the prospectus.

Name	Number of Shares	Aggregate Purchase Price
GTCR Funds
TCW/Crescent Funds
David A. Donnini
Vincent J. Hemmer
Peter C. Mann
Peter J. Anderson
Gerard F. Butler
Michael A. Fink
Richard Thome

              The per unit purchase price for each Class B preferred unit to be purchased by Prestige LLC will be equal to the liquidation value of the Class B preferred unit of $1,000 per share plus all accrued but unpaid yield through the repurchase date.

              In the aggregate, we expect that GTCR and its affiliates will receive approximately $             million of the net proceeds from this offering, TCW/Crescent and its affiliates will receive approximately $             million of the net proceeds from this offering and our executive officers will receive approximately $                 million of the net proceeds from this offering.

Agreements Relating to Formation of Prestige International Holdings, LLC

              The following discussion summarizes various agreements and transactions entered into in connection with the formation and capitalization of Prestige LLC. Prestige Brands Holdings, Inc., a Delaware corporation, the shares of which are being sold to the public in this offering, will be the direct parent company of Prestige LLC. This will occur pursuant to a reorganization that will take place prior to the completion of this offering. The reorganization will not affect our operations, which we will continue to conduct through our operating subsidiaries. See "Reorganization as a Corporation."

              The agreements described below resulted from negotiations between GTCR, its co-investors and management. While the terms and conditions of such agreements may not be identical to those that would have been obtained from negotiations between unaffiliated third parties, we believe the terms and conditions set forth in such agreements are customary for transactions of this type.

Unit Purchase Agreement

              Pursuant to the unit purchase agreement entered into among Prestige LLC, the GTCR investors and the co-investors, in connection with the Medtech acquisition, on February 6, 2004, the GTCR investors and the co-investors acquired a strip of class B preferred units and common units of Prestige LLC for an aggregate purchase price of $102,220,951 and $3,000,000, respectively. In addition, the GTCR investors committed to purchase up to an aggregate of 144,779.049 class B preferred units at a price of $1,000 per unit and, in any such case, the co-investors will have the option to purchase their proportionate share of such class B preferred units. The co-investors, however, will forfeit their rights to purchase additional class B preferred units should they on any occasion elect not to purchase their proportionate share of the additional class B preferred units being purchased by the GTCR investors. In connection with the Bonita Bay acquisition, the GTCR investors and the co-investors purchased 58,179.250 class B preferred units at a price of $1,000 per unit. The discretionary investment of the remaining $86,599,799 is conditioned upon the GTCR investors and the board of managers of Prestige LLC approving the proposed use of the proceeds from the investment, as well as the satisfaction of other conditions specified in the agreement.

Limited Liability Company Agreement

              Prestige LLC has issued senior preferred units, class B preferred units and common units, and under the terms of its limited liability agreement dated April 6, 2004, has the authority to create and issue class A preferred units. Prestige LLC's securities have the following features:

  •
  Senior preferred units are entitled to a preferred yield of 8.0% per annum, or 0% per annum if specified sales targets are not met, compounded annually. On any liquidation or other distribution by us, senior preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the "senior preference amount," because it is paid before any payments may be made to holders of class A preferred units, class B preferred units or common units. We have issued 22,500 senior preferred units.

  •
  Class A preferred units are entitled to a preferred yield of 8.0% per annum, compounded quarterly. On any liquidation or other distribution by us, class A preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the "class A preference amount," because it is paid before any payments may be made to holders of class B preferred units or common units. We have issued no class A preferred units.

  •
  Class B preferred units are entitled to a preferred yield of 8.0% per annum, compounded quarterly. On any liquidation or other distribution by us, class B preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the "class B preference amount," because it is paid before any payments may be made to holders of common units. We have issued 162,864.312 class B preferred units.

  •
  Common units represent our common equity. After payment of the senior preference amount, the class A preference amount and the class B preference amount, common unitholders are entitled to any remaining proceeds, pro rata, of any liquidation or other distribution by us. We have issued 57,772,786 common units.

              Prestige LLC will become our wholly owned subsidiary in connection with the corporate reorganization, which will occur prior to the completion of this offering.

Securityholders Agreement

              With the exception of the holders of senior preferred units, which holders are a party to the senior preferred investor rights agreement, each securityholder of Prestige LLC is a party to the securityholders agreement dated April 6, 2004. Pursuant to the securityholders agreement of Prestige LLC, units of Prestige LLC beneficially owned by the securityholders of Prestige LLC are generally subject to restrictions on transfer, other than exempt transfers described in the securityholders agreement. When reference is made to "units" of Prestige LLC in this discussion, such reference shall be deemed to include the equity securities of any successor to Prestige LLC following a change in corporate form, whether in preparation for an initial public offering or otherwise.

              The securityholders agreement also provides:

  •
  the management investors and the other investors party thereto with customary tag-along rights with respect to transfers of Prestige LLC units beneficially owned by the GTCR investors, as defined in the securityholders agreement, which would enable them to transfer their units on the same terms and conditions as the GTCR investors in connection with specified transfers of units by the GTCR investors;

  •
  the management investors and the other investors with customary preemptive rights in connection with issuances, excluding, for example, issuances pursuant to the Unit Purchase Agreement, to the GTCR investors of any preferred or common units of Prestige LLC or any securities convertible, exchangeable or exercisable for preferred or common units;

  •
  in connection with sales of interests in Prestige LLC by any investor party thereto other than the GTCR investors, rights of first refusal with respect to such sales, first to Prestige LLC, then to the holders of common units; and

  •
  the GTCR investors with drag along rights with respect to Prestige LLC units owned by the management investors and the other investors party thereto, which would require the management investors and other investors to sell their units in connection with a sale of the company that is approved by a majority of the holders of the common units.

              This agreement will be terminated prior to the completion of this offering.

Senior Preferred Investor Rights Agreement

              Pursuant to the senior preferred investor rights agreement of Prestige LLC, dated March 5, 2004, the senior preferred units of Prestige LLC are generally subject to restrictions on transfer, other than certain exempt transfers described in the senior preferred investor rights agreement. When reference is made to senior preferred units in this discussion, such reference shall be deemed to include the equity securities of any successor to Prestige LLC following a change in corporate form, whether in preparation for an initial public offering or otherwise.

              The senior preferred investor rights agreement also provides:

  •
  the holders of senior preferred units with a put right such that Prestige LLC may be required to purchase the senior preferred units, at a price per unit equal to the unreturned capital and unpaid yield in respect of such unit, in the event a sale of Prestige LLC occurs or GTCR Fund VIII, L.P. and/or its affiliates transfer 25% or more of their equity securities of Prestige LLC, subject to exceptions;

  •
  in connection with certain sales of senior preferred units, rights of first offer with respect to such sales, first to GTCR Fund VIII, L.P. (and/or its designees), then to Prestige LLC; and

  •
  GTCR Fund VIII, L.P. with drag along rights with respect to the senior preferred units, which would require the holders of senior preferred units to sell their units in connection with a sale of the company that is approved by a majority of the holders of the common units.

              This agreement will be terminated prior to the completion of this offering.

Registration Rights Agreement

              Under the registration rights agreement of Prestige LLC, the holders of a majority of the investor registrable securities, as defined in the registration rights agreement, have the right at any time, subject to specified conditions, to request Prestige LLC, any corporate successor or any subsidiary, to register any or all of their securities under the Securities Act on Form S-1, which we refer to as a "long-form registration" at Prestige LLC's expense or on Form S-2 or Form S-3, which we refer to as a "short-form registration" at Prestige LLC's expense. In addition, following an initial public offering by Prestige LLC, subject to specified conditions, the holders of a majority of the TCW/Crescent registrable securities, as defined in the registration rights agreement, have the right to request one short-form registration at Prestige LLC's expense. Prestige LLC is not required, however, to effect any long-form registration within 90 days after the effective date of a previous long-form registration or a previous registration in which the holders of registrable securities were given the piggyback rights described in the following sentence, without any reduction. At Prestige LLC's expense, all holders of registrable securities are entitled to the inclusion of such securities in any registration statement used by Prestige LLC to register any offering of its equity securities, other than pursuant to a registration requested by holders of a majority of the investor registrable securities or holders of a majority of TCW/Crescent registrable securities, an initial public offering of Prestige LLC's equity securities or a registration on Form S-4 or Form S-8. With the exception of the holders of senior preferred units, each securityholder of Prestige LLC is a party to the registration rights agreement.

Professional Services Agreement

              Under the professional services agreement, dated April 6, 2004, between Prestige LLC and GTCR, Prestige LLC has engaged GTCR as a financial and management consultant. During the term of its engagement, GTCR agreed to consult on business and financial matters, including corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies and debt and equity financings for an annual management fee of $4 million.

              At the time of any purchase of equity by the GTCR investors, the co-investors and/or their affiliates pursuant to the unit purchase agreement, Prestige LLC has agreed to pay GTCR a placement fee equal to two percent of the amount paid in connection with such purchase. At the time of any other equity or debt financing of Prestige LLC or any of its subsidiaries prior to a public offering by Prestige LLC, other than the purchase of securities of Prestige LLC by any executive of Prestige LLC or any of its subsidiaries, Prestige LLC has agreed to pay to GTCR a placement fee equal to two percent of the gross amount of such financing. GTCR was paid a fee of approximately $5.0 million in connection with the consummation of the Medtech acquisition. Prestige LLC did not pay GTCR a fee in connection with the consummation of the Bonita Bay acquisition.

              This agreement will be terminated prior to the completion of this offering.

DESCRIPTION OF PRINCIPAL INDEBTEDNESS

Prestige Brands Senior Credit Facility

General

              In connection with the consummation of the Bonita Bay acquisition, one of our subsidiaries, Prestige Brands, Inc., entered into a senior credit facility with Citicorp North America, Inc., as administrative agent and tranche C agent, Bank of America, N.A., as syndication agent, Merrill Lynch, a division of Merrill Lynch Business Financial Services Inc., as documentation agent, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the material terms of the senior credit facility.

              The senior credit facility provides for an aggregate principal amount of up to $523.0 million. The senior credit facility provides for:

  •
  a senior secured term loan facility in an aggregate principal amount of up to $373.0 million, which we refer to as the "term loan facility";

  •
  a second lien term loan facility in an aggregate principal amount of up to $100.0 million, which we refer to as the "tranche C term loan facility"; and

  •
  a non-amortizing senior secured revolving credit facility in an aggregate principal amount of up to $50.0 million. A portion of this facility will be available for swing loans and for the issuance of letters of credits.

              We borrowed approximately $458.5 million under the senior credit facility to provide a portion of the proceeds required to consummate the Bonita Bay acquisition. We borrowed an additional $18.0 million under the tranche B term loan and $12.0 million under the revolving credit facility to provide a portion of the proceeds required to consummate the Vetco acquisition. The revolving credit facility will also be used for working capital and general corporate needs, including permitted acquisitions.

Incremental Increases

              Prestige Brands has the right to make up to two requests to increase the commitments under the facilities in an aggregate principal amount of up to $132.0 million, provided specified conditions set forth in the credit agreement are met. Each lender has a first right to participate in each incremental increase, but no lender is required to commit to any incremental increase.

Collateral and Guarantees

              Prestige Brands International, LLC, our intermediate holding company, and all its domestic subsidiaries, other than Prestige Brands, guarantee Prestige Brands' obligations under the senior credit facilities and their obligations arising under cash management transactions or interest rate or other hedging arrangements with any of the lenders. Prestige Brands International, LLC and its domestic subsidiaries also guarantee Prestige Brand's obligations under the 9 1/4% notes. The note guarantees are subordinated to the senior credit facility guarantees.

              The obligations under the senior credit facilities are secured by a first priority security interest in substantially all of the assets of Prestige Brands and each guarantor. Prestige Brands' obligations under the tranche C term loan facility are junior to the first priority security interest of the term loan facility and the revolving credit facility under the senior credit facilities.

Interest and Commitment Fees

              All loans under the senior credit facility bear interest, at the option of Prestige Brands, at a specified or applicable margin, plus one of the following rates:

  •
  for base rate loans, the highest of (i) Citibank N.A.'s base rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%; or

  •
  for Eurodollar loans, current London-Inter-Bank Offer Rate or, LIBO rate, as quoted by Citicorp.

              In the case of loans under the revolving credit facility, the specified or applicable margin is a floating rate ranging from 0.75 to 1.5% for base rate loans and 1.75 to 2.50% for Eurodollar loans. As of September 30, 2004, the applicable margin was at the highest point in the range. In the case of loans under the term loan facility, other than the tranche C term loan facility, applicable margin refers to 1.75% per annum for base rate loans and 2.75% per annum for Eurodollar loans. In the case of loans under the tranche C term loan facility, applicable margin is 3.75% per annum for base rate loans and 4.75% per annum for Eurodollar loans.

              Default Interest.    During the continuance of a material event of default, loans may bear interest at an additional 2% per annum.

              Unused Commitment Fee.    Prestige Brands must pay a non-refundable, unused commitment fee equal to 0.50% per annum on the daily average unused portion of the revolving credit facility.

Repayment; Prepayments

              The term loan facility, other than the tranche C term loan facility, matures on April 6, 2011, and the tranche C term loan facility matures 180 days later. Prestige Brands must make a quarterly amortization payment on each loan under the term loan facility, other than the tranche C term loan facility, equal to 0.25% of the initial principal amount of the term loans, other than the tranche C term loan.

              The revolving credit facility matures, and the commitments relating to the revolving credit facility terminate, on April 6, 2009.

              Prestige Brands may make optional prepayments of borrowings under the senior credit facility other than the tranche C facility, and optional reductions of the unutilized portion of the revolving credit facility commitments, without premium or penalty. The tranche C term loan facility is subject to prepayment restrictions and premiums. We intend to use a portion of the net proceeds from this offering to repay approximately $            million of borrowings outstanding under the tranche C facility. In connection therewith, we are seeking an amendment to the term loan facility that would allow, among other things, us to make optional prepayments on the tranche C facility.

Mandatory Prepayments

              Prestige Brands is required to make mandatory prepayments on the senior credit facility to the extent it receives net cash proceeds from non-ordinary course asset sales, debt issuances or other dispositions of property. If Prestige Brands' leverage ratio is greater than 4.50 to 1.0 for the most recent four fiscal quarter period, it must use 50% of the net cash proceeds it receives from equity issuances to prepay its loans under the senior credit facility. Beginning on the last day of fiscal year 2005, if Prestige Brands' leverage ratio is greater than 4.25 to 1.0, it is required to use a portion of any excess cash flow to make prepayments under the senior credit facility. As of the quarter ended September 30, 2004, Prestige Brands' leverage ratio was 6.36 to 1.0. These prepayments are subject to percentage limitations, reinvestment rights and other exceptions set forth in the credit agreement.

              Prestige Brands has not made, nor has it been required to make, prepayments on the loans under the senior credit facility. If Prestige Brands is required to make prepayments under the senior credit facility, it may have an adverse effect on our results of operations.

Certain Covenants

              The senior credit facility contains financial ratio covenants that require Prestige Brands to:

  •
  have a leverage ratio of less than 6.85 to 1.0 for the quarter ended September 30, 2004, and decreasing over time to 3.75 to 1.0 for the quarter ended September 30, 2010 and remaining level thereafter. Our leverage ratio was less than 6.85 to 1.0 for the quarter ended September 30, 2004;

  •
  have an interest coverage ratio of greater than 2.25 to 1.0 for the quarter ended September 30, 2004, and increasing to 3.25 to 1.0 for the quarter ending March 31, 2011. Our interest coverage ratio was greater than 2.25 to 1.0 for the quarter ended September 30, 2004; and

  •
  have a fixed charge coverage ratio of greater than 1,5 to 1.0 for the quarter ended September 30, 2004, and for each quarter thereafter until the quarter ending March 31, 2011. Our fixed charge coverage ratio was greater than 1.5 to 1.0 for the quarter ended September 30, 2004.

              In addition, the senior credit facility contains representations and warranties and affirmative covenants relating to the status of Prestige Brands and its subsidiaries and requiring it to, among other things, remain in good standing and comply with laws and material contracts. In addition, there are negative covenants which, among other things, limit our ability to:

  •
  incur additional indebtedness and grant liens and encumbrances;

  •
  provide guarantees;

  •
  make investments, capital expenditures or distributions;

  •
  conduct transactions with affiliates;

  •
  conduct asset sales, merge or consolidate; and

  •
  prepay other indebtedness.

As of September 30, 2004, we were in compliance with all of these restrictions.

Events of Default

              The senior credit facility contains events of default, which, if triggered, allow the agent at the request of the applicable lenders to terminate all commitments and declare all amounts under the loans immediately due and payable. The following events, among others, after the lapse of applicable cure periods or required notice constitute events of default under the senior credit facility:

  •
  failure to pay any principal, interest or fee on the loans when due;

  •
  material breaches of representations and warranties;

  •
  failure to observe financial and other covenants;

  •
  a default in excess of specified amounts under other material indebtedness, including under the indenture governing the notes;

  •
  declaration of bankruptcy or other forms of insolvency;

  •
  commencement of enforcement proceedings with respect to an order or judgment in excess of $5 million, to the extent not covered by insurance;

  •
  a change of control; or

  •
  failure of any guarantee or security document or any subordination provision supporting the senior credit facility to be in full force and effect.

Prestige Brands 9 1/4% Senior Subordinated Notes

General

              In April 2004, in connection with the Bonita Bay acquisition, our subsidiary, Prestige Brands, Inc., issued $210,000,000 of 9 1/4% senior subordinated notes due 2012, pursuant to an indenture, dated April 6, 2004, among Prestige Brands, Inc., as issuer, the guarantors named in the indenture and U.S. Bank National Association, as trustee. The 9 1/4% notes will mature on April 15, 2012, and interest on the 9 1/4% notes is payable semiannually on April 15 and October 15 of each year. The net proceeds of the offering of the 9 1/4% notes, together with borrowings under the senior credit facility, were used to consummate the Bonita Bay acquisition, repay outstanding indebtedness and to pay related fees and expenses.

Ranking

              The 9 1/4% notes are unsecured senior subordinated obligations of Prestige Brands and are subordinated to the senior credit facility and other existing and future senior indebtedness. The 9 1/4% notes rank equally to senior subordinated indebtedness and rank senior to subordinated indebtedness. In addition, the 9 1/4% notes effectively rank junior to all existing and future indebtedness and other liabilities of Prestige Brands' subsidiaries that are not guarantors, which consist of non-domestic subsidiaries. Because the 9 1/4% notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the 9 1/4% notes will not receive any payment until holders of senior indebtedness and senior guarantor indebtedness have been paid in full.

Note Guarantees

              Prestige Brands International, LLC, our intermediate holding company, and all its domestic subsidiaries, other than Prestige Brands, have, jointly and severally, unconditionally guaranteed on a senior unsecured basis Prestige Brands' obligations under the 9 1/4% notes and all of its obligations under the 9 1/4% notes indenture. Such subsidiary guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders of 9 1/4% notes in enforcing any rights under the note guarantees. The obligations of the guarantors under the guarantees rank equally in right of payment with other indebtedness of such guarantor, except to the extent such other indebtedness is expressly subordinate to the obligations arising under the guarantee. The obligations of each guarantor under its guarantee is limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under or similar laws affecting the rights of creditors generally.

Redemption

              Except as described below, the 9 1/4% notes are not redeemable until April 15, 2008. On and after April 15, 2008, Prestige Brands may redeem all or any portion of the 9 1/4% notes, at once or over time, after giving the required notice under the indenture. The 9 1/4% notes may be redeemed at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the 9 1/4% notes, if any, to the applicable redemption date, but excluding the redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

              At any time prior to April 15, 2008, Prestige Brands may redeem all or any portion of the 9 1/4% notes, at once or over time, after giving the required notice under the indenture at a redemption price equal to the greater of:

              (1)   100% of the principal amount of the 9 1/4% notes to be redeemed, and

              (2)   the sum of the present values of (a) the redemption price of the 9 1/4% notes at April 15, 2008 (as set forth in the preceding paragraph) and (b) the remaining scheduled payments of interest from the redemption date through, April 15, 2008, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date, assuming a 360 day year consisting of twelve 30 day months, at the treasury rate plus 75 basis points, plus, in either case, accrued and unpaid interest, including special interest, if any, to but excluding the redemption date.

              In addition, at any time and from time to time, prior to April 15, 2007, Prestige Brands may redeem up to a maximum of 40% of the original aggregate principal amount of the 9 1/4% notes with the proceeds of one or more equity offerings, at a redemption price equal to 109.250% of the principal amount of 9 1/4% notes redeemed, plus accrued and unpaid interest, including special interest, on the redeemed notes, if any, to but excluding the redemption date; provided, however, that after giving effect to any such redemption, at least 60% of the original aggregate principal amount of the 9 1/4% notes issued on the issue date remains outstanding. We plan to use a portion of the proceeds of this offering to redeem 40% of the outstanding 9 1/4% notes for approximately $     million, not including a redemption premium of approximately $   million.

Change of Control

              If a change of control occurs, Prestige Brands will be required to offer to purchase the 9 1/4% notes at 101% of the aggregate principal amount the 9 1/4% notes, plus accrued and unpaid interest to the date of purchase. A "change of control" is generally defined under the 9 1/4% notes indenture to mean when any of the following occur:

              (1)   any "person" or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Prestige Brands or Prestige Brands International, LLC, our intermediate holding company and indirect parent of Prestige Brands, (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of Prestige Brands or Prestige Brands International, LLC held by a parent entity, if such person or group beneficially owns, directly or indirectly, at least a majority of the voting power of the voting stock of such parent entity);

              (2)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the property of Prestige Brands International, LLC and its domestic subsidiaries, considered as a whole, shall have occurred, or Prestige Brands International, LLC, Prestige Products Holdings, Inc., the direct parent of Prestige Brands, or Prestige Brands merges, consolidates or amalgamates with or into any other person (other than one or more permitted holders, as defined in the indenture) or any other person (other than one or more permitted holders) merges, consolidates or amalgamates with or into Prestige Brands International, LLC, Prestige Products Holdings, Inc. or Prestige Brands, in any such event pursuant to a transaction in which the outstanding voting stock of such entity is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting stock of such entity is reclassified into or exchanged for other voting stock of such entity or for voting stock of the Surviving Person, and (b) the holders of the voting stock of such entity immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of such entity or the surviving person immediately after such transaction and in substantially the same proportion as before the transaction;

              (3)   during any 2-year period, the members of the board of managers of Prestige Brands International, LLC at the beginning of the period no longer constitute at least a majority of the board of directors; or

              (4)   the equity holders of Prestige Brands International, LLC approve any plan of liquidation or dissolution.

Events of Default

              The 9 1/4% notes indenture contain customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, judgment defaults, and failure of any guarantee of the 9 1/4% notes to be in full force and effect.

Covenants

              The 9 1/4% notes indenture contains covenants for the benefit of the holders of the 9 1/4% notes that, among other things, limit the ability of Prestige Brands International, LLC and any of its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on, redeem or repurchase capital stock;

  •
  make investments;

  •
  create liens;

  •
  sell assets;

  •
  in the case of the restricted subsidiaries, incur obligations that restrict their ability to make dividends or other payments;

  •
  in the case of the restricted subsidiaries, guarantee or secure indebtedness;

  •
  enter into transactions with affiliates;

  •
  create unrestricted subsidiaries; and

  •
  consolidate, merge or transfer all or substantially all of Prestige Brands' assets and the assets of its subsidiaries on a consolidated basis.

              These limitations are, however, subject to a number of important qualifications and exceptions.

Additional Information

              The foregoing summary of the 9 1/4% notes indenture is qualified in its entirety by reference to all of the provisions of the 9 1/4% notes indenture, which has been filed with the SEC. See "Where You Can Find More Information."

DESCRIPTION OF CAPITAL STOCK

General Matters

              Upon completion of this offering, our total amount of authorized capital stock will be            shares of common stock, $0.01 par value per share, and             shares of preferred stock, $0.01 par value per share. Upon completion of the offering,            shares of common stock and no shares of preferred stock will be issued and outstanding. The discussion set forth below describes the most important terms of our capital stock, certificate of incorporation and by-laws as will be in effect upon completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

              All of our existing common stock is, and the shares of common stock being offered by us and the selling stockholders, if any, in this offering will be, upon payment therefor, validly issued, fully paid and nonassessable. Set forth below is a brief discussion of the principal terms of our common stock.

              Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine. For more information, see "Dividend Policy."

              Voting Rights.    Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.

              Preemptive or Similar Rights.    Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

              Conversion Rights.    Our common stock is not convertible.

              Right to Receive Liquidation Distributions.    Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

              NYSE Listing.    We have applied to list our common stock on the New York Stock Exchange under the symbol "PBH." In order to meet one of the requirements for listing our common stock on the New York Stock Exchange, the underwriters will undertake to sell 100 or more shares of our common stock to a minimum of 2,000 beneficial holders.

Preferred Stock

              Following this offering, our board of directors may, without further action by our stockholders, from time to time, direct the issuance of up to             shares of preferred stock in any series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon consummation of the offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Registration Rights

              Under our registration rights agreement with the GTCR funds, the TCW/Crescent funds and members of our management team, holders of a majority of registrable securities, as defined under the agreement, will have the right, subject to specified conditions, to request that we register any or all of their securities under the Securities Act on Form S-1, which we refer to as a "long-form registration", at our expense, or on Form S-2 or Form S-3, which we refer to as a "short-form registration", at our expense. In addition, following this offering, subject to specified conditions, the holders of a majority of the TCW/Crescent registrable securities have the right to request one short-form registration at our expense. We are not required, however, to effect any long-form registration within 90 days after the effective date of a previous long-form registration or a previous registration in which the holders of registrable securities were given the piggyback rights described in the following sentence, without any reduction. At our expense, all holders of registrable securities are entitled to the inclusion of such securities in any registration statement used by us to register any offering of our equity securities, other than pursuant to a registration requested by holders of a majority of the registrable securities or holders of a majority of TCW/Crescent registrable securities, an initial public offering of our equity securities or a registration on Form S-4 or Form S-8.

Anti-takeover Effects of our Certificate of Incorporation and By-laws

              Our certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

              These provisions include:

              Special Meetings of Stockholders.    Our certificate of incorporation provides that, except as otherwise required by law, special meetings of stockholders can only be called by the chairman of the board of directors or our chief executive officer, or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

              Advance Notice Procedures.    Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.

              In the case of an annual meeting of stockholders, notice by a stockholder, in order to be timely, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely, notice by a stockholder must be received not later than the tenth day following the earlier of the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.

              In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received not later than the tenth day following the earlier of the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made.

              Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

              Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to the requirements of applicable law or regulation, including any listing requirement of the principal stock exchange on which our common stock is then listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

              Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Corporate Opportunities

              Our certificate of incorporation will contain provisions relating to the rights and fiduciary duties regarding corporate opportunities for our existing equity investor, GTCR, and any of our directors who are officers or directors of such investor.

Transfer Agent and Registrar

              Upon the closing of this offering, the transfer agent and registrar for our common stock will be EquiServe Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

              The following discussion of certain U.S. federal income and estate tax considerations relevant to Non-U.S. Holders of our common stock is for general information only.

              As used in this prospectus, the term "Non-U.S. Holder" is a beneficial owner of our common stock other than:

  •
  a citizen or individual resident of the United States;

  •
  a corporation or other entity taxable as a corporation under U.S. federal income tax laws created or organized in or under the laws of the United States, of any state of the United States or the District of Columbia;

  •
  an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or a trust that has validly elected to be treated as a domestic trust under applicable Treasury regulations.

              If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

              This discussion does not consider:

  •
  U.S. federal income, estate or gift tax consequences other than as expressly set forth below;

  •
  any state, local or foreign tax consequences;

  •
  the tax consequences to the stockholders, beneficiaries or holders of other beneficial interests in a Non-U.S. Holder;

  •
  special tax rules that may apply to selected Non-U.S. Holders, including without limitation, partnerships or other pass-through entities for U.S. federal income tax purposes, banks or other financial institutions, insurance companies, dealers in securities, traders in securities, tax-exempt entities and certain former citizens or residents of the United States;

  •
  special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle, "hedge" or "conversion transaction;" or

  •
  a Non-U.S. Holder that does not hold our common stock as a capital asset within the meaning of the Code (generally property held for investments).

              The following discussion is based on provisions of the Code, applicable Treasury regulations and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. We have not requested a ruling from the U.S. Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences of the purchase or ownership of our common stock to a Non-U.S. Holder. There can be no assurance that the U.S. Internal Revenue Service will not take a position contrary to such statements or that any such contrary position taken by the U.S. Internal Revenue Service would not be sustained.

              You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S.

federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Dividends

              We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder's adjusted tax basis in our common stock. Any remainder will constitute gain on the common stock. See "—Gain on Disposition of Common Stock." The dividends on our common stock paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty.

              Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or attributable to a permanent establishment or fixed base in the United States under an applicable income tax treaty, known as "U.S. trade or business income," are generally not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. However, such U.S. trade or business income, net of specified deductions and credits, generally is taxed at the same graduated rates as applicable to U.S. persons. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

              A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

              A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax or other exclusion from withholding under an income tax treaty but that did not timely provide required certifications or other requirements, or that has received a distribution subject to withholding in excess of the amount properly treated as a dividend, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service.

Gain on Disposition of Common Stock

              A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or withholding thereof) in respect of gain recognized on a disposition of our common stock unless:

  •
  the gain is U.S. trade or business income, in which case such gain generally will be taxed in the same manner as gains of U.S. persons, and such gains may also be subject to the branch profits tax in the case of a corporate Non-U.S. Holder;

  •
  the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the short of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock.

              Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a "U.S. real property holding corporation" generally will not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe we have never been, are not currently and are not likely to become a U.S. real property holding corporation for U.S. federal income tax purposes in the future.

Federal Estate Tax

              Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in such individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

              We must report annually to the U.S. Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

              U.S. federal backup withholding, currently at a 28% rate, generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

              Payments of the proceeds from a disposition or a redemption effected outside the United States by or through a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder that result in an overpayment of taxes generally will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

              Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury regulations.

SHARES ELIGIBLE FOR FUTURE RESALE

              Upon completion of the offering we will have a total of             shares of common stock outstanding. All of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

              The remaining shares of common stock outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

Rule 144

              In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of shares of common stock then outstanding, which will equal approximately            shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks before a notice of the sale on Form 144 is filed.

              Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

              Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

2005 Long-Term Equity Incentive Plan and 2005 Employee Stock Purchase Plan

              Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under our 2005 Long-Term Equity Incentive Plan and 2005 Employee Stock Purchase Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below. We expect that the registration statements on Form S-8 will cover            shares.

              No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Lock-up Agreements

              We and our executive officers, directors and existing stockholders (after giving effect to the corporate reorganization) have agreed that, without the prior written consent of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

              Notwithstanding the foregoing, if the 180th day after the date of this prospectus occurs within 17 days following an earnings release by us or the occurrence of material news or a material event related to us, or if we intend to issue an earnings release within 16 days following the 180th day, the 180-day period will be extended to the 18th day following such earnings release or the occurrence of the material news or material event unless such extension is waived by Merrill Lynch and Goldman, Sachs & Co. on behalf of the underwriters.

              These restrictions do not apply to any transfers (i) as a bona fide gift or gifts, so long as the donee or donees agree in writing to be bound by the restrictions in the lock-up agreement, (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the transferor or the immediate family of the transferor, so long as a duly authorized officer, representative or trustee of the transferee agrees in writing to be bound by the restrictions in the lock-up agreement, and so long as the transfer does not involve a disposition for value, (iii) if the transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, so long as the transferee executes an agreement acknowledging that the transferee is receiving and holding the shares subject to the provisions of the lock-up agreements or (iv) to an affiliate (as that term is defined in Rule 405 under the Securities Act) of the transferor, so long as such affiliate agrees to be bound in writing by the restrictions in the lock-up agreement. In addition, these restrictions do not apply to grants of options to purchase common stock or issuances of shares of restricted stock or other equity-based awards pursuant to our equity incentive and stock purchase plans described in this prospectus.

              The underwriters do not intend to release any portion of the common stock subject to the foregoing lock-up agreements; however the underwriters, in their sole discretion, may release any of the common stock from the lock-up agreements prior to expiration of the 180-day period without notice. In considering a request to release shares from a lock-up agreement, the underwriters will consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for releases.

Registration Rights

              See "Certain Relationships and Related Transactions" and "Description of Capital Stock" for a description of the registration agreement we have entered into with certain of our stockholders.

UNDERWRITING

              We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
William Blair & Company, L.L.C.
Piper Jaffray & Co.
SunTrust Capital Markets, Inc.

Total

              The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or part.

              Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Website is not part of this prospectus.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                  per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $                  per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $                  and are payable by us.

Overallotment Option

              The selling stockholders have granted options to the underwriters to purchase up to                        additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

              At our request, the underwriters have reserved for sale, at the initial public offering price, up to    % of the shares offered by this prospectus for sale to our employees, directors, families of employees and directors, business associates and other third parties. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sale of Similar Securities

              We, our existing stockholders, our executive officers and our directors have agreed, with specified exceptions, not to sell or transfer any of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and Goldman, Sachs & Co. on behalf of the underwriters. Specifically, we and these other individuals have agreed not to directly or indirectly:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

              Notwithstanding the foregoing, if the 180th day after the date of this prospectus occurs within 17 days following an earnings release by us or the occurrence of material news or a material event related to us, or if we intend to issue an earnings release within 16 days following the 180th day, the 180-day period will be extended to the 18th day following such earnings release or the occurrence of the material news or material event unless such extension is waived by Merrill Lynch and Goldman, Sachs & Co. on behalf of the underwriters.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires power of disposition.

New York Stock Exchange Listing

              We have applied to list our common stock on the New York Stock Exchange under the symbol "PBH." In order to meet the requirements for listing of the shares on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the underwriters' option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

              The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

              Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales Outside the United States

              Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

              The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

              The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

              The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Other Relationships

              The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are lenders under our existing credit facility and as such will receive a portion of the proceeds of this offering, which will be used to repay amounts outstanding under the senior credit facility, and affiliates of each of the underwriters have also provided commitments under our new revolving credit facility.

LEGAL MATTERS

              The validity of the common stock offered hereby will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited liability company that is an investor in GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P., each of which, after giving effect to the corporate reorganization, owns common stock of Prestige Brands Holdings, Inc. and preferred units of Prestige International Holdings, LLC that will be purchased with a portion of the net proceeds of this offering. Certain partners of Kirkland & Ellis LLP are members in a partnership that is an investor in GTCR Co-Invest II, L.P., which, after giving effect to the corporate reorganization, also owns common stock of Prestige Brands Holdings, Inc. and preferred units of Prestige International Holdings, LLC that will be purchased with a portion of the net proceeds of this offering. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, GTCR Golder Rauner, LLC and its affiliates in connection with legal matters. The underwriters are represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

              The consolidated financial statements of Prestige International Holdings, LLC as of March 31, 2004 and for the period from February 6, 2004 to March 31, 2004 (successor basis) and the combined financial statements of Medtech Holdings, Inc. and The Denorex Company as of March 31, 2003 and for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

              The financial statements of The Spic and Span Company as of December 31, 2002 and 2003, for each of the two years in the period ended December 31, 2003, and for the period from January 24, 2001 through December 31, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              The consolidated financial statements of Bonita Bay Holdings, Inc. at December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

              The financial statements of Vetco, Inc. at December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 appearing in this prospectus have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed a Registration Statement on Form S-1 (Registration No. 333-117700) with the Securities and Exchange Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we will become subject to the informational reporting requirements of the Exchange Act and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's internet address is www.sec.gov.

              You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
(914) 524-6810

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Prestige International Holdings, LLC
Consolidated balance sheets (as of September 30, 2004 and March 31, 2004) (unaudited)	F-4
Consolidated statement of operations (for the three and six months ended September 30, 2004 and 2003) (unaudited)	F-5
Consolidated Statement of members' equity (for the six months ended September 30, 2004) (unaudited)	F-6
Consolidated statement of cash flows (for the six months ended September 30, 2004 and 2003) (unaudited)	F-7
Notes to unaudited consolidated financial statements	F-8
Prestige International Holdings, LLC
Reports of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-17
Balance sheets (as of March 31, 2004 (successor basis) and March 31, 2003 (predecessor basis))	F-19
Statement of operations (for the period from February 6, 2004 to March 31, 2004 (successor basis) and the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis))	F-20
Statement of members' and shareholders' equity and comprehensive income (for the period from February 6, 2004 to March 31, 2004 (successor basis) and the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis))	F-21
Statement of cash flows (for the period from February 6, 2004 to March 31, 2004 (successor basis) and the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis))	F-22
Notes to consolidated financial statements	F-23
Schedule II—Valuation and Qualifying Accounts	F-51
The Spic and Span Company
Report of independent auditors (PricewaterhouseCoopers LLP)	F-53
Balance sheet (as of December 31, 2003 and 2002)	F-54
Statements of operations (for the years ended December 31, 2003 and 2002 and the period from January 24, 2001 through December 31, 2001)	F-55
Statement of shareholders' equity (for the years ended December 31, 2003 and 2002 and the period from January 24, 2001 through December 31, 2001)	F-56
Statements of cash flows (for the years ended December 31, 2003 and 2002 and the period from January 24, 2001 through December 31, 2001)	F-57
Notes to financial statements	F-58
Bonita Bay Holdings, Inc.
Report of independent registered certified public accountants (Ernst & Young LLP)	F-72
Consolidated balance sheets (as of December 31, 2003 and 2002)	F-73
Consolidated statements of income (for the years ended December 31, 2003, 2002 and 2001)	F-74
Consolidated statements of stockholders' equity (for the years ended December 31, 2003, 2002 and 2001)	F-75
Consolidated statements of cash flows (for the years ended December 31, 2003, 2002 and 2001)	F-76
Notes to consolidated financial statements	F-77

Bonita Bay Holdings, Inc.
Consolidated balance sheet (as of March 31, 2004 (unaudited))	F-95
Consolidated statements of income (for the three months ended March 31, 2004 and 2003 (unaudited))	F-96
Consolidated statement of stockholders' equity (for the three months ended March 31, 2004 (unaudited))	F-97
Consolidated statements of cash flows (for the three months ended March 31, 2004 and 2003 (unaudited))	F-98
Notes to consolidated financial statements (unaudited)	F-99
Vetco, Inc.
Independent auditors' report	F-104
Balance sheets as of December 31, 2003 and 2002 and September 30, 2003 and 2004 (unaudited)	F-105
Statements of operations for the years ended December 31, 2003 and 2002, and the three- and nine-month periods ended September 30, 2004 and 2003 (unaudited)	F-106
Statements of changes in shareholder's equity for the years ended December 31, 2003 and 2002 and September 30, 2004 (unaudited)	F-107
Statements of cash flows for the years ended December 31, 2003 and 2002, and the three- and nine-month periods ended September 30, 2004 and 2003 (unaudited)	F-108
Notes to financial statements	F-109

Prestige
International Holdings, LLC

Financial Statements for the
Three and Six Months Ended September 30, 2004

Prestige International Holdings, LLC

Consolidated Balance Sheet (unaudited)

(in thousands)

	September 30, 2004	March 31, 2004
	(successor basis)	(successor basis)
ASSETS
Current assets:
Cash	$28,809	$3,393
Accounts receivable, net	40,328	15,391
Other receivables	988	341
Inventories, net	17,862	9,748
Deferred income tax asset	6,059	1,647
Prepaid expenses and other current assets	1,183	234

Total current assets	95,229	30,754
Property and equipment, net	3,067	880
Goodwill	271,952	55,594
Other long-term assets, net	607,180	239,394

Total assets	$977,428	$326,622

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$18,970	$5,281
Accounts payable—related parties	1,000	—
Accrued expenses	24,583	7,264
Current portion of long-term debt	3,550	2,000

Total current liabilities	48,103	14,545
Long-term debt	659,675	146,694
Deferred income tax liability	80,026	38,874

Total liabilities	787,804	200,113

Commitments and contingencies (Note 7)
Members' equity:
Senior Preferred Units, 22,500 units issued and outstanding as of September 30, 2004 and March 31, 2004 (liquidation preference—$23,531 as of September 30, 2004)	17,768	17,768
Class A Preferred Units, no units issued and outstanding	—	—
Class B Preferred Units, 162,864 units and 106,656 units issued and outstanding as of September 30, 2004 and March 31, 2004, respectively (liquidation preference—$170,670 as of September 30, 2004)	155,283	96,807
Common Units, 57,772,786 units and 57,901,655 units issued and outstanding as of September 30, 2004 and March 31, 2004, respectively	5,376	5,273
Additional paid-in capital	4,871	4,871
Retained earnings (accumulated deficit)	6,326	1,790

Total members' equity	189,624	126,509

Total liabilities and members' equity	$977,428	$326,622

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Consolidated Statement of Operations (unaudited)

(in thousands)

	Three months ended September 30,		Six months ended September 30,
	2004	2003	2004	2003
	(successor basis)	(predecessor basis)	(successor basis)	(predecessor basis)
REVENUES:
Net sales	$81,320	$23,684	$149,002	$42,963
Other revenues	26	—	101	—
Other revenues—related parties	—	97	—	195

Total revenues	81,346	23,781	149,103	43,158
COST OF SALES:
Cost of sales	37,843	9,040	73,966	16,087

Gross profit	43,503	14,741	75,137	27,071

OPERATING EXPENSES:
Advertising and promotion	10,304	5,046	24,075	9,254
General and administrative	4,502	2,493	9,423	4,935
Depreciation	452	73	938	145
Amortization of intangible assets	1,802	1,245	3,605	2,486

Total operating expenses	17,060	8,857	38,041	16,818

Operating income	26,443	5,884	37,096	10,253

OTHER INCOME (EXPENSE):
Interest income	59	96	87	198
Interest expense	(10,893)	(2,313)	(21,970)	(4,586)
Loss on extinguishment of debt	—	—	(7,567)	—

Total other income (expense)	(10,834)	(2,217)	(29,450)	(4,388)

Income before income taxes	15,609	3,667	7,646	5,865
Provision for income taxes	(5,936)	(1,541)	(3,110)	(2,312)

Net income	$9,673	$2,126	$4,536	$3,553

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Consolidated Statement of Members' Equity (unaudited)

(in thousands)

	Senior Preferred Units	Amount	Class A Preferred Units	Amount	Class B Preferred Units	Amount	Common Units	Amount	Additional Paid-in Capital	Retained Earnings	Total
Balance at March 31, 2004	22,500	$17,768	—	$—	106,656	$96,807	57,901,655	$5,273	$4,871	$1,790	$126,509
Issuance of Preferred and Common Units for cash	—	—	—	—	58,385	58,385	1,838,591	148	—	—	58,533
Issuance of Preferred and Common Units in conjunction with Bonita Bay Acquisition	—	—	—	—	94	91	18,842	1	—	—	92
Repurchase/cancellation of Preferred and Common Units in conjunction with Bonita Bay Acquisition	—	—	—	—	(2,271)	—	(1,986,302)	(46)	—	—	(46)
Net Income	—	—	—	—	—	—	—	—	—	4,536	4,536

Balance at September 30, 2004	22,500	$17,768	—	$—	162,864	$155,283	57,772,786	$5,376	$4,871	$6,326	$189,624

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Consolidated Statement of Cash Flows (unaudited)

(in thousands)

	Six months ended
	September 30, 2004	September 30, 2003
	(successor basis)	(predecessor basis)
Cash flows from operating activities:
Net income (loss)	$4,536	$3,553
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt	7,567	—
Depreciation	938	145
Amortization of intangible assets	3,605	2,486
Amortization of deferred financing costs	1,502	148
Amortization of debt discount	—	630
Amortization of deferred compensation	—	39
Increase in long-term debt due to accrued interest	—	223
Deferred income taxes	8,220	2,505
Changes in operating assets and liabilities, net of effects of purchase of business:
Accounts receivable	(11,625)	(522)
Accounts receivable—related parties	—	(959)
Other receivables	(647)	(548)
Inventories	8,157	(1,588)
Prepaid expenses and other current assets	442	(117)
Accounts payable	3,127	4,026
Accounts payable—related parties	1,000	(1,064)
Accrued expenses	(417)	(5,416)

Net cash provided by operating activities	26,405	3,541

Cash flows from investing activities:
Purchase of property and equipment	(143)	(63)
Purchase of intangibles	—	(402)
Purchase of business, net of cash acquired	(373,250)	—

Net cash used in investing activities	(373,393)	(465)

Cash flows from financing activities:
Proceeds from borrowings	668,512	5,563
Repayment of borrowings	(331,673)	(6,585)
Payment of deferred financing costs	(22,922)	—
Proceeds from issuance of Preferred and Common Units	58,487	—

Net cash provided by (used in) financing activities	372,404	(1,022)

Net increase (decrease) in cash	25,416	2,054
Cash at beginning of period	3,393	3,530

Cash at end of period	$28,809	$5,584

Supplemental disclosure of non-cash investing and financing activities:
Fair value of assets acquired, net of cash acquired	$603,565	$—
Fair value of liabilities assumed	(230,223)	—
Purchase price funded with non-cash capital contributions	(92)	—

Cash paid to purchase business	$373,250	$—

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

(in thousands, except unit data)

1.    BUSINESS AND BASIS OF PRESENTATION

Nature of Business

              On February 6, 2004, Prestige International Holdings, LLC ("Prestige Holdings" or the "Company"), through two indirect wholly-owned subsidiaries, acquired all of the outstanding capital stock of Medtech Holdings, Inc. ("Medtech") and The Denorex Company ("Denorex") (collectively the "Predecessor Company") (the "Medtech Acquisition"). Prestige Holdings is controlled by affiliates of GTCR Golder Rauner, LLC. On March 5, 2004, the Company, through an indirect wholly-owned subsidiary, acquired all of the outstanding capital stock of The Spic and Span Company ("Spic and Span") (the "Spic and Span Acquisition"). On April 6, 2004, the Company, through a wholly-owned subsidiary, acquired all of the outstanding capital stock of Bonita Bay Holdings, Inc. ("Bonita Bay") (the "Bonita Bay Acquisition").

              The Company is engaged in the marketing, sales and distribution of over-the-counter, personal care and household cleaning brands to mass merchandisers, drug stores, supermarkets and hospitals primarily in the United States.

Basis of Presentation of Unaudited Interim Financial Information

              The unaudited consolidated financial information herein has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the financial statements include all adjustments, consisting only of normal recurring adjustments that are considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods. Operating results for the three and six months ended September 30, 2004 are not necessarily indicative of results that may be expected for the entire year. This financial information should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2004 of the Company, which are included in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December     , 2004.

              The Medtech Acquisition was accounted for as a purchase transaction. As a result, the combined Medtech and Denorex assets and liabilities were adjusted to fair value as of February 6, 2004, in accordance with SFAS No. 141, "Business Combinations". For financial reporting purposes, Medtech and Denorex, which were under common control and management, are considered the predecessor entities. Accordingly, the results of operations and cash flows for the three and six months ended September 30, 2003 represent the combined historical financial statements of Medtech and its subsidiaries and Denorex ("predecessor basis"). The balance sheets of the Company as of September 30 and March 31, 2004 and the results of operations for the three and six months ended September 30, 2004 and cash flows for the six months ended September 30, 2004 reflect those purchase accounting adjustments resulting from the Medtech Acquisition ("successor basis"). The Spic and Span and Bonita Bay Acquisitions were also accounted for as purchase transactions. The results of operations and cash flows for Spic and Span and Bonita Bay have been reflected in the Company's consolidated statements of operations and cash flows beginning on their respective acquisition dates. All significant intercompany transactions and balances have been eliminated.

Recently Issued Accounting Standards

              Based on the Company's review of new accounting standards released during the quarter ended September 30, 2004, the Company did not identify any standard requiring adoption that would have a significant impact on its consolidated financial statements.

2.    ACQUISITION OF BUSINESS

              On April 6, 2004, the Company acquired all of the outstanding capital stock of Bonita Bay for a purchase price of approximately $561,278. In accordance with SFAS No. 141, the Company was determined to be the accounting acquirer.

              The Bonita Bay Acquisition, including fees and expenses related to the new financing of $22,651 and funds used to pay off $154,422 of debt and accrued interest incurred to finance the Medtech Acquisition, was financed through the following sources:

Revolving Credit Facility	$3,512
Tranche B Term Loan Facility	355,000
Tranche C Term Loan Facility	100,000
9.25% Senior Subordinated Notes	210,000
Capital contributions from Prestige Holdings	58,579

Total sources of funds	$727,091

              The total purchase price of the Bonita Bay Acquisition (which included cash of $381,178 paid to the selling shareholders, 94 Prestige Holdings Class B Preferred Units valued at an aggregate of $91 and 18,842 Prestige Holdings Common Units valued at an aggregate of $1, assumed debt and accrued interest which was retired of $176,918 and acquisition costs of $3,090) was allocated to the acquired assets and liabilities as set forth in the following table:

Bonita Bay
Cash	$5,884
Accounts receivable	13,312
Inventories	16,271
Prepaid expenses and other current assets	1,391
Property, plant and equipment	2,982
Goodwill	217,149
Intangible assets	352,460
Accounts payable and accrued liabilities	(27,720)
Long-term debt	(172,898)
Deferred income taxes	(29,605)

$379,226

              As a result of the Bonita Bay Acquisition, the Company recorded indefinite lived trademarks of $340,700 and $11,760 of trademarks with an estimated weighted average useful life of 7 years.

              The following table reflects the unaudited results of the Company's operations on a pro forma basis as if the Medtech, Spic and Span and Bonita Bay Acquisitions had been completed on April 1, 2003. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of April 1, 2003, nor is it necessarily indicative of future operating results.

	Pro Forma Three months ended September 30, 2003	Pro Forma Six months ended September 30, 2003
	(unaudited)
Net sales	$75,310	$138,510
Income before income taxes	$11,472	$14,954
Net income	$6,883	$8,972

              The results of operations of Bonita Bay for the period April 1, 2004 to April 5 2004 were not material. Accordingly, pro forma information for the six months ended September 30, 2004 has not been presented.

3.    INVENTORIES

              Inventories consist of the following:

	September 30, 2004	March 31, 2004
	(successor basis)
Packaging and raw materials	$3,064	$1,562
Finished goods	14,798	8,186

Total	$17,862	$9,748

              Inventories are shown net of reserves for obsolete and slow moving inventory of $2,052 and $125 at June 30 and March 31, 2004, respectively.

4.    OTHER LONG-TERM ASSETS

              Other long-term assets consist of the following at September 30, 2004:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(successor basis)
Intangible assets:
Indefinite lived trademarks	$522,346	$—	$522,346
Amortizable intangible assets:
Trademarks	67,900	(4,495)	63,405

	590,246	(4,495)	585,751
Deferred financing costs, net	21,429	—	21,429

Total	$611,675	$(4,495)	$607,180

              Other long-term assets consist of the following at March 31, 2004:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(successor basis)
Intangible assets:
Indefinite lived trademarks	$181,361	$—	$181,361
Amortizable intangible assets:
Trademarks	56,140	(890)	55,250

	237,501	(890)	236,611
Deferred financing costs, net	2,783	—	2,783

Total	$240,284	$(890)	$239,394

              As of September 30, 2004, the Company's future amortization of intangible assets is expected to be as follows:

Year ending March 31,
2005	$3,605
2006	7,210
2007	7,210
2008	7,210
2009	7,210
Thereafter	30,960

Total	$63,405

5.    LONG-TERM DEBT

              Long-term debt consists of the following:

	September 30, 2004	March 31, 2004
	(successor basis)
Revolving Credit Facility	$—	$—
Tranche Term B Term Loan Facility	353,225	—
Tranche C Term Loan Facility	100,000	—
Senior Subordinated Notes	210,000	—
Medtech Revolving Credit Facility	—	10,548
Medtech Term Loan Facility	—	100,000
Medtech Subordinated Notes	—	38,146

	663,225	148,694
Less: current portion	(3,550)	(2,000)

Long-term debt	$659,675	$146,694

Interest Rate Protection Agreement

              On June 30, 2004, the Company purchased a 5% interest rate cap covering $20,000 of its debt. The interest rate cap terminates in June 2006.

6.    BUSINESS SEGMENTS

              Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Segments are determined based on products provided by each segment. Within each reportable segment are product lines which have similar characteristics.

              There were no inter-segment sales or transfers during the three or six months ended September 30, 2004 or 2003. The Company evaluates the performance of its product lines and allocates resources to them based primarily on contribution margin. The table below summarizes information about reportable segments. The Company did not operate in the household cleaning segment during the three and six months ended September 30, 2003.

Three months ended September 30, 2004	Over-the-Counter Drug	Personal Care	Household Cleaning	Consolidated
(successor basis)
Net sales	$42,556	$9,590	$29,174	$81,320
Other revenues	—	—	26	26

Total revenues	42,556	9,590	29,200	81,346
Cost of sales	15,836	4,699	17,308	37,843

Gross profit	26,720	4,891	11,892	43,503
Advertising and promotion	6,661	1,821	1,822	10,304

Contribution margin	20,059	3,070	10,070	33,199
Other operating expenses				6,756

Operating income				26,443
Other income (expense)				(10,834)
Provision for income taxes				(5,936)

Net Income				$9,673

Three months ended September 30, 2003	Over-the-Counter Drug	Personal Care	Other	Consolidated
(predecessor basis)
Net sales	$15,698	$7,986	$—	$23,684
Other revenues — related party	—	—	97	97

Total revenues	15,698	7,986	97	23,781
Cost of sales	5,184	3,856	—	9,040

Gross profit	10,514	4,130	97	14,741
Advertising and promotion	2,766	2,280	—	5,046

Contribution margin	7,748	1,850	97	9,695
Other operating expenses				3,811

Operating income				5,884
Other income (expense)				(2,217)
Provision for income taxes				(1,541)

Net income				$2,126

Six months ended September 30, 2004	Over-the-Counter Drug	Personal Care	Household Cleaning	Consolidated
(successor basis)
Net sales	$77,155	$18,028	$53,819	$149,002
Other revenues	—	—	101	101

Total revenues	77,155	18,028	53,920	149,103
Cost of sales	30,558	9,144	34,264	73,966

Gross profit	46,597	8,884	19,656	75,137
Advertising and promotion	14,650	4,442	4,983	24,075

Contribution margin	31,947	4,442	14,673	51,062
Other operating expenses				13,966

Operating income				37,096
Other income (expense)				(29,450)
Provision from income taxes				(3,110)

Net income				$4,536

Six months ended September 30, 2003	Over-the-Counter Drug	Personal Care	Other	Consolidated
(predecessor basis)
Net sales	$26,777	$16,186	$—	$42,963
Other revenues—related party	—	—	195	195

Total revenues	26,777	16,186	195	43,158
Cost of sales	8,630	7,457	—	16,087

Gross profit	18,147	8,729	195	27,071
Advertising and promotion	5,138	4,116	—	9,254

Contribution margin	13,009	4,613	195	17,817
Other operating expenses				7,564

Operating income				10,253
Other income (expense)				(4,388)
Provision for income taxes				(2,312)

Net income				$3,553

              No individual geographical area accounted for more than 10% of net sales in any of the periods presented. At September 30, 2004, all of the Company's long-term assets were located in the United States of America.

7.    COMMITMENTS AND CONTINGENCIES

              In June 2003, a lawsuit, Theodosakis v. Walgreens, et al, was filed in Federal District Court in Arizona, in which the plantiff alleged that Medtech Products, a wholly-owned subsidiary of Medtech, and others infringed the dress trade of a book titled "The Arthritis Cure" in connection with the sale of dietary supplement products under the core trademark ARTHx. In addition, the complaint alleged that Medtech Products and others made false endorsements, engaged in unfair competition, made false designations of origin and invaded the privacy rights of the plantiff. The ARTHx trademarks, goodwill and inventory were sold by Medtech Products to a third party, Contract Pharmacal Corporation, in March 2003. The Company intends to defend this matter vigorously. Because of the inherent uncertainties related to this type of lawsuit, however, the Company is unable to predict the ultimate outcome of this matter, or the likelihood or amount of its potential liability, if any.

              The Company is also involved from time to time in routine legal matters and other claims incidental to its business. When it appears probable in management's judgment that the Company will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the financial statements and charges are recorded against earnings. The Company believes the resolution of such routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on the Company's financial condition or results of operations.

8.    SUBSEQUENT EVENTS

              On October 6, 2004, the Company acquired all the outstanding stock of Vetco, Inc. for a purchase price of approximately $50 million in cash. To finance the transaction, the Company used cash on hand of approximately $20 million and borrowed an additional $12 million on its Revolving Credit Facility and $18 million on its Tranche B Term Loan Facility.

Prestige
International Holdings, LLC

Financial Statements
March 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

To the Board of Managers
and Members of Prestige International Holdings, LLC

              In our opinion, the accompanying balance sheet and the related statements of operations, of members' equity, and of cash flows present fairly, in all material respects, the financial position of Prestige International Holdings, LLC (the "Company") at March 31, 2004 (successor basis) and the results of its operations and its cash flows for the period from February 6, 2004 to March 31, 2004 (successor basis) in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah

November 8, 2004

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Shareholders of Medtech Holdings, Inc. and The Denorex Company

              In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of shareholders' equity, and of cash flows present fairly, in all material respects, the combined financial position of Medtech Holdings, Inc. and The Denorex Company (the "Company") at March 31, 2003 (predecessor basis) and the results of its operations and its cash flows for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis) in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah

July 2, 2004

Prestige International Holdings, LLC

Balance Sheet

(in thousands, except share data)

	March 31, 2004	March 31, 2003
	(successor basis)	(predecessor basis)
ASSETS
Current assets:
Cash	$3,393	$3,530
Restricted cash	—	700
Accounts receivable, net	15,391	12,663
Accounts receivable — related parties	—	376
Other receivables	341	138
Inventories, net	9,748	5,597
Deferred income tax asset	1,647	223
Prepaid expenses and other current assets	234	410

Total current assets	30,754	23,637
Property and equipment, net	880	615
Goodwill	55,594	—
Other long-term assets, net	239,394	119,658

Total assets	$326,622	$143,910

LIABILITIES, MEMBERS' AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,281	$3,322
Accounts payable — related parties	—	1,114
Accrued expenses	7,264	9,055
Current portion of long-term debt	2,000	19,607

Total current liabilities	14,545	33,098
Long-term debt	146,694	61,414
Deferred income tax liability	38,874	3,756
Interest rate swap liability	—	845

Total liabilities	200,113	99,113

Commitments and contingencies (note 11)
Members' and shareholders' equity:
Senior Preferred Units, 22,500 units issued and outstanding as of March 31, 2004 (liquidation preference—$22,628 as of March 31, 2004)	17,768	—
Class A Preferred Units, no units issued and outstanding	—	—
Class B Preferred Units, 106,656 units issued and outstanding as of March 31, 2004 (liquidation preference—$107,919 as of March 31, 2004)	96,807	—
Common Units, 57,901,655 units issued and outstanding as of March 31, 2004	5,273	—
Medtech common stock	—	71
Denorex common stock	—	1
Additional paid-in capital	4,871	56,792
Deferred compensation	—	(140)
Medtech treasury stock, 214,349 shares at cost	—	(2)
Accumulated other comprehensive loss	—	(549)
Retained earnings (accumulated deficit)	1,790	(11,376)

Total members' and shareholders' equity	126,509	44,797

Total liabilities, members' and shareholders' equity	$326,622	$143,910

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Statement of Operations

(in thousands)

			Years Ended March 31,
	February 6, 2004 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
REVENUES:
Net sales	$18,807	$68,726	$76,048	$45,655
Other revenues — related parties	54	333	391	546

Total revenues	18,861	69,059	76,439	46,201

COST OF SALES:
Cost of sales (period from February 6, 2004 to March 31, 2004 includes $1,805 of charges related to the step-up of inventory)	10,023	26,254	27,475	18,699

Gross profit	8,838	42,805	48,964	27,502

OPERATING EXPENSES:
General and administrative	1,649	9,439	12,075	8,576
Advertising and promotion	1,689	12,601	14,274	5,230
Depreciation expense	41	247	301	270
Amortization of intangible assets	890	4,251	4,973	3,722
Bonus paid in connection with Medtech Acquisition	—	2,629	—	—
Loss on forgiveness of related party receivable	—	1,404	—	—

Total operating expenses	4,269	30,571	31,623	17,798

Operating income	4,569	12,234	17,341	9,704

OTHER INCOME (EXPENSE):
Interest income	10	38	59	81
Interest expense	(1,735)	(8,195)	(9,806)	(8,847)
Loss on extinguishment of debt	—	—	(685)	—

Total other income (expense)	(1,725)	(8,157)	(10,432)	(8,766)

Income from continuing operations before income taxes	2,844	4,077	6,909	938
Provision for income taxes	1,054	1,684	3,902	311

Income from continuing operations	1,790	2,393	3,007	627
Discontinued operations:
Loss from operations of discontinued Pecos reporting unit, net of income tax benefit of $1,848 and $43, respectively	—	—	(3,385)	(67)
Loss on disposal of Pecos reporting unit, net of income tax benefit of $1,233	—	—	(2,259)	—

Income (loss) before cumulative effect of change in accounting principle	1,790	2,393	(2,637)	560
Cumulative effect of change in accounting principle, net of income tax benefit of $6,467	—	—	(11,785)	—

Net income (loss)	$1,790	$2,393	$(14,422)	$560

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Statement of Members' and Shareholders' Equity and Comprehensive Income

(in thousands, except per share data)

									Medtech Common Stock		Denorex Common Stock
																Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)
	Senior Preferred Units		Class A Preferred Units		Class B Preferred Units		Common Units						Additional Paid-in Capital	Deferred Compensation	Medtech Treasury Stock
		Amount		Amount		Amount		Amount	Shares	Amount	Shares	Amount						Total
Predecessor Basis
Balance at March 31, 2001	$—	$—	$—	$—	$—	$—	$—	$—	$7,144,937	$71	$—	$—	$43,781	$(308)	$—	$—	$2,486	$46,030
Issuance of Denorex Class L and A shares	—	—	—	—	—	—	—	—	—	—	112,242	1	12,999	—	—	—	—	13,000
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	89	—	—	—	89
Comprehensive income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	560	560
Unrealized loss on interest rate swap (net of income tax benefit of $258)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(478)	—	(478)

Total comprehensive income																		82

Balance at March 31, 2002	—	—	—	—	—	—	—	—	7,144,937	71	112,242	1	56,780	(219)	—	(478)	3,046	59,201
Issuance of Denorex Class A shares	—	—	—	—	—	—	—	—	—	—	12,471	—	12	—	—	—	—	12
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4)	—	—	(4)
Issuance of shares from treasury	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2	—	—	2
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	79	—	—	—	79
Comprehensive income (loss)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(14,422)	(14,422)
Unrealized loss on interest rate swap (net of income tax benefit of $38	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(71)	—	(71)

Total comprehensive income																		(14,493)

Balance at March 31, 2003	—	—	—	—	—	—	—	—	7,144,937	71	124,713	1	56,792	(140)	(2)	(549)	(11,376)	44,797
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	67	—	—	—	67
Contribution of capital	—	—	—	—	—	—	—	—	—	—	—	—	2,629	—	—	—	—	2,629
Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,393	2,393
Unrealized gain on interest rate swap (net of income tax expense of $148)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	423	—	423

Total comprehensive income																		2,816

Balance at February 5, 2004	—	—	—	—	—	—	—	—	7,144,937	71	124,713	1	59,421	(73)	(2)	(126)	(8,983)	50,309
Successor Basis
Issuance of Preferred and Common Units for cash	—	—	—	—	100,221	95,622	50,000,000	4,749	—	—	—	—	—	—	—	—	—	100,371
Issuance of Preferred and Common Units in conjunction with Medtech Acquisition	—	—	—	—	1,185	1,185	5,282,269	524	—	—	—	—	—	—	—	—	—	1,709
Adjustments related to Medtech Acquisition	—	—	—	—	—	—	—	—	(7,144,937)	(71)	(124,713)	(1)	(59,421)	73	2	126	8,983	(50,309)
Issuance of Preferred Units in conjunction with Spic and Span Acquisition	22,500	17,768	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	17,768
Issuance of warrants in connection with Medtech Acquisition Debt	—	—	—	—	—	—	—	—	—	—	—	—	4,871	—	—	—	—	4,871
Issuance of Preferred and Common Units upon exercise of warrants	—	—	—	—	5,250	—	2,619,386	—	—	—	—	—	—	—	—	—	—	—
Net income and comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,790	1,790

Balance at March 31, 2004	22,500	$17,768	—	$—	106,656	$96,807	57,901,655	$5,273	—	$—	—	$—	$4,871	$—	$—	$—	$1,790	$126,509

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Statement of Cash Flows

(in thousands, except share data)

			Years Ended March 31,
	February 6, 2004 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
Cash flows from operating activities:
Net income (loss)	$1,790	$2,393	$(14,422)	$560
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle, net of income tax benefit of $6,467	—	—	11,785	—
Loss on extinguishment of debt	—	—	685	—
Loss on disposal of property and equipment	—	—	91	—
Depreciation	41	247	301	270
Amortization of goodwill	—	—	—	1,480
Amortization of intangible assets	890	4,251	4,973	3,722
Amortization of service agreement discount	—	—	—	75
Amortization of deferred financing costs	58	253	379	407
Amortization of debt discount	76	1,018	1,533	325
Amortization of deferred compensation	—	67	79	89
Increase in long-term debt due to accrued interest	—	376	251	—
Deferred income taxes	696	1,718	1,622	377
Other	71	—	—	—
Changes in operating assets and liabilities, net of effects of purchase of businesses:
Accounts receivable	(4,011)	3,124	(2,600)	3,010
Accounts receivable — related parties	53	326	(364)	(12)
Other receivables	697	(450)	(98)	126
Inventories	1,119	(2,313)	3,931	(2,781)
Prepaid expenses and other current assets	(52)	259	2,216	(1,502)
Accounts payable	1,106	(262)	(638)	1,185
Accounts payable — related parties	(532)	(1,111)	464	650
Accrued expenses	(4,028)	(1,859)	2,551	(3,405)
Income taxes payable	320	(194)	(220)	(636)

Net cash provided by (used in) operating activities	(1,706)	7,843	12,519	3,940

Cash flows from investing activities:
Change in restricted cash	700	—	(700)	—
Purchase of property and equipment	(42)	(66)	(421)	(95)
Purchase of intangibles	—	(510)	(256)	(208)
Purchase of businesses, net of cash acquired	(167,532)	—	(788)	(4,109)

Net cash used in investing activities	(166,874)	(576)	(2,165)	(4,412)

Cash flows from financing activities:
Proceeds from borrowings	154,786	13,539	4,220	3,350
Repayment of borrowings	(80,146)	(24,682)	(18,862)	(10,795)
Payment of deferred financing costs	(2,841)	(115)	(76)	(29)
Proceeds from issuance of stock	—	—	12	13,000
Payment of interest rate swap liability	(197)	—	—	—
Proceeds from contribution of capital	—	2,629	—	—
Proceeds from issuance of Preferred and Common Units	100,371	—	—	—
Purchase of treasury stock	—	—	(4)	—
Proceeds from issuance of shares from treasury	—	—	2	—

Net cash provided by (used in) financing activities	171,973	(8,629)	(14,708)	5,526

Net increase (decrease) in cash	3,393	(1,362)	(4,354)	5,054
Cash at beginning of period	—	3,530	7,884	2,830

Cash at end of period	$3,393	$2,168	$3,530	$7,884

Supplemental cash flow information:
Interest paid	$2,357	$5,491	$8,553	$6,998
Income taxes paid	(31)	159	174	18
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Prestige Holdings warrants in conjunction with Medtech Acquisition debt	$4,871	$—	$—	$—

Fair value of assets acquired	$317,498	$—	$—	$23,652
Fair value of liabilities assumed	(130,489)	—	—	(19,543)
Purchase price funded with non-cash capital contributions	(19,477)	—	—	—

Cash paid to purchase businesses	$167,532	$—	$—	$4,109

The accompanying notes are an integral part of these financial statements.

Prestige International Holdings, LLC

Notes to Financial Statements

(in thousands, except share and unit data)

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

              On February 6, 2004, Prestige International Holdings, LLC ("Prestige Holdings" or the "Company"), through two wholly-owned subsidiaries, acquired all of the outstanding capital stock of Medtech Holdings, Inc. ("Medtech") and The Denorex Company ("Denorex") (collectively the "Predecessor Company") (the "Medtech Acquisition"). Prestige Holdings is controlled by affiliates of GTCR Golder Rauner, LLC ("GTCR"). On March 5, 2004, the Company, through a wholly-owned subsidiary, acquired all of the outstanding capital stock of The Spic and Span Company ("Spic and Span") (the "Spic and Span Acquisition"). On April 6, 2004, the Company, through a wholly-owned subsidiary, acquired all of the outstanding capital stock of Bonita Bay Holdings, Inc. ("Bonita Bay") (the "Bonita Bay Acquisition"). The Medtech, Spic and Span and Bonita Bay Acquisitions are further discussed in Note 2.

              The Company is engaged in the marketing, sales and distribution of over-the-counter, personal care brands and household cleaning brands to mass merchandisers, drug stores, supermarkets and hospitals primarily in the United States.

Basis of Presentation

              The Medtech Acquisition was accounted for as a purchase transaction. As a result, the combined Medtech and Denorex assets and liabilities have been adjusted to fair value as of February 6, 2004, in accordance with SFAS No. 141, "Business Combinations" (SFAS No. 141). For financial reporting purposes, Medtech and Denorex, which were under common control and management, are considered the predecessor entities. Accordingly, the balance sheet as of March 31, 2003 and the results of operations and cash flows for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, represent the combined historical financial statements of Medtech and its subsidiaries and Denorex ("predecessor basis"). The balance sheet of the Company as of March 31, 2004 and the results of operations and cash flows for the period from February 6, 2004 to March 31, 2004 include the accounts of the Company and its wholly-owned subsidiaries and reflect those purchase accounting adjustments resulting from the Medtech Acquisition ("successor basis") and the Spic and Span Acquisition. The Bonita Bay Acquisition was also accounted for as a purchase transaction subsequent to March 31, 2004. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

              Substantially all of the Company's cash is held by two banks located in Wyoming and California, respectively. The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable

              The Company extends non-interest bearing trade credit to its customers in the ordinary course of business. To minimize credit risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained; however collateral is not required. The Company maintains an allowance for doubtful accounts based on its historical collections experience as well as its evaluation of current and expected conditions and trends affecting its customers.

Inventories

              Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. The Company provides a reserve for slow moving and obsolete inventory.

Property, Plant and Equipment

              Property, plant and equipment are stated at cost and are depreciated using the straight-line method based on the following estimated useful lives:

Machinery	5 years
Computer equipment	3 years
Furniture and fixtures	7 years

              Expenditures for maintenance and repairs are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

              Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

Goodwill

              The excess of the purchase price over the fair market value of assets acquired and liabilities assumed in acquisition transactions is classified as goodwill. Through March 31, 2002, goodwill was amortized on the straight-line method over 15 years. Effective April 1, 2002, the Predecessor Company ceased amortization of goodwill as described in Note 7. In accordance with SFAS No. 142, the Company does not amortize goodwill, but performs certain fair value tests of the carrying value at least annually.

Other Long-Term Assets

              Other long-term assets are stated at cost less accumulated amortization. For amortizable intangible assets, amortization is computed on the straight-line method as follows:

Trademarks	15 - 30 years	(predecessor basis)
Trademarks	5 - 30 years	(successor basis)

              The Company and Predecessor Company have incurred debt issuance costs in connection with their long-term debt. These costs are capitalized and amortized using the effective interest method over the term of the related debt.

              Indefinite lived intangible assets are tested for impairment at least annually.

              Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

Revenue Recognition

              Revenues are recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) there is a fixed or determinable price; (3) delivery has occurred; and (4) collectibility is reasonably assured. These criteria are satisfied (and revenue is recognized) upon shipment of product. Provision is made for estimated customer discounts and returns at the time of sale.

Advertising and Promotion Costs

              Advertising and promotion costs are expensed as incurred. Slotting fees associated with products are recognized as a reduction of sales. Under slotting arrangements, the retailers allow the Company's products to be placed on the stores' shelves in exchange for slotting fees. Direct reimbursements of advertising costs are reflected as a reduction of advertising costs in the period earned.

Stock-Based Compensation

              The Company accounts for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123." Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock or units and the exercise price of the option.

Income Taxes

              The Company has elected to be treated as a partnership for tax purposes. The tax effects of the Company's operations are passed directly to the members. Therefore, no provision for income taxes has been recorded in the financial statements for income or loss generated by Prestige International Holdings, LLC. Medtech, Denorex and Spic and Span are taxed as corporations. The Company and Predecessor Company account for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Derivative Instruments

              SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), requires companies to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in an international operation.

              The Company and Predecessor Company have designated their derivative financial instruments as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk). For these hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the gains or losses on the derivative instruments is recorded in results of operations immediately.

Recently Issued Accounting Standards

              In December 2003, the FASB issued FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (revised December 2003)," FIN 46R addresses consolidation by business enterprises of variable interest entities, as defined. For entities created after December 31, 2003, the Company will be required to apply FIN 46R as of the date it first becomes involved with the entity. FIN 46R is effective for the Company for entities created before December 31, 2003, for the period ending March 31, 2004. The adoption of FIN 46R had no impact on the Company's financial position, results of operations or cash flows.

              In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, an issuer is required to classify financial instruments issued in the form of shares that are mandatorily redeemable, financial instruments that, at inception, embody an obligation to repurchase the issuer's equity shares and financial instruments that embody an unconditional obligation, as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for the Company for the year ended March 31, 2004. On November 7, 2003, the FASB indefinitely deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The adoption of SFAS No. 150 had no impact on the Company's financial position, results of operations or cash flows.

2.  ACQUISITIONS

              On February 6, 2004, the Company acquired all of the outstanding capital stock of Medtech and Denorex for a purchase price of approximately $244,270 (including fees and expenses of $2,371). The initial purchase price is subject to a post-closing working capital adjustment which is not expected to have a material effect on the initial purchase price.

              On March 5, 2004, the Company acquired all of the outstanding capital stock of Spic and Span for a purchase price of approximately $30,268.

              The Medtech Acquisition, including fees and expenses related to the new financing of $7,692, and the Spic and Span Acquisition were financed through the following sources:

	Medtech	Spic and Span
Medtech revolving credit facility	$195	$11,650
Medtech term loan facility	100,000	—
Medtech subordinated notes	42,941	—
Capital contributions from Prestige Holdings	106,930	17,768

Total sources of funds	$250,066	$29,418

              The total purchase prices of the Medtech Acquisition (which included cash of $166,146 paid to the selling shareholders, 1,185 Prestige Holdings Class B Preferred Units valued at an aggregate of $1,185, and Prestige Holdings Common Units valued at an aggregate of $524, assumed debt and accrued interest which was retired of $74,044 and acquisition costs of $2,371) and the Spic and Span Acquisition (which included cash of $4,873 paid to the selling shareholders, 22,500 Prestige Holdings Senior Preferred Units issued to the selling shareholders valued at $17,768, and assumed debt and accrued interest which was retired of $7,627) were allocated to the acquired assets and liabilities as set forth in the following table:

	Medtech	Spic and Span	Total
Cash	$2,168	$1,063	$3,231
Restricted cash	700	—	700
Accounts receivable	10,622	1,849	12,471
Inventories	9,959	908	10,867
Prepaid expenses and other current assets	151	31	182
Property and equipment	434	445	879
Goodwill	55,594	—	54,757
Intangible assets	209,330	28,171	237,501
Deferred income taxes	—	141	141
Accounts payable	(6,672)	(1,644)	(8,316)
Accrued liabilities	(6,219)	(1,341)	(7,560)
Long-term debt	(71,868)	(6,981)	(78,849)
Deferred income taxes	(36,601)	—	(35,764)

	$167,598	$22,642	$190,240

              The value of the Prestige Holdings Class B Preferred Units and the Prestige Holdings Common Units issued to the selling shareholders was determined based on the cash consideration received from GTCR and other investors concurrently with the acquisitions. The value of the Prestige Holdings Senior Preferred Units issued to the selling shareholders in the Spic and Span Acquisition was determined based on the estimated cash flows that will accrue to the owners of the Senior Preferred Units, the timing of receipt and a market based required rate of return for the Senior Preferred Units. A "unit" is an equity interest of a unitholder in the profits, losses and distributions of a limited liability company, or "LLC."

              As a result of the Medtech Acquisition, the Company recorded indefinite lived trademarks of $153,190 and $56,140 of trademarks with an estimated weighted average useful life of 11 years. As a result of the Spic and Span Acquisition, the Company recorded indefinite lived trademarks of $28,171.

              On April 6, 2004, the Company acquired all of the outstanding capital stock of Bonita Bay Holdings, Inc. for a purchase price of approximately $558,680 (including fees and expenses of $2,084). The initial purchase price is subject to a post-closing working capital adjustment which is not expected to have a material effect on the initial purchase price. In accordance with SFAS No. 141, the Company was determined to be the accounting acquirer.

              The Bonita Bay Acquisition, including fees and expenses related to the new financing of $20,147 and funds used to pay off $154,422 debt and accrued interest incurred to finance the Medtech Acquisition, was financed through the following sources:

Revolving Credit Facility	$3,512
Tranche B Term Loan Facility	355,000
Tranche C Term Loan Facility	100,000
9.25% Senior Subordinated Notes	210,000
Capital contribution from Prestige Holdings	58,585

Total sources of funds	$727,097

              The total purchase price of the Bonita Bay Acquisition (which included cash of $379,586 paid to the selling shareholders, 94 Prestige Holdings Class B Preferred Units valued at an aggregate of $91 and 18,842 Prestige Holdings Common Units valued at an aggregate of $1, assumed debt which was retired of $176,918 and acquisition costs of $2,084) was allocated to the acquired assets and liabilities as set forth in the following table:

Bonita Bay
Cash	$5,884
Accounts receivable	13,264
Inventories	17,016
Prepaid expenses and other current assets	1,391
Property, plant and equipment	2,958
Goodwill	200,294
Intangible assets	352,460
Accounts payable and accrued liabilities	(11,859)
Long-term debt	(172,844)
Deferred income taxes	(30,344)

$378,220

              As a result of the Bonita Bay Acquisition, the Company recorded indefinite lived trademarks of $340,700 and $11,760 of trademarks with an estimated weighted average useful life of 7 years.

              The following table reflects the unaudited results of the Company's operations on a pro forma basis as if the Medtech, Spic and Span and Bonita Bay Acquisitions had been completed on April 1, 2003. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of April 1, 2003, nor is it necessarily indicative of future operating results.

	Pro Forma Years Ended March 31,
	2004	2003
	(unaudited)
Net sales	$272,700	$250,615
Income from continuing operations, before income taxes	28,064	36,332
Net income	17,121	20,543

              On February 7, 2002, the Predecessor Company acquired the Denorex assets from American Home Products Corporation. Under the terms of the purchase agreement, the Predecessor Company acquired the assets in exchange for $4,000 in cash and $21,000 of notes payable. The Predecessor Company also recorded acquisition costs of $788 (which were paid during the year ended March 31, 2003) and a discount on notes payable totaling $3,268 (Note 10). The transaction was accounted for under the purchase method of accounting. As a result of the acquisition, the Predecessor Company recorded trademarks of $22,520, which were being amortized over 15 years.

              The following table reflects the unaudited results of the Predecessor Company's operations on a pro forma basis as if the acquisition of the Denorex assets had been completed on April 1, 2001. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of April 1, 2001, nor is it necessarily indicative of future operating results.

Pro Forma Year Ended March 31, 2002 (unaudited)
Net sales	$59,893
Income from operations	14,454
Net income	3,684

              In connection with the acquisition of the Denorex assets, the Denorex Company entered into a transition services agreement with American Home Products Corporation to have manufacturing and other services provided for the period from inception (February 7, 2002) through December 31, 2002 in exchange for $3,000. The cost of this agreement was charged to expense over this period on a straight-line basis.

3.  DISCONTINUED OPERATIONS

              Effective March 28, 2003, the Predecessor Company sold substantially all of the assets of Pecos Pharmaceutical, Inc. ("Pecos"), one of the Predecessor Company's three reporting units, to Contract Pharmacal Corporation (the "Purchaser"). The sale included all inventory and intangible assets related to the Pecos products. The sales price consisted of up to $1,000 of cash, all of which was subject to an earn-out provision based on the achievement of certain contribution margins from future sales by the

Purchaser. Subsequent to March 31, 2004, the Company received $445 from the Purchaser in full satisfaction of the earn-out provision. The Company recorded this consideration as an acquired receivable in purchase accounting.

              In connection with the sale, the Predecessor Company agreed to indemnify the Purchaser for up to $3,000 of potential sales returns, less the cost of inventory transferred to the Purchaser as part of this transaction. Accordingly, the Predecessor Company recorded a liability of $2,272 related to this indemnification. In addition, the Predecessor Company recorded a loss on the sale of inventory totaling $1,220. These amounts have been included in the loss on disposal of the Pecos reporting unit for the year ended March 31, 2003.

              In accordance with the sale agreement, the Predecessor Company was required to deposit $700 of cash into a legally restricted escrow account. This cash was returned to the Company in March 2004 as the Company and Predecessor Company had fully complied with the terms of the sale agreement.

              The results of operations of the Pecos reporting unit for the years ended March 31, 2003 and 2002 have been classified as loss from operations of the discontinued Pecos reporting unit.

              Revenues of the discontinued Pecos reporting unit were $4,587 and $12,427 for the years ended March 31, 2003 and 2002 (predecessor basis), respectively. The pre-tax losses of the discontinued Pecos reporting unit were $5,233 and $110 for the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

4.  ACCOUNTS RECEIVABLE

              Accounts receivable consist of the following:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Accounts receivable	$16,244	$13,101
Less allowances for discounts, returns and bad debts	(853)	(438)

	$15,391	$12,663

5.  INVENTORIES

              Inventories consist of the following:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Packaging and raw materials	$1,562	$1,605
Finished goods	8,186	3,992

	$9,748	$5,597

              Inventories are shown net of reserves for obsolete and slow moving inventory of $125 and $79 at March 31, 2004 and 2003, respectively.

6.  PROPERTY AND EQUIPMENT

              Property and equipment consist of the following:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Computer equipment	$341	$749
Furniture and fixtures	555	442
Leasehold improvements	19	93

	915	1,284
Less accumulated depreciation	(35)	(669)

	$880	$615

              Depreciation of property and equipment totaled $41 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $247, $301 and $270 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

7.  GOODWILL

              Effective April 1, 2002, the Predecessor Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that companies perform periodic evaluations of potential impairment of goodwill, with the initial assessment to be completed during the first six months of the year in which SFAS 142 is first applied. The Predecessor Company performed an evaluation of its goodwill, and determined that an impairment charge equal to the goodwill carrying amount of $18,252 ($11,785 net of tax benefit of $6,467) should be recorded as of April 1, 2002 related to the Predecessor Company's Pecos reporting unit. As provided in SFAS 142, this impairment charge was recorded as the cumulative effect of a change in accounting principle. The change in carrying amount of goodwill is as follows:

Predecessor Basis
Balance as of March 31, 2002	$18,252
Transition impairment adjustment recorded as the cumulative effect of a change in accounting principle as of April 1, 2002	(18,252)

Balance as of March 31, 2003	—
Successor Basis
Goodwill acquired in the Medtech Acquisition	55,594

Balance as of March 31, 2004	$55,594

              As a result of the adoption of SFAS 142, no amortization of goodwill has been recorded since April 1, 2002. For the year ended March 31, 2002, the Predecessor Company recorded amortization of goodwill of $962, net of income tax benefit of $518.

              The following table reflects what the Predecessor Company's net income (loss) would have been for the years ended March 31, 2003 and 2002 before the change in accounting principle and exclusive of amortization expense related to goodwill:

	Years ended March 31,
	2003	2002
	(predecessor basis)
Net income (loss)	$(14,422)	$560
Add back: Cumulative effect of change in accounting principle, net of income tax benefit of $6,467, related to adoption of SFAS 142	11,785	—
Add back: Goodwill amortization, net of income tax benefit of $518	—	962

Adjusted net income (loss)	$(2,637)	$1,522

8.  OTHER LONG-TERM ASSETS

              Other long-term assets consist of the following at March 31, 2004:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(successor basis)
Intangible assets:
Indefinite lived trademarks	$181,361	$—	$181,361
Amortizable intangible assets:
Trademarks	56,140	(890)	55,250

	237,501	(890)	236,611
Deferred financing costs, net	2,783	—	2,783

	$240,284	$(890)	$239,394

              Other long-term assets consist of the following at March 31, 2003:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(predecessor basis)
Amortizable intangible assets:
Trademarks	$123,069	$(8,703)	$114,366
Technology use and supply agreement	351	(250)	101

	123,420	(8,953)	114,467
Option agreement	3,425	—	3,425
Deferred financing costs, net	1,766	—	1,766

	$128,611	$(8,953)	$119,658

              At March 31, 2004, the Company's intangible assets had a tax basis of $100,863. At March 31, 2003, the Predecessor Company's intangible assets had a tax basis of $52,867.

              Amortization of intangible assets (trademarks and technology use and supply agreement) totaled $890 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $4,251, $4,973 and $3,722 for the period from April 1, 2003 to February 5, 2003 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

              The Company's future amortization of intangible assets is expected to be as follows (in thousands):

Year ending March 31,
2005	$5,338
2006	5,338
2007	5,338
2008	5,338
2009	5,338
Thereafter	28,560

$55,250

              On March 1, 2001, the Predecessor Company renegotiated an existing license and option agreement ("New Agreement") with two affiliated entities ("Licensors") and made an initial option payment of $2,500. The New Agreement granted the Predecessor Company an exclusive license to manufacture, distribute and sell products for which the Licensors own the rights until October 15, 2008 (the "Term"). The New Agreement required annual payments to the Licensors. For the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, the annual payments totaled $1,325, $1,300 and $1,040, respectively, of which $265, and $256 and $208, respectively, were allocated to the option agreement. In addition, the New Agreement granted the Predecessor Company an option to purchase the Licensors' rights and intellectual property for $10,000 at any time during the Term. In conjunction with the Medtech Acquisition, the Company exercised the option.

              In connection with the agreement, the Company assumed certain contractual obligations, including royalty agreements for certain of the licensed products. Royalty costs were approximately $73 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $450, $1,208 and $977 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

9.  ACCRUED LIABILITIES

              Accrued liabilities consist of:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Accrued marketing	$1,631	$2,616
Reserve for Pecos returns	1,186	4,104
Accrued payroll	1,345	454
Accrued commissions	353	135
Interest payable	1,241	564
Income taxes payable	138	—
Other	1,370	1,182

	$7,264	$9,055

10.  LONG-TERM DEBT

              Long-term debt consists of the following:

		March 31,
	April 6, 2004
		2004	2003
		(successor basis)	(predecessor basis)
Revolving Credit Facility	$3,512	$—	$—
Tranche B Term Loan Facility	355,000	—	—
Tranche C Term Loan Facility	100,000	—	—
Senior Subordinated Notes	210,000	—	—
Medtech Revolving Credit Facility	—	10,548	—
Medtech Term Loan Facility	—	100,000	—
Medtech Subordinated Notes	—	38,146	—
Revolving line of credit with bank	—	—	1,500
Note payable to bank, Term Commitment A	—	—	21,479
Note payable to bank, Term Commitment B	—	—	17,288
Senior Subordinated Notes	—	—	21,752
Notes payable, due December 31, 2004, net of unamortized discount of $1,498	—	—	19,002

	668,512	148,694	81,021
Less: current portion	(3,550)	(2,000)	(19,607)

Long-term debt	$664,962	$146,694	$61,414

The Bonita Bay Acquisition

              In order to finance the Bonita Bay Acquisition and repay certain existing indebtedness, including debt incurred in connection with the Medtech Acquisition, and pay related fees and expenses, the Company entered into the financing agreements set forth in the following paragraphs.

              On April 6, 2004, the Company entered into a new senior secured credit facility (the "Senior Credit Facility", consisting of a $50,000 non-amortizing senior secured revolving credit facility ("Revolving Credit Facility"), a $355,000 senior secured term loan facility, ("Tranche B Term Loan Facility") and a $100,000 second lien term loan facility ("Tranche C Term Loan Facility"). On April 6, 2004, the Company through a wholly owned subsidiary, also issued $210,000 of 9.25% senior subordinated notes ("Senior Subordinated Notes").

              The Senior Credit Facility is collateralized by substantially all of the Company's assets. The Tranche B and C Term Loan Facilities bear interest at the Company's option of either prime (4.25% at April 6, 2004) or LIBOR (1.125% at April 6, 2004) plus a variable margin and mature on April 6, 2011 and October 6, 2011, respectively. At April 6, 2004, the applicable interest rates on the Tranche B and C Term Loan Facilities were 4.075% and 7.75% respectively. Interest payments on Tranche C are due quarterly. Principal and interest payments on Tranche B are due quarterly.

              The Revolving Credit Facility is available until April 6, 2009. At April 6, 2004, the Company was eligible to borrow $50 million on the Revolving Credit Facility, of which there was $3,512 outstanding. The Revolving Credit Facility bears interest at the Company's option of either prime plus a variable margin or LIBOR plus a variable margin. The variable margin ranges from 0.75% to 2.50%. At April 6, 2004, the applicable interest rate on the Revolving Credit Facility was 5.5%. The Company is also required to pay a variable commitment fee on the unused portion of the Revolving Credit Facility. At April 6, 2004, the applicable rate was 0.50%.

              The Senior Subordinated Notes ("Notes") mature on April 15, 2012 and bear interest at 9.25%. Interest is payable on April 15 and October 15, each year, beginning on October 15, 2004. The total principal amount is due on April 15, 2012. The Company may redeem some or all of the Notes on or prior to April 15, 2008 at a redemption price equal to 100% plus a make-whole premium and on or after April 15, 2008 at redemption prices set forth in the Note agreement. At any time prior to April 15, 2007, the Company may redeem up to 40% of the aggregate principal amount of the Notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 60% of the original aggregate principal amount of the Notes issued remains outstanding after the redemption. Prestige Brands International, LLC, a wholly-owned subsidiary of the Company, has entered into a registration rights agreement with the initial purchasers of the Notes which grants those purchasers exchange and registration rights with respect to the Notes. Under the registration rights agreement, Prestige Brands International, LLC agreed to file a registration statement 90 days after the issue date of the Notes enabling the holders to exchange the Notes for publicly registered exchange notes with substantially identical terms. The Notes are fully and unconditionally guaranteed by Prestige Brands International, LLC, which has no independent assets or operations, and the Company's other wholly owned subsidiaries (except the issuer, which is a wholly owned finance subsidiary of the Company). Each of these guarantees is joint and several. There are no significant restrictions on the ability of any of the guarantors to obtain funds from their subsidiaries.

              The Senior Credit Facility and Senior Subordinated Notes include various restrictive covenants that require the Company to maintain certain financial ratios and limit the Company's ability to incur additional indebtedness and pay dividends.

The Medtech and Spic and Span Acquisitions

              In order to finance the Medtech and Spic and Span Acquisitions, repay certain existing indebtedness, and pay related fees and expenses, the Company entered into the financing agreements set forth in the following paragraphs.

              On February 6, 2004, the Company entered into a new senior secured credit facility (the "Medtech Senior Credit Facility"), consisting of a $20 million non-amortizing senior secured revolving credit facility ("Medtech Revolving Credit Facility") and a $100.0 million senior secured term loan facility ("Medtech Term Loan Facility"). On February 6, 2004, the Company also issued $42.9 million of 12.0% subordinated notes ("Medtech Subordinated Notes").

              The Medtech Senior Credit Facility is collateralized by substantially all of the Company's assets. The Medtech Term Loan Facility bears interest at the Company's option of either prime (4.0% at March 31, 2004) or LIBOR (1.125% at March 31, 2004) plus a variable margin and matures on February 5, 2009. At March 31, 2004, the applicable interest rate on the Medtech Term Loan Facility was 4.625%. Principal and interest payments on the facility are due quarterly. The outstanding borrowings on the facility were repaid on April 6, 2004 using proceeds from the Bonita Bay Acquisition financing discussed above.

              The Medtech Revolving Credit Facility was available until February 6, 2009, with the available borrowing amount based on eligible accounts receivable and inventories. At March 31, 2004, the Company was eligible to borrow $19,302 on the facility, of which there was $10,548 outstanding. The facility bore interest at the Company's option of either prime plus a variable margin or LIBOR plus a variable margin. The variable margin ranged from 3.0% to 3.5%. At March 31, 2004, the applicable interest rate on the facility was 6.0%. The Company is also required to pay a variable commitment fee on the unused portion of the facility. At March 31, 2004, the applicable rate was 0.50%. The outstanding borrowings on the facility were repaid on April 6, 2004 using proceeds from the Bonita Bay Acquisition financing discussed above.

              The Medtech Subordinated Notes ("Notes") matured on February 6, 2014 and bore interest at 12% payable quarterly, beginning on May 20, 2004. The total principal amount was due on February 6, 2014. In conjunction with the Notes, the Company issued warrants to purchase 5,250 Class B Preferred Units and 2,619,386 Common Units. The warrants were exercised immediately upon issuance. The relative fair value of these warrants was recorded as a discount on debt of $4,871 and was being amortized over the life of the related debt. The outstanding Notes were repaid on April 6, 2004 using proceeds from the Bonita Bay Acquisition financing discussed above. In conjunction with the repayment of the Notes, the unamortized discount of $4,795 was written-off and recorded as loss on extinguishment of debt.

              The Medtech Senior Credit Facility and Subordinated Notes include various restrictive covenants that require the Company to maintain certain financial ratios and limit the Company's ability to incur additional indebtedness and pay dividends. The Company was in compliance with these covenants as of March 31, 2004.

Predecessor Company

              On March 1, 2001, the Predecessor Company entered into a credit agreement with a bank to provide $55,000 in debt ("Term Commitments A and B") and a $10,000 revolving line of credit ("Revolving Line", or together with Term Commitments A and B, the "Senior Debt"). Simultaneously, the Predecessor Company issued $21,500 of subordinated notes payable (the "Senior Subordinated Notes").

              The Senior Debt was collateralized by substantially all the Predecessor Company's assets. Term Commitments A and B bore interest at the Predecessor Company's option of either prime (4.25% at March 31, 2003) plus a variable margin or LIBOR (1.38% at March 31, 2003) plus a variable margin and were scheduled to mature on March 1, 2006 and March 1, 2008, respectively. At March 31, 2003, the applicable interest rates on Term Commitments A and B were 4.88% and 5.38%, respectively. The outstanding borrowings were repaid on February 6, 2004 using proceeds from the Medtech Acquisition financing discussed above.

              The Revolving Line was available until March 1, 2006, with the available borrowing amount based on eligible accounts receivable and inventories. At March 31, 2003, the Predecessor Company was eligible to borrow $6,400 on the Revolving Line, of which there was $1,500 outstanding. The Revolving Line bore interest at the Predecessor Company's option of either prime plus a variable margin or LIBOR plus a variable margin. The variable margin ranged from 1.75% to 3.5% based on the level of outstanding debt. The Predecessor Company was also required to pay a variable commitment fee on the unused portion of the Revolving Line. At March 31, 2003, the applicable rate was 0.50%. The outstanding borrowings were repaid on February 6, 2004 using proceeds from the Medtech Acquisition financing discussed above.

              The Senior Subordinated Notes were scheduled to mature on August 31, 2008, and originally bore interest at 15%. On September 11, 2002, the note agreement was amended to require interest at 17%. In accordance with the terms of the notes, the Predecessor Company has made quarterly interest payments at 15% and has accrued the remaining 2% interest, increasing the principal balance of the notes by $627 and $251 as of February 5, 2004 and March 31, 2003, respectively. The Predecessor Company accounted for this modification as an extinguishment and reissuance of debt in accordance with EITF 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments." Accordingly, the Predecessor Company recorded a loss on extinguishment of debt totaling $685 for the year ended March 31, 2003. In conjunction with the purchase of the Senior Subordinated Notes, the Predecessor Company issued 1,048,798 warrants to purchase Class A-1 Common Stock. The warrants were exercisable immediately at an exercise price of $0.01 per share and expire on March 1, 2013. The Predecessor Company initially recorded a discount of $442 on the Senior Subordinated Notes. The unamortized discount was expensed during the year ended March 31, 2003. The outstanding borrowings were repaid on February 6, 2004 using proceeds from the Medtech Acquisition financing discussed above.

              The Senior Debt and Senior Subordinated Notes included various restrictive covenants that required the Predecessor Company to maintain certain financial ratios. The Predecessor Company was in compliance with these covenants as of March 31, 2003.

              The Predecessor Company was subject to an excess cash calculation in connection with the Senior Debt. In the event the Predecessor Company had excess cash as defined in the credit agreement, the Predecessor Company was required to remit a payment to the lender within 90 days after the end of the fiscal year. The excess cash payment was applied pro rata to the last payments due on Term Commitments A and B. The calculation indicated that an excess cash payment of $1,211 was required for the year ended March 31, 2003; accordingly, the required excess cash payment has been included in the current portion of long-term debt at March 31, 2003.

              In connection with the acquisition of the Denorex assets (Note 2), on February 7, 2002, the Predecessor Company issued $21,000 of notes payable to American Home Products Corporation. The notes were payable in three equal installments of $7,000 on December 31, 2002, 2003 and 2004. The amounts payable were non-interest bearing, which required the Predecessor Company to determine the fair value of the notes at the date of the transaction by discounting future payments using an imputed interest rate of 9%. The resulting difference between the future payments and their present value was recorded as a discount and amortized as interest expense using the interest method over the term of the note.

              On January 29, 2003, the terms of the note were modified, requiring the Predecessor Company to pay $623 on March 31, 2003, $616 on June 30, 2003, $607 on September 30, 2003, $12,598 on December 31, 2003 and $7,000 on December 31, 2004. As a result of the modification, in accordance with EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," the Predecessor Company calculated a new effective interest rate of 8.7% based on the carrying amount of the original notes and the revised cash flows. The remaining discount was being amortized as interest expense using the interest method over the remaining term of the note. The outstanding borrowings on the facility were repaid on April 6, 2004 using proceeds from the Bonita Bay acquisition financing discussed above.

              Estimated future principal payments associated with long-term debt at April 6, 2004 are as follows:

Year ending March 31,
2005	$3,550
2006	3,550
2007	3,550
2008	3,550
2009	3,550
Thereafter	650,762

$668,512

Interest Rate Protection Agreement

              On April 2, 2002, the Predecessor Company entered into an interest rate swap agreement to convert approximately 50% of its borrowings on variable-rate Term Commitments A and B to debt with a fixed LIBOR base rate of 5.77%. At March 31, 2003, the interest rate swap agreement had a notional amount of $21,000 and an estimated fair value of $(845). At February 5, 2004, the interest rate swap agreement had a notional amount of $18,094 and an estimated fair value of $197. The interest rate swap agreement was terminated on February 6, 2004, in conjunction with the Medtech Acquisition.

11.  LEASE COMMITMENTS AND OBLIGATIONS

              The Company has operating leases for office facilities in New York, Connecticut and Wyoming, which expire on September 30, 2005, June 30, 2004 and December 31, 2004, respectively. The Company has an option to extend the lease of the Connecticut offices until June 30, 2007.

              During October 2002, the Predecessor Company vacated its office space in Connecticut and entered into an operating lease for office space in New York. The Predecessor Company subleased the Connecticut office to an unrelated entity. The sublease expires June 30, 2004.

              In addition, an affiliated company under common management has agreed to reimburse the Company approximately $63 per year for the use of a portion of the Company's office space in New York. This agreement expires on September 30, 2005.

              The following summarizes future minimum lease payments:

Year ending March 31,	Operating Leases	Amounts Receivable Under Sublease Arrangements
2005	316	35
2006	90	—

	$406	$35

              Rent expense totaled $62 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $357, $418 and $286 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively, net of rent income from subleases totaling $23 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $96 and $104 for the period from April 1, 2003 to February 5, 2004 and the year ended March 31, 2003 (predecessor basis), respectively.

12.  INCOME TAXES

              The provision (benefit) for income taxes consists of the following:

			Year Ended March 31,
	February 6, 2004 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
Current:
Federal	$307	$(30)	$2,151	$(62)
State	51	(4)	129	(4)
Deferred:
Federal	662	1,620	1,530	355
State	34	98	92	22

Provision (benefit) for income taxes from continuing operations	1,054	1,684	3,902	311
Provision (benefit) for income taxes from income (loss) from operations of discontinued Pecos reporting unit	—	—	(1,848)	(43)
Benefit for income taxes from loss on disposal of Pecos reporting unit	—	—	(1,233)	—
Benefit for income taxes from cumulative effect of changes in accounting principle	—	—	(6,467)	—

	$1,054	$1,684	$(5,646)	$268

              The principal components of the Company's deferred tax balances are as follows:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Deferred tax assets:
Allowance for doubtful accounts	$312	$154
Inventory capitalization	83	121
Inventory reserve	45	28
Inventory step-up	(122)	—
Reserve for sales returns and discounts	310	1,449
Interest rate swap	—	296
Net operating loss carryforward	8,306	7,919
Property and equipment	—	36
State income tax	747
Other	270	—
Valuation allowance	—	(1,419)
Deferred tax liabilities:
Intangible assets	(47,145)	(12,093)
Property and equipment	(33)	—
Other	—	(24)

	$(37,227)	$(3,533)

              As a result of Denorex's history of net losses, a valuation allowance was provided for the full amount of Denorex's net deferred tax assets at March 31, 2003. In conjunction with the Medtech Acquisition the valuation allowance was reversed in purchase accounting. At March 31, 2004, Denorex had net operating loss carryforwards of approximately $4,973, which may be used to offset future taxable income. These carryforwards, which are subject to annual limitations as to usage under Section 382, begin to expire in 2022.

              At March 31, 2004, Medtech had net operating loss carryforwards of approximately $16,364. These carryforwards, which are subject to annual limitations as to usage under Section 382, begin to expire in 2020.

              At March 31, 2004, Spic and Span had net operating loss carryforwards of approximately $1,888. These carryforwards, which are subject to annual limitations as to usage under Section 382, begin to expire in 2022.

              A reconciliation of the effective tax rate for continuing operations compared to the statutory U.S. Federal tax rate (34%) is as follows:

			Year Ended March 31,
	February 6 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
Income tax provision at statutory rate	$967	$1,386	$2,349	$319
State income taxes (net of federal income tax benefit)	81	71	139	31
Change in effective state tax rate	—	—	190	(505)
Amortization of intangible assets	—	94	193	—
Valuation allowance	—	321	992	427
Other	6	(188)	39	39

Provision for income taxes from continuing operations	$1,054	$1,684	$3,902	$311

13.  MEMBERS' AND SHAREHOLDER'S EQUITY

Member's Equity

              The Company has four classes of units: Senior Preferred Units, Class A Preferred Units, Class B Preferred Units and Common Units. A "unit" is an equity interest of a unitholder in the profits, losses and distributions of the Company. The Company's Unitholders have the following rights and privileges:

Voting

              The holders of the Common Units are entitled to vote on all matters submitted to the Unitholders for a vote with each Common Unit entitled to one vote. The holders of Senior Preferred Units, Class A Preferred Units and Class B Preferred Units are not entitled to vote.

Distributions

              The Board of Managers, at its discretion, may make distributions in the following order and priority:

              First, the Unitholders holding Senior Preferred Units have the right to receive distributions sufficient to generate an 8% (if certain sales targets are met) per year rate of return (compounded annually) on their capital contributions. These Unitholders also have a preference to receive distributions of their initial capital contributions prior to distributions to the Class A Preferred, Class B Preferred or Common Unitholders. The aggregate liquidation preference of the Senior Preferred Unitholders was $22,628 at March 31, 2004.

              Second, the Unitholders holding Class A Preferred Units have the right to receive distributions sufficient to generate an 8% per year rate of return (compounded quarterly) on their capital contributions. These Unitholders also have a preference to receive distributions of their initial capital contributions prior to distributions to the Class B Preferred or Common Unitholders. The aggregate liquidation preference of the Class A Preferred Unitholders was $0 at March 31, 2004.

              Third, the Unitholders holding Class B Preferred Units have the right to receive distributions sufficient to generate an 8% per year rate of return (compounded quarterly) on their capital contributions. These Unitholders also have a preference to receive distributions of their initial capital contributions prior to distributions to the Common Unitholders. The aggregate liquidation preference of the Class B Preferred Unitholders was $107,919 at March 31, 2004.

              Fourth, the Unitholders holding Common Units have the right to receive all remaining distributions.

              Notwithstanding these distribution preferences, the Board of Managers, at its discretion, may approve distributions up to $16,867 to the Unitholders of Class A Preferred Units, Class B Preferred Units and Common Units (in order of priority) before distributions to the Senior Preferred Unitholders. In addition, the Company may make quarterly distributions to any unitholders (regardless of priority) sufficient to enable the unitholders to pay income tax liabilities related to their allocation of the Company's taxable income.

Allocations of Profits and Losses

              Profits and losses of the Company are allocated to the Unitholders for each fiscal year based on the respective amount that each Unitholder would receive if the assets of the Company were liquidated at book value and distributed to the Unitholders in accordance with the provisions of the limited liability company agreement.

Predecessor Company Common Stock

              Medtech and Denorex had the following authorized and outstanding common stock:

	Par Value	Authorized	Outstanding at March 31, 2003	Balance at March 31, 2003
Medtech
Class L	$0.01	700,000	607,320	$6
Class A-1	$0.01	7,000,000	5,395,226	54
Class A-2	$0.01	1,500,000	1,142,391	11

				$71

Denorex:
Class L	$0.01	20,000	11,224	$—
Class A	$0.01	130,000	113,489	1

				$1

Voting

              The holders of the Medtech Class L Common Stock and the Medtech Class A-1 Common Stock are entitled to vote together as a single class on all matters submitted to shareholders for a vote. Each share of Medtech Class A-1 Common Stock is entitled to one vote per share. Each holder of Medtech Class L Common Stock is entitled to the number of votes equal to the number of shares of Medtech Class A-1 Common Stock into which each share of Class L Common Stock is convertible at the time of such vote.

              The holders of the Denorex Class L Common Stock and the Denorex Class A Common Stock are entitled to vote together as a single class on all matters submitted to shareholders for a vote. Each share of Denorex Class A Common Stock is entitled to one vote per share. Each holder of Denorex Class L Common Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which each share of Denorex Class L Common Stock is convertible at the time of such vote.

Dividends and Liquidation Preference

              The Medtech Class L Common Stock had a liquidation and distribution preference of $100 per share plus amounts sufficient to generate an internal rate of return of 8% per year (aggregate liquidation value of $71,707 at March 31, 2003). The holders of Medtech Class L Common Stock were entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference had been satisfied, prior to any dividends or distributions to shareholders of the Medtech Class A-1 or Medtech Class A-2 Common Stock.

              Subsequently, the remaining distributions would be divided among the shareholders of the Medtech Class L Common Stock, the Medtech Class A-1 Common Stock, and the Medtech Class A-2 Common Stock pro rata based on the number of outstanding shares of Common Stock, provided that for distribution purposes each share of Medtech Class L Common Stock shall be deemed to have been converted into a number of shares equal to the number of shares of Medtech Class A-1 Common Stock into which each share of Medtech Class L Common Stock is convertible at the time of such distribution.

              The Denorex Class L Common Stock had a liquidation and distribution preference sufficient to generate an internal rate of return of 8% per year (aggregate liquidation value of $14,220 at March 31, 2003). The holders of Denorex Class L Common Stock were entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference had been satisfied, prior to any dividends or distributions to shareholders of the Denorex Class A Common Stock.

              Subsequently, the remaining distributions would be divided among the shareholders of the Denorex Class L Common Stock and the Denorex Class A Common Stock, pro rata based on the number of outstanding shares of Common Stock, provided that for distribution purposes, each share of Denorex Class L Common Stock shall be deemed to have been converted into a number of shares equal to the number of shares of Denorex Class A Common Stock into which each share of Denorex Class L Common Stock is convertible at the time of such distribution.

Conversion

              Each share of Medtech Class L Common Stock and Medtech Class A-2 Common Stock is convertible into Medtech Class A-1 Common Stock by a vote of the Board of Directors upon a sale of the Common Stock. In addition, the outstanding shares of Medtech Class L Common Stock and Medtech Class A-2 Common Stock automatically convert into Medtech Class A-1 Common Stock immediately prior to an underwritten public offering in which the Predecessor Company receives aggregate proceeds of at least $30,000.

              Each share of Medtech Class L Common Stock converts into the number of shares of Medtech Class A-1 Common Stock determined by dividing the remaining unpaid liquidation and distribution preference per share by the sale price (or public offering price) per Medtech Class A-1 Common Share. Each share of Medtech Class A-2 Common Stock converts to one share of Medtech Class A-1 Common Stock.

              Each share of Denorex Class L Common Stock is convertible into Denorex Class A Common Stock by a vote of the Board of Directors upon a sale of the Common Stock. In addition, the outstanding shares of Denorex Class L Common Stock automatically convert into Denorex Class A Common Stock immediately prior to an underwritten public offering.

              Each share of Denorex Class L Common Stock converts into the number of shares of Denorex Class A Common Stock determined by dividing the remaining unpaid liquidation and distribution preference per share by the sale price (or public offering price) per Denorex Class A Common Share.

14.  EMPLOYEE STOCK AWARDS

              During the year ended March 31, 2003, the Predecessor Company sold its employees 12,471 shares of Denorex Class A Common Stock at a purchase price of $1.00 per share. These shares vest ratably over a four-year period. The Predecessor Company's estimated fair value of the stock on the grant date was $1.00 per share. Accordingly, the Predecessor Company did not record compensation expense for these stock awards.

15.  RELATED PARTY TRANSACTIONS

              The Predecessor Company entered into agreements with its majority shareholder to provide advisory and management services. For the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, the Predecessor Company incurred $1,293, $1,600 and $1,150, respectively, for these services. In addition, the Predecessor Company reimbursed this shareholder for travel expenses totaling $390, $170 and $158 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, respectively. This shareholder was also paid $560 during the year ended March 31, 2003 for management and advisory services relating to the acquisition of the Denorex assets on February 7, 2002. At March 31, 2003, the Predecessor Company owed $1,100 to this shareholder, which amounts are included in accounts payable—related parties.

              In addition to the above transactions, the Predecessor Company's majority shareholder committed to fund, if necessary, up to $14,000 to repay the outstanding note payable to American Home Products Corporation as it matures.

              During the year ended March 31, 2002, the Predecessor Company entered into an agreement with an affiliated company under common management to provide certain administrative, technology and support services to the affiliate in exchange for $57 per month. This agreement was amended in April 2002 to reduce this fee to $33 per month. The agreement expires March 1, 2006. The Predecessor Company recognized $333, $391 and $546 for these services during the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, respectively. At March 31, 2003, the affiliated company owed the Predecessor Company $376 which was included in accounts receivable—related parties.

              In January 2004, the Company forgave a $1,404 receivable from Spic and Span.

              In connection with the acquisitions (Note 2), the Company entered into an agreement with an affiliate of GTCR to provide management and advisory services. Under the terms of the agreement, the Company will be required to pay $4,000 per year for these services. In conjunction with the Medtech and Denorex Acquisitions, the Company paid an affiliate of GTCR a fee of $5,026.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying value of cash, accounts receivable and accounts payable at March 31, 2004 and 2003 approximates fair value because of the short-term maturity of these instruments. The carrying value of long-term debt at March 31, 2004 and 2003 approximates fair value based on interest rates for instruments with similar terms and maturities.

17.  CONCENTRATIONS OF CREDIT RISK

              The Company's sales are concentrated in the area of over-the-counter pharmaceutical products and personal care products. The Company sells its products to mass merchandisers and food and drug accounts. During the period from February 6, 2004 to March 31, 2004, April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, approximately 66%, 74%, 70% and 68%, respectively, of total sales were derived from 4 of its brands. During the period from February 6, 2004 to March 31, 2004, April 1, 2003 to February 5, 2004 and years ended March 31, 2003 and 2002, approximately 33%, 30%, 24% and 23%, respectively, of total sales were made to one customer. At March 31, 2004, 32% of accounts receivable were owed by one customer.

18.  BUSINESS SEGMENTS

              Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Segments are determined based on products provided by each segment. Within each reportable segment are product lines which have similar characteristics. Accounting policies of the segments are the same as those described in Note 1.

              There were no intersegment sales or transfers during the period from February 6, 2004 to March 31, 2004, the period from April 1, 2003 to February 5, 2004, or the years ended March 31, 2003 or 2002. The Company evaluates the performance of its product lines and allocates resources to them based primarily on gross profit. The table below summarizes information about reportable segments.

Period from February 6, 2004 to March 31, 2004 (successor basis)	Over-the-Counter	Personal Care	Household Cleaning	Other	Consolidated
Net sales	$12,010	$4,721	$2,076	$—	$18,807
Other revenues — related party	—	—	—	54	54

Total revenues	12,010	4,721	2,076	54	18,861
Cost of sales	5,981	2,836	1,206	—	10,023

Gross profit	6,029	1,885	870	54	8,838
Advertising and promotion	869	603	217	—	1,689

Contribution margin	5,160	1,282	653	54	7,149
Other operating expenses					2,580

Operating income					4,569
Other income (expense)					(1,725)
Provision for income taxes					(1,054)

Net income					$1,790

Period from April 1, 2003 to February 5, 2004 (predecessor basis)	Over-the-Counter	Personal Care	Other	Consolidated
Net sales	$43,577	$25,149	$—	$68,726
Other revenues — related party	—	—	333	333

Total revenues	43,577	25,149	333	69,059
Cost of sales	14,685	11,569	—	26,254

Gross profit	28,892	13,580	333	42,805
Advertising and promotion	6,467	6,134	—	12,601

Contribution margin	22,425	7,446	333	30,204
Other operating expenses				17,970

Operating income				12,234
Other income (expense)				(8,157)
Provision for income taxes				(1,684)
Discontinued operations				—
Change in accoounting principle

Net income				$2,393

Year ended March 31, 2003 (predecessor basis)	Over-the-Counter	Personal Care	Other	Consolidated
Net sales	$43,260	$32,788	$—	$76,048
Other revenues — related party	—	—	391	391

Total revenues	43,260	32,788	391	76,439
Cost of sales	12,620	14,855	—	27,475

Gross profit	30,640	17,933	391	48,964
Advertising and promotion	7,420	6,854	—	14,274

Contribution margin	23,220	11,079	391	34,690
Other operating expenses				17,349

Operating income				17,341
Other income (expense)				(10,432)
Provision for income taxes				(3,902)
Discontinued operations				(5,644)
Cumulative effect of change in accounting principle				(11,785)

Net (loss)				$(14,422)

Year ended March 31, 2002 (predecessor basis)	Over-the-Counter	Personal Care	Other	Consolidated
Net sales	$31,084	$14,571	$—	$45,655
Other revenues — related parties	—	—	546	546

Total revenues	31,084	14,571	546	46,201
Cost of sales	9,464	9,235	—	18,699

Gross profit	21,620	5,336	546	27,502
Advertising and promotion	4,329	901	—	5,230

Contribution margin	17,291	4,435	546	22,272
Other operating expenses				12,568

Operating income				9,704
Other income (expense)				(8,766)
Provision for income taxes				(311)
Discontinued operations				(67)

Net income				$560

              During the period from February 6, 2004 to March 31, 2004, the period from April 1, 2003 to February 5, 2004, and the years ended March 31, 2003 and 2002, virtually all sales were made to customers in the United States of America and Canada.

              The table below sets forth sales by major customers:

			Years Ended March 31,
	February 6 to March 5, 2004	April 1, 2003 to February 5 2004
			2003	2002
	(successor basis)	(predecessor basis)
Customer A	$6,283	$22,124	$18,177	$10,486

              No individual geographical area accounted for more than 10% of net sales in any of the periods presented. At March 31, 2004 and 2003, all of the Company's long-term assets were located in the United States of America.

19.  SUBSEQUENT EVENTS

              On October 6, 2004, the Company acquired all the outstanding stock of Vetco, Inc. for a purchase price of approximately $50 million in cash. To finance the transaction, the Company used cash on hand of approximately $20 million and borrowed an additional $12 million on its Revolving Credit Facility and $18 million on its Tranche B Term Loan Facility.

Schedule II

Valuation and Qualifying Accounts

(dollars in thousands)

	Balance at Beginning of Year	Charged to Expense	Deductions	Other		Balance at End of Year
Predecessor Basis
Year ended March 31, 2002
Deferred tax valuation allowance	—	427	—	—		427
Reserves for sales returns	265	2,793	3,819	1,023	(1)	262
Allowance for doubtful accounts	625	167	735	—		57
Allowance for inventory obsolescence	358	179	353	—		184
Pecos Returns Reserve	2,074	3,771	4,957	—		888
Year ended March 31, 2003
Deferred tax valuation allowance	427	992	—	—		1,419
Reserves for sales returns	262	4,305	4,218	—		349
Allowance for doubtful accounts	57	126	94	—		89
Allowance for inventory obsolescence	184	87	193	—		78
Pecos Returns Reserve	888	7,556	4,340	—		4,104
Period ended February 5, 2004
Deferred tax valuation allowance	1,419	325	—	—		1,744
Reserves for sales returns	348	3,254	3,025	—		577
Allowance for doubtful accounts	89	166	114	—		141
Allowance for inventory obsolescence	78	350	340	—		88
Pecos Returns Reserve	4,104	—	2,755	—		1,349
Successor Basis
Period ended March 31, 2004
Deferred tax valuation allowance	1,744	—	—	(1,744	)(2)	—
Reserves for sales returns	684	389	568	288	(3)	793
Allowance for doubtful accounts	141	46	140	13	(3)	60
Allowance for inventory obsolescence	88	70	60	26	(3)	124
Pecos Returns Reserve	1,349	—	163	—		1,186

(1)
During the year ended March 31, 2002, the Company increased its reserve for sales returns as a purchase accounting adjustment related to the Acquisition of Medtech Products, Inc. and The Cutex Company on March 1, 2001.

(2)
As a result of the business combination of Medtech and Denorex, the Company determined that it would probably be able to utilize the deferred tax assets for which a valuation allowance had previously been established. Accordingly, the Company did not record a valuation allowance in purchase accounting.

(3)
As a result of the acquisition of Spic and Span, the Company recorded reserves for sales returns and allowances for doubtful accounts an inventory obsolescense in purchase accounting.

The Spic and Span Company

Financial Statements

For the years ended December 31, 2003 and 2002
and for the period from January 24, 2001 through December 31, 2001

Report of Independent Auditors

To the Board of Directors and Shareholders
of The Spic and Span Company

              In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The Spic and Span Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and for the period from inception (January 24, 2001) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP

Salt Lake City, Utah
March 18, 2004

The Spic and Span Company

Balance Sheet

(in thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash	$863	$229
Accounts receivable, net	2,278	1,982
Income taxes receivable	—	656
Inventories	1,044	1,376
Prepaid expenses	52	281
Deferred income taxes	—	566

Total current assets	4,237	5,090
Property, plant and equipment	384	434
Goodwill, net	1,433	1,433
Other long-term assets, net	31,214	32,700

Total assets	$37,268	$39,657

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$696	$2,779
Accounts payable—related parties	2,261	443
Accrued liabilities	1,420	1,020
Current portion of long-term debt	2,150	1,724

Total current liabilities	6,527	5,966
Long-term debt, net of current portion	7,481	10,000
Subordinated notes payable to shareholders	—	10,000
Interest payable to shareholders	—	1,548
Deferred income taxes	—	808

Total liabilities	14,008	28,322

Commitments and contingencies (Note 11)
Shareholders' equity:
Class L-1 Common Stock, $0.01 par value, 20,000 shares authorized, 12,503 shares issued and outstanding (liquidation preference at December 31, 2003—$12,544)	—	—
Class L Common Stock, $0.01 par value, 11,000 shares issued and outstanding (liquidation preference at December 31, 2003—$13,882)	—	—
Class A Common Stock, $0.0001 par value, 275,000 shares authorized, 114,904 shares issued and outstanding	—	—
Additional paid-in-capital	23,530	11,028
Retained earnings (accumulated deficit)	(270)	307

Total shareholders' equity	23,260	11,335

Total liabilities and shareholders' equity	$37,268	$39,657

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Statements of Operations

(in thousands, except share data)

	Year ended December 31,
			Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
NET SALES	$20,173	$18,924	$20,856
COST OF SALES	11,191	9,569	8,652

Gross profit	8,982	9,355	12,204

OPERATING EXPENSES:
General and administrative	4,776	4,286	3,646
Advertising and promotion	4,506	3,810	2,286
Depreciation	109	63	26
Amortization of goodwill	—	—	45
Amortization of other long-term assets	1,152	1,177	1,078

Total operating expenses	10,543	9,336	7,081

Operating income (loss)	(1,561)	19	5,123

OTHER INCOME (EXPENSE):
Gain on sale of trademark	2,900	—	—
Other income (expense), net	185	2	(105)
Interest expense, net	(2,327)	(2,205)	(2,200)

Total other income (expense)	758	(2,203)	(2,305)

Income (loss) before income taxes	(803)	(2,184)	2,818
Benefit (provision) for income taxes	226	713	(1,040)

Net income (loss)	$(577)	$(1,471)	$1,778

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Statement of Shareholders' Equity

(in thousands, except share data)

	Class L-1 Common Stock		Class L Common Stock		Class A Common Stock
								Retained Earnings (Accumulated Deficit)
							Additional Paid-In Capital
	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance at inception (January 24, 2001)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class L and Class A Common Stock	—	—	11,000	—	99,000	—	11,000	—	11,000
Issuance of Class A Common Stock for purchase of business	—	—	—	—	7,647	—	7	—	7
Issuance of restricted Class A Common Stock	—	—	—	—	20,760	—	21	—	21
Net income	—	—	—	—	—	—	—	1,778	1,778

Balance at December 31, 2001	—	—	11,000	—	127,407	—	11,028	1,778	12,806
Net loss	—	—	—	—	—	—	—	(1,471)	(1,471)

Balance at December 31, 2002	—	—	11,000	—	127,407	—	11,028	307	11,335
Issuance of Class L-1 Common Stock in exchange for subordinated notes and and interest payable to shareholders and Class A Common Stock	12,503	—	—	—	(12,503)	—	12,502	—	12,502
Net loss	—	—	—	—	—	—	—	(577)	(577)

Balance at December 31, 2003	12,503	$—	11,000	$—	114,904	$—	$23,530	$(270)	$23,260

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Statements of Cash Flows

(in thousands)

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(577)	$(1,471)	$1,778
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	109	63	26
Amortization of goodwill	—	—	45
Amortization of other long-term assets	1,152	1,177	1,078
Amortization of deferred financing costs	379	344	252
Gain on sale of trademark	(2,900)	—	—
Loss on extinguishment of debt	23	—	—
Loss on sale of property, plant and equipment	—	—	13
Deferred income taxes	(242)	(159)	401
Changes in operating assets and liabilities:
Accounts receivable	(296)	(299)	(1,683)
Income taxes receivable	656	(584)	(72)
Inventories	332	(1,376)	—
Prepaid expenses	229	102	(383)
Accounts payable	(2,083)	2,730	49
Accounts payable—related parties	1,818	443	—
Accrued expenses	400	(744)	1,764
Interest payable to shareholders	954	800	748

Net cash provided by (used in) operating activities	(46)	1,026	4,016

Cash flows from investing activities:
Purchases of property, plant and equipment	(59)	(369)	(167)
Purchase of business	—	—	(21,024)
Sale of trademark	2,900	—	—

Net cash provided by (used in) investing activities	2,841	(369)	(21,191)

Cash flows from financing activities:
Bank overdraft	—	(33)	33
Deferred financing costs	(68)	(175)	(823)
Borrowings from shareholders	—	—	10,500
Payment on borrowings from shareholders	—	—	(500)
Proceeds from issuance of common stock	—	—	11,021
Borrowings under line of credit	16,300	7,186	—
Payments on line of credit	(18,024)	(5,462)	—
Payments on long-term debt	(369)	(3,000)	(2,000)

Net cash provided by (used in) financing activities	(2,161)	(1,484)	18,231

Net increase (decrease) in cash	634	(827)	1,056
Cash at beginning of period	229	1,056	—

Cash at end of period	$863	$229	$1,056

Supplemental cash flow information:
Interest paid	$991	$1,765	$1,229
Income taxes paid	$10	$32	$711
Issuance of debt for purchase of business	$—	$—	$15,000
Issuance of common stock for purchase of business	$—	$—	$7
Issuance of Class L-1 Common Stock in exchange for subordinated notes and interest payable to shareholders and Class A Common Stock	$12,502	$—	$—

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Notes to Financial Statements

(in thousands, except share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

              The Spic and Span Company (the "Company") was incorporated on November 30, 2000, and began operations on January 24, 2001. The Company is engaged in the marketing, sales and distribution of leading household cleaning brands sold primarily through supermarkets and mass merchandise outlets in the United States.

              On March 5, 2004 the Company was acquired (Note 18) by Prestige Household Brands, Inc., a wholly-owned subsidiary of Prestige Brands International, LLC (the "Acquiring Company").

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

              Substantially all of the Company's cash is held by two banks, located in Wyoming and California, respectively. The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable

              The Company extends non-interest bearing trade credit to its customers in the ordinary course of business. To minimize credit risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained; however collateral is not required

Inventories

              Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. The Company provides a reserve for slow moving and obsolete inventory.

Property, Plant and Equipment

              Property, plant and equipment are stated at cost and are depreciated using the straight-line method based on the following estimated useful lives:

Machinery	7 years
Computer equipment	3 years
Furniture and fixtures	5 years

              Expenditures for maintenance and repairs are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

              Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment losses are recognized if the carrying amount of the asset exceeds its fair value. No impairment losses were recorded during the years ended December 31, 2003 and 2002 or the period from inception (January 24, 2001) through December 31, 2001.

Goodwill

              Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under this standard, goodwill will no longer be amortized, but will be tested for impairment at least annually. Accordingly, the Company ceased amortization of its goodwill January 1, 2002. The Company evaluated the remaining $1,433 of unamortized goodwill as of January 1, 2002 and December 31, 2002 and 2003, and determined that no impairment charge should be recorded.

              The following table reflects what the Company's net income (loss) would have been for the period from inception (January 24, 2001) through December 31, 2001, exclusive of amortization expense related to goodwill:

Period from inception (January 24, 2001) through December 31, 2001
Net income	$1,778
Add back: goodwill amortization	45

Adjusted net income (loss)	$1,823

Other Long-Term Assets

              Other long-term assets are stated at cost less accumulated amortization. Amortization is computed on a straight-line basis as follows:

Trademarks	30 years
Artwork cylinders	2 years
Deferred financing costs	1-3 years

              Other long-term assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment losses are recognized if the carrying amount of the asset exceeds fair value. No impairment losses were recorded during the years ended December 31, 2003 and 2002 or the period from inception (January 24, 2001) through December 31, 2001.

Revenue Recognition

              Revenue is recognized upon shipment of product. Provision is made for estimated customer returns, discounts and allowances at the time of sale.

Advertising and Promotion Costs

              Advertising and promotion costs are expensed as incurred. Slotting fees associated with products are recognized as a reduction of sales. Under slotting arrangements, the retailers allow the Company's products to be placed on the stores' shelves in exchange for slotting fees. Direct reimbursements of advertising costs are reflected as a reduction of advertising costs in the period earned.

Stock-Based Compensation

              The Company accounts for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123." Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price of the option. Through December 31, 2003, no stock options have been granted.

Income Taxes

              The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Reclassifications

              Certain amounts for the year ended December 31, 2002 and the period from inception (January 24, 2001) through December 31, 2001, have been reclassified to conform to the current year presentation. The reclassifications had no effect on total assets, total liabilities, shareholders' equity or net income (loss).

Recent Accounting Pronouncements

              During the year ended December 31, 2002, the Company adopted Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosure about guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of this standard did not have a material impact on the Company's results of operations or financial position.

              In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, (FIN 46), "Consolidation of Variable Interest Entities." In December 2003, the FASB revised FIN 46. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for the Company for all new variable interest entities created or acquired after December 31, 2003. For variable interest entities created or acquired prior to December 31, 2003, the provisions of FIN 46 must be applied for the first annual period beginning after December 15, 2004. The adoption of this standard is not expected to have a material impact on the Company's results of operations or financial position.

              In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of this standard is not expected to have a material impact on the Company's results of operations or financial position.

2. LIQUIDITY

              The Company incurred net losses of $(577) and $(1,471) for the years ended December 31, 2003 and 2002 and as discussed in Note 8 has significant debt payments due in 2004. As discussed in Note 1, the Company was acquired on March 5, 2004. In conjunction with the acquisition, the Acquiring Company paid off the Company's long term debt (Note 8). As a result of the acquisition, there will be a significant reduction in interest and general administrative expenses. As a result, the Company expects to generate positive cash flow from operations during 2004 and future years. The Company will have no required principal payments on the debt related to the acquisition until 2009.

3. ACQUISITION

              On January 24, 2001, the Company acquired certain assets from The Procter and Gamble Company (the "Acquisition"). Under the terms of the purchase agreement, the Company acquired the assets in exchange for $20,000 in cash, $15,000 of notes payable and 7,647 shares of Class A common stock valued at $7. Direct acquisition costs were $1,024. The transaction was accounted for under the purchase method of accounting. As a result of the Acquisition, the Company recorded intangible assets of $36,031.

              The fair value of the acquired assets, as recorded at the date of Acquisition, is set forth in the following table:

Trademarks	$34,500
Goodwill	1,478
Other	53

$36,031

              Simultaneously with the Acquisition, the Company issued 11,000 shares of Class L Common Stock and 99,000 shares of Class A Common Stock in exchange for $11,000 of cash. In addition, the Company issued $10,000 of subordinated notes payable to its shareholders. These amounts were used to fund the Acquisition.

4. ACCOUNTS RECEIVABLE

              Accounts receivable consist of the following:

	December 31,
	2003	2002
Trade accounts receivable	$2,360	$2,051
Less: allowance for discounts, returns and bad debts	(82)	(69)

	$2,278	$1,982

5. PROPERTY, PLANT AND EQUIPMENT

              Property, plant and equipment consist of the following:

	December 31,
	2003	2002
Machinery	$372	$313
Computer equipment	150	150
Furniture and fixtures	60	60

	582	523
Less accumulated depreciation	(198)	(89)

	$384	$434

6. OTHER LONG-TERM ASSETS

              Other long-term assets consist of the following at December 31, 2003:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$34,500	$(3,354)	$31,146
Deferred financing costs, net	68	—	68

	$34,568	$(3,354)	$31,214

              At December 31, 2003 the Company's goodwill and intangible assets have a tax basis of $29,004.

              Other long-term assets consist of the following at December 31, 2002:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$34,500	$(2,204)	$32,296
Other	53	(51)	2
Deferred financing costs, net	402	—	402

	$34,955	$(2,255)	$32,700

              Amortization of intangible assets totaled $1,152 and $1,177 for the years ended December 31, 2003 and 2002 and $1,078 for the period from inception (January 24, 2001) through December 31, 2001.

              The Company's future amortization of intangible assets is expected to be as follows:

Year ending December 31,
2004	$1,150
2005	1,150
2006	1,150
2007	1,150
2008	1,150
Thereafter	25,396

$31,146

7. ACCRUED LIABILITIES

              Accrued liabilities consist of the following:

	December 31,
	2003	2002
Accrued payroll	$407	$90
Accrued marketing	438	439
Accrued liquidated damages	308	—
Accrued freight	75	217
Other accrued liabilities	192	274

	$1,420	$1,020

8. LONG-TERM DEBT

              Long-term debt consists of the following:

	December 31,
	2003	2002
Line of credit with bank, variable interest rate, due October 15, 2003	$—	$1,724
Note payable, fixed interest rate at 9%, due June 15, 2006	9,631	10,000

	9,631	11,724
Less: current portion	(2,150)	(1,724)

	$7,481	$10,000

              Estimated future principal payments associated with long-term debt at December 31, 2003 are as follows:

Year ending December 31,
2004	$2,150
2005	3,000
2006	4,481

$9,631

              On July 1, 2002, the Company entered into a credit agreement with a bank to obtain a $4,000 revolving line of credit ("Revolving Line"). The Revolving Line expired on December 31, 2003. The Company paid $175 of deferred financing costs related to the Revolving line during the year ended December 31, 2002.

              In connection with the Acquisition (Note 3), on January 24, 2001, the Company entered into a credit agreement ("Credit Agreement") with The Procter and Gamble Company to provide $15,000 in debt, bearing interest at a fixed rate of 9%. The Credit Agreement is collateralized by substantially all the Company's assets. The Credit Agreement allows the Company to make voluntary prepayments of the note, which originally matured on January 24, 2004.

              On December 17, 2003, the terms of the Credit Agreement were modified, to require principal payments of $650 on January 31, 2004, $1,500 on June 15, 2004, $1,500 on January 31, 2005, $1,500 on June 15, 2005, $1,500 on January 31, 2006, and $2,981 on June 15, 2006. However, if the Company pays $7,631 of the principal balance and all accrued interest prior to June 30, 2004, the Credit Agreement provides that no additional payments will be required. The Company accounted for this modification of the Credit Agreement as an extinguishment and re-issuance of debt in accordance with EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments." Accordingly, the Company recorded a loss on extinguishment of debt $23 which is included in other expense on the statement of operations. The Company also recorded $68 of deferred financing costs incurred as a result of the modification.

              Under the terms of the Credit Agreement, the Company is required to comply with certain restrictive covenants. As of December 31, 2003, the Company was in compliance with these covenants.

              In connection with the Credit Agreement, the Company issued a warrant to purchase 6,647 shares of Class A Common Stock at an exercise price of $1.00 per share to The Procter and Gamble Company. The warrant was originally exercisable over a three-year period ending February 15, 2004. In connection with the modification of the Credit Agreement, the warrant became fully vested on December 17, 2003. The warrant expires on June 15, 2010.

              In connection with the modification of the Credit Agreement, the Company issued The Procter and Gamble Company a warrant to purchase 1,500 shares of Class L Common Stock at an exercise price of $1.00 per share. If the scheduled payments under the Credit Agreement are not made, the warrant becomes exercisable on a pro-rata basis over the term of the Credit Agreement. No value was assigned to the warrant because the Company determined that the likelihood of the warrant becoming exercisable was remote.

9. SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS

              In connection with the Acquisition (Note 3), on January 24, 2001, the Company issued $10,000 of subordinated notes payable to certain of the Company's shareholders. These subordinated notes payable bore interest at a fixed rate of 8% and were originally due January 24, 2004. In accordance with the terms of the subordination agreement, no payments of principal or interest could be made on these notes until the borrowings under the Credit Agreement with The Procter and Gamble Company have been paid in full. At December 31, 2002 and 2001, respectively, the Company had accrued $1,548 and $748 of interest on these notes.

              On December 17, 2003, the Company issued 12,503 shares of Class L-1 Common Stock in exchange for the subordinated notes payable to shareholders of $10,000 and accrued interest of $2,502, along with 12,503 shares of Class A Common Stock.

              On January 24, 2001, the Company issued a $500 short-term note payable to the Company's principal shareholder to finance working capital. This note was repaid during the period from inception (January 24, 2001) through December 31, 2001.

10. SALE OF TRADEMARK

              Effective November 18, 2003 the Company sold the rights to its Italian trademark for $2,900. At the date of the Acquisition, there were no revenues being generated outside the United States and no value was assigned to any foreign trademarks. As a result, the Company recorded a gain on sale of trademark of $2,900.

              During the year ended December 31, 2003, the Company recorded $213 of royalties related to the use of the Italian trademark, which are included in other income in the statement of operations.

11. COMMITMENTS AND CONTINGENCIES

              The Company shares office space in New York with an affiliated company and has agreed to reimburse the affiliated company for a portion of the lease costs. The operating lease expires on September 30, 2005. The Company's minimum future payments under this lease are as follows:

Year ending December 31,
2004	$63
2005	47

$110

              Rent expense totaled $64 and $72 for the years ended December 31, 2003 and 2002 and $63 for the period from inception (January 24, 2001) through December 31, 2001.

              On July 29, 2002, the Company entered into a 10 year manufacturing and supply agreement with an unrelated company. Pursuant to this agreement, the Company agreed to purchase certain minimum quantities of product over the initial three years of the agreement or to pay liquidated damages of up to $360. The Company has recorded a liability of $308 at December 31, 2003 which represents its estimate of the probable liquidated damages. Such estimate is based on historical and expected purchases during the initial three years of the agreement.

              On June 24, 2002, the Company entered into a seven year manufacturing and supply agreement with an unrelated company. Pursuant to this agreement, the Company agreed to reimburse the manufacturer for certain equipment if the Company terminates the agreement due to a change in control of the Company prior to June 24, 2007. At December 31, 2003, the Company had a contingent liability of $274 related to this agreement.

              In connection with the Acquisition (Note 3), the Company entered into a transitional services agreement and a transitional supply agreement with The Procter and Gamble Company. Under the terms of these agreements, The Procter and Gamble Company agreed to perform certain services for the Company, including manufacturing, distribution and administrative services in exchange for a variable fee based on product shipments. All costs related to these agreements have been included in cost of sales. These agreements expired on September 30, 2002.

12. INCOME TAXES

              The benefit (provision) for income taxes consists of the following:

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Current:
Federal	$—	$568	$(564)
State	(16)	(14)	(75)
Deferred:
Federal	211	144	(354)
State	31	15	(47)

	$226	$713	$(1,040)

              The principal components of the Company's deferred tax balances are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss carryforward	$1,218	$616
Allowance for discounts, returns and bad debts	32	26
Other	227	31
Valuation allowance	(56)	—
Deferred tax liabilities:
Intangible assets	(1,372)	(865)
Property, plant and equipment	(49)	(50)

	$—	$(242)

              As a result of the Company's operating losses in 2003 and 2002 a valuation allowance has been provided for the full amount of the Company's net deferred tax asset at December 31, 2003. At December 31, 2003, the Company had net operating loss carryforwards of approximately $3,123 which may be used to offset future taxable income. These carryforwards begin to expire in 2020. Effective March 5, 2004, as a result of the acquisition of the Company, utilization of the net operating loss carryforwards may be limited to $1,785 per year under Section 382.

              A reconciliation of the Company's benefit (provision) for income taxes to the amount computed at the statutory U.S. Federal tax rate (34%) is as follows:

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Income taxes at statutory rate	$273	$743	$(958)
State income taxes (net of federal income tax benefit)	10	57	(80)
Valuation allowance	(56)	—	—
Other	(1)	(87)	(2)

	$226	$713	$(1,040)

13. SHAREHOLDERS' EQUITY

Reverse Stock Split

              On December 17, 2003, the Company's articles of incorporation were amended to create a new class of stock (Class L-1 Common Stock) and to affect a 1-for-100 reverse stock split. As a result, the Company has authorized 20,000 Class L-1 Common Shares, 23,000 Class L Common Shares and 275,000 Class A Common Shares (together the "Common Stock"). Prior to the reverse stock split, the Company had authorized 2,500,000 Class L Common Shares and 27,500,000 Class A Common Shares. All share data reflected in these financial statements is shown after giving retroactive effect to the 1-for-100 reverse stock split.

Voting

              The holders of the Class L-1, Class L and Class A Common Stock are entitled to vote together as a single class on all matters submitted to shareholders for a vote. Each share of Class A Common Stock is entitled to one vote per share. Each holder of Class L-1 and Class L Common Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which each share of Class L-1 or Class L Common Stock is convertible at the time of such vote.

Dividends and Liquidation Preference

              The Class L-1 and Class L Common Stock has a liquidation and distribution preference of $1,000 per share plus amounts sufficient to generate an internal rate of return of 8% per year (aggregate Class L-1 liquidation value of $12,544 at December 31, 2003; aggregate Class L liquidation value of $13,882 at December 31, 2003). The holders of Class L-1 Common Stock are entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference has been satisfied, prior to any dividends or distributions to shareholders of the Class L or Class A Common Stock. The holders of Class L Common Stock are entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference has been satisfied, prior to any dividends or distributions to shareholders of the Class A Common Stock.

              Subsequently, the remaining distributions will be divided among the shareholders of the Class L-1, Class L and Class A Common Stock pro rata based on the number of outstanding shares of Common Stock, provided that for distribution purposes, each share of Class L-1 and Class L Common Stock shall be deemed to have been converted into a number of shares equal to the number of shares of Class A Common Stock into which each share of Class L-1 and Class L Common Stock is convertible at the time of such distribution.

Conversion

              Each share of Class L-1 and Class L Common Stock is convertible to Class A Common Stock by a vote of the Board of Directors upon a sale of the Common Stock. In addition, the outstanding shares of Class L-1 and Class L Common Stock automatically convert to Class A Common Stock immediately prior to an underwritten public offering.

              Each share of Class L-1 and Class L Common Stock converts to the number of shares of Class A Common Stock determined by dividing the remaining unpaid liquidation and distribution preference per share by the sale price (or public offering price) per Class A Common Share.

14. EMPLOYEE STOCK AWARDS

              During the year ended December 31, 2001, the Company sold its employees 20,760 shares of restricted Class A Common Stock at a purchase price of $1.00 per share. These shares vest ratably over a 4-year period. The Company's estimated fair value of the stock on the grant date was $1.00 per share. Accordingly, the Company did not record compensation expense for these stock awards.

15. RELATED PARTY TRANSACTIONS

              The Company has entered into an agreement with its majority shareholder to provide advisory and management services. The Company expensed $600 for these services for each of the years ended December 31, 2003 and 2002, and for the period from inception (January 24, 2001) through December 31, 2001. In addition, the Company reimbursed this shareholder for travel related expenses totaling $197 and $47 for the years ended December 31, 2003 and 2002, respectively, and $198 for the period from inception (January 24, 2001) through December 31, 2001. This shareholder was also paid $820 for management and advisory services relating to the Acquisition on January 24, 2001. At December 31, 2003 and 2002, the Company owed $800 and $218, respectively, to this shareholder, which was included in accounts payable—related parties.

              During 2001, the Company also entered into an agreement with an affiliated company under common management, in which the affiliate agreed to provide certain technology and support services to the Company in exchange for $57 per month. This agreement was amended in April 2002 to reduce this fee to $33 per month. The Company incurred $390 and $463 for these services for the year ended December 31, 2003 and 2002 and $284 for the period from inception (January 24, 2001) through December 31, 2001. The agreement expires March 1, 2006. At December 31, 2003 and 2002, the Company owed $944 and $198, respectively, to this affiliated company, which was included in accounts payable—related parties. In February 2004, the affiliated company forgave the accounts payable.

              During 2003 and 2002, an affiliated company paid certain operating expenses totaling $716 and $188, respectively, on behalf of the Company. As a result, at December 31, 2003 and 2002, the Company owed $517 and $27 to this affiliated company, which was included in accounts payable—related parties. In February 2004, the affiliated Company forgave the accounts payable.

16. CONCENTRATIONS OF CREDIT RISK

              The Company's sales are concentrated in the area of cleaning products. The Company sells its products to mass merchandisers and supermarkets located in the United States. During the year ended December 31, 2003 and 2002, approximately 65% and 66% of the Company's sales were derived from one of its products and approximately 20% and 19% of the Company's sales were made to two customers, with the largest customer accounting for 13% and 13% of sales, respectively. During the period from inception (January 24, 2001) through December 31, 2001, approximately 75% of the Company's sales were derived from one of its products and approximately 20% of the Company's sales were made to two customers, with the largest customer accounting for 15% of sales.

              At December 31, 2003 the Company had four customers with receivable balances greater than 10% of total accounts receivable.

17. BUSINESS SEGMENTS

              Based on the Company's method of internal reporting. The Company has one operating segment.

              The table below sets forth sales to major customers:

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Customer A	$2,627	$2,884	$3,501

18. SUBSEQUENT EVENT

              On March 5, 2004, the Company was acquired by Prestige Household Brands, Inc., a wholly-owned subsidiary of Prestige Brands International, LLC (the "Acquiring Company"). In connection with this acquisition, the Acquiring Company paid-off the Company's long-term debt (Note 8). As a result, the Company recorded a gain on extinguishment of debt of approximately $2,000 and the warrants to purchase 6,647 shares of Class A Common Stock and 1,500 shares of Class L Common Stock were cancelled. In addition, the Company retired 7,647 shares of its Class A Common Stock held by the Procter and Gamble Company.

Bonita Bay Holdings, Inc.

Consolidated Financial Statements

Years ended December 31, 2003, 2002 and 2001
with Report of Independent Certified Public Accountants

Report of Independent Registered Certified Public Accountants

The Board of Directors and Stockholders
Bonita Bay Holdings, Inc.

              We have audited the accompanying consolidated balance sheets of Bonita Bay Holdings, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bonita Bay Holdings, Inc. as of December 31, 2003 and December 31, 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

              As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the company changed its method of accounting for goodwill and other intangible assets.

                      /s/ Ernst & Young LLP

Tampa, Florida
February 20, 2004

Bonita Bay Holdings, Inc.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$7,153,906	$7,463,528
Accounts receivable, net of allowance for doubtful accounts and discounts of $365,891 and $1,226,501, respectively	23,119,991	15,595,726
Inventories	10,625,913	12,441,162
Prepaid expenses	1,017,608	2,274,036
Deferred income taxes	—	340,902

Total current assets	41,917,418	38,115,354
Property and equipment, net	3,272,853	4,504,950
Other noncurrent assets:
Trademarks and other purchased product rights, net	310,190,618	310,784,569
Debt issuance costs, net	7,884,590	9,410,802
Other	224,360	11,252

Total other noncurrent assets	318,299,568	320,206,623

Total assets	$363,489,839	$362,826,927

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,726,036	$9,848,417
Accrued expenses	5,680,223	3,542,773
Deferred income taxes	117,471	—
Income taxes payable	1,353,207	1,363,495
Current maturities of long-term debt	25,260,000	20,910,000

Total current liabilities	43,136,937	35,664,685
Deferred income taxes	15,451,791	6,968,263
Other long-term liabilities	590,664	1,238,360
Long-term debt, net of current maturities	153,817,551	177,780,431
Common stock warrants	2,355,330	2,684,569
Stockholders' equity:
Class A, voting common stock, no par value; 125,000,000 shares authorized, 52,746,509 and 59,014,709 shares issued and outstanding	57,643,125	70,598,392
Class B, nonvoting common stock, no par value; 50,000,000 shares authorized; 34,340,506 shares issued and outstanding	47,330,446	47,330,446
Receivable from sale of stock	(1,186,333)	(1,122,684)
Retained earnings	44,503,941	22,231,550
Accumulated other comprehensive loss	(153,613)	(547,085)

Total stockholders' equity	148,137,566	138,490,619

Total liabilities and stockholders' equity	$363,489,839	$362,826,927

See accompanying notes.

Bonita Bay Holdings, Inc.

Consolidated Statements of Income

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Sales	$183,920,595	$122,353,757	$61,367,894
Returns, discounts and allowances	(16,850,740)	(11,787,626)	(6,399,577)

Net sales	167,069,855	110,566,131	54,968,317
Cost of sales	82,663,523	58,447,880	26,488,911

Gross profit	84,406,332	52,118,251	28,479,406

Operating expenses:
Advertising and promotion	19,525,302	10,132,868	7,425,355
Depreciation and amortization	1,744,253	744,439	4,155,245
General and administrative	9,733,510	5,555,994	4,138,169

Total operating expenses	31,003,065	16,433,301	15,718,769

Income from operations	53,403,267	35,684,950	12,760,637
Loss on extinguishment of debt	—	—	(1,604,300)
Interest expense	(17,482,602)	(8,111,635)	(6,212,878)
Interest income	175,220	103,238	13,432

Income before income taxes	36,095,885	27,676,553	4,956,891
Provision for income taxes	13,823,494	11,106,800	1,874,126

Net income	$22,272,391	$16,569,753	$3,082,765

See accompanying notes.

Bonita Bay Holdings, Inc.

Consolidated Statements of Stockholders' Equity

For the years ended December 31, 2003, 2002 and 2001

	Common Stock
	Class A		Class B						Accumulated Other Comprehensive Loss
					Treasury Stock	Receivable from Sale of Stock	Retained Earnings	Comprehensive Income
	Shares	Value	Shares	Value						Total
Balance, December 31, 2000	45,830,780	$45,830,780	1,791,220	$1,791,220	$—	$—	$2,579,032		$—	$50,201,032
Repurchase of Class A common stock	(10,000,000)	—	—	—	(14,000,000)	—	—		—	(14,000,000)
Issuance of Class A common stock, net of stock issuance costs	15,673,929	9,148,070	—	—	14,000,000	(1,059,035)	—		—	22,089,035
Issuance of Class B common stock, net of stock issuance costs	—	—	32,549,286	44,501,930	—	—	—		—	44,501,930
Exercise of stock options	10,000	10,000	—	—	—	—	—		—	10,000
Issuance of common stock warrants	—	1,042,704	—	1,037,296	—	—	—		—	2,080,000

Net income	—	—	—	—	—	—	3,082,765	$3,082,765	—	3,082,765

								$3,082,765

Balance, December 31, 2001	51,514,709	56,031,554	34,340,506	47,330,446	—	(1,059,035)	5,661,797		—	107,964,762
Issuance of Class A common stock, net of stock issuance costs	7,500,000	14,575,238	—	—	—	—	—		—	14,575,238
Exercise of stock options	14,000	14,000	—	—	—	—	—		—	14,000
Repurchase and retirement of Class A common stock	(14,000)	(22,400)	—	—	—	—	—		—	(22,400)
Interest on receivable from sale of stock	—	—	—	—	—	(63,649)	—		—	(63,649)
Net income	—	—	—	—	—	—	16,569,753	$16,569,753	—	16,569,753
Other comprehensive income:
Change in fair value of interest rate swap and collar agreements, net of income taxes of $360,873	—	—	—	—	—	—	—	(547,085)	(547,085)	(547,085)

								$16,022,668

Balance, December 31, 2002	59,014,709	70,598,392	34,340,506	47,330,446	—	(1,122,684)	22,231,550		(547,085)	138,490,619
Issuance of Class A common stock, net of stock issuance costs	166,300	332,600	—	—	—	—	—		—	332,600
Exercise of stock options	28,167	32,467	—	—	—	—	—		—	32,467
Repurchase and retirement of Class A common stock	(6,462,667)	(13,320,334)	—	—	—	—	—		—	(13,320,334)
Interest on receivable from sale of stock	—	—	—	—	—	(63,649)	—		—	(63,649)
Net income	—	—	—	—	—	—	22,272,391	$22,272,391	—	22,272,391
Other comprehensive income:
Change in fair value of interest rate swap and collar agreements, net of income taxes of $254,224	—	—	—	—	—	—	—	393,472	393,472	393,472
								$22,665,863
Balance, December 31, 2003	52,746,509	$57,643,125	34,340,506	$47,330,446	$—	$(1,186,333)	$44,503,941		$(153,613)	$148,137,566

See accompanying notes.

Bonita Bay Holdings, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Operating activities
Net income	$22,272,391	$16,569,753	$3,082,765
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	—	—	1,604,300
Accretion of debt discount to interest expense	483,916	—	475,700
Depreciation and amortization	1,744,253	744,439	4,155,245
Deferred taxes	8,687,680	5,411,113	1,386,714
Interest earned on receivable from sale of stock	(63,649)	(63,649)	—
Reallocation of purchase price	743,956	—	—
Paid in kind interest	503,964	—	—
Changes in assets and liabilities:
Accounts receivable	(7,524,265)	(5,488,194)	(1,514,875)
Income taxes receivable	—	—	(27,000)
Inventories	1,815,249	(3,604,299)	(2,130,237)
Prepaid expenses	1,256,428	(1,155,804)	(710,036)
Debt issuance costs	2,039,300	1,003,209	1,504,738
Accounts payable	877,619	6,595,828	1,283,214
Accrued expenses	2,137,450	606,502	1,684,825
Income taxes payable	(10,288)	1,390,495	(892,308)

Net cash provided by operating activities	34,964,004	22,009,393	9,903,045
Investing activities
Purchases of fixed assets	(369,654)	(241,916)	(120,452)
Acquisition of Clear eyes/Murine brands	(295,367)	(110,700,129)	—
Acquisition of Comet brand	(4,638)	—	(144,805,862)
Disposals of fixed assets	7,496	—	—
Changes in other noncurrent assets	(213,108)	—	—

Net cash used in investing activities	(875,271)	(110,942,045)	(144,926,314)
Financing activities
Issuance of common stock, net of stock issuance costs	332,600	14,575,238	52,590,965
Exercise of stock options	32,467	14,000	10,000
Repurchase and retirement of common stock	(13,320,334)	(22,400)	—
Reallocation/issuance of common stock warrants	(329,239)	2,684,569	2,080,000
Payments under line of credit agreement	—	(1,000,000)	—
Payments under long-term debt	(35,600,761)	(23,475,000)	(51,705,000)
Proceeds from debt	15,000,000	108,740,431	136,500,000
Debt issuance costs	(513,088)	(5,929,626)	(5,255,780)

Net cash (used in) provided by financing activities	(34,398,355)	95,587,212	134,220,185

Net (decrease) increase in cash	(309,622)	6,654,560	(803,084)
Cash at beginning of year	7,463,528	808,968	1,612,052

Cash at end of year	$7,153,906	$7,463,528	$808,968

Supplemental disclosures of cash flow information
Cash paid for interest	$15,751,257	$7,508,000	$3,635,301

Cash paid for income taxes	$5,167,219	$4,294,769	$1,392,412

See accompanying notes.

Bonita Bay Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2003

1. ORGANIZATION AND OPERATIONS

              Bonita Bay Holdings, Inc. and its wholly-owned subsidiaries (the Company) market and manufacture branded over-the-counter consumer products. The Company's products are sold through mass merchandisers, independent and chain drug stores, drug wholesalers and food stores in the United States and in various markets throughout the world. The Company acquired all of the assets related to the Prell, Chloraseptic and Comet brands from The Procter & Gamble Company ("P&G") effective November 1, 1999, March 30, 2000 and October 2, 2001, respectively. Additionally, the Company acquired all of the assets related to the Clear eyes/Murine brands from Abbott Laboratories ("Abbott") on December 30, 2002 (see Note 3). The results of operations of the acquired products have been included in the accompanying consolidated statements of income from the dates of acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

              The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

              The Company recognizes revenue from product sales upon the shipment to the customer. The Company has recorded revenue generated under the Comet and the Clear eyes/Murine domestic transitional service agreements (see Note 3) on a gross basis in accordance with the provisions of Emerging Issues Task Force 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Company was the primary obligor under these agreements, bears the credit and economic risk and has discretion in the choice of supplier. In addition, sales of Chloraseptic to certain customers still serviced by P&G are recorded on a gross basis, as the Company is the primary obligor under these agreements, bears the credit and economic risk and has discretion in the choice of supplier.

              Revenue has been recorded on a net basis for international sales of Clear eyes/Murine under the marketing transition period and prior to the satisfaction of regulatory requirements (see Note 3) for the years ended December 31, 2003 and 2002, in accordance with the provisions of Emerging Issues Task Force 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Company was not the primary obligor under this arrangement and did not bear any credit or economic risk in the sales transactions.

              It is the Company's policy across all classes of customers that all sales are final. As is common in the consumer products industry, products are returned by the customer due to a number of reasons. Examples include products damaged in transit, discontinuance of a particular size or form of product, shipping error, etc. The Company maintains and evaluates an allowance for damages since all other types of returns are not significant. Actual returns are charged against the allowance upon the receipt of the product or deduction from remittance by the customer.

Cash and Cash Equivalents

              The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

              Accounts receivable are recorded at the amount the Company expects to collect on customer trade receivables. The Company establishes a general allowance of approximately 1% of gross trade receivables in conjunction with a specific allowance for receivables with known collection problems due to circumstances such as liquidity or bankruptcy. Collection problems are identified using an aging of receivables analysis based on invoice due dates. Items that are deemed uncollectible are written off against the allowance for doubtful accounts. The Company does not charge interest on past due receivables.

Inventories

              Inventories, comprised of finished goods, are priced at the lower of cost (purchased cost for finished goods purchased from outsourced manufacturers) or market. The Company's method for determining inventory cost approximates the first-in, first-out method. In addition, the Company recognizes shipping and handling expenses as a component of cost of sales.

Property and Equipment

              Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of depreciable assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

              Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the consolidated statement of income.

Trademarks and Other Purchased Product Rights

              The cost of a Chloraseptic noncompete agreement was capitalized and amortized over its useful life, estimated at 3 years. In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets (SFAS No. 142). Prior to the adoption of SFAS No. 142, trademarks were amortized over 20 years. All intangible assets subject to amortization have been fully amortized as of December 31, 2003.

              The provisions of SFAS No. 142, which were adopted by the Company on January 1, 2002, required the Company to discontinue the amortization of the cost of intangible assets with indefinite lives and to perform certain fair value-based tests of the carrying value of indefinite-lived intangible assets. Accordingly, the Company discontinued the amortization of the cost of these intangible assets. The discontinuation of this amortization favorably affected net income in fiscal 2002 by $6,687,155, net of income tax benefit. In addition, goodwill and other indefinite-lived intangible assets are now tested for impairment on an annual basis. The Company obtained independent appraisals to determine the fair value of the intangible assets at December 31, 2002 and compared their fair values with the carrying values, noting that no impairment had occurred.

              Prior to the adoption of SFAS No. 142, the Company evaluated whether events and circumstances had occurred that indicated the remaining useful life of intangible assets might warrant revision or that the remaining balance may not be recoverable. When factors indicated that intangible assets should have been evaluated for possible impairment, the Company used an estimate of the future undiscounted net cash flows of the related assets over the remaining lives of the assets in measuring whether long-lived assets were recoverable. Subsequent to the adoption of SFAS No. 142, the Company performed annual impairment tests and determined no reevaluation was warranted using fair values as determined by product brand contribution margin.

              The changes in the carrying amount of the Clear eyes/Murine Brand's trademark are as follows for 2003 and 2002:

	2003	2002
Balance as of January 1	$102,795,660	$—
Additional Clear eyes/Murine Brands closing costs	295,367	102,795,660
Clear eyes/Murine international closings	(743,956)	—

Balance as of December 31	$102,347,071	$102,795,660

              While the full purchase price for the Clear eyes/Murine worldwide business was paid at the December 30, 2002 closing, transfer of the international assets could not occur until the appropriate infrastructure and regulatory filings were completed. Inventory purchased in connection with these international closings required adjustment to the original purchase price allocation based on the inventory net realizable value less costs of disposal and a reasonable profit thereon. Since there was no additional purchase price to allocate to the inventory, an allocation reducing trademarks resulted for the international closings occurring in 2003. The adjustment to the trademark was $743,956.

Debt Issuance Costs

              The Company has incurred debt issuance costs in connection with its long-term debt. These costs are capitalized and amortized using a method that approximates the effective interest method over the term of the related debt. The yearly amortization of debt issuance cost is recorded as interest expense in the consolidated statements of income. Amortization expense related to debt issuance costs was $2,039,300, $1,003,209 and $1,504,738 for the years ended December 31, 2003, 2002 and 2001, respectively, and accumulated amortization was $3,433,598 and $1,394,297 as of December 31, 2003 and 2002, respectively.

              Estimated future amortization expense for debt issuance costs is as follows:

Year ending December 31:	Amount
2004	$2,072,097
2005	1,949,136
2006	1,665,258
2007	1,167,386
2008	1,019,479
Thereafter	11,234

$7,884,590

Advertising Expenses

              The cost of advertising is expensed in the fiscal year in which the related advertising takes place. Production and communication costs are expensed in the period in which the related advertising begins running. Advertising expense for 2003, 2002 and 2001 was $11,216,236, $4,732,800 and $4,610,613, respectively.

Foreign Currency Translation

              The assets and liabilities of the Company's international subsidiaries are translated at rates of exchange in effect on the reporting date. Income and expense items are translated at average exchange rates in effect for the year. The resulting translation adjustment was not material to the Company's consolidated balance sheets or income statements.

Stock Option Plan

              At December 31, 2003, the company has one stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for this plan under the intrinsic value method, as defined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the fair value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended by SFAS No. 148, Accounting for

Stock-Based Compensation—Transition and Disclosure (SFAS No. 148), to stock-based employee compensation for the year ended December 31:

	2003	2002	2001
Net income, as reported	$22,272,391	$16,569,753	$3,082,765
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(312,838)	(351,779)	(314,482)

Pro forma net income	$21,959,553	$16,217,974	$2,768,283

Derivative Financial Instruments

              SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), requires companies to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in an international operation.

              The Company has designated its derivative financial instruments as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk). For these hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the gains or losses on the derivative instruments is recorded in results of operations immediately.

Fair Values of Financial Instruments

              The carrying values of the Company's cash, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these financial instruments. The carrying value of long-term debt approximates its fair value due to the variable rates associated with this financial instrument. For the interest rate swap and collar agreements, the carrying amount was determined using fair value estimates from third parties.

Concentrations of Credit Risk

              Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and cash and cash equivalents. The Company's exposure to credit risk associated with nonpayment of accounts receivable is affected by conditions or occurrences within the retail industry. As a result, the Company performs ongoing credit evaluations of its customers' financial position but generally requires no collateral from its customers. The Company's largest customer accounted for 25.2%, 19.4%, and 20.2% of sales in 2003, 2002 and 2001, respectively.

No other customer exceeded 10% of the Company's sales in the respective years. Short-term cash investments are placed with high credit-quality financial institutions or in low-risk, liquid instruments. No losses have been experienced on such investments.

Income Taxes

              The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Impact of Recently Issued Pronouncements

              In July 2001, the Emerging Issues Task Force ("EITF") finalized EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products (EITF 00-25). Under the provisions of EITF 00-25, the Company is required to classify certain marketing and selling expenses as reductions of net sales. The results of operations and the financial position of the Company, therefore, are not affected. The Company adopted the provisions of EITF 00-25 during the year ended December 31, 2001. EITF Issue Nos. 00-14, Accounting for Certain Sales Incentives (EITF 00-14) and EITF 00-25 have been codified in EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer.

              On December 31, 2002, the FASB issued SFAS No. 148. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their employee stock-based awards using the fair value method. However, the disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in APB 25. The Company adopted the disclosure provisions of SFAS No. 148 during the year ended December 31, 2002.

              In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS No. 145). The Company adopted SFAS No. 145 on December 31, 2002. SFAS No. 145 requires the Company to include gains and losses on extinguishment of debt as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. The Company is also required to reclassify any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented. SFAS No. 145 also provides accounting standards for certain lease modifications that have economic effects similar to sale-leaseback transactions and various other technical corrections.

              In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS No. 149). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the Company's financial position, results of operations or cash flows.

              In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150). The statement modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in a company's statement of financial position. This statement is effective for the year-end period beginning after December 31, 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial position, results of operations or cash flows other than classification of warrants in the accompanying balance sheet.

3. ACQUISITION OF BRANDS

Clear eyes/Murine brands

              On December 30, 2002, the Company completed the acquisition of the Clear eyes/Murine eye and ear-care product lines from Abbott for approximately $110,700,000, including acquisition costs of approximately $1,097,000. As a result, the accompanying consolidated statements of income includes the results of operations of the Clear eyes/Murine brands since the date of acquisition. This acquisition included the worldwide rights to manufacture, sell and market the Clear eyes/Murine products plus related intellectual property and certain manufacturing equipment. The purchase price of $110,700,000 was allocated $3,816,000 to inventory, $4,088,000 to property and equipment and $102,796,000 to the Clear eyes/Murine Brands trademark, which was assigned an indefinite life. This was a preliminary allocation which is adjusted as additional international country regulatory requirements are met (See Note 2) and international assets are transferred.

              Under a domestic transitional services agreement, Abbott continued to receive and process customer orders, ship products to customers, and collect and process accounts receivable through March 31, 2003. Revenue has been recorded on a gross basis under the domestic transitional services agreement for the year ended December 31, 2003 and 2002. Abbott continued to manufacture the product for the Company under a manufacturing agreement that extends through December 31, 2005.

              The Company will also continue to rely on Abbott to market, sell and distribute the Clear eyes/ Murine products in the remaining international countries until the Company satisfies various international regulatory requirements, new distributors are in place and any applicable marketing permits are transferred. During the marketing transition period, Abbott paid the Company a net royalty equal to 38% of international sales of Clear eyes/Murine products in these countries through December 31, 2003, with the net royalty to be reduced to 19% of international sales from January 1, 2004 through December 30, 2004. Revenue has been recorded on a net basis for international sales of the Clear eyes/Murine brands during the marketing transition period for the year ended December 31, 2003 and 2002. Abbott will pay all costs and expenses related to the manufacture, marketing and sales of the Clear eyes/Murine products in these countries. As the regulatory requirements are met and the

Company assumes responsibility for the sales and marketing effort in a country, the royalty arrangement with respect to such country will terminate and the Company will record these international sales directly on a gross basis, as well as the costs and expenses associated with these sales. During the year ended December 31, 2003, the Company satisfied regulatory requirements in seven additional countries.

Comet Brand

              Effective October 2, 2001, the Company completed the acquisition of the Comet brand from P&G for approximately $144,800,000, including acquisition costs of $2,800,000. This acquisition included the worldwide rights (except in certain Eastern European countries and Russia) to manufacture, sell and market Comet products plus related intellectual property. The entire purchase price was allocated to trademark, which was assigned an indefinite useful life. Under a transitional services agreement, P&G continued to receive and process customer orders, ship products to customers, and collect and process accounts receivable through April 30, 2002. Revenue has been recorded on a gross basis under the transitional services agreement for the years ended December 31, 2002 and 2001. Since April 30, 2002, P&G has continued to manufacture Comet products under a standard contract manufacturing agreement.

4. PROPERTY AND EQUIPMENT

              Property and equipment are summarized as follows at December 31:

	Useful Life in Years	2003	2002
Computer equipment and software	3	$645,549	$500,557
Furniture and fixtures	5	147,428	131,898
Office equipment	5	55,112	48,862
Leasehold improvements	7	102,105	88,255
Plates, dies and molds	7	312,705	133,191
Manufacturing equipment	7	4,088,470	4,088,470

		5,351,369	4,991,233
Less accumulated depreciation		(2,078,516)	(486,283)

		$3,272,853	$4,504,950

              Depreciation expense was $1,594,253, $211,106 and $152,103 for the years ended December 31, 2003, 2002 and 2001, respectively.

5. TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

              Trademarks and other purchased product rights consisted of the following at December 31:

	Useful Life in Years	2003	2002
Prell trademark	Indefinite	$10,693,394	$10,693,394
Chloraseptic trademark	Indefinite	58,654,300	58,654,300
Chloraseptic noncompete agreement	3	1,600,000	1,600,000
Comet trademark	Indefinite	144,810,500	144,805,862
Clear eyes/Murine trademarks	Indefinite	102,347,071	102,795,660

		318,105,265	318,549,216
Less accumulated amortization		(7,914,647)	(7,764,647)

		$310,190,618	$310,784,569

              Amortization expense related to the Chloraseptic noncompete agreement was $150,000 and $533,333 for the years ended December 31, 2003 and 2002. Amortization expense related to the Prell, Chloraseptic, and Comet trademarks and the Chloraseptic noncompete was $4,003,142 for the year ended December 31, 2001.

6. REVOLVING LINE OF CREDIT

              The Company has a $15,000,000 revolving line of credit with a bank collateralized by virtually all of the assets of the Company. On December 30, 2002, the line of credit was amended and restated to extend the maturity date to December 30, 2007. Advances under the line of credit bear interest payable monthly at LIBOR plus an applicable rate (5.75% at December 31, 2002). As of December 31, 2003 and 2002, there were no outstanding balances under the line of credit.

7. LONG-TERM DEBT

              Long-term debt is as follows at December 31, 2003 and 2002:

	2003	2002
Tranche A term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2007. Interest is payable at LIBOR plus an applicable margin through December 30, 2007. At December 31, 2003 and December 31, 2002 the rate was approximately 5.19% and 5.75%, respectively. The note is collateralized by substantially all of the Company's assets.	$86,866,172	$110,000,000
Tranche B term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2008. Interest is payable at LIBOR plus an applicable margin through December 30, 2008. At December 31, 2003 and December 31, 2002, the rate was approximately 5.69% and 6.75%, respectively. The note is collateralized by substantially all of the Company's assets.	68,683,828	63,000,000
Senior subordinated notes payable with a fixed interest rate of 15% (of which 2% is Paid in Kind interest accrued in the notes payable balance). Interest is payable quarterly, with principal and any remaining interest due in full on December 31, 2009. The notes are recorded at the face amount of $24,895,000 and $28,375,000 less unamortized discount in the amount of $1,871,414, and $2,684,569, for the years ended December 31, 2003 and December 31, 2002, respectively. Refer to Note 9.	23,527,551	25,690,431

	179,077,551	198,690,431
Less current portion	(25,260,000)	(20,910,000)

	$153,817,551	$177,780,431

              The Tranche A and B notes payable and the line of credit agreement contains restrictive covenants, which, among other things, require maintenance of various financial ratios. As of December 31, 2003, the Company was in compliance with all restrictive covenants.

              Maturities of the Company's long-term debt as of December 31, 2003, are as follows:

Year ending December 31:	Amount
2004	$25,260,000
2005	27,460,000
2006	29,660,000
2007	26,590,064
2008	46,579,936
Thereafter	23,527,551

$179,077,551

8. DERIVATIVE FINANCIAL INSTRUMENTS

              Effective July 27, 2001, the Company entered into an interest rate swap agreement with a bank covering $16,500,000 of the balance under the Tranche A note payable. The interest rate swap agreement requires the Company to pay a fixed rate of 4.8% in exchange for variable rate payments based on the U.S. three-month LIBOR. The interest rate swap agreement expires on July 31, 2004. During the year ended December 31, 2001, the swap was ineffective and $330,402 was recorded as interest expense in the accompanying statement of income. During the year ended December 31, 2002, the Company redesignated the interest rate swap agreement as a cash flow hedge. Therefore, the change in fair value of this hedge is no longer recorded through earnings but through other comprehensive income in the accompanying consolidated statements of stockholders equity.

              Effective March 29, 2002, the Company entered into a zero-cost collar agreement with a bank covering $41,237,500 of the combined balance under the Tranche A and B note payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreement requires the Company to pay a variable rate based on the U.S. three-month LIBOR with a floor of 2.83% and a cap of 6.00%. The interest rate collar agreement expires on July 31, 2004.

              Effective March 14, 2003, the Company entered into two zero-cost collar agreements with two different banks covering $44,230,000 of the combined balance under the Tranche A and B note payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreements require the Company to pay a variable rate based on the US three month LIBOR with a floor of 1.33% on $17,692,000 and 1.35% on $26,538,000 and a cap of 6.00%. The interest rate collar agreements expire on March 31, 2006.

              The fair value of all these hedges is $590,654 and $1,238,360 at December 31, 2003 and 2002, respectively, and is included in other long-term liabilities on the accompanying consolidated balance sheet. Because the hedges qualify as effective for financial reporting purposes, the change in fair value of the hedges of $393,472 and $547,085, net of income taxes of $254,224, and $360,873 at December 31, 2003 and 2002, respectively, is recorded as a reduction of other comprehensive income in the accompanying consolidated statements of stockholders' equity.

9. WARRANTS

              In connection with the issuance of the senior subordinated notes payable on December 30, 2002, the Company issued warrants to the holders of the subordinated notes for 1,489,999 shares of the Company's Class A common stock. The warrants have an exercise price of $0.01 and expire on December 30, 2012. On December 30, 2002, the amount allocated to the warrants of $2,684,569 was recorded as a discount to the senior subordinated notes payable and a credit to common stock warrants. On February 25, 2003, in connection with a partial repayment of the senior subordinated notes, the number of warrants was reduced to 1,307,261, resulting in the value of the warrants being reduced to $2,355,330. These warrants contain certain "put" rights that allow the holder to require the Company to purchase all or any portion of the warrants or shares of Class A common stock issued upon exercise of the warrants at a price equal to the higher of adjusted earnings before interest, taxes, depreciation and amortization expense per share or the fair market value per share of common stock on such date less the cost to exercise the warrants. The "put" repurchase period commences June 30, 2009 and terminates on December 30, 2012. The "put" repurchase period may be accelerated upon the occurrence, not prior to December 30, 2003, of giving notice by the Company of an optional prepayment of the senior subordinated notes payable. In accordance with the debt agreement, all prepayments must be done on a pro-rata basis to all note holders. The Company has certain "call" rights during the period from December 30, 2009 to December 30, 2012 to repurchase all of the warrants or shares of Class A common stock issued upon exercise of the warrants from the holders of such warrants for the repurchase price defined above. The Company accretes the value of the warrants up to the highest "put" repurchase price through June 30, 2009.

              In connection with the issuance of bridge loans on October 2, 2001, the Company issued warrants to the loanholders for 900,000 shares of the Company's Class A or Class B common stock. The warrants were assigned a value of $1,662,000 as of the date of issuance, which was recorded as an increase in common stock in the consolidated balance sheet as of December 31, 2001. The Bridge Loan contained provisions to issue additional warrants if certain repayment dates were not met. Under these provisions, the Company issued additional warrants to purchase 328,000 shares of Class A or Class B common stock. The warrants were assigned a value of $418,000 as of the date of issuance, which was recorded as interest expense in the accompanying consolidated statement of income for the year ended December 31, 2001. The warrants had an exercise price of $0.01 and were to expire on October 2, 2008. The total value assigned to the warrants was $2,080,000, of which $1,662,000 was charged to debt discount and $418,000 was charged to interest expense. The Bridge Loan was repaid on December 17, 2001, and accordingly, the difference between the net carrying amount of the debt (including the unamortized debt discount), and the cost of extinguishment was recorded as a loss on extinguishment of debt of $1,604,300 in the accompanying consolidated income statement for the year ended December 31, 2001. The warrants remain outstanding after extinguishment of the debt.

10. STOCKHOLDERS' EQUITY

              During November and December 2001, the Company repurchased 10,000,000 shares of Class A common stock from a stockholder that were issued in connection with the Comet acquisition. These shares were repurchased at the original issuance price of $1.40 per share for a total purchase price of $14,000,000. The Company subsequently resold 8,937,500 of shares to new stockholders for total proceeds of $14,000,000.

11. INCOME TAXES

              The provision for income taxes for the years ended December 31, 2003, 2002 and 2001, respectively, was composed of the following:

	2003	2002	2001
Current:
Federal	$4,407,875	$4,447,314	$416,172
State	605,550	1,248,373	71,240
Foreign	122,389	—	—

	5,135,814	5,695,687	487,412

Deferred:
Federal	7,240,443	4,225,175	1,183,852
State	1,447,237	1,185,938	202,862

	8,687,680	5,411,113	1,386,714

Total provision	$13,823,494	$11,106,800	$1,874,126

              The income tax provision differs from the amount of tax determined by applying the Federal statutory rate as follows:

	2003	2002	2001
Income tax provision at statutory rate:	$12,644,965	$9,686,794	$1,685,343
Increase (decrease) in income tax due to:
Meals & entertainment	10,036	6,605	7,994
Officer life insurance	5,170	—	—
State income taxes net	1,282,910	1,315,533	180,789
Adjustment to deferred tax liability due to rate change	(83,366)	97,868	—
Earned income exclusion	(36,221)	—	—

	$13,823,494	$11,106,800	$1,874,126

              Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax liability on the consolidated balance sheets at December 31, 2003 and 2002 are:

	2003	2002
Deferred tax assets:
Accounting fees	$33,296	$15,972
Allowance for doubtful accounts	143,612	487,534
Accrued legal fees	51,025	37,517
Accrued other	7,959	—
Cash flow hedge/interest rate swap	231,835	492,248

Total deferred tax assets	$467,727	$1,033,271

Deferred tax liabilities:
Prepaid expenses	$(353,363)	$(200,121)
Fixed assets	(221,417)	(30,885)
Intangible assets	(15,462,209)	(7,429,626)

Total deferred tax liabilities	(16,036,989)	(7,660,632)

Net deferred tax liability	$15,569,262	$6,627,361

12. STOCK OPTION PLAN

              Effective December 3, 1999, the Company adopted the Stock Option Plan (the "Plan"), under which 5 million shares of Class A common stock are authorized and reserved for use in the Plan. The Plan allows the issuance of nonqualified or incentive stock options at an exercise price determined by the Company's Board of Directors. Options covering one-half of the authorized number of shares are subject to Pool A Agreements, and options covering the remaining half are subject to Pool B Agreements. Options granted under Pool A Agreements become exercisable over three years and expire ten years from the date of grant. Options granted under Pool B Agreements become exercisable on the eighth anniversary of the date of grant and expire ten years from the date of grant. Accelerated vesting may occur under Pool B Agreements due to a change in control and based on attainment of certain return on investment levels during the year in which the change of control takes place.

              Stock option activity for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	3,890,500	$1.12	3,184,500	$1.00	2,625,000	$1.00
Granted	848,000	2.00	750,000	1.60	829,500	1.00
Exercised	(28,167)	1.60	(14,000)	1.00	(10,000)	1.00
Canceled or expired	(91,833)	1.54	(30,000)	1.00	(260,000)	1.00

Outstanding, end of year	4,618,500	$1.26	3,890,500	$1.12	3,184,500	$1.00

Options vested at year-end	3,113,333	$1.05	1,805,604	$1.01	802,833	$1.00

Weighted Average fair value of options granted		$.30		$.51		$.34

              A summary of exercise prices for options outstanding under the Company's stock-based compensation plan at December 31, 2003 is presented below:

Exercise Price Range	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Shares Exercisable	Weighted Average Exercise Price of Shares Exercisable
$1.00	3,068,500	$1.00	6.17	2,789,333	$1.00
$1.40 - $1.60	722,000	$1.53	7.94	324,000	$1.50
$2.00	828,000	$2.00	8.76	—	—

	4,618,500			3,113,333

              The Company accounts for its stock-based compensation plan under APB 25, under which no compensation expense has been recognized. In October 1995, the FASB issued SFAS No.123, as amended by SFAS No. 148, which allows companies to continue following the accounting guidance of APB 25, but requires disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS No. 123 been adopted.

              The Company has elected SFAS No. 123 for disclosure purposes. Under SFAS No. 123, the fair value of each option granted has been estimated as of the grant date using the Minimum Value method, with the following weighted-average assumptions for grants during the year ended December 31, 2003, 2002 and 2001: weighted average risk-free interest rates of 2.01%, 4.80%, and 5.24%; expected life of eight years; and no expected dividends.

13. EMPLOYEE STOCK PURCHASE PLAN

              Effective April 1, 2003, the Company established an Employee Stock Purchase Plan (the "ESPP Plan") providing for the issuance of up to 1,000,000 shares of the Company's common stock. All employees are eligible to participate in the ESPP Plan and can elect to purchase shares of common stock at fair market value. All shares must be purchased with cash and each participant must sign a subscription agreement. The provisions of the ESPP Plan includes transfer restrictions, bring-along rights and repurchase rights. Approximately 166,000 shares were purchased in 2003 under the ESPP Plan.

14. COMMITMENTS AND CONTINGENCIES

Litigation

              The Company is involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or operating results.

Leasing Activities

              The Company leases real estate under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments for noncancelable operating leases in effect at December 31, 2003, are as follows:

Year ending December 31:	Amount
2004	$259,624
2005	219,850
2006	150,245
2007	37,561

$667,280

              The base rent of the Company's office facility in Bonita Springs, Florida, will be increased by the consumer price index each year during its seven-year lease term expiring March 31, 2007.

              Total rent expense under all operating leases for the year ended December 31, 2003, 2002 and 2001 was approximately $296,108, $167,316 and $167,632 respectively.

Purchase Option

              On December 22, 2002, the Company entered into a purchase option agreement with an investor of the Company. Under the terms of the agreement, the Company had the option to repurchase 6,437,500 shares of Class A common stock of the Company owned by that investor. The purchase price as defined in the agreement was based on a 20% internal rate of return on the investor's original purchase of the shares for $10,500,000. In consideration of the purchase option agreement, the Company paid the investor a deposit of $1,750,000 on December 23, 2002. This amount was classified within prepaid expenses on the December 31, 2002 accompanying consolidated balance sheet. On February 13, 2003, the Company repurchased these shares at a total purchase price of $13,270,000.

15. RETIREMENT PLAN

              The Company has a retirement plan under Section 401(k) of the Internal Revenue Code (the "Retirement Plan"). The Retirement Plan allows all full-time employees to defer a portion of their compensation on a pre-tax basis through contributions to the Retirement Plan. The Company matches these contributions up to 5% of the employee's compensation. The Company's matching contribution for the years ended December 31, 2003, 2002 and 2001 was $119,465, $105,281 and $29,528, respectively.

16. RELATED-PARTY TRANSACTIONS

              As of December 31, 2003, the Company had a receivable of $1,000,000 plus accrued interest of $186,333 due from a certain stockholder related to the stockholder's purchase of the Company's Class A common stock. Approximately $230,000 of the receivable balance accrues interest at 6.08% and is payable in full on November 1, 2004, or upon the termination of employment with the Company. The remaining $770,000 of the receivable balance accrues interest at 6.45% and is due and payable on March 30, 2004, or upon termination of employment with the Company. The amount was treated as a reduction of stockholders' equity in the accompanying consolidated statements of stockholders' equity.

              As part of the Company's Amended and Restated Shareholders' Agreement, certain investors are entitled to an annual management fee for advisory services rendered. Management fees totaled $640,000, $475,000, and $0 for the years ended December 31, 2003, 2002, and 2001, respectively. As of December 31, 2003 and 2002 management fees payable of $0 and $100,000, respectively, are included in accrued expenses on the accompanying consolidated balance sheets.

17. SUBSEQUENT EVENTS

              On January 1, 2004, the Company entered into Employment and Non-Competition Agreements with the President and CFO for a period of one year. The agreements provide for certain compensation and benefits as well as severance payments in the event of termination.

              The company entered into an Agreement of Merger dated February 10, 2004 pursuant to which the holders of capital stock of the Company (including option and warrant holders) will receive cash consideration in an amount equal to $555 million (as adjusted based on the working capital of the Company at the closing of the merger), less all of the Company's outstanding indebtedness at the closing and all transaction expenses (including investment banking, legal and accounting fees) incurred in connection with the merger, plus excess cash and proceeds from the exercise of employee stock options. As a result of the transaction, the Company will become a wholly-owned subsidiary of Prestige Acquisition Holdings, LLC. The closing of the merger is expected to occur in late March or early April of 2004.

Bonita Bay Holdings, Inc.
Unaudited Consolidated Financial Statements
for the Three Months ended March 31, 2004 and 2003

Bonita Bay Holdings, Inc.
Consolidated Balance Sheet (Unaudited)
March 31, 2004
(In Thousands, Except Share Data)

ASSETS
Current assets:
Cash and cash equivalents	$7,693
Accounts receivable, net of allowance for doubtful accounts and discounts of $480	14,591
Inventories	12,461
Prepaid expenses	3,019

Total current assets	37,764

Property and equipment, net	2,981

Other noncurrent assets:
Trademarks and other purchase product rights, net	310,191
Debt issuance costs, net	7,385
Other	822

Total other noncurrent assets	318,398

Total assets	$359,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,562
Accrued expenses	4,448
Current maturities of long-term debt	25,260

Total current liabilities	40,270
Deferred income taxes	17,756
Other long-term liabilities	133
Long-term debt, net of current maturities	147,630

Total liabilities	205,789

Common stock warrants	2,355
Stockholders' equity:
Class A, voting common stock, no par value; 125,000,000 shares authorized, 52,698,175 shares issued and outstanding at March 31, 2004	57,547
Class B, nonvoting common stock, no par value; 50,000,000 shares authorized, 34,340,506 shares issued and outstanding	47,330
Receivable from sale of stock	(1,202)
Retained earnings	47,509
Accumulated other comprehensive loss	(185)

Total stockholders' equity	150,999

Total liabilities, common stock warrants and stockholders' equity	$359,143

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.
Consolidated Statements of Income (Unaudited)
Three Months Ended March 31, 2004 and 2003
(In Thousands)

	2004	2003
Sales	$40,053	$39,785
Returns, discounts and allowances	(4,978)	(3,807)

Net sales	35,075	35,978
Cost of sales	19,101	19,528

Gross profit	15,974	16,450

Operating expenses:
Advertising and promotion	4,690	4,061
Depreciation and amortization	406	531
General and administrative	2,012	2,516

Total operating expenses	7,108	7,108

Income from operations	8,866	9,342
Interest expense	(3,998)	(4,675)
Interest income	47	48
Other income (expense)	—	159

Income before income taxes	4,915	4,874
Provision for income taxes	1,910	1,767

Net income	$3,005	$3,107

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.

Consolidated Statement of Stockholders' Equity (Unaudited)

Three Months Ended March 31, 2004

(In Thousands, Except Share Data)

	Common Stock
	Class A		Class B				Accumulated Other Comprehensive Loss
					Receivable from Sale of Stock	Retained Earnings
	Shares	Value	Shares	Value				Total
Balance at December 31, 2003	52,746,509	$57,643	34,340,506	$47,330	$(1,186)	$44,504	$(154)	$148,137
Interest earned on receivable from sale of stock (unaudited)	—	—	—	—	(16)	—	—	(16)
Repurchase and retirement of common stock (unaudited)	(50,000)	(100)	—	—	—	—	—	(100)
Exercise of stock options (unaudited)	1,666	4	—	—	—	—	—	4
Comprehensive income (loss):
Net income (unaudited)	—		—	—	—	3,005	—	3,005
Change in fair value of interest rate swap and collar agreements, net of income tax benefit of $21 (unaudited)	—	—	—	—	—	—	(31)	(31)

Total comprehensive income								2,974

Balance at March 31, 2004 (unaudited)	52,698,175	$57,547	34,340,506	$47,330	$(1,202)	$47,509	$(185)	$150,999

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.

Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2004 and 2003

(In Thousands)

	2004	2003
Operating activities
Net income	$3,005	$3,107
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	406	531
Amortization of deferred financing costs	500	509
Amortization of debt discount	127	133
Deferred taxes	2,208	2,086
Interest earned on receivable from sale of stock	(16)	(16)
Changes in assets and liabilities:
Accounts receivable	8,529	(365)
Inventories	(1,835)	2,914
Prepaid expenses	(2,002)	872
Other assets	(598)	1
Accounts payable	(164)	(3,444)
Accrued expenses	(1,233)	3,448
Income taxes payable	(1,353)	(1,364)

Net cash provided by operating activities	7,574	8,412

Investing activities
Purchases of fixed assets	(114)	(85)
Acquisition of Clear eyes/Murine brands	—	(104)

Net cash used in investing activities	(114)	(189)

Financing activities
Borrowings	—	13,142
Deferred financing costs	—	(495)
Exercise of stock options	4	28
Payment of liability for interest rate swap	(510)	—
Reallocation/issuance of common stock warrants	—	(330)
Repurchase and retirement of common stock	(100)	(13,320)
Payments under long-term debt	(6,315)	(6,736)

Net cash used in financing activities	(6,921)	(7,711)

Net increase in cash	539	512
Cash and cash equivalents at beginning of period	7,154	7,463

Cash and cash equivalents at end of period	$7,693	$7,975

Supplemental disclosures of cash flow information
Cash paid for interest	$3,480	$1,205

Cash paid for income taxes	$2,342	$1,583

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.

Notes to Consolidated Financial Statements (Unaudited)

(In Thousands)

1.    Unaudited Interim Consolidated Financial Statements

              The interim financial information included herein is unaudited; however, the information reflects all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for the fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, which are included in the registration statement. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.

              Certain amounts for 2003 have been reclassified to be consistent with the 2004 presentation.

              Based upon the Company's review of new accounting standards released during the quarter ended March 31, 2004, the Company did not identify any standard requiring adoption that would have a significant impact on its consolidated financial statements for the periods reported.

Stock Option Plan

              At March 31, 2004, the Company has one stock-based employee compensation plan. The Company accounts for this plan under the intrinsic value method, as defined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the fair value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS No. 148), to stock-based employee compensation for the three months ended March 31:

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Net income, as reported	$3,005	$3,107
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(52)	(54)

Pro forma net income	$2,953	$3,053

2.    Revolving Line of Credit

              The Company had a $15,000 revolving line of credit with a bank collateralized by virtually all of the assets of the Company. On December 30, 2002, the line of credit was amended and restated to extend the maturity date to December 30, 2007. Advances under the line of credit bore interest payable monthly at LIBOR plus an applicable rate. As of March 31, 2004, there were no outstanding balances under the line of credit. The revolving line of credit was terminated on April 6, 2004, in conjunction with the acquisition of the Company (Note 8).

3.    Long-Term Debt

              Long-term debt is as follows at March 31, 2004:

Tranche A term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2007. Interest is payable at LIBOR plus an applicable margin through December 30, 2007. At March 31, 2004 the rate was approximately 6.5%. The note is collateralized by substantially all of the Company's assets	81,916
Tranche B term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2008. Interest is payable at LIBOR plus an applicable margin through December 30, 2008. At March 31, 2004, the rate was approximately 7.0%. The note is collateralized by substantially all of the Company's assets.	67,318
Senior subordinated notes payable with a fixed interest rate of 15% (of which 2% is Paid in Kind interest accrued in the notes payable balance). Interest is payable quarterly, with principle and any remaining interest due in full on December 31, 2009. The notes are recorded at the face amount of $24,895 less unamortized discount in the amount of $1,239, as of March 31, 2004.	23,656

172,890
Less current portion	(25,260)

147,630

              The outstanding borrowings under Tranche A, Tranche B and the senior subordinated notes payable were repaid on April 6, 2004 in conjunction with the acquisition of the Company (Note 8).

4.    Derivative Financial Instruments

              Effective July 27, 2001, the Company entered into an interest rate swap agreement with a bank covering $16,500 of the balance under Tranche A note payable. The interest rate swap agreement requires the Company to pay a fixed rate of 4.8% in exchange for variable rate payments based on the U.S. three-month LIBOR. The interest rate swap agreement expires on July 31, 2004.

              Effective March 29, 2002, the Company entered into a zero-cost collar agreement with a bank covering $41,240 of the combined balance under Tranche A and B notes payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreement required the Company to pay a variable rate based on the U.S. three-month LIBOR with a floor of 2.83% and a cap of 6.00%. The liability for the interest rate collar agreement was paid in March 2004.

              Effective March 14, 2003, the Company entered into two zero-cost collar agreement with two different banks covering $44,230 of the combined balance under the Tranche A and B note payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreements required the Company to pay a variable rate based on three-month LIBOR with a floor of 1.33% on $17,700 and 1.35% on $26,540 and a cap of 6.00%. The interest rate collar agreement expires on March 31, 2006. The liability for the interest rate collar agreement covering $26,540 of the debt balance was paid in March 2004.

              The fair value of the open hedges was $133 at March 31, 2004 and is included in other long-term liabilities on the accompanying unaudited consolidated balance sheet. Because the hedges qualify as cash flow hedges, the change in fair value of the hedges is recorded as a component of other comprehensive income. In connection with the acquisition of the Company on April 6, 2004 (Note 8), the liability for the remaining derivative instrument was paid.

5.    Related-Party Transactions

              As of March 31, 2004, the Company had a receivable of $1,000 plus accrued interest of $202 due from a certain stockholder related to the stockholder's purchase of the Company's Class A common stock. Approximately $230 of the receivable balance accrues interest at 6.08% and is payable in full on November 1, 2004, or upon the termination of employment with the Company. The remaining $770 of the receivable balance accrues interest at 6.45% and is due and payable on March 30, 2004, or upon termination of employment with the Company. The amount was treated as a reduction of stockholders' equity. On April 6, 2004, in conjunction with the acquisition of the Company, the receivable balance was paid in full.

              As part of the Company's Amended and Restated Shareholders' Agreement, certain investors are entitled to an annual management fee for advisor services rendered. Management fees totaled $173 and $160 for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and 2003 management fees payable of $173 and $53, respectively, are included in accrued expenses on the accompanying unaudited consolidated balance sheets.

6.    Commitments and Contingencies

              The Company is involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or operating results.

7.    Business Segments

Three months ended March 31, 2004

	Over-the-Counter	Personal Care	Household Cleaning	Consolidated
Net sales	$16,875	$1,504	$16,696	$35,075
Cost of sales	5,674	850	12,577	19,101

Gross profit	11,201	654	4,119	15,974
Advertising and promotion	2,114	121	2,455	4,690

Contribution margin	9,087	533	1,664	11,284
Other operating expenses				(2,418)

Operating income				8,866
Other income (expense)				(3,951)
Provision for income taxes				(1,910)

Net income				$3,005

Three months ended March 31, 2003

	Over-the-Counter	Personal Care	Household Cleaning	Consolidated
Net sales	$17,368	$1,783	$16,827	$35,978
Cost of sales	7,774	1,214	10,540	19,528

Gross profit	9,594	569	6,287	16,450
Advertising and promotion	3,218	232	611	4,061

Contribution margin	6,376	337	5,676	12,389
Other operating expenses				(3,047)

Operating income				9,342
Other income (expense)				(4,468)
Provision for income taxes				(1,767)

Net income				$3,107

8.    Subsequent Event

              On April 6, 2004, all of the outstanding capital stock of the Company was acquired by a wholly owned subsidiary of Prestige Brands International, LLC ("Prestige Brands"). In conjunction with the acquisition, Prestige Brands paid off all of the Company's long-term debt.

VETCO, INC.

Financial Statements
December 31, 2003 and 2002
September 30, 2004 (unaudited)

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
Vetco, Inc.

              We have audited the accompanying balance sheets of Vetco, Inc. (the "Company") as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Vetco, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

              As described in Note H, the Company was sold to an unrelated third party pursuant to an agreement.

Eisner LLP

New York, New York
August 20, 2004

With respect to Note H
October 6, 2004

 VETCO, INC.

Balance Sheets

	September 30,		December 31,
	2004	2003	2003	2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$177,000	$5,611,000	$6,487,000	$4,597,000
Short-term investments, at fair value (cost $0, $255,000, $287,000 and $228,000, respectively)		311,000	381,000	217,000
Accounts receivable, net of allowance of $11,000, $7,000, $13,000 and $224,000, respectively	1,738,000	1,868,000	2,456,000	1,257,000
Inventories, net of allowance of $25,000, $25,000, $25,000 and $50,000, respectively	849,000	771,000	667,000	490,000
Other current assets	37,000	39,000	58,000

	2,801,000	8,600,000	10,049,000	6,561,000
Office equipment, furniture and fixtures, net	68,000	9,000	82,000	13,000

	$2,869,000	$8,609,000	$10,131,000	$6,574,000

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$402,000	$900,000	$1,296,000	$662,000

Commitments and contingencies (Note E)
SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued
Common stock, $.005 par value; 10,000,000 shares authorized; 1,675,000 issued and outstanding	8,000	8,000	8,000	8,000
Additional paid-in capital	174,000	174,000	174,000	174,000
Retained earnings	3,321,000	8,507,000	9,595,000	6,777,000
Accumulated other comprehensive income (loss)		56,000	94,000	(11,000)

	3,503,000	8,745,000	9,871,000	6,948,000
Less treasury stock—815,725 shares at cost	(1,036,000)	(1,036,000)	(1,036,000)	(1,036,000)

	2,467,000	7,709,000	8,835,000	5,912,000

	$2,869,000	$8,609,000	$10,131,000	$6,574,000

See accompanying notes to financial statements

 VETCO, INC.

Statements of Operations

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,		Year Ended December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
Net sales	$3,372,000	$3,161,000	$10,233,000	$8,578,000	$12,821,000	$9,137,000
Cost of sales	1,202,000	1,190,000	3,653,000	3,287,000	4,849,000	3,123,000

Gross profit	2,170,000	1,971,000	6,580,000	5,291,000	7,972,000	6,014,000
Selling, general and administrative expenses	497,000	652,000	1,920,000	2,017,000	3,492,000	2,595,000

Operating income	1,673,000	1,319,000	4,660,000	3,274,000	4,480,000	3,419,000
Interest and dividend income	18,000	5,000	61,000	22,000	35,000	48,000
Other income	4,000		17,000	31,000	31,000
Interest expense						(4,000)
Realized gain (loss) on sale and distribution of securities	108,000	29,000	126,000	22,000	25,000	(81,000)

Net income	$1,803,000	$1,353,000	$4,864,000	$3,349,000	$4,571,000	$3,382,000

See accompanying notes to financial statements

VETCO, INC.

Statements of Changes in Shareholders' Equity

Years Ended December 31, 2003 and 2002 and Nine-Month Period Ended September 30, 2004 (unaudited)

							Accumulated Other Comprehensive Income (Loss)
	Common Stock				Treasury Stock
			Additional Paid-in Capital	Retained Earnings				Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Amount			Shares	Amount
Balance—January 1, 2002	1,675,000	$8,000	$174,000	$5,338,000	815,725	$(1,036,000)	$53,000		$4,537,000
Distributions to shareholder				(1,943,000)					(1,943,000)
Components of comprehensive income:
Net income				3,382,000				$3,382,000
Change in unrealized loss on securities							(64,000)	(64,000)

Total comprehensive income								$3,318,000	3,318,000

Balance—December 31, 2002	1,675,000	8,000	174,000	6,777,000	815,725	(1,036,000)	(11,000)		5,912,000
Distributions to shareholder				(1,753,000)					(1,753,000)
Components of comprehensive income:
Net income				4,571,000				$4,571,000
Change in unrealized gain on securities							105,000	105,000

Total comprehensive income								$4,676,000	4,676,000

Balance—December 31, 2003	1,675,000	8,000	174,000	9,595,000	815,725	(1,036,000)	94,000		8,835,000
Distributions to shareholders				(11,138,000)					(11,138,000)
Components of comprehensive income:
Net income				4,864,000				$4,864,000
Change in unrealized gain on securities							(94,000)	(94,000)

Total comprehensive income								$4,770,000	4,770,000

Balance—September 30, 2004 (unaudited)	1,675,000	$8,000	$174,000	$3,321,000	815,725	$(1,036,000)	$0		$2,467,000

See accompanying notes to financial statements

VETCO, INC.

Statements of Cash Flows

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,		Year Ended December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$1,803,000	$1,353,000	$4,864,000	$3,349,000	$4,571,000	$3,382,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,000	2,000	14,000	4,000	6,000	7,000
Securities received for settlement of accounts receivable					(18,000)
Realized (gain) loss on sale of securities	(119,000)	(29,000)	(143,000)	(22,000)	(25,000)	81,000
Changes in: Accounts receivable	(964,000)	(987,000)	718,000	(611,000)	(1,199,000)	8,000
Inventories	(35,000)	(129,000)	(182,000)	(281,000)	(177,000)	19,000
Accounts payable and accrued expenses	(26,000)	274,000	(894,000)	238,000	634,000	(352,000)
Other current assets	78,000	5,000	21,000	(39,000)	(58,000)	47,000
Accrued interest — former shareholders						(104,000)

Net cash provided by operating activities	742,000	489,000	4,398,000	2,638,000	3,734,000	3,088,000

Cash flows from investing activities:
Proceeds from sale of securities	36,000	53,000	96,000	63,000	77,000	131,000
Purchase of securities	(14,000)	(16,000)	(45,000)	(68,000)	(93,000)	(137,000)
Purchases of equipment					(75,000)	(3,000)

Net cash provided by (used in) investing activities	22,000	37,000	51,000	(5,000)	(91,000)	(9,000)

Cash flows from financing activities:
Shareholder(s) distributions	(6,864,000)	(440,000)	(10,759,000)	(1,619,000)	(1,753,000)	(1,943,000)
Payment to former shareholder						(204,000)

Net cash used in financing activities	(6,864,000)	(440,000)	(10,759,000)	(1,619,000)	(1,753,000)	(2,147,000)

Net (decrease) increase in cash	(6,100,000)	86,000	(6,310,000)	1,014,000	1,890,000	932,000
Cash and cash equivalents at beginning of period	6,277,000	5,525,000	6,487,000	4,597,000	4,597,000	3,665,000

Cash and cash equivalents at end of period	$177,000	$5,611,000	$177,000	$5,611,000	$6,487,000	$4,597,000

Supplementary disclosures:
Cash paid for:
Interest						$108,000
Taxes				$22,000	$22,000	$13,000
Distribution of securities to shareholders	$379,000		$379,000

See accompanying notes to financial statements

 VETCO, INC.

Notes to Financial Statements

December 31, 2003 and 2002

(Information Pertaining to the Three- and Nine-Month Periods Ended

September 30, 2004 and 2003 are Unaudited)

Note A—Summary of Significant Accounting Policies

[1]    Nature of business:

              Vetco, Inc. (the "Company") develops, markets and sells over-the-counter nonprescription consumer health care products, primarily for children. The Company markets its products in the United States through distributors, retail drug and mass-merchandise chains. The Company uses third-party contractors for the manufacture and assembly of the products.

[2]    Cash and cash equivalents:

              Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

[3]    Marketable securities:

              Marketable securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities. Trading securities are recorded at fair value, with the change in fair value during the period included in the statements of operations. Marketable debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value with the change in fair value during the period excluded from the statements of operations unless it is occasioned by an other-than-temporary decline in value and recorded net of income taxes as other comprehensive income, as a separate component of shareholders' equity.

              As of September 30, 2003, December 31, 2003 and 2002, all of the Company's marketable securities have been deemed available-for-sale securities and consisted principally of equity securities.

[4]    Inventories:

              Inventories are stated at the lower of cost (using the first-in, first-out method) or market.

[5]    Office equipment, furniture and fixtures:

              Office equipment, furniture and fixtures are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of five years.

[6]    Income taxes:

              The Company has elected to be an S corporation for federal and state income tax purposes, which means that the Company's shareholders are required to include the Company's income in their individual income tax returns. Consequently, the Company has no current federal and state income tax liability. At December 31, 2003, the shareholder can withdraw approximately $9,034,000 from the

Company without any further tax consequence provided that the shareholder has sufficient tax basis. Through September 30, 2004, substantially all of this amount has been withdrawn.

[7]    Revenue recognition:

              Sales are recognized when the related products are shipped, title has passed, collections are reasonably assured and the Company has no further obligation. An allowance for discounts and returns is taken as a reduction of sales within the same period the revenue is recognized. Such allowances are based on historical experience. The Company has not experienced significant fluctuations between estimated allowances and actual activity.

              Included in cost of sales are shipping and handling costs of $131,000, $434,000, $182,000, $420,000, $525,000 and $304,000 for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, respectively.

[8]    Advertising expense:

              Advertising costs are expensed when the advertisement is first shown. Advertising expense for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002 amounted to $120,000, $757,000, $295,000, $864,000, $1,321,000 and $831,000, respectively, including co-operative advertising of $118,000, $594,000, $194,000, $611,000, $955,000 and $526,000, respectively. In accordance with the guidance in Emerging Issues Task Force (the "EITF") Issue No. 01-9 issued in 2001, slotting allowances payable (cash portion) of $142,000, $206,000, $183,000, $393,000, $451,000 and $269,000 for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, respectively, are recorded as a reduction of sales. In addition, included in cost of goods sold are slotting allowances in the form of product at a cost of $0, $0, $0, $0, $0 and $27,000 for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, respectively.

[9]    Long-lived assets:

              In accordance with accounting standards to account for the impairment of long-lived assets and for long-lived assets to be disposed of, the Company records impairment losses on long-lived assets used in operations, including intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such losses have been recorded during 2004, 2003 and 2002.

[10]    Concentrations of credit risk:

              Financial instruments, which potentially subject the Company to concentration of credit risk, consist of cash and cash equivalents and trade receivables. The Company maintains cash in accounts with various financial institutions in amounts, which, at times, may be in excess of the FDIC insurance limit. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant risk with respect to cash and cash equivalents.

              The Company sells its products and services to distributors and end users nationwide. The Company regularly assesses the realizability of accounts receivable and takes into consideration the value of past due accounts receivable and the collectibility of such receivables based on creditworthiness. The Company does not require collateral or other security to support customer receivables.

[11]    Fair value of financial instruments:

              The Company's financial instruments consist of cash, investments, accounts receivable, accounts payable and accrued expenses. At September 30, 2004 and 2003, December 31, 2003 and 2002, the fair value of these instruments approximated their carrying value.

[12]    Use of estimates:

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[13]    Interim financial statements:

              The accompanying financial statements as of September 30, 2004 and 2003 and for the three- and nine-month periods ended September 30, 2004 and 2003 are unaudited, but in the opinion of the Company's management reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of financial condition and the results of operations for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Note B—Inventories

              The components of inventory consist of the following:

	September 30,		December 31,
	2004	2003	2003	2002
	(unaudited)
Raw materials	$748,000	$629,000	$601,000	$405,000
Finished goods	126,000	167,000	91,000	135,000

	874,000	796,000	692,000	540,000
Less allowance	(25,000)	(25,000)	(25,000)	(50,000)

	$849,000	$771,000	$667,000	$490,000

Note C—Office Equipment, Furniture and Fixtures, Net

              The components of office equipment, furniture and fixtures consist of the following:

	September 30,		December 31,
	2004	2003	2003	2002
	(unaudited)
Machinery and equipment	$12,000	$12,000	$12,000	$12,000
Office equipment	53,000	53,000	53,000	53,000
Furniture and fixtures	3,000	3,000	3,000	3,000
Automobile	75,000		75,000
	143,000	68,000	143,000	68,000
Less accumulated depreciation	75,000	59,000	61,000	55,000

	$68,000	$9,000	$82,000	$13,000

Note D—Common Stock

              In May 1996 a then shareholder brought an action against the Company and its directors, seeking damages for alleged breach of employment contract and for alleged misuse of Company assets. In accordance with applicable law, the Company elected to purchase all of the shareholder's shares in the Company for the fair market value. The court determined the fair market value as approximately $1,036,000 plus interest at 9% per annum, effective from April 26, 1996. In March 2002, final payment was made.

Note E—Commitments, Contingencies and Other Matters

[1]    Government regulation:

              The Company's products and facilities are subject to regulation by a number of federal and state governmental agencies. The Food and Drug Administration ("FDA"), in particular, maintains oversight of the formulation, manufacture, distribution, packaging and labeling of all of the Company's products.

[2]    Related parties—lease agreement:

              The Company entered into a month-to-month lease agreement with Comtech Telecommunications Corp. ("Comtech") in August 1994 for office and storage space. The president of Comtech is a director of the Company (as is another director of Comtech) and the father of its chief executive officer ("CEO") and sole shareholder. During the three- and nine-month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002, the Company paid $2,000, $7,000, $3,000, $8,000, $10,000 and $10,000, respectively, for rent.

Note F—Pension Plan

              The Company maintains a simplified employee pension plan—individual ("SEP") for eligible employees under Section 408(k) of the Internal Revenue Code. Contributions are made at the discretion of the Company. During the three- and nine-month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002, there were no contributions to the plan.

Note G—Major Customers

              Revenue from the Company's major customers as a percentage of net sales was composed of the following:

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,		December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
A	22%	17%	23%	18%	17%	17%
B	10	10	8	9	10	11
C	12	16	16	18	17	9

	44%	43%	47%	45%	44%	37%

              At September 30, 2004 and 2003, December 31, 2003 and 2002, accounts receivable included approximately $772,000, $940,000, $1,002,000 and $654,000, respectively, due from these customers.

Note H—Subsequent Event

              On October 6, 2004, the Company was sold to an unrelated third party pursuant to an agreement. Immediately prior to the sale, the shareholders of the Company received substantial cash distributions.

              Through and including                        , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          Shares

Prestige Brands Holdings, Inc.

Common Stock

P R O S P E C T U S

Merrill Lynch & Co.
Goldman, Sachs & Co.
JPMorgan
William Blair & Company
Piper Jaffray
SunTrust Robinson Humphrey

                        , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Prestige Brands Holdings,  Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$60,468
NASD filing fee	30,500
NYSE listing fee	*
Transfer Agent's Fee	*
Printing and engraving costs	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*

Total	*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers

              Delaware General Corporation Law.    The General Corporation Law of the State of Delaware ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The registrant's certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

              The registrant's certificate of incorporation provides that it must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

              The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

              The registrant maintains insurance to protect itself and its directors and officers against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 15.    Recent Sales of Unregistered Securities

              The registrant was formed in June 2004 and has not issued any securities. Prior to the completion of the offering of the securities being registered hereby, the registrant will issue an aggregate of             shares of the registrant's common stock in exchange for common units of Prestige International Holdings, LLC. This issuance will be made in reliance upon Section 4(2) of the Securities Act, and will not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who will receive such securities have represented that they will acquire these securities for investment only and not with a view for sale or in connection with any distribution thereof, and appropriate legends will be affixed to any share certificates issued. All recipients have adequate access through their relationship with the registrant to information about the registrant.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.

              Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

(b)
Financial Statement Schedules

              None.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes that

              1.     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              2.     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              3.     To provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Irvington, State of New York, on December 16, 2004.

PRESTIGE BRANDS HOLDINGS, INC.
By:
/s/ PETER J. ANDERSON
Name:	Peter J. Anderson
Title:	Chief Financial Officer

              Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on December 16, 2004.

Signature	Title

* Peter C. Mann	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
* David A. Donnini	Director
* Vincent J. Hemmer	Director
* Gary E. Costley	Director
* L. Dick Buell	Director
*By:	/s/ PETER J. ANDERSON Peter J. Anderson Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation of Prestige Brands Holdings, Inc.*
3.2	Amended and Restated Bylaws of Prestige Brands Holdings, Inc.*
4.1	Form of stock certificate for common stock.*
5.1	Opinion of Kirkland & Ellis LLP.*
10.1
Credit Agreement, dated April 6, 2004, among Prestige Brands, Inc., Prestige Brands International, LLC, the Lenders thereto, the Issuers thereto, Citicorp North America, Inc. as Administrative Agent and as Tranche C Agent, Bank of America, N.A. as Syndication Agent and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Documentation Agent.**
10.2
Pledge and Security Agreement, dated April 6, 2004, by Prestige Brands, Inc. and each of the Grantors party thereto, in favor of Citicorp North America, Inc. as Administrative Agent and Tranche C Agent.**
10.3
Intercreditor Agreement, dated April 6, 2004, between Citicorp North America, Inc. as Administrative Agent and as Tranche C Agent, Prestige Brands, Inc., Prestige Brands International, LLC and each of the Subsidiary Guarantors thereto.**
10.4	Indenture, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto and U.S. Bank National Association, as Trustee.**
10.5	Purchase Agreement, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto and Citicorp North America, Inc. as Representative of the Initial Purchasers.**
10.6
Registration Rights Agreement, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto, Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.**
10.7	Third Amended and Restated Limited Liability Company Agreement of Prestige International Holdings, LLC, dated April 6, 2004.**
10.8	Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto.**
10.9
First Amendment, Acknowledgment and Supplement to Unit Purchase Agreement, dated April 6, 2004, to the Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto.**
10.10
Second Amendment, Acknowledgement and Supplement to Unit Purchase Agreement, dated April 6, 2004, to the Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto as amended by the First Amendment, Acknowledgement and Supplement to Unit Purchase Agreement, dated April 6, 2004.**

10.11
Securityholders Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.12
First Amendment and Acknowledgement to Securityholders Agreement, dated April 6, 2004, to the Securityholders Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.13
Registration Rights Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.14
First Amendment and Acknowledgement to Registration Rights Agreement, dated April 6, 2004, to the Registration Rights Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.15
Senior Preferred Investor Rights Agreement, dated March 5, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., TSG3 L.P., J. Gary Shansby, Charles H. Esserman, Michael L. Mauze, James L. O'Hara and each Subsequent Securityholder thereto.**
10.16	Amended and Restated Professional Services Agreement, dated April 6, 2004, by and between GTCR Golder Rauner II, L.L.C. and Prestige Brands, Inc.**
10.17
Amended and Restated Management Company Services Agreement, dated April 6, 2004, among Prestige Brands, Inc., Prestige Brands International, Inc., Medtech Products, Inc., The Spic and Span Company, The Comet Products Corporation and The Denorex Company.**
10.18	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann.**
10.19
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann.**
10.20
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**
10.21	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson.**
10.22
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson.**

10.23
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**
10.24	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler.**
10.25
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler.**
10.26
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**
10.27	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink.**
10.28
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink.**
10.29
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**
10.29.1	Omnibus Consent and Amendment to Securityholders Agreement, Registration Rights Agreement, Senior Management Agreements and Unit Purchase Agreement, dated as of July 6, 2004.**
10.30	Distribution Agreement, dated April 24, 2003, by and between Medtech Holdings, Inc. and OraSure Technologies, Inc.***
10.31	License Agreement, dated June 2, 2003, between Zengen, Inc. and Prestige Brands International, Inc.***
10.32	Patent and Technology License Agreement, dated October 2, 2001, between The Procter & Gamble Company and Prestige Brands International, Inc.***
10.33	Amendment, dated April 30, 2003, to the Patent and Technology License Agreement, dated October 2, 2001, between The Procter & Gamble Company and Prestige Brands International, Inc.***
10.34
Contract Manufacturing Agreement, dated February 1, 2001, among The Procter & Gamble Manufacturing Company, P&G International Operations SA, Prestige Brands International, Inc. and Prestige Brands International (Canada) Corp.***
10.35	Manufacturing Agreement, dated December 30, 2002, by and between Prestige Brands International, Inc. and Abbott Laboratories.***

10.36	Amendment No. 4 and Restatement of Contract Manufacturing Agreement, dated May 1, 2002, by and between The Procter & Gamble Company and Prestige Brands International, Inc.***
10.37	Letter Agreement, dated April 15, 2004, between Prestige Brands, Inc. and Carrafiello Diehl & Associates, Inc.***
21.1	Subsidiaries of the Registrant.**
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Eisner, LLP.
23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages).**
24.2	Powers of Attorney of Gary E. Costley and L. Dick Buell.

*
To be filed by amendment.

**
Previously filed.

***
Incorporated by reference to the Registration Statement on Form S-4 of Prestige Brands, Inc. (Registration No. 333-117152) filed with the Securities and Exchange Commission on August 4, 2004. Certain confidential portions have been omitted pursuant to a confidential treatment request separately filed with the Securities and Exchange Commission.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
REORGANIZATION AS A CORPORATION
CAPITALIZATION
DILUTION
DIVIDEND POLICY
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
PRESTIGE BRANDS HOLDINGS, INC. AND SUBSIDIARIES PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2004 (unaudited) (dollars in thousands)
PRESTIGE BRANDS HOLDINGS, INC. AND SUBSIDIARIES NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET (dollars in thousands)
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MARKET, RANKING AND OTHER DATA
BUSINESS
MANAGEMENT
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF PRINCIPAL INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
SHARES ELIGIBLE FOR FUTURE RESALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Prestige International Holdings, LLC Consolidated Balance Sheet (unaudited) (in thousands)
Prestige International Holdings, LLC Consolidated Statement of Operations (unaudited) (in thousands)
Prestige International Holdings, LLC Consolidated Statement of Members' Equity (unaudited) (in thousands)
Prestige International Holdings, LLC Consolidated Statement of Cash Flows (unaudited) (in thousands)
Prestige International Holdings, LLC Notes to Unaudited Consolidated Financial Statements (in thousands, except unit data)
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
Prestige International Holdings, LLC Balance Sheet (in thousands, except share data)
Prestige International Holdings, LLC Statement of Operations (in thousands)
Prestige International Holdings, LLC Statement of Cash Flows (in thousands, except share data)
Prestige International Holdings, LLC Notes to Financial Statements (in thousands, except share and unit data)
Schedule II Valuation and Qualifying Accounts (dollars in thousands)
Bonita Bay Holdings, Inc. Consolidated Balance Sheet (Unaudited) March 31, 2004 (In Thousands, Except Share Data)
Bonita Bay Holdings, Inc. Consolidated Statements of Income (Unaudited) Three Months Ended March 31, 2004 and 2003 (In Thousands)
Bonita Bay Holdings, Inc. Consolidated Statement of Stockholders' Equity (Unaudited) Three Months Ended March 31, 2004 (In Thousands, Except Share Data)
Bonita Bay Holdings, Inc. Consolidated Statements of Cash Flows (Unaudited) Three Months Ended March 31, 2004 and 2003 (In Thousands)
Bonita Bay Holdings, Inc. Notes to Consolidated Financial Statements (Unaudited) (In Thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VETCO, INC. Balance Sheets
VETCO, INC. Statements of Operations
VETCO, INC. Statements of Cash Flows
VETCO, INC. Notes to Financial Statements December 31, 2003 and 2002 (Information Pertaining to the Three- and Nine-Month Periods Ended September 30, 2004 and 2003 are Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX